As filed with the Securities and Exchange Commission on June 25, 2020

Registration No. 333-239007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 3
to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Lemonade, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6331 (Primary Standard Industrial Classification Code Number)	32-0469673 (I.R.S. Employer Identification No.)

5 Crosby Street, 3rd Floor
New York, New York 10013
(844) 733-8666
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Daniel Schreiber, Chief Executive Officer
Shai Wininger, Chief Operating Officer
Lemonade, Inc.
5 Crosby Street, 3rd Floor
New York, New York 10013
(844) 733-8666
(Name, address, including zip code, and telephone number including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Marc D. Jaffe Rachel W. Sheridan Latham & Watkins LLP 885 Third Avenue New York, New York 10022 (212) 906-1200	Tim Bixby Chief Financial Officer Lemonade, Inc. 5 Crosby Street, 3rd Floor New York, New York 10013 (844) 733-8666	Colin Diamond Era Anagnosti White & Case LLP 1221 Avenue of the Americas New York, New York 10020 (212) 819-8200

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐ Emerging growth company ☒

            If an emerging growth company, indicate by check mark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common stock, par value $0.00001 per share	12,650,000	$26.00	$328,900,000	$42,691.22

(1)
Includes the aggregate offering price of additional shares that the underwriters have the option to purchase from the registrant.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

(3)
Of this amount, $12,980 has previously been paid.

            The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell, and it is not soliciting an offer to buy, these securities in any state where the offer or sale is not permitted.

Subject to completion, dated June 25, 2020

Lemonade

COMMON STOCK **11,000,000 SHARES**

This is the initial public offering of Lemonade, Inc. We are selling 11,000,00 shares of our common stock. Prior to this offering, there has been no public market for our common stock. The initial public offering price is expected to be between $ 23.00 and $ 26.00 per share of our common stock. We have been approved to list our common stock on the New York Stock Exchange under the symbol "**LMND**."

We are an "emerging growth company," as defined in Section 2(a) of the Securities Act of 1933, as amended (the "Securities Act"), and will be subject to reduced public company reporting requirements. See "Prospectus Summary — Implications of Being an Emerging Growth Company." We are incorporated in Delaware as a public benefit corporation as a demonstration of our long-term commitment to make insurance a public good. See"Prospectus Summary — Public Benefit Corporation."

Investing in our common stock involves risks. See "Risk Factors" beginning on page 21 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission ("SEC") nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial Public Offering Price	$	$
Underwriting Discounts and Commissions(1)	$	$
Proceeds, Before Expenses, to Lemonade, Inc.	$	$

(1) See "Underwriting" for a description of the compensation payable to the underwriters.

The underwriters have an option for a period of 30 days from the date of this prospectus to purchase up to a maximum of 1,650,000 additional shares of our common stock from us at the public offering price, less the underwriting discounts and commissions.

Delivery of the shares of common stock will be made on or about , 2020.

GOLDMAN SACHS & CO. LLC **MORGAN STANLEY** **ALLEN & COMPANY LLC** **BARCLAYS**

JMP SECURITIES OPPENHEIMER & CO. WILLIAM BLAIR LIONTREE

Prospectus dated , 2020

          Through and including                  , 2020 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

          You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us that we have referred to you. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. Offers to sell, and solicitations of offers to buy, shares of our common stock are being made only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, operating results and prospects may have changed since such date.

          No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restriction as to this offering and the distribution of this prospectus applicable to those jurisdictions.

 PROSPECTUS SUMMARY

          The following summary highlights selected information about our company and this offering that is included elsewhere in this prospectus in greater detail. It does not contain all of the information that you should consider before investing in our common stock. Before investing in our common stock, you should read this entire prospectus carefully, including the information presented under the heading "Risk Factors" and in our consolidated financial statements and notes thereto.

          In this prospectus, unless we indicate otherwise or the context requires, "Lemonade, Inc.," "Lemonade," "the company," "our company," "the registrant," "we," "our," "ours" and "us" refer to Lemonade, Inc. and its consolidated subsidiaries, including Lemonade Insurance Company and Lemonade Insurance Agency, LLC; and "homeowners" includes condo owners.

Our Mission

          Harness technology and social impact to be the world's most loved insurance company.

Overview

          Lemonade is rebuilding insurance from the ground up on a digital substrate and an innovative business model. By leveraging technology, data, artificial intelligence, contemporary design, and behavioral economics, we believe we are making insurance more delightful, more affordable, more precise, and more socially impactful. To that end, we have built a vertically-integrated company with wholly-owned insurance carriers in the United States and Europe, and the full technology stack to power them.

          A two minute chat with our bot, AI Maya, is all it takes to get covered with renters or homeowners insurance, and we expect to offer a similar experience for other insurance products over time. Claims are filed by chatting to another bot, AI Jim, who pays claims in as little as three seconds. This breezy experience belies the extraordinary technology that enables it: a state-of-the-art platform that spans marketing to underwriting, customer care to claims processing, finance to regulation. Our architecture melds artificial intelligence with the human kind and learns from the prodigious data it generates to become ever better at delighting customers and quantifying risk.

          In addition to digitizing insurance end-to-end, we also reimagined the underlying business model to minimize volatility while maximizing trust and social impact. In a departure from the traditional insurance model, where profits can literally depend on the weather, we typically retain a fixed fee, currently 25% of premiums, and our gross margins are expected to change little in good years and in bad. At Lemonade, excess claims are generally offloaded to reinsurers, while excess premiums are usually donated to nonprofits selected by our customers as part of our annual "Giveback". These two ballasts, reinsurance and Giveback, reduce volatility, while creating an aligned, trustful, and values-rich relationship with our customers. See "Business — Our Business Model" and "Business — Our Product Offerings — Giveback Feature."

          Lemonade's cocktail of delightful experience, aligned values, and great prices enjoys broad appeal, while over indexing on younger and first time buyers of insurance. As these customers progress through predictable lifecycle events, their insurance needs normally grow to encompass more and higher-value products: renters regularly acquire more property and frequently upgrade to successively larger homes; home buying often coincides with a growing household and a corresponding need for life or pet insurance, and so forth. These progressions can trigger orders-of-magnitude jumps in insurance premiums.

          The result is a business with highly-recurring and naturally-growing revenue streams; a level of automation that we believe delights consumers while collapsing costs; and an architecture that generates and employs data to price and underwrite risk with ever-greater precision to the benefit of our company, our customers and their chosen nonprofits.

          This powerful trifecta, delightful experience, aligned values, and great prices, has delivered rapid growth alongside steadily improving results:

          Since our launch in late 2016, our gross written premium ("GWP") grew from $9 million in 2017, to $47 million a year later, and to $116 million in 2019. For the three months ended March 31, 2020, our GWP was $38 million. In parallel, our net losses per dollar of GWP dropped from over $3 in 2017 to under $1 both in 2019 and for the three months ended March 31, 2020. Our revenue was $2 million, $23 million, and $67 million in 2017, 2018 and 2019, respectively, and our net losses were $28 million, $53 million, and $109 million, respectively. For the three months ended March 31, 2020, our revenue was $26 million and our net losses were $37 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Components of Our Results of Operations — Revenue — Gross Written Premium."

          In parallel to this growth of topline and increasing efficiencies, our gross loss ratio declined steadily from 161% in 2017, to 113% in 2018, to 79% in 2019 and to 72% for the three months ended March 31, 2020. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Key Operating and Financial Metrics."

Why We Love Insurance

          Insurance is one of the largest industries in the world. Property, casualty, and life insurance premiums amount to approximately $5 trillion globally, and account for 11% of gross domestic product in the United States.

          The scale of the industry is an indicator of the essential role insurance plays in our economy and society. Most homes, cars, and businesses in the United States have some type of insurance coverage. Laws, lenders, and landlords often mandate insurance, making it a non-discretionary product that remains largely unaffected by economic cycles. We believe people typically buy insurance for their entire adult life, producing highly-recurring and naturally-growing participatory revenue streams.

          These dynamics have produced large, enduring businesses. In the United States, 12 of the Fortune 100 companies are insurance companies, and their average age is about 125 years old. More remarkably, while the world's top insurance companies each generate over $100 billion in revenue, no single company has a market share greater than 4%, underscoring the sheer scale of the industry.

          Insurance is, at its core, a social good. At a mathematical level, insurance is about a community of people pooling their monies to help their more unfortunate members in their hour of need. This safety net affords individuals the peace of mind they need to buy a home, go on vacation or open a business. Put differently: insurance allows people to trade the risk of a disastrous loss in the future for the certainty of an affordable loss now. It is a trade that enables the very fabric of contemporary society.

Why We Love Technology

          Technology pushes the frontier of what is possible. It changes what we can measure, the efficiency with which we work, and the speed with which we communicate. As our capabilities advance, consumers come to expect and demand more. Measurement begs for personalization; efficiency calls for lower prices; speed demands better service. Experiences that once seemed reasonable, turn frustrating.

          These unrelenting forces have transformed industry after industry, and are poised to do the same for insurance. Incumbents are wise to this, and work valiantly to graft new technologies onto their established businesses. But generations of legacy make that hard: vast networks of brokers, decades of cumulative investment in disparate IT systems, corporate cultures adapted for legacy preservation rather than business transformation, and policy-centric rather than customer-centric organizations. Each has their historical reasons, but all seem maladapted today.

          This divergence of fortunes — amazing industry, encumbered incumbents — creates space for a new kind of insurance company, one built from scratch on a digital substrate, a contemporary business model and no legacy. It is this secular shift that our strategy is designed to exploit.

Our Strategy

          We seek to capitalize on the structural advantages inherent in being a digitally-native, customer-centric, and vertically-integrated insurance company by:

  1.
  Harnessing our delightful experience, aligned values, and advantaged cost structure to appeal to consumers broadly, and particularly to the next generation of consumers, whom incumbents struggle to serve;

  2.
  Then growing with those customers as their insurance needs increase naturally and substantially;

  3.
  All the while leveraging our closed-loop system, by which copious amounts of data we generate make our business ever faster, cheaper, and more precise, to further delight consumers and extend our competitive advantage.

Appeal to the Next Generation of Consumers

          While the rest of the industry typically appeals to established consumers with the 'I switched and I saved' value proposition, we are largely competing with non-consumption, attracting consumers incumbents want, but doing so years before they are ripe for legacy providers.

          Approximately 70% of our current customers are under the age of 35, and about 90% of our customers said they were not switching from another carrier. We have achieved this outsized share among newer cohorts through a three-pronged consumer value proposition:

  •
  Delightful Experience.  We bring insurance to the mobile-first, digitally-native world. Our playful bots make for a fun, fast, and interactive app-based experience across every step of the insurance process.

  •
  Aligned Values.  Our status as a Certified B Corp and our commitment to aligning incentives through social impact serve as the foundation for our fundamentally reimagined relationship with our customers.

  •
  Great Prices.  Architected from the ground up to be direct, fully digital, highly automated and constantly learning, our technology allows us to target, convert, and serve customers more efficiently than the typical incumbent. This structural cost advantage is especially pronounced in entry-level renters insurance, where operational costs for incumbents can eclipse claims cost as a percentage of premiums.

Grow With Our Customers

          We currently spend $1 in marketing to generate more than $2 of in force premium ("IFP"), which has been approximately equal to annualized GWP. For information regarding how we calculate IFP, see "Management's Discussion and Analysis of Financial Condition and Results of Operations — Key Operating and Financial Metrics — In Force Premium." Given our subscription-based model, we believe that the lifetime value of our customers is significantly higher than our cost of acquiring them, and our ability to acquire them earlier, at a stage that incumbents struggle to, should pay dividends for decades to come.

          Unlike many other products or services, the need for insurance grows in line with the wealth and age of its customers, as accumulated assets and growing responsibilities naturally translate into higher insurance spend. One illustration of this trend is how, on average, our renters insurance customers steadily increase spending on their renters insurance policy with us over time. Customers who bought Lemonade renters insurance three years ago spend 56% more on their renters insurance now than when they first joined. This germination can be observed across our book of business, spurred by the accumulation of wealth people typically enjoy during their working years. According to the Federal Reserve, the median net worth of an adult American under the age of 35 is about $11,000. By their 40s and 50s, their net worth has grown by 10 to 15 times, and that growth peaks at 25 times after the age of 75.

          This propensity towards asset accumulation is reflected in our numbers. As of March 31, 2020, the median age of a Lemonade customer with an entry level $60 a year policy — corresponding to $10,000 of possessions — is about 30 years old. This climbs towards 40 for customers with policies of about $600, and among the handful of customers paying approximately $6,000 a year, the median age is about 50.

          Further demonstration of this progression is found in a phenomenon we call "graduation," which is when a customer upgrades their policy from a Lemonade renters policy to a Lemonade condo or homeowner policy. As of March 31, 2020, we had 12,445 customers of condo insurance policies, 10% of whom had graduated with us from a renters policy, a percentage that has grown steadily over the life of the company. For information on our total customers, see "Management's Discussion and Analysis of Financial Condition and Results of Operations — Key Operating and Financial Metrics."

          We believe graduation improves unit economics dramatically, as premiums jump several fold with virtually no incremental cost to acquire the additional premiums. The average renter pays us nearly $150 per year, and that jumps to around $900 for owners of homes and condos.

Capitalize On Our Closed-Loop System

          We operate our own full-stack property and casualty ("P&C") insurance carriers in both the United States and Europe, built on top of a unified, proprietary, state-of-the-art technology platform. This vertical integration not only affords us an advantage in cost and speed, but creates a system that learns as it goes, extending these advantages with every rotation of the flywheel.

          Our digital platform is designed to delight consumers, fueling rapid growth, which spawns highly predictive data, that our machine learning crunches to make our platform even better at evaluating risk and delighting consumers, fueling further growth ... and so on. This feedback loop is visible in the continuous improvement in our key performance indicators since our launch: our gross loss ratio has declined by 296 percentage points from the first quarter of 2017 to the first quarter of 2020, even as the compounded annual growth rate ("CAGR") of our IFP over this period was more than 450%.

Our Business Model

          At the foundation of our business model is a direct, digital, customer-centric experience that delivers rapid growth and strong retention. Our customer centricity runs deep, and our underlying business model is designed to align interests between us and our customers. This technology-first customer acquisition and retention strategy, combined with our unconflicted business model, results in a highly attractive financial model based on:

  •
  Leveraging technology in everything we do.  Our digital substrate enables us to integrate marketing and onboarding with underwriting and claims processing, collecting and deploying data throughout, to constantly drive efficient customer acquisition, enhance the experience, and mitigate risk.

  •
  Alignment of our interests with those of our customers.  We seek to encourage good behavior and build a long-term relationship based on mutual trust by endeavoring to decouple our financial incentives from variability in claims. In our model, we minimize any incentive to deny legitimate claims as we aim to give back, rather than pocket, leftover monies. After our customers purchase a policy, we ask them to designate a charitable cause for us to support with the residual premiums from their policy. Despite there being no contractual obligation requiring us to donate leftover premiums to nonprofits, when a customer embellishes a claim, such customer reduces the total amount available that can be contributed to nonprofits. As a result, we believe customers are less inclined to embellish claims as they would be hurting a nonprofit they care about, rather than an insurance company they do not.

  •
  Strong retention rates and a subscription-based model.  The resulting highly-recurring revenue streams ensure stability in our topline results, while our reinsurance construct, in turn, largely eliminates the bottom-line volatility inherent in traditional insurance companies.

Our Technology

Data Advantage

          Our proprietary and entirely integrated technology stack is a key enabler of our strategy and business model. Interactions with our customers across our platform generate a trove of data, which in turn improves interactions with our customers across our platform:

  •
  AI Maya:  Our playful onboarding and customer experience bot sells our policies and handles everything from collecting information and personalizing coverage to creating quotes and facilitating payments.

  •
  AI Jim:  Our claims bot handles the "first notice of loss" for 96% of claims as of March 31, 2020, and in approximately a third of cases can manage the entire claim through resolution without any human involvement.

  •
  CX.AI:  Our bot platform is built to understand and instantly resolve customer requests without human intervention. About a third of all customer inquiries are handled this way.

  •
  Forensic Graph:  Our forensic platform utilizes the combined power of behavioral economics, big data, and AI to predict, deter, detect, and block fraud throughout the customer engagement.

  •
  Blender:  Our insurance management platform facilitates robust collaboration among our customer experience, underwriting, claims, growth, marketing, finance, and risk teams.

  •
  Cooper:  Our automation bot handles complex and repetitive internal tasks to drive efficiency across our organization.

Growth Opportunities

          Key drivers of our growth opportunities include:

  •
  Acquiring more customers.  We believe we can capitalize on the large and growing underserved market of first-time insurance buyers.

  •
  Growing with our existing customer base.  As our customers move up the economic ladder and through lifecycle events, their coverage needs typically expand substantially, enabling us to increase revenue per customer.

  •
  Launching new products.  Our customers' lifecycle events trigger the need for additional insurance products that we expect to provide in the future.

  •
  Expanding into new geographies.  Our scalable digital operation, and universal value proposition, allow us to quickly launch and gain share in new markets.

Our Product Offerings

Renters and Homeowners Insurance

          We currently offer our products to renters and homeowners in the United States and contents and liability insurance in Germany and the Netherlands. The insurance we offer in the United States covers stolen or damaged property, and also covers personal liability, which protects our customers if they are responsible for an accident or damage to another person or their property. In a number of states, we also offer landlord insurance policies to condo and co-op owners who rent out their property less than five times a year, to protect their real and personal properties. We are currently licensed to conduct our insurance business in 41 states of the United States and we operate in 28 of those states, including Washington, D.C., which are home to approximately 75% of the U.S. population. We currently hold a pan-European license, which allows us to sell in 31 countries across Europe.

Giveback Feature

          Giveback is a distinctive feature, whereby each year we aim to donate leftover money to causes our customers care about. After our customers purchase a policy, we ask them to select, from a pre-vetted list, a charitable cause for us to support with the residual premiums from their policy (the "Giveback"). The Giveback is paid only if payment is authorized by Lemonade Insurance Company's board of directors in its sole discretion and consistent with its duty of care. As part of our 2019 annual Giveback, we donated over $600,000 to 26 nonprofit organizations selected by our customers, and we have contributed an aggregate of over $800,000 to nonprofits since our first annual Giveback in 2017. See "Business — Our Business Model" and "Business — Our Product Offerings — Giveback Feature."

Reinsurance

          Insurance often produces businesses with highly recurring revenue streams, and hence predictable top lines, but with significant bottom-line volatility, as profits can literally fluctuate with the weather. Earthquakes, hailstorms, wildfires and hurricanes strike with caprice, and can push an otherwise profitable business deep into the red with little or no warning.

          The first-order consequence of this uncertainty is that insurers often see unwelcome swings in their results. The second-order consequence is that regulators require insurers to keep significant reserves to absorb these swings, making them capital intensive. In defiance of these industry norms, we set out to architect our business to be at once capital-light and possessed of predictable and growing gross margins. Through judicious use of "reinsurance," we believe we have largely achieved these goals.

          Reinsurance is a financial instrument under which one insurer, the "reinsurer," agrees to cover a portion of the claims of another insurer, the "primary insurer," in return for a portion of their premium. While this description characterizes all reinsurance, implementations come in different flavors, each with its own costs and benefits. We have entered into a range of reinsurance agreements, differing in both duration and terms, which combine, we believe, to deliver maximum capital efficiency, while optimizing our gross margins for both stability and size.

Proportional Reinsurance: Maximize Capital Efficiency

          The low cost of capital for reinsurance companies creates an opportunity to share premiums and maintain our gross margins while dramatically reducing our capital requirements through a structure called "proportional reinsurance" (also known as "quota share reinsurance"). Beginning on July 1, 2020, we will have proportional reinsurance protecting 75% of our business (through a set of whole account quota share reinsurance contracts, collectively, the "Proportional Reinsurance Contracts"). Under the Proportional Reinsurance Contracts, which spans all of our products and geographies, we transfer, or "cede," 75% of our premiums to our reinsurers. In exchange, these reinsurers pay us a "ceding commission" of 25% for every dollar ceded, in addition to funding all of the corresponding claims, i.e. 75% of all our claims. This arrangement mirrors our fixed fee, and hence shields our gross margin, from the volatility of claims, while boosting our capital efficiency dramatically.

          Under U.S. and E.U. regulatory laws, insurance companies are required to set aside "surplus capital" in accordance with various formulae. These requirements tend to be more onerous for younger companies experiencing rapid growth, such that without reinsurance we would need to reserve as much as 50 cents for every dollar of premium sold, known as a 2:1 ratio. Our proportional reinsurance structure shifts most of that surplus capital requirement to the reinsurer, such that the capital surplus requirement for the Company is expected to be approximately 7:1.

Non-Proportional Reinsurance: Optimize Gross Margins

          As described above, our Proportional Reinsurance Contracts provide that we cede 75% of our premiums to our reinsurers, pushing our capital efficiency to near maximized levels. We have opted to manage the remaining 25% of our business with alternative forms of reinsurance, with a view to maximizing profitability, while also protecting the integrity of our fixed fee.

          These two remaining goals live in tension with one another: leaving zero "wiggle room" around our fixed fee would guarantee its stability, but would preclude our benefiting from our improving loss ratio. Conversely, any room for improved profitability would also introduce additional volatility into our business.

          To balance our desire for both growing and stable gross margins, we set out to structure our remaining reinsurance such that variability in our gross margins will be largely contained, though not eliminated entirely. We believe we have achieved this through a combination of reinsurance structures known as "per risk reinsurance" and "facultative reinsurance" (through the property per risk excess of loss reinsurance contract and automatic facultative property per risk excess of loss reinsurance contract, collectively, the "Non-Proportional Reinsurance Contracts"). Together with the Proportional Reinsurance Contracts, these Non-Proportional Reinsurance Contracts intend to ensure that the most we will pay for any one claim is unlikely to ever exceed $125,000.

          We believe our reinsurance structure achieves important goals: making us capital-light, buffering our gross margins from the vicissitudes of claims, and leaving room for our gross margins to grow. Indeed, based on our current book of business, our probability models suggest that we have crafted a ±3% collar around our gross margins, with underwriting results expected to impact our gross margins no more than ±3% in 95 years out of 100. Our probability modeling further suggests that, in any given year, the variance in our gross margins is twice as likely to be favorable than not.

Duration

          Our goal of maximizing predictability of our results, while growing gross margins over time, led us to vary not only the terms of our reinsurance agreements, but their term, too.

          The Proportional Reinsurance Contracts will be issued by a consortium of seven reinsurers, each holding an 'A' or better rating from A.M. Best, and each holding a share of the agreement's commitments. Roughly three quarters of the Proportional Reinsurance Contracts run for a three-year term, expiring June 30, 2023, while the remainder has a one-year term, expiring June 30, 2021. Our Non-Proportional Reinsurance Contracts, in which nine reinsurers partake, each holding an 'A' or better rating from A.M. Best, are likewise effective as of July 1, 2020, and have a one-year term.

          All told, about 55% of our book will be reinsured on a three-year term, with the remainder coming up for renewal and renegotiation on an annual basis. We believe that staggering the terms this way provides the appropriate balance between maximizing predictability, and enabling us to capture more margin over time.

Operating Leverage

          Combining topline growth with relatively constant gross margins and operations that scale efficiently, creates a leveraged operating model for our business. Our operating costs are primarily composed of three components: sales and marketing, research and development, and general and administrative. We expect all three components to continue to grow in absolute terms as we seek greater market share, launch new products, and expand into new geographies. However, we expect all three components to decline as a percent of our total revenues in the long term.

Sales and Marketing

          We have seen significant improvement in our marketing efficiency, which we evaluate by comparing the growth of our in force premium to marketing expenditures for a given period, and believe there is opportunity for continued improvement. For example, since March 31, 2019, our marketing efficiency roughly doubled, such that we are currently able to acquire more than $2 of in force premium for each $1 of marketing investment. Given our predictable gross margins, strong retention rates and the propensity of our customers to spend materially more with us over time, we believe that the lifetime value of our customers is significantly higher than our cost of acquiring them. Applying a roughly 20% gross margin, we would earn back the cost of acquiring our customers in just over two years. Any annual coverage increases, graduation of renters to homeowners or new product introductions, pet insurance for example, further shorten the payback period and drive up lifetime value.

Research and Development

          We intend to continue investing in technology as we grow, as we believe our state-of-the-art platform is a key competitive advantage that enables us to service new customers, launch new products and expand into new geographies with little incremental investment.

General and Administrative

          We believe our extensive use of technology and bots to automate many common functions in customer onboarding and insurance underwriting is unique in the insurance industry and will allow us to deliver a superior experience to our customers at a lower cost and with far fewer employees than traditional insurers. Our bots are fast, scalable, and are learning to tackle an increasing array of tasks, allowing us to operate with low marginal costs as we grow.

          The ratio of our expenses to our revenues has improved significantly in the last three years. From 2018 to 2019, we saw approximately 70 percentage points and 60 percentage points of improvement in the ratio of net loss to total revenue and the ratio of adjusted EBITDA to gross earned premium, respectively, and an additional approximately 20 percentage points and 70 percentage points of improvement, respectively, from 2019 to March 31, 2020. This fast-improving ratio charts a path to profitability, driven by frequent improvements, as well as by the fruits from prior-years' investments. We expect to continue investing in markets, in products, in technology and in customer acquisition, as we believe these investments will pay dividends for years to come.

Our Challenges

          We will encounter challenges while pursuing our growth opportunities and implementing our business model, and our continued success will depend on our ability to overcome such challenges. Our business model is premised on the expectation that a significant number of our customers who are renters will continue to retain coverage with us as they transition from being renters to homeowners, but we cannot provide assurances that we will succeed in retaining existing customers as they become homeowners. Additionally, our Giveback may not function as intended and may not align our interests with those of our customers to the extent anticipated and our commitment to charitable giving through our Giveback may not resonate with our existing customers or may fail to attract new customers. Further, the inadequacy of current reinsurance to protect against catastrophic losses and the unavailability of acceptable reinsurance protection in the future would have an adverse impact on our business model, which depends on reinsurance companies to absorb any unfavorable variance from the level of losses anticipated at underwriting. Future legislation may affect our ability to use artificial intelligence in our business and operations, and artificial intelligence is integral to our business model. See "Risk Factors" beginning on page 21 of this prospectus for a discussion of factors you should carefully consider before investing in our common stock.

Risks Associated with Our Business

          There are a number of risks that you should understand before making an investment decision regarding this offering. These risks are discussed more fully in the section entitled "Risk Factors" following this prospectus summary. If any of these risks actually occur, our business, financial condition, or results of operations would likely be materially and adversely affected. In such case, the trading price of our common stock would likely decline, and you may lose all or part of your investment. These risks include, but are not limited to:

  •
  We have a history of losses and we may not achieve or maintain profitability in the future.

  •
  Our success and ability to grow our business depends on retaining and expanding our customer base. If we fail to add new customers or retain current customers, our business, revenue, operating results, and financial condition could be harmed.

  •
  The "Lemonade" brand may not become as widely known as incumbents' brands or the brand may become tarnished.

  •
  Denial of claims or our failure to accurately and timely pay claims could materially and adversely affect our business, financial condition, results of operations, and prospects.

  •
  Our future revenue growth and prospects depend on attaining greater value from each user.

  •
  The novelty of our business model makes its efficacy unpredictable and susceptible to unintended consequences.

  •
  We could be forced to modify or eliminate our Giveback, which could undermine our business model and have a material adverse effect on our results of operations and financial condition.

  •
  We are currently undergoing, but have not yet completed, a full scope examination by our primary state insurance regulator, which could result in adverse examination findings and necessitate remedial actions. In addition, insurance regulators of other states in which we are licensed to operate may conduct periodic examinations. The results of these examinations may also give rise to regulatory orders requiring remedial, injunctive, or other corrective action.

  •
  Our limited operating history makes it difficult to evaluate our current business performance, implementation of our business model, and our future prospects.

  •
  We may not be able to manage our growth effectively.

  •
  Intense competition in the segments of the insurance industry in which we operate could negatively affect our ability to attain or increase profitability.

  •
  Reinsurance may be unavailable at current levels and prices, which may limit our ability to write new business. Our reinsurance contracts vary in both duration and term, and there is no assurance the contracts will be renewed or, if renewed, whether they will be renewed on comparable duration and terms to those currently in effect. Furthermore, reinsurance subjects us to counterparty risk and may not be adequate to protect us against losses, which could have a material effect on our results of operations and financial condition.

  •
  Security incidents or real or perceived errors, failures or bugs in our systems, website or app could impair our operations, result in loss of personal customer information, damage our reputation and brand, and harm our business and operating results.

  •
  We collect, process, store, share, disclose and use customer information and other data, and our actual or perceived failure to protect such information and data, respect customers' privacy, or comply with data privacy and security laws and regulations could damage our reputation and brand and harm our business and operating results.

  •
  We are subject to extensive insurance industry regulation, and any failure to comply in full or in part with regulatory requirements could result in fines, revocation of our license to operate in one or more jurisdictions or other penalties, any one of which could have a material adverse effect on our financial condition and result of operations. Existing regulations, or their interpretation or application, could change or new regulations could be adopted, any of which could require us to incur additional costs or devote additional resources to compliance. Our decision to enter, as underwriter or agent, into other vertical markets, such as pet, auto and life insurance, would subject us to additional regulatory requirements specific to such insurance products, which, in turn, could require us to devote additional resources to compliance and subject us to increased regulatory scrutiny.

 Implications of Being an Emerging Growth Company

          As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"). An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include:

  •
  we are required to have only two years of audited financial statements and only two years of related selected financial data and Management's Discussion and Analysis of Financial Condition and Results of Operations disclosure;

  •
  we are exempt from the requirement that critical audit matters be discussed in our independent auditor's reports on our audited financial statements or any other requirements that may be adopted by the Public Company Accounting Oversight Board (the "PCAOB") unless the SEC determines that the application of such requirements to emerging growth companies is in the public interest;

  •
  we are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting;

  •
  we are exempt from the "say on pay," "say on frequency," and "say on golden parachute" advisory vote requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"); and

  •
  we are exempt from certain disclosure requirements of the Dodd-Frank Act relating to compensation of our executive officers and are permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Exchange Act.

          We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the completion of this offering or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earliest of: (i) the last day of the first fiscal year in which our annual gross revenues are $1.07 billion or more; (ii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities; or (iii) the date on which we are deemed to be a "large accelerated filer," which will occur as of the end of any fiscal year in which we (x) have an aggregate market value of our common stock held by non-affiliates of $700 million or more as of the last business day of our most recently completed second fiscal quarter, (y) have been required to file annual and quarterly reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for a period of at least 12 months and (z) have filed at least one annual report pursuant to the Exchange Act.

          Further, pursuant to Section 107 of the JOBS Act, as an emerging growth company, we have elected to take advantage of the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards. It is possible that some investors will find our common stock less attractive as a result, which may result in a less active trading market for our common stock and higher volatility in our stock price.

          For risks related to our status as an emerging growth company, see "Risk Factors — Risks Relating to Ownership of Our Common Stock — Taking advantage of the reduced disclosure requirements applicable to "emerging growth companies" may make our common stock less attractive to investors."

Public Benefit Corporation

          As a demonstration of our long-term commitment to make insurance a public good, we are incorporated in Delaware as a public benefit corporation. Public benefit corporations are a relatively new class of corporations that are intended to produce a public benefit and to operate in a responsible and sustainable manner. Under Delaware law, public benefit corporations are required to identify in their certificate of incorporation the public benefit or benefits they will promote and their directors have a duty to manage the affairs of the corporation in a manner that balances the pecuniary interests of the stockholders, the best interests of those materially affected by the corporation's conduct and the specific public benefit or public benefits identified in the public benefit corporation's certificate of incorporation. See "Description of Capital Stock — Public Benefit Corporation Status."

          Our public benefit, as provided in our certificate of incorporation, is to harness novel business models, technologies and private-nonprofit partnerships to deliver insurance products where charitable giving is a core feature, for the benefit of communities and their common causes.

Certified B Corp

          While not required by Delaware law or the terms of our certificate of incorporation, we have been designated as a Certified B CorpTM. The term "Certified B Corp" does not refer to a particular form of legal entity, but instead refers to companies that are certified by B Lab, an independent nonprofit organization, for meeting rigorous standards of social and environmental performance, accountability, and transparency. See "Business — Certified B Corp Status."

Channels for Disclosure of Information

          Following the completion of this offering, we intend to announce material information to the public through filings with the SEC, the investor relations page on our website (www.lemonade.com), press releases, public conference calls and public webcasts.

          Any updates to the list of disclosure channels through which we will announce information will be posted on the investor relations page on our website.

Corporate Information

          Lemonade, Inc. (formerly Lemonade Group, Inc.), the registrant and the issuer of the common stock being sold in this offering, was incorporated as a Delaware corporation on June 17, 2015. Our corporate headquarters is located at 5 Crosby Street, 3rd Floor, New York, New York 10013. Our telephone number is (844) 733-8666.

          Lemonade, Inc. is a public benefit corporation organized under Delaware law. It provides certain personnel, facilities and services to each of its subsidiaries (together with Lemonade, Inc., the "group"), all of which are 100% owned, directly or indirectly, by Lemonade, Inc. The group consists of the following entities, which support Lemonade, Inc.'s U.S. and E.U. operations: (1) Lemonade Insurance Company, an insurance corporation organized under New York law; (2) Lemonade Insurance Agency, LLC, a limited liability company organized under New York law; (3) Lemonade Ltd., a company organized under the laws of Israel; (4) Lemonade Insurance N.V., a public limited company organized under the laws of the Netherlands; (5) Lemonade Agency B.V., a

Netherlands private limited liability company; (6) Lemonade B.V., a Netherlands private limited liability company; and (7) Lemonade Life Insurance Agency, LLC, a limited liability company organized under Delaware law.

          Our principal website address is www.lemonade.com. The information contained on, or that can be accessed through, our website is deemed not to be incorporated in this prospectus or to be part of this prospectus. You should not consider information contained on our website to be part of this prospectus in deciding whether to purchase shares of our common stock.

          This prospectus includes trademarks and service marks owned by us. This prospectus also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks, trade names and service marks. We do not intend our use or display of other parties' trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

 The Offering

Common stock offered by us	11,000,000 shares
Underwriters' option to purchase additional shares of common stock

The underwriters have an option to purchase up to 1,650,000 additional shares of common stock from us at the initial public offering price, less underwriting discounts and commissions. The underwriters can exercise this option at any time within 30 days from the date of this prospectus.

Common stock to be outstanding after this offering	54,896,246 shares (or 56,546,246 shares if the underwriters exercise their option to purchase additional shares in full).
Use of proceeds

We estimate that the net proceeds from the sale of shares of our common stock in this offering will be approximately $245.8 million (or approximately $283.5 million if the underwriters exercise their option to purchase additional shares of our common stock in full), based upon the assumed initial public offering price of $24.50 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for our common stock and enable access to the public equity markets for us and our stockholders. We intend to use the net proceeds from this offering for general corporate purposes, including working capital, operating expenses and capital expenditures. Additionally, we may use a portion of the net proceeds to acquire or invest in businesses, products, services, or technologies. However, we do not have agreements or commitments for any material acquisitions or investments at this time.

Pending the use of proceeds from this offering as described above, we plan to invest the net proceeds that we receive in this offering in short-term and intermediate-term interest-bearing obligations, investment-grade investments, certificates of deposit, or direct or guaranteed obligations of the U.S. government. Our management will have broad discretion in the application of the net proceeds from this offering and investors will be relying on the judgment of our management regarding the application of the proceeds.

See "Use of Proceeds."

Indication of Interest

Entities affiliated with Baillie Gifford, have indicated an interest in purchasing an aggregate of up to $100.0 million in shares of common stock in this offering at the initial public offering price. This indication of interest is not a binding agreement or commitment to purchase. As a result, Baillie Gifford could determine to purchase more, less or no shares in this offering, or the underwriters could determine to sell more, less or no shares to Baillie Gifford. The underwriters will receive the same discount on any of the shares sold to Baillie Gifford as they will from any other shares sold to the public in this offering.

Dividend policy	We do not expect to pay any dividends on our common stock for the foreseeable future. See "Dividend Policy."
Proposed listing symbol	"LMND."
Risk factors

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 21 of this prospectus for a discussion of factors you should carefully consider before investing in our common stock.

          The number of shares of our common stock that will be outstanding immediately after this offering is based on 43,896,246 shares of our common stock outstanding as of March 31, 2020, and reflects (i) 31,557,107 shares of preferred stock that will convert into shares of common stock in connection with the completion of this offering pursuant to the terms of our amended and restated certificate of incorporation (the "Preferred Stock Conversion"), and (ii) the settlement of promissory notes for $1.3 million in cash related to the stock purchase agreements entered into with two executives for the purchase of common stock that were contractually required to be settled in connection with the filing of a registration statement under the Securities Act, resulting in 513,537 shares being deemed issued and outstanding (but subject to vesting in accordance with the terms of the stock purchase agreements) (the "Settlement of Executive Promissory Notes").

          The number of shares of our common stock to be outstanding after this offering excludes:

  •
  4,349,270 shares of common stock issuable upon the exercise of options outstanding under our 2015 Incentive Share Option Plan (the "2015 Plan") as of March 31, 2020, at a weighted average exercise price of $14.40 per share;

  •
  3,750,000 shares of common stock reserved for future issuance under our 2020 Incentive Award Plan (the "2020 Plan"); and

  •
  1,000,000 shares of common stock reserved for issuance under our 2020 Employee Stock Purchase Plan (the "2020 ESPP").

          On the date immediately prior to the date of this prospectus, any remaining shares available for issuance under the 2015 Plan will be added to the shares of our common stock reserved for issuance under the 2020 Plan, and we will cease granting awards under the 2015 Plan. The 2020 Plan also provides for automatic annual increases in the number of shares reserved thereunder. See "Executive Compensation — Equity Compensation" for additional information.

          Unless otherwise indicated, all information contained in this prospectus assumes:

  •
  the Preferred Stock Conversion;

  •
  the Settlement of Executive Promissory Notes

  •
  the filing and effectiveness of our amended and restated certificate of incorporation (the "Amended Charter") in Delaware and the effectiveness of our amended and restated bylaws (our "Amended Bylaws"), which will effect the reclassification of all outstanding shares into our common stock;

  •
  no exercise of outstanding stock options under the 2015 Plan subsequent to March 31, 2020;

  •
  an initial public offering price of $24.50 per share of common stock, which is the midpoint of the price range set forth on the cover page of this prospectus; and

  •
  no exercise of the underwriters' option to purchase additional shares of our common stock.

Summary Consolidated Financial Data

          The following tables summarize our consolidated financial and other data. We have derived the summary consolidated statements of operations data for the years ended December 31, 2018 and 2019 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the summary consolidated statements of operations data for the three months ended March 31, 2019 and 2020, and the consolidated balance sheet data as of March 31, 2020, from our unaudited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future, and our results for the three months ended March 31, 2020 are not necessarily indicative of the results that may be expected for the full fiscal year or any other period.

          The following summary consolidated financial and other data should be read in conjunction with the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,		Three Months Ended March 31,

	2018	2019	2019	2020

	($ in millions, except per share data)
Consolidated Statements of Operations
Revenue
Net earned premium	$21.2	$63.8	$10.5	$25.3
Net investment income	1.3	3.4	0.5	0.9
Commission income	—	0.1	—	—

Total revenue	22.5	67.3	11.0	26.2
Expense
Loss and loss adjustment expense, net	15.2	45.8	7.9	18.2
Other insurance expense	4.2	9.6	1.9	3.3
Sales and marketing	41.9	89.1	18.4	19.2
Technology development	4.7	9.8	1.5	3.5
General and administrative	9.1	20.9	2.8	18.2

Total expense	75.1	175.2	32.5	62.4

Loss before income taxes	(52.6)	(107.9)	(21.5)	(36.2)
Income tax expense	0.3	0.6	0.1	0.3

Net loss	$(52.9)	$(108.5)	$(21.6)	$(36.5)

Per Share Data
Net loss per share attributable to common stockholders — basic and diluted	$(4.84)	$(9.75)	$(1.97)	$(3.16)
Weighted average common shares outstanding — basic and diluted	10,931,776	11,124,397	10,983,858	11,542,042
Pro forma net loss per share attributable to common stockholders — basic and diluted (unaudited)		$(2.77)		$(0.84)
Pro forma weighted average common shares outstanding — basic and diluted (unaudited)		39,206,116		43,612,686

	As of March 31, 2020

	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)(3)

	($ in millions)
Consolidated Balance Sheet Data
Total investments	$36.8	$36.8	$36.8
Cash, cash equivalents and restricted cash	274.2	275.5	521.3
Total assets	399.9	401.2	647.0
Total liabilities	124.3	124.3	124.3
Convertible preferred stock	480.2	—	—
Total stockholders' equity (deficit)	(204.6)	276.9	522.7

(1)
The pro forma consolidated balance sheet data as of March 31, 2020 presents our consolidated balance sheet data to give effect to (i) the Preferred Stock Conversion, as if the Preferred Stock Conversion had occurred on March 31, 2020, (ii) the filing and effectiveness of our Amended Charter in Delaware, and (iii) the Settlement of Executive Promissory Notes, as if the Settlement of Executive Promissory Notes had occurred on March 31, 2020.

(2)
The pro forma as adjusted consolidated balance sheet data reflects the items described in footnote (1) above and gives effect to our receipt of estimated net proceeds from the sale of shares of common stock that we are offering by this prospectus at an assumed initial public offering price of $24.50 per share, which is the midpoint of the price range on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. A $1.00 increase (decrease) in the assumed initial public offering price of $24.50 per share would increase (decrease) each of cash and cash equivalents, total assets and total stockholders' equity by $10.3 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(3)
The pro forma as adjusted data discussed above is illustrative only and will be adjusted based on the actual initial public offering price and other terms of our initial public offering determined at pricing.

	Year Ended December 31,		Three Months Ended March 31,

	2018	2019	2019	2020

	($ in millions, except Premium per Customer)
Key Operating and Financial Metrics(1)
Customers (end of period)	308,835	643,118	371,571	729,325
In force premium (end of period)	$44.9	$113.8	$57.2	$133.3
Premium per Customer (end of period)	$145	$177	$154	$183
Gross earned premium	$25.3	$75.5	$12.5	$30.5
Gross profit	$3.1	$11.7	$1.2	$4.6
Adjusted gross profit(2)	$4.2	$13.1	$1.8	$5.4
Adjusted EBITDA(2)	$(51.7)	$(106.4)	$(21.6)	$(22.4)
Gross profit margin	14%	17%	11%	18%
Adjusted gross profit margin(2)	19%	19%	16%	21%
Ratio of Adjusted Gross Profit to Gross Earned Premium(2)	17%	17%	14%	18%
Gross loss ratio	113%	79%	87%	72%
Net loss ratio	72%	72%	75%	72%

(1)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Key Operating and Financial Metrics" for information on how we define and calculate these key operating metrics.

(2)
Adjusted gross profit, adjusted EBITDA, adjusted gross profit margin, and Ratio of Adjusted Gross Profit to Gross Earned Premium are non-GAAP financial measures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures" for additional information on non-GAAP financial measures and a reconciliation to the most comparable GAAP measures.

RISK FACTORS

          Investing in our common stock involves a high degree of risk. You should carefully consider the following risks, together with all of the other information contained in this prospectus, before deciding to invest in our common stock. Our business, financial condition, results of operations or prospects could be materially and adversely affected by any of these risks or uncertainties, as well as by risks or uncertainties not currently known to us, or that we do not currently believe are material. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

We have a history of losses and we may not achieve or maintain profitability in the future.

          We have not been profitable since our inception in 2015 and had an accumulated deficit of $198.3 million and $234.8 million as of December 31, 2019 and March 31, 2020, respectively. We incurred net losses of $52.9 million and $108.5 million in the years ended December 31, 2018 and December 31 2019, respectively, and a net loss of $36.5 million for the three months ended March 31, 2020. We expect to make significant investments to further develop and expand our business. In particular, we expect to continue to expend substantial financial and other resources on marketing and advertising as part of our strategy to increase our user base. The marketing and advertising expenses that we incur are typically expensed immediately while any revenues that they generate are recognized ratably over the 12-month term of each insurance policy that we write. This timing difference can therefore result in expenses that exceed the related revenue generated in any given year. In addition, we expect to continue to increase our headcount significantly in the coming years. As a public company, we will also incur significant legal, accounting and other expenses that we did not incur as a private company. We expect that our net loss will increase in the near term as we continue to make such investments to grow our business. Despite these investments, we may not succeed in increasing our revenue on the timeline that we expect or in an amount sufficient to lower our net loss and ultimately become profitable. Moreover, if our revenue declines, we may not be able to reduce costs in a timely manner because many of our costs are fixed at least in the short term. In addition, if we reduce variable costs to respond to losses, this may limit our ability to sign up new customers and grow our revenues. Accordingly, we may not achieve or maintain profitability and we may continue to incur significant losses in the future.

Our success and ability to grow our business depend on retaining and expanding our customer base. If we fail to add new customers or retain current customers, our business, revenue, operating results and financial condition could be harmed.

          We have experienced significant customer growth since we commenced operations; however, we may not be able to maintain this growth and our customer base could shrink over time.

          Our ability to attract new customers and retain existing customers depends, in large part, on our ability to continue to be perceived as providing delightful and superior insurance-buying and claims-filing customer experiences, competitive pricing, and adequate insurance coverage. In order to maintain this perception, we may be required to incur significantly higher marketing expenses, costs related to improving our service, and lower margins in order to attract new customers and retain existing customers. If we fail to remain competitive on customer experience, pricing, and insurance coverage options, our ability to grow our business and generate revenue by attracting and retaining customers may be adversely affected.

          There are many factors that could negatively affect our ability to grow our customer base, including if:

  •
  we fail to effectively use search engines, social media platforms, digital app stores, content-based online advertising, and other online sources for generating traffic to our website and our online app;

  •
  potential customers in a particular marketplace or generally do not meet our underwriting guidelines;

  •
  our competitors mimic our digital platform, causing current and potential customers to purchase their insurance products instead of our products;

  •
  our digital platform experiences disruptions;

  •
  we experience unfavorable shifts in customer perception of our chat-bots;

  •
  we suffer reputational harm to our brand resulting from negative publicity, whether accurate or inaccurate;

  •
  we fail to expand geographically;

  •
  we fail to offer new and competitive products;

  •
  customers have difficulty installing, updating or otherwise accessing our app or website on mobile devices or web browsers as a result of actions by us or third parties;

  •
  technical or other problems frustrate the customer experience, particularly if those problems prevent us from generating quotes or paying claims in a fast and reliable manner; or

  •
  we are unable to address customer concerns regarding the content, privacy, and security of our digital platform.

          Our inability to overcome these challenges could impair our ability to attract new customers and retain existing customers, and could have a material adverse effect on our business, revenue, operating results and financial condition.

The "Lemonade" brand may not become as widely known as incumbents' brands or the brand may become tarnished.

          Many of our competitors have brands that are well recognized. As a relatively new entrant into the insurance market, we spend considerable money and other resources to create brand awareness and build our reputation. We may not be able to build brand awareness, and our efforts at building, maintaining and enhancing our reputation could fail. Complaints or negative publicity about our business practices, our marketing and advertising campaigns, our compliance with applicable laws and regulations, the integrity of the data that we provide to consumers or business partners, data privacy and security issues, and other aspects of our business, whether valid or not, could diminish confidence in our brand, which could adversely affect our reputation and business. As we expand our product offerings and enter new markets, we need to establish our reputation with new customers, and to the extent we are not successful in creating positive impressions, our business in these newer markets could be adversely affected. There can be no assurance that we will be able to maintain or enhance our reputation, and failure to do so could materially adversely affect our business, results of operations and financial condition. If we are unable to maintain or enhance consumer awareness of our brand cost-effectively, our business, results of operations and financial condition could be materially adversely affected.

Denial of claims or our failure to accurately and timely pay claims could materially and adversely affect our business, financial condition, results of operations, and prospects.

          We must accurately and timely evaluate and pay claims that are made under our policies. Many factors affect our ability to pay claims accurately and timely, including the efficacy of our artificial intelligence claims processing, the training and experience of our claims adjusters, including our third-party claims administrators, and our ability to develop or select and implement appropriate procedures and systems to support our claims functions.

          The speed by which our artificial intelligence technology allows us to process and pay claims is a differentiating factor for our business and an increase in the average time to process claims could undermine our reputation and position in the insurance marketplace. Any failure to pay claims accurately or timely could also lead to regulatory and administrative actions or material litigation, or result in damage to our reputation, any one of which could materially and adversely affect our business, financial condition, results of operations, and prospects.

          If our claims adjusters or third party claims administrators are unable to effectively process our volume of non-automated claims, our ability to grow our business while maintaining high levels of customer satisfaction could be compromised, which in turn, could adversely affect our operating margins.

Our future revenue growth and prospects depend on attaining greater value from each user.

          Our future growth and prospects depend on our ability to increase the Premium per Customer ("PPC") of our users, as described in the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations." Currently, the large majority of our users are renters. In order to increase our PPC, we must increase the number of higher-priced customers, such as homeowners, and the proportion of higher-priced customers relative to lower-priced customers, such as renters. Our business model is premised on the expectation that a significant number of our users that are renters will continue to retain coverage with us as they move from being renters to homeowners. Currently, however, given our limited operating history, substantially all of our current homeowner users are new users who were not previously renters with us. The purchase of a home is a significant event in a person's life and we cannot provide assurances that we will succeed in retaining existing customers that are renters as they become homeowners. This may occur for a variety of factors. For example, at the time a renter purchases a home, he or she is exposed to a large number of service providers who have direct and personal access to that renter in a way that we do not. Those service providers may have, and share, their own views and preferences for homeowners insurance. Furthermore, given the expenditure involved in a home purchasing decision, differences in price between our insurance product and that of our competitors may appear less significant. In addition, there may even be a perception that a higher priced policy from a traditional brand name insurer may be of higher quality when coupled with the size and longevity of such traditional insurers. A failure to retain renters as they transition to homeowner status may materially adversely impact our future growth and prospects. Moreover, we also sell homeowner policies directly, or indirectly through independent insurance agencies, to customers who did not previously have a renters policy with us. To the extent we are unable to sell homeowner policies directly or via our insurance agency partners to new customers either now or in the future, our ability to increase our PPC would be negatively impacted, which could materially adversely impact our future growth and prospects.

The novelty of our business model makes its efficacy unpredictable and susceptible to unintended consequences.

          Our business model is predicated on behavioral economics. Under our model, we typically retain a fixed fee, currently 25% of premiums. We use the remaining funds to pay claims (including reinsurance) and, if there are any funds leftover, donate to nonprofits as part of our Giveback. While we designed our business model to attract users, align our incentives with those users, discourage fraudulent claims and allow us to offer competitive pricing, our business model may not operate as intended over time and on a larger scale. For example:

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  Our commitment to charitable giving through our Giveback program may not align our interests with those of our customers to the extent anticipated. Moreover, our commitment to charitable giving may not resonate with our existing customers or may fail to attract new customers.

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  The amount contributed to nonprofits may be viewed as insufficient by existing or new customers. Furthermore, there may be insufficient money remaining after paying claims to make charitable contributions.

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  Beginning on July 1, 2020, we will have proportional reinsurance protecting 75% of our business, pursuant to our Proportional Reinsurance Contracts. We have opted to manage the remaining 25% of our business with alternative forms of reinsurance, which are achieved through the Non-Proportional Reinsurance Contracts. See "Business — Our Vertically-Integrated Platform — Reinsurance." False claims or higher than expected claims could cause reinsurers to charge higher rates, refuse to provide reinsurance or provide reinsurance on less favorable terms. While we have implemented control procedures to detect false claims, such procedures may not prevent such claims from being filed or prevent a sufficient number of them from being paid out.

          The failure of our business model to function as intended could materially and adversely impact our financial condition and results of operations.

We could be forced to modify or eliminate our Giveback, which could undermine our business model and have a material adverse effect on our results of operations and financial condition.

          Our Giveback is a cornerstone of our business model that, when coupled with our fixed fee, works to align our interests with those of our customers, which we believe builds trust, minimizes fraud, and keeps our costs down. If a state, federal authority or foreign jurisdiction was to find that the Giveback was a rebate rather than a charitable contribution, or impermissible on other grounds, we may not be able to donate the residual value of our customers' premiums to nonprofits in certain, or any, of the states or foreign jurisdictions in which we operate. If even one regulator were to disallow the Giveback, it could force us to abandon the Giveback in part or entirely, either of which could undermine the behavioral economics foundation on which our business model is based, which in turn could materially and adversely affect our brand, financial condition and results of operations.

          Additionally, we could modify, reduce or eliminate the Giveback at our discretion for a variety of reasons. Lemonade Insurance Company's board of directors may determine the amount and distribution of the Giveback by taking into consideration various factors such as the current goodwill and reputation of the nonprofit selected by customers, the amount of funds available for distribution by each cohort, the reasonableness of such contribution, and general shareholders' interests, such as the proposed amount and distribution of the Giveback against factors like overall shareholder returns, our financial and operating performance, and our social responsibility and the benefits shareholders and their communities receive from proposed contributions. Before determining the amount of the Giveback, Lemonade Insurance Company's board of directors may also analyze the extent of our reinsurance coverage and management's expectations with respect to such reinsurance coverage for the upcoming fiscal year, particularly as it relates to the amount of capital and surplus required to continue to operate successfully. If after weighing any of these factors, Lemonade Insurance Company's board of directors were to reduce or eliminate the Giveback, our business model would be impacted, which, in turn, could materially and adversely affect our brand, financial condition and results of operations.

Our limited operating history makes it difficult to evaluate our current business performance, implementation of our business model, and our future prospects.

          We launched our business to sell renters and homeowners insurance in late 2016 and have a limited operating history. Due to our limited operating history and the rapid growth we have experienced since we began operations, our operating results are hard to predict, and our historical results may not be indicative of, or comparable to, our future results. In addition, we have limited data to validate key aspects of our business model. For example, our user base is made up primarily of renters and we have very few instances of those renters becoming homeowners, a key element of our business model. It is also difficult for us to track that data. We cannot provide any assurance that the data that we collect will provide useful measures for evaluating our business model. Our inability to adequately assess our performance and growth could have a material adverse effect on our brand, business, financial condition and results of operations.

We may not be able to manage our growth effectively.

          Our revenue grew from $22.5 million for the year ended December 31, 2018, to $67.3 million for the year ended December 31, 2019, to $26.2 million for the three months ended March 31, 2020. Our total employees grew from 117 as of December 31, 2018, to 279 as of December 31, 2019, and to 329 as of March 31, 2020. In addition, from December 31, 2017 to March 31, 2020, we expanded from offering insurance in eight states to offering it in 27 states, including Washington, D.C. Our rapid growth has placed and may continue to place significant demands on our management and our operational and financial resources. We have hired and expect to continue hiring additional personnel to support our rapid growth. Our organizational structure is becoming more complex as we add staff, and we will need to enhance our operational, financial and management controls as well as our reporting systems and procedures. We will require significant capital expenditures and the allocation of valuable management resources to grow and change in these areas without undermining our corporate culture of rapid innovation, teamwork and attention to the insurance-buying experience for the customer. If we cannot manage our growth effectively to maintain the quality and efficiency of our customers' insurance-buying experience, as well as their experience as ongoing customers, our business could be harmed as a result, and our results of operations and financial condition could be materially and adversely affected.

Intense competition in the segments of the insurance industry in which we operate could negatively affect our ability to attain or increase profitability.

          The renters and homeowners insurance market is highly competitive with carriers competing through product coverage, reputation, financial strength, advertising, price, customer service and distribution.

          While we face limited direct competition from traditional insurance companies for first-time renters, we face significant competition from traditional insurance companies for homeowners. Competitors include companies such as Allstate, Farmers, Liberty Mutual, State Farm, and Travelers. These companies are larger than us and have significant competitive advantages over us, including increased name recognition, higher financial ratings, greater resources, additional access to capital, and more types of insurance coverage to offer, such as auto, health and life, than we currently do. Our future growth will depend in large part on our ability to grow our homeowners insurance business in which traditional insurance companies retain certain advantages. In particular, unlike us, many of these competitors offer consumers the ability to purchase renters, homeowners and multiple other types of insurance coverage and "bundle" them together into one policy and, in certain circumstances, include an umbrella liability policy for additional coverage at competitive prices. Moreover, as we expand into new lines of business and offer additional products beyond renters and homeowners insurance, such as pet insurance, we could face intense competition from traditional insurance companies that are already established in such markets. These new insurance products could take months to be approved by regulatory authorities, or may not be approved at all.

          We currently face competition by technology companies in the markets in which we operate. There are various technology companies that have recently started operating in adjacent insurance categories that may in the future offer renters and homeowners insurance products. Technology companies may in the future begin operating and offering products at better and more competitive pricing than us, which could cause our results of operations and financial condition to be materially and adversely affected. In addition, traditional insurance companies may seek to adapt their businesses to sell insurance and process claims using technology similar to ours. Given their size, resources, and other competitive advantages, they may be able to erode any market advantage we may currently have over them.

Reinsurance may be unavailable at current levels and prices, which may limit our ability to write new business. Furthermore, reinsurance subjects us to counterparty risk and may not be adequate to protect us against losses, which could have a material effect on our results of operations and financial condition.

          Reinsurance is a contract by which an insurer, which may be referred to as the ceding insurer, agrees with a second insurer, called a reinsurer, that the reinsurer will cover a portion of the losses incurred by the ceding insurer in the event a claim is made under a policy issued by the ceding insurer, in exchange for a premium. Our insurance subsidiary, Lemonade Insurance Company, obtains reinsurance to help manage its exposure to property and casualty insurance risks. Although our reinsurance counterparties are liable to us according to the terms of the reinsurance policies, we remain primarily liable to our policyholders as the direct insurers on all risks reinsured. As a result, reinsurance does not eliminate the obligation of our insurance subsidiary to pay all claims, and we are subject to the risk that one or more of our reinsurers will be unable or unwilling to honor its obligations, that the reinsurers will not pay in a timely fashion, or that our losses are so large that they exceed the limits inherent in our reinsurance contracts, limiting recovery. Reinsurers may become financially unsound by the time that they are called upon to pay amounts due, which may not occur for many years, in which case we may have no legal ability to recover what is due to us under our agreement with such reinsurer. Any disputes with reinsurers regarding coverage under reinsurance contracts could be time consuming, costly, and uncertain of success.

          Beginning on July 1, 2020, we will have proportional reinsurance protecting 75% of our business. Under the Proportional Reinsurance Contracts, which span all of our products and geographies, we transfer, or "cede," 75% of our premiums to our reinsurers. In exchange, these reinsurers pay us a "ceding commission" of 25% for every dollar ceded, in addition to funding all of the corresponding claims, or 75% of all our claims. We have opted to manage the remaining 25% of our business with alternative forms of reinsurance. We have achieved this through the Non-Proportional Reinsurance Contracts. Roughly three quarters of the Proportional Reinsurance Contracts run for a three-year term, expiring June 30, 2023, while the remainder has a one-year term, expiring June 30, 2021. Our Non-Proportional Reinsurance Contracts are likewise effective as of July 1, 2020, and have a one-year term. If we are unable to renegotiate, at the same or more favorable terms, the Proportional Reinsurance Contracts or the Non-Proportional Reinsurance Contracts when each expires, such changes could have an adverse impact on our business model. See "Business — Our Vertically-Integrated Platform — Reinsurance."

          We may change the structure of our reinsurance arrangement in the future, which may impact our overall risk profile and financial and capital condition. We may be unable to negotiate a new reinsurance contract to provide continuous coverage or negotiate reinsurance on the same terms and rates as are currently available, as such availability depends in part on factors outside of our control. A new contract may not provide sufficient reinsurance protection. Market forces and external factors, such as significant losses from hurricanes or terrorist attacks or an increase in capital requirements, impact the availability and cost of the reinsurance we purchase. If we were unable to maintain our current level of reinsurance, extend our reinsurance contracts or purchase new reinsurance protection in amounts that we consider sufficient at acceptable prices, we would have to either accept an increase in our exposure, reduce our insurance writings or develop or seek other alternatives.

          The unavailability of acceptable reinsurance protection would have an adverse impact on our business model, which depends on reinsurance companies to absorb any unfavorable variance from the level of losses anticipated at underwriting. If we are unable to obtain adequate reinsurance at reasonable rates, we would have to increase our risk exposure or reduce the level of our underwriting commitments, each of which could have a material adverse effect upon our business volume and profitability. Alternatively, we could elect to pay higher than reasonable rates for reinsurance coverage, which could have a material adverse effect upon our profitability until policy premium rates could be raised, in most cases subject to approval by state regulators, to offset this additional cost. Moreover, if adequate reinsurance cannot be obtained or maintained at reasonable rates, we may be unable to make contributions to the nonprofit organizations selected by our customers as part of our Giveback, which could erode customer trust, damage our brand, and have a material adverse effect on our financial condition and results of operations.

Failure to maintain our risk-based capital at the required levels could adversely affect the ability of our insurance subsidiary to maintain regulatory authority to conduct our business.

          We must have sufficient capital to comply with insurance regulatory requirements and maintain authority to conduct our business. The National Association of Insurance Commissioners ("NAIC") has developed a system to test the adequacy of statutory capital of U.S.-based insurers, known as risk-based capital that all states have adopted. This system establishes the minimum amount of capital necessary for an insurance company to support its overall business operations. It identifies insurers, including property-casualty insurers, that may be inadequately capitalized by looking at certain inherent risks of each insurer's assets and liabilities and its mix of net written premiums. Insurers falling below a calculated threshold may be subject to varying degrees of regulatory action, including supervision, rehabilitation or liquidation. Moreover, as a new entrant to the insurance industry, we may face additional capital requirements as compared to those of our larger and more established competitors. Failure to maintain adequate risk-based capital at the required levels could adversely affect the ability of our insurance subsidiary to maintain regulatory authority to conduct its business. See "Regulation — Risk-Based Capital."

If we are unable to expand our product offerings, our prospects for future growth may be adversely affected.

          Our ability to attract and retain customers and therefore increase our revenue depends on our ability to successfully expand our product offerings. While we have historically concentrated our efforts exclusively on the renters and homeowners insurance market, in February 2020, we announced our intention to launch pet insurance, and we may in the future choose to enter, as underwriter or as agent, into additional vertical markets, such as auto and life insurance, in order to achieve our long-term growth goals. Our success in the renters and homeowners insurance market depends on our deep understanding of this industry. To penetrate new vertical markets, we will need to develop a similar understanding of those new markets and the associated business challenges faced by participants in them. Developing this level of understanding may require substantial investments of time and resources, and we may not be successful. In addition to the need for substantial resources, insurance regulation could limit our ability to introduce new product offerings. These new insurance products could take months to be approved by regulatory authorities, or may not be approved at all. If we fail to penetrate new vertical markets successfully, our revenue may grow at a slower rate than we anticipate and our business, results of operations and financial condition could be materially and adversely affected. In addition, our decision to expand our insurance product offerings beyond the renters and homeowners insurance market would subject us to additional regulatory requirements specific to such insurance products, which, in turn, could require us to incur additional costs or devote additional resources to compliance.

Our proprietary artificial intelligence algorithms may not operate properly or as we expect them to, which could cause us to write policies we should not write, price those policies inappropriately or overpay claims that are made by our customers. Moreover, our proprietary artificial intelligence algorithms may lead to unintentional bias and discrimination.

          We utilize the data gathered from the insurance application process to determine whether or not to write a particular policy and, if so, how to price that particular policy. Similarly, we use proprietary artificial intelligence algorithms to process many of our claims. The data that we gather through our interactions with our customers is evaluated and curated by proprietary artificial intelligence algorithms. The continuous development, maintenance and operation of our deep-learned backend data analytics engine is expensive and complex, and may involve unforeseen difficulties including material performance problems, undetected defects or errors, for example, with new capabilities incorporating artificial intelligence. We may encounter technical obstacles, and it is possible that we may discover additional problems that prevent our proprietary algorithms from operating properly. If our data analytics do not function reliably, we may incorrectly price insurance products for our customers or incorrectly pay or deny claims made by our customers. Either of these situations could result in customer dissatisfaction with us, which could cause customers to cancel their insurance policies with us, prevent prospective customers from obtaining new insurance policies, or cause us to underprice policies or overpay claims. Additionally, our proprietary artificial intelligence algorithms may lead to unintentional bias and discrimination in the underwriting process, which could subject us to legal or regulatory liability. Any of these eventualities could result in a material and adverse effect on our business, results of operations and financial condition.

Regulators may limit our ability to develop or implement our proprietary artificial intelligence algorithms and/or may eliminate or restrict the confidentiality of our proprietary technology, which could have a material adverse effect on our financial condition and results of operations.

          Our future success depends on our ability to continue to develop and implement our proprietary artificial intelligence algorithms, and to maintain the confidentiality of this technology. Changes to existing regulations, their interpretation or implementation, or new regulations could impede our use of this technology, or require that we disclose our proprietary technology to our competitors, which could impair our competitive position and result in a material adverse effect on our business, results of operations, and financial condition.

New legislation or legal requirements may affect how we communicate with our customers, which could have a material adverse effect on our business model, financial condition, and results of operations.

          State and federal lawmakers, and insurance regulators are focusing upon the use of AI broadly, including concerns about transparency, deception, and fairness in particular. Changes in laws or regulations, or changes in the interpretation of laws or regulations by a regulatory authority, specific to the use of AI, may decrease our revenues and earnings and may require us to change the manner in which we conduct some aspects of our business. In addition, our business and operations are subject to various U.S. federal, state, and local consumer protection laws, including laws which place restrictions on the use of automated tools and technologies to communicate with wireless telephone subscribers or consumers generally. For example, a California law, effective as of July 2019, makes it unlawful for any person to use a bot to communicate with a person in California online with the intent to mislead the other person about its artificial identity for the purpose of knowingly deceiving the person about the content of the communication in order to incentivize a purchase of goods or services in a commercial transaction. Although we have taken steps to mitigate our liability for violations of this and other laws restricting the use of electronic communication tools, no assurance can be given that we will not be exposed to civil litigation or regulatory enforcement. Further, to the extent that any changes in law or regulation further restrict the ways in which we communicate with prospective or current customers before or during onboarding, customer care, or claims management, these restrictions could result in a material reduction in our customer acquisition and retention, reducing the growth prospects of our business, and adversely affecting our financial condition and future cash flows.

We rely on artificial intelligence and our digital platform to collect data points that we evaluate in pricing and underwriting our insurance policies, managing claims and customer support, and improving business processes, and any legal or regulatory requirements that restrict our ability to collect this data could thus materially and adversely affect our business, financial condition, results of operations and prospects.

          We use artificial intelligence and our digital platform to collect data points that we evaluate in pricing and underwriting certain of our insurance policies, managing claims and customer support, and improving business processes. If federal, state or international regulators were to determine that the type of data we collect, the process we use for collecting this data or how we use it unfairly discriminates against some groups of people, laws and regulations could be interpreted or implemented to prohibit or restrict our collection or use of this data.

          On January 18, 2019, the New York Department of Financial Services ("NYDFS") issued a circular letter to insurers operating in New York expressing concerns about the use of external data sources, algorithms and/or predictive models in insurance underwriting or rating. Specifically, the letter raises concerns about the potential for unfair discrimination and lack of consumer transparency associated with the use of external consumer data. The letter further imposes substantive requirements on insurers authorized to write life insurance in New York using external data sources. Among other things, the letter requires life insurers to independently confirm that the sources of external data do not collect or utilize prohibited criteria. In addition, life insurers must not use external data sources unless they can establish that the use of such data is not unfairly discriminatory. Our decision to enter into new vertical markets and offer life insurance products could also subject us to such substantive requirements in the future. Additionally, other state regulators may also issue regulations or pass legislation imposing similar requirements on insurance activities. If such laws or regulations were enacted federally or in a large number of states in which we operate, it could impact the integrity of our pricing and underwriting processes. A determination by federal or state regulators that the data points we collect and the process we use for collecting this data unfairly discriminates against some groups of people could also subject us to fines and other sanctions, including, but not limited to, disciplinary action, revocation and suspension of licenses, and withdrawal of product forms. Any such event could, in turn, materially and adversely affect our business, financial condition, results of operations and prospects, and make it harder for us to be profitable over time. Although we have implemented policies and procedures into our business operations that we feel are appropriately calibrated to our artificial intelligence and automation-driven operations, these policies and procedures may prove inadequate to manage our use of this nascent technology, resulting in a greater likelihood of inadvertent legal or compliance failures.

          Additionally, existing laws, such as the California Consumer Privacy Act, future laws, and evolving attitudes about privacy protection may impair our ability to collect, use, and maintain data points of sufficient type or quantity to develop and train our artificial intelligence algorithms.

We depend on search engines, social media platforms, digital app stores, content-based online advertising and other online sources to attract consumers to our website and our online app, which may be affected by third-party interference beyond our control and as we grow our customer acquisition costs will continue to rise.

          Our success depends on our ability to attract consumers to our website and our online app and convert them into customers in a cost-effective manner. We depend, in large part, on search engines, social media platforms, digital app stores, content-based online advertising and other online sources for traffic to our website and our online app.

          With respect to search engines, we are included in search results as a result of both paid search listings, where we purchase specific search terms that result in the inclusion of our advertisement, and free search listings, which depend on algorithms used by search engines. For paid search listings, if one or more of the search engines or other online sources on which we rely for purchased listings modifies or terminates its relationship with us, our expenses could rise, we could lose consumers and traffic to our website could decrease, any of which could have a material adverse effect on our business, results of operations and financial condition. For free search listings, if search engines on which we rely for algorithmic listings modify their algorithms, our websites may appear less prominently or not at all in search results, which could result in reduced traffic to our websites.

          Our ability to maintain and increase the number of consumers directed to our products from digital platforms is not within our control. Search engines, social media platforms and other online sources often revise their algorithms and introduce new advertising products. If one or more of the search engines or other online sources on which we rely for traffic to our website and our online app were to modify its general methodology for how it displays our advertisements or keyword search results, resulting in fewer consumers clicking through to our website and our online app, our business and operating results are likely to suffer. In addition, if our online display advertisements are no longer effective or are not able to reach certain consumers due to consumers' use of ad-blocking software, our business and operating results could suffer.

          Additionally, changes in regulations could limit the ability of search engines and social media platforms, including, but not limited to, Google and Facebook, to collect data from users and engage in targeted advertising, making them less effective in disseminating our advertisements to our target customers. For example, the proposed Designing Accounting Safeguards to Help Broaden Oversight and Regulations on Data (DASHBOARD) Act would mandate annual disclosure to the SEC of the type and "aggregate value" of user data used by harvesting companies, such as, but not limited to, Facebook, Google and Amazon, including how revenue is generated by user data and what measures are taken to protect the data. If the costs of advertising on search engines and social media platforms increase, we may incur additional marketing expenses or be required to allocate a larger portion of our marketing spend to other channels and our business and operating results could be adversely affected. Similarly, insurance brokerage and distribution regulation may limit our ability to rely on key distribution platforms, such as the Lemonade API, if the third party distribution platforms are unable to continue to distribute our insurance products pursuant to insurance law and regulations.

          The marketing of our insurance products depends on our ability to cultivate and maintain cost-effective and otherwise satisfactory relationships with digital app stores, in particular, those operated by Google and Apple. As we grow, we may struggle to maintain cost-effective marketing strategies, and our customer acquisition costs could rise substantially. Furthermore, because many of our customers access our insurance products through an online app, we depend on the Apple App Store and the Google Play Store to distribute our online app. Both Apple and Google have broad discretion to change their respective terms and conditions applicable to the distribution of our online app, including those relating to the amount of (and requirement to pay) certain fees associated with purchases facilitated by Apple and Google through our online app, to interpret their respective terms and conditions in ways that may limit, eliminate or otherwise interfere with our ability to distribute online app through their stores, the features we provide and the manner in which we market in-app products. We cannot assure you that Apple or Google will not limit, eliminate or otherwise interfere with the distribution of our online app, the features we provide and the manner in which we market our online app. To the extent either or both of them do so, our business, results of operations and financial condition could be adversely affected. Furthermore, one of the factors we use to evaluate our customer satisfaction and market position is our Apple App Store ratings. This rating, however, may not be a reliable indicator of our customer satisfaction relative to other companies who are rated on the Apple App Store since, to date, we have received a fraction of the number of reviews of some of the companies we benchmark against.

          We also attract customers through our relationships with certain business development partners. If our business development partners were to charge higher rates or decide to terminate their relationships with us, our ability to attract customers could be materially impaired. In addition, we have expanded our direct to customer acquisition channels, including subway and taxicab panels. Our efforts to acquire customers through direct marketing may subject us to increased regulatory scrutiny by state insurance regulators pursuant to unfair methods of competition or unfair or deceptive acts or practices laws.

The market share metric included in this prospectus, which is one of the underlying factors we use to assess and evaluate our business, is based on Google Surveys, which are subject to a number of limitations.

          We derive an estimate of our relative market share among first time renters from a Google survey that we conducted from August 20, 2019 to August 23, 2019 (the "Google Survey"). The Google Survey is subject to a number of limitations, including but not limited to the following:

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  We are not experts in administering surveys, including phrasing survey questions and determining sample groups and sizes, which can lead to flawed and biased survey responses.

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  Google Surveys do not use a true probability sampling method, and its sampling frame is not of the general public, which can lead to sample bias toward heavy internet users who are generally younger, have higher household incomes and live in more urban or suburban areas. Additionally, the demographic and geographic spread of our Google Surveys does not correspond fully to the demographics or geographic distribution of relevant insurance markets.

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  The demographic targeting used in selecting respondents is based on inferred information through a respondent's IP address and types of websites he or she visits as recorded in their DoubleClick advertising cookie, which can influence the sampling and weighting process. The algorithm is not able to infer demographic information from all respondents.

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  Only a limited number of questions can be administered to the same respondent and there are restrictions on how many characters a question can contain, which can affect how respondents interpret the questions. We asked two questions in our Google Survey.

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  Respondents on publisher sites are intercepted while trying to view content online, which can lead to inattentive or untruthful responses.

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  The data captured through the Google Survey represents information gathered at a specific point in time and with the passage of time, such data may be unreliable due to a number of factors such as changes in economic and political conditions, customer behavior, uncertainties created amid the COVID-19 pandemic, among other things, as well as due to the evolving and dynamic nature of our business.

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  Because of the limited number of possible answer choices in our Google Survey, our answer choices included only two national market leaders, Allstate and State Farm. We made what we believe to be a reasonable assumption, based on public data of Allstate and State Farm being leading property and casualty carriers and management's experience and expertise in the insurance industry, that Allstate and State Farm are also renters insurance market leaders in the State of New York.

          If our approach to collecting data for the market share metric via our Google Survey proves to be flawed as a result of any or all of the limitations stated above, management's business decisions and strategic planning would be based, in part, on an imprecise measure. As a result, our ability to meet business objectives, as well as our results of operations and financial condition, could be adversely affected. See "Market and Industry Data — Google Survey Data."

We may require additional capital to grow our business, which may not be available on terms acceptable to us or at all.

          To the extent that our present capital (including the funds generated by this offering) is insufficient to meet future operating requirements (including regulatory capital requirements) or to cover losses, we may need to raise additional funds through financings or curtail our projected growth. Many factors will affect our capital needs as well as their amount and timing, including our growth and profitability, the availability of reinsurance, as well as market disruptions and other developments.

          Historically, we have funded our operations, marketing expenditures and capital expenditures primarily through equity issuances. We evaluate financing opportunities from time to time, and our ability to obtain financing will depend, among other things, on our development efforts, business plans and operating performance, and the condition of the capital markets at the time we seek financing. In addition, the NYDFS and other regulatory bodies may not permit additional equity issuances or other forms of financing that we may wish to pursue. We cannot be certain that additional financing will be available to us on favorable terms, or at all.

          If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to those of our common stock, and our existing stockholders may experience dilution. Any debt financing secured by us in the future could require that a substantial portion of our operating cash flow be devoted to the payment of interest and principal on such indebtedness, which may decrease available funds for other business activities, and could involve restrictive covenants relating to our capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities.

          If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to support our business growth, maintain minimum amounts of risk-based capital and to respond to business challenges could be significantly limited, and our business, results of operations and financial condition could be adversely affected.

Interruptions or delays in the services provided by our sole provider of third-party data centers or our internet service providers could impair the operability of our website and our online app and may cause our business to suffer.

          We currently offer our products through our website and online app using Amazon Web Services ("AWS") data centers, a provider of cloud infrastructure services. We rely on the internet and, accordingly, depend on the continuous, reliable and secure operation of internet servers, related hardware and software, and network infrastructure. Our operations depend on protecting the virtual cloud infrastructure hosted in AWS by maintaining its configuration, architecture, and interconnection specifications, as well as the information stored in these virtual data centers and which third-party internet service providers transmit. Furthermore, we have no physical access or control over the services provided by AWS. Although we have disaster recovery plans that utilize multiple AWS locations, the data centers that we use are vulnerable to damage or interruption from human error, intentional bad acts, earthquakes, floods, fires, severe storms, war, terrorist attacks, power losses, hardware failures, systems failures, telecommunications failures, and similar events, many of which are beyond our control, any of which could disrupt our services, prevent customers from accessing our products, destroy customer data, or prevent us from being able to continuously back up and record data. In the event of significant physical damage to one of these data centers, it may take a significant period of time to achieve full resumption of our services, and our disaster recovery planning may not account for all eventualities. Further, a prolonged AWS service disruption affecting our website or online app for any of the foregoing reasons could damage our reputation with current and potential customers, expose us to liability, cause us to lose customers, or otherwise harm our business. We may also incur significant costs for using alternative equipment or taking other actions in preparation for, or in reaction to, events that damage the AWS services we use. Damage or interruptions to these data centers could harm our business. Moreover, negative publicity arising from these types of disruptions could damage our reputation and may adversely impact use of our website and online app. Although we carry business interruption insurance, it may not be sufficient to compensate us for the potentially significant losses, including the potential harm to the future growth of our business that may result from interruptions in our services or products.

          AWS enables us to order and reserve server capacity in varying amounts and sizes distributed across multiple regions. AWS provides us with computing and storage capacity pursuant to an agreement that continues until terminated by either party. AWS may terminate the agreement for cause upon 30 days' notice (i) if we are in material breach of the agreement and the material breach remains uncured for a period of 30 days from receipt of notice of such breach, (ii) if AWS's relationship with a third-party partner who provides software or other technology AWS uses to provide the service offerings under the agreement expires, terminates or requires AWS to change the way it provides the software or other technology as part of the services it renders pursuant to the agreement, (iii) in order to comply with the law or requests of governmental entities, (iv) if our use of the service offerings under the agreement (w) pose a security risk to the service offerings or any third party under the agreement, (x) could adversely impact AWS's systems, the service offerings or the systems or content of any other AWS customer, (y) could subject AWS or its affiliates or any third party to liability, or (z) could be fraudulent, or (v) if we are in breach of the payment obligations pursuant to the agreement or we have ceased to operate in the ordinary course, made an assignment for the benefit of creditors or similar disposition of our assets, or become the subject of any bankruptcy, reorganization, liquidation, dissolution or similar proceeding. Termination of the AWS agreement may harm our ability to access data centers we need to host our website and online app or to do so on terms as favorable as those we have with AWS.

          As we continue to expand the number of customers to whom we provide our products and services, we may not be able to scale our technology to accommodate the increased capacity requirements, which may result in interruptions or delays in service. In addition, the failure of AWS data centers or third-party internet service providers to meet our capacity requirements could result in interruptions or delays in access to our website or online app or impede our ability to scale our operations. In the event that our AWS service agreements are terminated, or there is a lapse of service, interruption of internet service provider connectivity or damage to such facilities, we could experience interruptions in access to our website or online app as well as delays and additional expense in arranging new facilities and services, which could harm our business, results of operations, and financial condition.

Security incidents or real or perceived errors, failures or bugs in our systems, website or app could impair our operations, result in loss of personal customer information, damage our reputation and brand, and harm our business and operating results.

          Our continued success is dependent on our systems, applications, and software continuing to operate and to meet the changing needs of our customers and users. We rely on our technology and engineering staff and vendors to successfully implement changes to and maintain our systems and services in an efficient and secure manner. Like all information systems and technology, our website and online app may contain material errors, failures, vulnerabilities or bugs, particularly when new features or capabilities are released, and may be subject to computer viruses or malicious code, break-ins, phishing impersonation attacks, attempts to overload our servers with denial-of-service or other attacks, ransomware and similar incidents or disruptions from unauthorized use of our computer systems, as well as unintentional incidents causing data leakage, any of which could lead to interruptions, delays or website or online app shutdowns, or could cause loss of critical data, or the unauthorized disclosure, access, acquisition, alteration or use of personal or other confidential information.

          If we experience compromises to our security that result in technology performance, integrity, or availability problems, the complete shutdown of our website or our online app or the loss or unauthorized disclosure, access, acquisition, alteration or use of confidential information, customers may lose trust and confidence in us, and customers may decrease the use of our website or our online app, or stop using our website or our online app entirely. Further, outside parties may attempt to fraudulently induce employees or customers to disclose sensitive information in order to gain access to our information or customers' information. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently, often they are not recognized until launched against a target, and may originate from less regulated and remote areas around the world, we may be unable to proactively address these techniques or to implement adequate preventative measures. Even if we take steps that we believe are adequate to protect us from cyber threats, hacking against our competitors or other companies could create the perception among our customers or potential customers that our digital platform is not safe to use.

          A significant impact on the performance, reliability, security, and availability of our systems, software, or services may harm our reputation, impair our ability to operate, retain existing customers or attract new customers, and expose us to legal claims and government action, each of which could have a material adverse impact on our financial condition, results of operations, and growth prospects.

We are currently undergoing, but have not yet completed, a full scope examination by our primary state insurance regulator, which could result in adverse examination findings and necessitate remedial actions.

          As a New York State-domiciled insurance company, our primary insurance regulator responsible for our supervision and examination is the NYDFS. Periodically, the NYDFS performs examinations of insurance companies under its jurisdiction to assess compliance with applicable laws and regulations, financial condition and the conduct of regulated activities. While we were examined pursuant to our initial insurance licensing process, we are currently undergoing, but have not yet completed, a full scope insurance examination, which began on October 28, 2019. This examination provides the NYDFS a significant opportunity to review and scrutinize our business. If, as a result of this examination, the NYDFS determines that our financial condition, capital resources, or other aspects of any of our operations are less than satisfactory, or that we are in violation of applicable laws or regulations, the NYDFS may require us to take one or more remedial actions or otherwise subject us to regulatory scrutiny, such as pursuant to an enforcement action. We cannot predict with precision the likelihood, nature, or extent of any necessary remedial actions, if any, resulting from this examination, or the associated costs of such remedial actions or regulatory scrutiny. In addition, insurance regulators of other states in which we are licensed to operate may also conduct periodic financial examinations or other targeted investigations. Any regulatory or enforcement action or any regulatory order imposing remedial, injunctive, or other corrective action against us resulting from these examinations could have a material adverse effect on our business, reputation, financial condition or results of operations.

We collect, process, store, share, disclose and use customer information and other data, and our actual or perceived failure to protect such information and data, respect customers' privacy or comply with data privacy and security laws and regulations could damage our reputation and brand and harm our business and operating results.

          Use of technology to offer insurance products involves the storage and transmission of information, including personal information, in relation to our staff, contractors, business partners and current, past or potential customers. Security breaches, including by hackers or insiders, could expose confidential information, which could result in potential regulatory investigations, fines, penalties, compliance orders, liability, litigation and remediation costs, as well as reputational harm, any of which could materially adversely affect our business and financial results. For example, unauthorized parties could steal or access our users' names, email addresses, physical addresses, phone numbers and other information that we collect when providing insurance quotes, and credit card or other payment information if a customer agrees to purchase insurance coverage from us. Further, outside parties may attempt to fraudulently induce employees or customers to disclose sensitive information in order to gain access to our information or customers' information. Any of these incidents, or any other types of security or privacy related incidents, could result in an investigation by a competent regulator, resulting in a fine or penalty, or an order to implement specific compliance measures. It could also trigger claims by affected third parties. While we use encryption and authentication technology licensed from third parties designed to effect secure transmission of such information, we cannot guarantee the security of the transfer and storage of personal information.

          Any or all of the issues above could adversely affect our ability to attract new customers or retain existing customers, or subject us to governmental or third-party lawsuits, investigations, regulatory fines or other actions or liability, resulting in a material adverse effect to our business, results of operations and financial condition.

          On June 28, 2018, California enacted a new privacy law known as the California Consumer Privacy Act of 2018 ("CCPA"), which became effective January 1, 2020. The CCPA increases privacy rights for California residents and imposes obligations on companies that process their personal information, including an obligation to provide certain new disclosures to such residents. Specifically, among other things, the CCPA creates new consumer rights, and imposes corresponding obligations on covered businesses, relating to the access to, deletion of, and sharing of personal information collected by covered businesses, including California residents' right to access and delete their personal information, opt out of certain sharing and sales of their personal information, and receive detailed information about how their personal information is used. The law exempts from certain requirements of the CCPA certain information that is collected, processed, sold, or disclosed pursuant to the California Financial Information Privacy Act, the federal Gramm-Leach-Bliley Act or the federal Driver's Privacy Protection Act. The definition of "personal information" in the CCPA is broad and may encompass other information that we maintain beyond that excluded under the Gramm-Leach-Bliley Act, the Driver's Privacy Protection Act or the California Financial Information Privacy Act exemption. Further, the CCPA provides for civil penalties for violations, as well as a private right of action for certain data breaches that result in the loss of personal information. This private right of action is expected to increase the likelihood of, and risks associated with, data breach litigation. In addition, it remains unclear how various provisions of the CCPA will be interpreted and enforced. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the United States, and multiple states have enacted, or are expected to enact, similar laws. There is also discussion in Congress of a new comprehensive federal data protection and privacy law to which we likely would be subject if it is enacted. The effects of the CCPA, and other similar state or federal laws, are potentially significant and may require us to modify our data processing practices and policies and to incur substantial costs and potential liability in an effort to comply with such legislation.

          As we continue to expand into Europe, we may also face particular privacy, data security, and data protection risks in connection with requirements of the General Data Protection Regulation (E.U.) 2016/679 (the "GDPR") and other data protection regulations. Any failure or perceived failure to comply with these rules may result in regulatory fines or penalties including orders that require us to change the way we process data (including by way of our algorithms). In the event of a data breach, we are also subject to breach notification laws in the jurisdictions in which we operate, including U.S. state laws and the GDPR, and the risk of litigation and regulatory enforcement actions. In addition, a number of federal and state laws and regulations relating to privacy affect and apply to the insurance industry specifically, including those imposed by the NYDFS. See "Regulation."

          Additionally, we are subject to the terms of our privacy policies and privacy-related obligations to third parties. Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to customers or other third parties, or our privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of sensitive information, which could include personally identifiable information or other user data, may result in governmental or regulatory investigations, enforcement actions, regulatory fines, compliance orders, litigation or public statements against us by consumer advocacy groups or others, and could cause customers to lose trust in us, all of which could be costly and have an adverse effect on our business. In addition, new and changed rules and regulations regarding privacy, data protection (in particular those that impact the use of artificial intelligence) and cross-border transfers of customer information could cause us to delay planned uses and disclosures of data to comply with applicable privacy and data protection requirements. Moreover, if third parties that we work with violate applicable laws or our policies, such violations also may put personal information at risk, which may result in increased regulatory scrutiny and have a material adverse effect to our reputation, business and operating results.

We employ third-party licensed software for use in our business, and the inability to maintain these licenses, errors in the software we license or the terms of open source licenses could result in increased costs or reduced service levels, which would adversely affect our business.

          Our business relies on certain third-party software obtained under licenses from other companies. We anticipate that we will continue to rely on such third-party software in the future. Although we believe that there are commercially reasonable alternatives to the third-party software we currently license, this may not always be the case, or it may be difficult or costly to replace. In addition, integration of new third-party software may require significant work and require substantial investment of our time and resources. Our use of additional or alternative third-party software would require us to enter into license agreements with third parties, which may not be available on commercially reasonable terms or at all. Many of the risks associated with the use of third-party software cannot be eliminated, and these risks could negatively affect our business.

          Additionally, the software powering our technology systems incorporates software covered by open source licenses. The terms of many open source licenses have not been interpreted by U.S. courts, and there is a risk that the licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to operate our systems. In the event that portions of our proprietary software are determined to be subject to an open source license, we could be required to publicly release the affected portions of our source code or re-engineer all or a portion of our technology systems, each of which could reduce or eliminate the value of our technology systems. Such risk could be difficult or impossible to eliminate and could adversely affect our business, financial condition, and results of operations.

We may be subject to compliance obligations arising from medical information privacy regulations.

          By processing certain personal injury data on behalf of our clients, we may be subject to specific compliance obligations under privacy and data security-related laws specific to the protection of healthcare information. Although we may be subject to the Health Insurance Portability and Accountability Act ("HIPAA"), the Health Information Technology for Economic and Clinical Health Act (the "HITECH Act"), and related state laws, we do not have a process in place to assess or align our privacy and security practices specifically against requirements for protecting medical information.

We may face particular privacy, data security, and data protection risks as we continue to expand into Europe in connection with the GDPR and other data protection regulations.

          The GDPR applies to the processing of personal data by our business in the context of our establishments in the European Union. In addition, all portions of our business established outside the European Union may be required to comply with the requirements of the GDPR with respect to the offering of products or services to individuals in the European Union. The GDPR could also apply to our establishments of business outside the European Union if we were to monitor the activities of individuals in the European Union or become established in the European Union. The GDPR increases the maximum level of fines for the most serious compliance failures to the greater of four percent of annual worldwide revenue or €20,000,000.

          We may also be subject to the local privacy and data protection laws of the E.U. Member States in which we offer products or services, which can carry penalties and potential criminal sanctions.

          The regulatory requirements and restrictions set out in the GDPR include, among others, the following:

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  The GDPR imposes a number of principles with respect to the processing of personal data, including requirements to process personal data lawfully, fairly, and in a transparent manner, to process personal data only to the extent necessary for the purposes required, maintain the accuracy of personal data, limit the retention of personal data for no longer than is necessary, and maintain appropriate technical and organizational security measures against unauthorized processing or accidental loss, destruction, or damage.

    We are implementing external and internal policies and procedures, technical measures and internal training designed to adhere to those principles;

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  In relation to the transparency principle, the GDPR requires us to provide individuals in the European Union whose personal data we process ("data subjects") with certain information regarding the processing of their personal data by us, and we have an E.U. privacy policy, which can be found at https://www.lemonade.com/de/en/privacy-policy (with respect to Germany) and https://www.lemonade.com/nl/en/privacy-policy (with respect to the Netherlands);

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  The GDPR requires us to maintain internal records of our processing activities and to make those records available to regulators on demand;

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  The GDPR requires us to include certain mandatory terms in our agreements with third parties that process personal data subject to the GDPR on our behalf ("Processors") and we are in the process of entering into compliant data processing terms with each of our Processors. If third parties with whom we work were to violate their obligations under the GDPR, and/or under their agreements with us, such violation could potentially have an adverse impact on our business;

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  The GDPR imposes restrictions on the export of personal data to countries outside the European Economic Area ("EEA") to the extent any personal data relating to an individual in the EEA is exported outside the EEA; we are implementing suitable terms for such export as required by the GDPR;

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  The GDPR grants data subjects certain rights, including the right to object to the processing of their personal data by us, to request copies of their personal data from us, to receive information regarding the processing of their personal data and to exercise certain other rights against us in respect of their personal data, and we are implementing internal policies and procedures designed to address those rights;

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  The GDPR prohibits automated decision making, i.e. a decision evaluating a data subject's personal aspects based solely on automated processing that produces legal effects or other significant effects for that data subject, except where such decision making is necessary for entering into or performing a contract or is based on the data subject's explicit consent. There is not yet any clear precedent as to whether use of artificial intelligence to make insurance offers to individuals will be considered necessary even though it is integral to our business model. If our automated decision making processes cannot meet this necessity threshold, we cannot use these processes with E.U. data subjects unless we obtain their explicit consent. Relying on consent to conduct this type of processing holds its own risks because consent must be considered freely given (commentators argue that seeking consent by tying it to a service may be problematic) and consent can be withdrawn by a data subject at any time. We are continually monitoring for updates to guidance in this area, however, if subsequent guidance and/or decisions limit our ability to use our artificial intelligence models, that may decrease our operational efficiency and result in an increase to the costs of operating our business. Automated decision making also attracts a higher regulatory burden under the GDPR, which requires the existence of such automated decision making be disclosed to the data subject including a meaningful explanation of the logic used in such decision making, and safeguards must be implemented to safeguard individual rights, including the right to obtain human intervention and to contest any decision; and

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  The GDPR also places limits on the profiling of individuals, i.e. processing of personal data to evaluate certain personal aspects, like analyzing or predicting aspects of a person's economic situation, health, personal preferences, location, etc. There is a lack of clarity on when we can rely on consent from the data subject to conduct profiling, or when we can rely on our legitimate business interests to do so. In the latter case, it is unclear what kind of opt-out mechanism would be required to achieve GDPR compliance. We are continually monitoring for updates to guidance in this area, however, if subsequent guidance and/or decisions limit our ability to engage in profiling, that may decrease our operational efficiency and result in an increase to the costs of operating our business.

          In respect of these measures, we rely on positions and interpretations of the law that have yet to be fully tested before the relevant courts and regulators. If a regulator or court of competent jurisdiction determined that one or more of our compliance efforts does not satisfy the applicable requirements of the GDPR, or if any party brought a claim in this regard, there could be potential governmental or regulatory investigations, enforcement actions, regulatory fines, compliance orders, litigation or public statements against us by consumer advocacy groups or others, and that could cause customers to lose trust in us and damage our reputation. Likewise, a change in guidance could be costly and have an adverse effect on our business.

          In addition, Directive 2002/58/EC (as amended by Directive 2009/136/EC) (together, the "e-Privacy Directive") governs, among other things, the use of cookies and the sending of electronic direct marketing within the European Union and, as such, will apply to our marketing activities within the European Union. The ePrivacy Directive will be replaced by an E.U. regulation known as the ePrivacy Regulation, which is still under development and is expected to replace current national laws that implement the ePrivacy Directive. As agreement of the final text of E-Privacy Regulation has been significantly delayed, various E.U. Data Protection Authorities have published guidance clarifying that opt-in consent is now required in respect of cookies used for marketing and in most cases analytics (the position on the use of first-party cookies for analytics is not clear). The decline of cookies or other tracking technologies as a means to identify and target potential purchases may increase the cost of operating our business and lead to a decline in revenues and impair our ability to collect user information. In addition, legal uncertainties about the legality of cookies and other tracking technologies may lead to regulatory scrutiny and increase potential civil liability under data protection or consumer protection laws. Any such changes may force us to incur substantial costs or require us to change our business practices which could compromise our ability to pursue our growth strategy effectively and may adversely affect our ability to acquire customers or otherwise harm our business, financial condition and operating results.

          Any significant change to applicable laws, regulations, interpretations of laws or regulations, or market practices, regarding the use of personal data, or regarding the manner in which we seek to comply with applicable laws and regulations, could require us to make modifications to our products, services, policies, procedures, notices, and business practices, including potentially material changes. Such changes could potentially have an adverse impact on our business.

          Starting on January 1, 2021 (when the transitional period following the United Kingdom's ("UK") departure from the European Union ("Brexit") is currently scheduled to expire, unless that transition period is extended by mutual agreement), we will have to comply with the GDPR and the UK GDPR (i.e. the GDPR as implemented into UK law) if we offer services to UK users, monitor their behavior or are established in the United Kingdom. Failure to comply with the UK GDPR can result in fines up to the greater of £17 million (approximately $20 million), or 4% of global revenue. The relationship between the United Kingdom and the European Union in relation to certain aspects of data protection law remains unclear, for example, what the role of the Information Commissioner's Office will be following the end of the transitional period. In addition, it is likely that documentation will need to be put in place between UK entities and entities in European member states to ensure adequate safeguards are in place for data transfers, which may mean that our business incurs additional costs with respect to transfers of personal data between the European Union and the UK. We may find it necessary or advantageous to join industry bodies, or self-regulatory organizations, that impose stricter compliance requirements than those set out in applicable laws, including the GDPR. We may also be bound by contractual restrictions that prevent us from participating in data processing activities that would otherwise be permissible under applicable laws, including the GDPR. Such strategic choices may impact our ability to exploit data, and may have an adverse impact on our business.

We may be unable to prevent or address the misappropriation of our data.

          From time to time, third parties may misappropriate our data through website scraping, bots or other means and aggregate this data on their websites with data from other companies. In addition, copycat websites or online apps may misappropriate data and attempt to imitate our brand or the functionality of our website or our online app. If we become aware of such websites or online apps, we intend to employ technological or legal measures in an attempt to halt their operations. However, we may be unable to detect all such websites or online apps in a timely manner and, even if we could, technological and legal measures may be insufficient to halt their operations. In some cases, particularly in the case of websites or online apps operating outside of the United States, our available remedies may not be adequate to protect us against the effect of the operation of such websites or online apps. Regardless of whether we can successfully enforce our rights against the operators of these websites or online apps, any measures that we may take could require us to expend significant financial or other resources, which could harm our business, results of operations or financial condition. In addition, to the extent that such activity creates confusion among consumers or advertisers, our brand and business could be harmed.

We rely on the experience and expertise of our Co-Founders, senior management team, highly-specialized insurance experts, key technical employees and other highly skilled personnel.

          Our success depends upon the continued service of Daniel Schreiber, our co-founder, Chief Executive Officer and a member of our board of directors, and Shai Wininger, our co-founder, President, Chief Operating Officer and a member of our board of directors (collectively with Mr. Schreiber, our "Co-Founders"), and senior management team, highly-specialized insurance experts and key technical employees, as well as our ability to continue to attract and retain additional highly qualified personnel. Our future success depends on our continuing ability to identify, hire, develop, motivate, retain and integrate highly skilled personnel for all areas of our organization. If we are unable to attract the requisite personnel, our business and prospects may be adversely affected. Each of our Co-Founders, executive officers, specialized insurance experts, key technical personnel and other employees could terminate his or her relationship with us at any time. The loss of either of our Co-Founders or any other member of our senior management team, specialized insurance experts or key personnel might significantly delay or prevent the achievement of our strategic business objectives and could harm our business. We rely on a small number of highly-specialized insurance experts, the loss of any one of whom could have a disproportionate impact on our business. Competition in our industry for qualified employees is intense. Our compensation arrangements, such as our equity award programs, may not always be successful in attracting new employees and retaining and motivating our existing employees. Moreover, if and when the stock options or other equity awards are substantially vested, employees under such equity arrangements may be more likely to leave, particularly when the underlying shares have seen a value appreciation.

          Furthermore, several members of our management team were hired recently. If we are not able to integrate these new team members or if they do not perform adequately, our business may be harmed.

          We face significant competition for personnel, particularly in New York, where our headquarters is located and in Tel Aviv, where many of our technical employees are located. To attract top talent, we have to offer, and believe we will need to continue to offer, competitive compensation and benefits packages. We may also need to increase our employee compensation levels in response to competitor actions. If we are unable to hire new employees quickly enough to meet our needs, or otherwise fail to effectively manage our hiring needs or successfully integrate new hires, including our recently hired management team members, our efficiency, ability to meet forecasts and our employee morale, productivity and retention could suffer, which in turn could have an adverse effect on our business, results of operations and financial condition.

If our customers were to claim that the policies they purchased failed to provide adequate or appropriate coverage, we could face claims that could harm our business, results of operations and financial condition.

          Although we aim to provide adequate and appropriate coverage under each of our policies, customers could purchase policies that prove to be inadequate or inappropriate. If such customers were to bring a claim or claims alleging that we failed in our responsibilities to provide them with the type or amount of coverage that they sought to purchase, Lemonade Insurance Agency, LLC could be found liable, resulting in an adverse effect on our business, results of operations and financial condition. While we maintain agents errors and omissions insurance coverage to protect us against such liability, such coverage may be insufficient or inadequate.

Political, economic and military conditions in Israel could negatively impact our operations.

          Our Co-Founders and some of our product development staff, help desk and online sales support operations are located in Israel. As of March 31, 2020, we had 123 full-time employees in Israel. Although we do not currently sell our insurance products in Israel, we are directly influenced by the political, economic and military conditions affecting Israel. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel, its neighboring countries, Hamas (an Islamist militia and political group that controls the Gaza Strip), and Hezbollah (an Islamist militia and political group based in Lebanon). In addition, several countries, principally in the Middle East, restrict doing business with Israel, and additional countries may impose restrictions on doing business with Israel and Israeli companies whether as a result of hostilities in the region or otherwise. Moreover, there have been increased efforts by organizations and movements to cause companies and consumers to boycott Israeli goods based on Israeli government policies. Any hostilities involving Israel could adversely affect our operations and results of operations. Specifically, our operations could be disrupted by the obligations of our personnel to perform military service. Many of our employees based in Israel may be called upon to perform military reserve duty and, in emergency circumstances, may be called to immediate and unlimited active duty. If this were to occur, our operations could be disrupted by the absence of a significant number of employees, which could materially adversely affect our business and results of operations.

          Parties with whom we do business may sometimes decline to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary to meet our business partners face to face. Further, shifting economic and political conditions in the United States and in other countries may result in changes in how the United States and other countries conduct business and other relations with Israel, which may have an adverse impact on our Israeli operations and a material adverse impact on our business.

          Our commercial insurance may not cover losses that could occur as a result of events associated with the security situation in the Middle East. Any losses or damages incurred by us could have a material adverse effect on our business. Armed conflicts or political instability in the region could negatively affect our business and could harm our results of operations.

          Continued hostilities between Israel and its neighbors and any future armed conflict, terrorist activity or political instability in the region could adversely affect our operations in Israel and adversely affect the market price of our common stock. An escalation of tensions or violence might result in a significant downturn in the economic or financial condition of Israel, which could have a material adverse effect on our operations in Israel and our business.

We may become subject to claims under Israeli law for remuneration or royalties for assigned service invention rights by our Israel-based contractors or employees, which could result in litigation and adversely affect our business.

          We enter into assignment of invention agreements with employees and contractors, pursuant to which such individuals assign to us all rights to any inventions created in the scope of their employment or engagement with us. Under the Israeli Patent Law, 5727-1967 (the "Israel Patent Law"), inventions conceived by an employee or a person deemed to be an employee during and in consequence of their employment are regarded as "service inventions," which belong to the employer, absent a specific agreement between employee and employer giving the employee service invention rights. In the case of a service invention, employees and former employees may petition the Israeli Compensation and Royalties Committee established under the Israel Patent Law to determine whether they are entitled to remuneration for their service inventions. The Israeli Compensation and Royalties Committee and the Supreme Court have held that employees may be entitled to remuneration for their service inventions despite having waived such rights, resulting in uncertainty under Israeli law with respect to the efficacy of waivers of service invention rights. Although our contractors and employees have agreed to assign to us service invention rights, we may face claims demanding remuneration in consideration for assigned inventions. As a consequence of such claims, we could be required to pay additional remuneration or royalties to our current or former contractors or employees, or be forced to litigate such claims, which could negatively affect our business.

Our company culture has contributed to our success and if we cannot maintain this culture as we grow, our business could be harmed.

          We believe that our company culture has been critical to our success. Our status as a Certified B Corp and commitment to charitable giving distinguish us from our competitors and promote a relationship among our employees and customers founded on trust. We not only seek to engender a trusting relationship between our brand and our customers, but also among our employees. Our ability to continue to cultivate and maintain this culture is essential to our growth and continued success. We face a number of challenges that may affect our ability to sustain our corporate culture, including:

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  failure to identify, attract, reward and retain people in leadership positions in our organization who share and further our culture, values and mission;

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  the increasing size and geographic diversity of our workforce, and our ability to promote a uniform and consistent culture across all our offices and employees;

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  the market perception about our charitable contributions and social and political stances;

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  competitive pressures to move in directions that may divert us from our mission, vision and values;

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  the continued challenges of a rapidly-evolving industry; and

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  the increasing need to develop expertise in new areas of business that affect us.

          Our unique culture is one of our core characteristics that helps us to attract and retain key personnel. If we are not able to maintain our culture, we would have to incur additional costs and find alternative methods to recruit key employees, which in turn could cause our business, results of operations and financial condition to be adversely affected.

If we are unable to underwrite risks accurately and charge competitive yet profitable rates to our customers, our business, results of operations and financial condition will be adversely affected.

          In general, the premiums for our insurance policies are established at the time a policy is issued and, therefore, before all of our underlying costs are known. The accuracy of our pricing is subject to our ability to adequately assess risks, estimate losses and comply with state insurance regulations. Like other insurance companies, we rely on estimates and assumptions in setting our premium rates. We also utilize the data that we gather through our interactions with our customers, as evaluated and curated by our proprietary artificial intelligence algorithms.

          Establishing adequate premium rates is necessary, together with investment income, if any, to generate sufficient revenue to offset losses, loss adjustment expenses ("LAE") and other costs. If we do not accurately assess the risks that we underwrite, we may not charge adequate premiums to cover our losses and expenses, which would adversely affect our results of operations and our profitability. Moreover, if we determine that our prices are too low, insurance regulations may preclude us from being able to cancel insurance contracts, non-renew customers, or raise prices. Alternatively, we could set our premiums too high, which could reduce our competitiveness and lead to lower revenues, which could have a material adverse effect on our business, results of operations and financial condition.

          Pricing involves the acquisition and analysis of historical loss data and the projection of future trends, loss costs and expenses, and inflation trends, among other factors, for each of our products in multiple risk tiers and many different markets. In order to accurately price our policies, we must:

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  collect and properly analyze a substantial volume of data from our customers;

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  develop, test and apply appropriate actuarial projections and rating formulas;

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  review and evaluate competitive product offerings and pricing dynamics;

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  closely monitor and timely recognize changes in trends; and

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  project both frequency and severity of our customers' losses with reasonable accuracy.

          There are no assurances that we will have success in implementing our pricing methodology accurately in accordance with our assumptions. Our ability to accurately price our policies is subject to a number of risks and uncertainties, including:

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  insufficient or unreliable data;

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  incorrect or incomplete analysis of available data;

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  uncertainties generally inherent in estimates and assumptions;

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  our failure to implement appropriate actuarial projections and rating formulas or other pricing methodologies;

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  incorrect or incomplete analysis of the competitive environment;

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  regulatory constraints on rate increases; and

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  our failure to accurately estimate investment yields and the duration of our liability for loss and loss adjustment expenses, as well as unanticipated court decisions, legislation or regulatory action.

          To address the potential inadequacy of our current business model, we may be compelled to increase the amount allocated to cover policy claims, increase premium rates or adopt tighter underwriting standards, any of which may result in a decline in new business and renewals and, as a result, could have a material adverse effect on our business, results of operations and financial condition.

Our exposure to loss activity and regulation may be greater in states where we currently have most of our customers: California, New York and Texas.

          Approximately 61% of our gross written premium for the three months ended March 31, 2020 originated from customers in California, New York, and Texas. As a result of this concentration, if a significant catastrophe event or series of catastrophe events occur, such as the recent outbreak of a novel strain of coronavirus ("COVID-19"), and cause material losses in California, New York and Texas, our business, financial condition and results of operation could be materially adversely affected. Further, as compared to our competitors who operate on a wider geographic scale, any adverse changes in the regulatory environment affecting property and casualty insurance in California, New York and Texas may expose us to more significant risks.

Our product development cycles are complex and subject to regulatory approval, and we may incur significant expenses before we generate revenues, if any, from new products.

          Because our products are highly-advanced and require rigorous testing and regulatory approvals, development cycles can be complex. Moreover, development projects can be technically challenging and expensive, and may be delayed or defeated by the inability to obtain licensing or other regulatory approvals. The nature of these development cycles may cause us to experience delays between the time we incur expenses associated with research and development and the time we generate revenues, if any, from such expenses. If we expend a significant amount of resources on research and development and our efforts do not lead to the successful introduction or improvement of products that are competitive in the marketplace, this could materially and adversely affect our business and results of operations. Additionally, anticipated customer demand for a product we are developing could decrease after the development cycle has commenced. Such decreased customer demand may cause us to fall short of our sales targets, and we may nonetheless be unable to avoid substantial costs associated with the product's development. If we are unable to complete product development cycles successfully and in a timely fashion and generate revenues from such future products, the growth of our business may be harmed.

Litigation and legal proceedings filed by or against us and our subsidiaries could have a material adverse effect on our business, results of operations and financial condition.

          Litigation and other proceedings may include, but are not limited to, complaints from or litigation by customers or reinsurers, related to alleged breaches of contract or otherwise. As our market share increases, competitors may pursue litigation to require us to change our business practices or offerings and limit our ability to compete effectively. As is typical in the insurance industry, we continually face risks associated with litigation of various types arising in the normal course of our business operations, including disputes relating to insurance claims under our policies as well as other general commercial and corporate litigation. Although we are not currently involved in any material litigation with our customers, members of the insurance industry are the target of class action lawsuits and other types of litigation, some of which involve claims for substantial or indeterminate amounts, and the outcomes of which are unpredictable. This litigation is based on a variety of issues, including sale of insurance and claim settlement practices. In addition, because we employ artificial intelligence to collect data points, it is possible that customers or consumer groups could bring individual or class action claims alleging that our methods of collecting data and pricing risk are impermissibly discriminatory. We cannot predict with any certainty whether we will be involved in such litigation in the future or what impact such litigation would have on our business. If we were to be involved in litigation and it was determined adversely, it could require us to pay significant damage amounts or to change aspects of our operations, either of which could have a material adverse effect on our financial results. Even claims without merit can be time-consuming and costly to defend and may divert management's attention and resources away from our business and adversely affect our business, results of operations and financial condition. Additionally, routine lawsuits over claims that are not individually material could in the future become material if aggregated with a substantial number of similar lawsuits. In addition to increasing costs, a significant volume of customer complaints or litigation could adversely affect our brand and reputation, regardless of whether such allegations are valid or whether we are liable. We cannot predict with certainty the costs of defense, the costs of prosecution, insurance coverage or the ultimate outcome of litigation or other proceedings filed by or against us, including remedies or damage awards, and adverse results in such litigation, and other proceedings may harm our business and financial condition. See "Business — Legal Proceedings."

Failure to protect or enforce our intellectual property rights could harm our business, results of operations and financial condition.

          Our success is dependent in part on protecting our intellectual property rights and technology (such as source code, information, data, processes and other forms of information, knowhow and technology). We rely on a combination of copyrights, trademarks, service marks, trade secret laws and contractual restrictions to establish and protect our intellectual property. However, there are steps that we have not yet taken to protect our intellectual property on a global basis. Additionally, the steps that we have already taken to protect our intellectual property may not be sufficient or effective. Even if we do detect violations, we may need to engage in litigation to enforce our rights.

          While we take precautions designed to protect our intellectual property, it may still be possible for competitors and other unauthorized third parties to copy our technology and use our proprietary brand, content and information to create or enhance competing solutions and services, which could adversely affect our competitive position in our rapidly evolving and highly competitive industry. Some license provisions that protect against unauthorized use, copying, transfer and disclosure of our technology may be unenforceable under the laws of certain jurisdictions and foreign countries. We enter into confidentiality and invention assignment agreements with our employees and consultants and enter into confidentiality agreements with our third-party providers and strategic partners. We cannot assure you that these agreements will be effective in controlling access to, and use and distribution of, our platform and proprietary information. Further, these agreements do not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our offerings. Such arrangements may limit our ability to protect, maintain, enforce or commercialize such intellectual property rights, including requiring agreement with or payment to our joint development partners before protecting, maintaining, licensing or initiating enforcement of such intellectual property rights, and may allow such joint development partners to register, maintain, enforce or license such intellectual property rights in a manner that may affect the value of the jointly-owned intellectual property or our ability to compete in the market.

          We have filed, and may continue in the future to file, applications to protect certain of our innovations and intellectual property. We do not know whether any of our applications will result in the issuance of a patent, trademark or copyright, as applicable, or whether the examination process will require us to narrow our claims. In addition, we may not receive competitive advantages from the rights granted under our intellectual property. Our existing intellectual property, and any intellectual property granted to us or that we otherwise acquire in the future, may be contested, circumvented or invalidated, and we may not be able to prevent third parties from infringing our rights to our intellectual property. Therefore, the exact effect of the protection of this intellectual property cannot be predicted with certainty. In addition, given the costs, effort, risks and downside of obtaining patent protection, including the requirement to ultimately disclose the invention to the public, we may choose not to seek patent protection for certain innovations. Any failure to adequately obtain such patent protection, or other intellectual property protection, could later prove to adversely impact our business.

          We currently hold various domain names relating to our brand, including Lemonade and Lemonade.com. Failure to protect our domain names could adversely affect our reputation and brand and make it more difficult for users to find our website and our online app. We may be unable, without significant cost or at all, to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.

          We may be required to spend significant resources in order to monitor and protect our intellectual property rights, and some violations may be difficult or impossible to detect. Litigation to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property. Our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management's attention and resources, could impair the functionality of our platform, delay introductions of enhancements to our platform, result in our substituting inferior or more costly technologies into our platform or harm our reputation or brand. In addition, we may be required to license additional technology from third parties to develop and market new offerings or platform features, which may not be on commercially reasonable terms or at all and could adversely affect our ability to compete.

          Although we take measures to protect our intellectual property, if we are unable to prevent the unauthorized use or exploitation of our intellectual property, the value of our brand, content, and other intangible assets may be diminished, competitors may be able to more effectively mimic our service and methods of operations, the perception of our business and service to customers and potential customers may become confused, and our ability to attract customers may be adversely affected. Any inability or failure to protect our intellectual property could adversely impact our business, results of operations and financial condition.

Claims by others that we infringed their proprietary technology or other intellectual property rights could harm our business.

          Companies in the internet and technology industries are frequently subject to litigation based on allegations of infringement or other violations of intellectual property rights. In addition, certain companies and rights holders seek to enforce and monetize patents or other intellectual property rights they own, have purchased or otherwise obtained. As we gain an increasingly high public profile, the possibility of intellectual property rights claims against us grows. From time to time, third parties may assert claims of infringement of intellectual property rights against us. Although we believe that we have meritorious defenses, there can be no assurance that we will be successful in defending against these allegations or reaching a business resolution that is satisfactory to us. Our competitors and others may now and in the future have significantly larger and more mature patent portfolios than us. In addition, future litigation may involve patent holding companies or other adverse patent owners who have no relevant product or service revenue and against whom our own patents may therefore provide little or no deterrence or protection. Many potential litigants, including some of our competitors and patent-holding companies, have the ability to dedicate substantial resources to assert their intellectual property rights. Any claim of infringement by a third party, even those without merit, could cause us to incur substantial costs defending against the claim, could distract our management from our business and could require us to cease use of such intellectual property. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, we risk compromising our confidential information during this type of litigation. We may be required to pay substantial damages, royalties or other fees in connection with a claimant securing a judgment against us, we may be subject to an injunction or other restrictions that prevent us from using or distributing our intellectual property, or from operating under our brand, or we may agree to a settlement that prevents us from distributing our offerings or a portion thereof, which could adversely affect our business, results of operations and financial condition.

          With respect to any intellectual property rights claim, we may have to seek out a license to continue operations found to violate such rights, which may not be available on favorable or commercially reasonable terms and may significantly increase our operating expenses. Some licenses may be non-exclusive, and therefore our competitors may have access to the same technology licensed to us. If a third party does not offer us a license to its intellectual property on reasonable terms, or at all, we may be required to develop alternative, non-infringing technology, which could require significant time (during which we would be unable to continue to offer our affected offerings), effort and expense and may ultimately not be successful. Any of these events could adversely affect our business, results of operations and financial condition.

If we are unable to make acquisitions and investments, or successfully integrate them into our business, our business, results of operations and financial condition could be adversely affected.

          As part of our business strategy, we will continue to consider a wide array of potential strategic transactions, including acquisitions of businesses, new technologies, services and other assets and strategic investments that complement our business. We may evaluate target companies and make acquisitions in the future. There is no assurance that such acquired businesses will be successfully integrated into our business or generate substantial revenue.

          Acquisitions involve numerous risks, any of which could harm our business and negatively affect our financial condition and results of operations, including:

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  intense competition for suitable acquisition targets, which could increase prices and adversely affect our ability to consummate deals on favorable or acceptable terms;

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  failure or material delay in closing a transaction, including as a result of regulatory review and approvals;

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  inadequacy of reserves for losses and loss expenses;

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  quality of their data and underwriting processes;

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  conditions imposed by regulatory agencies that make the realization of cost-savings through integration of operations more difficult;

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  difficulties in obtaining regulatory approvals on our ability to be an acquirer;

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  a need for additional capital that was not anticipated at the time of the acquisition;

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  transaction-related lawsuits or claims;

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  difficulties in integrating the technologies, operations, existing contracts and personnel of an acquired company;

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  difficulties in retaining key employees or business partners of an acquired company;

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  diversion of financial and management resources from existing operations or alternative acquisition opportunities;

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  failure to realize the anticipated benefits or synergies of a transaction;

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  failure to identify the problems, liabilities or other shortcomings or challenges of an acquired company or technology, including issues related to intellectual property, regulatory compliance practices, litigation, accounting practices, or employee or user issues;

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  risks that regulatory bodies may enact new laws or promulgate new regulations that are adverse to an acquired company or business;

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  theft of our trade secrets or confidential information that we share with potential acquisition candidates;

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  risk that an acquired company or investment in new offerings cannibalizes a portion of our existing business; and

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  adverse market reaction to an acquisition.

          If we fail to address the foregoing risks or other problems encountered in connection with past or future acquisitions of businesses, new technologies, services and other assets and strategic investments, or if we fail to successfully integrate such acquisitions or investments, our business, results of operations and financial condition could be adversely affected.

Recent U.S. tax legislation may materially adversely affect our financial condition, results of operations and cash flows.

          On December 22, 2017, President Trump signed into law a comprehensive tax reform bill, or the Tax Cuts and Jobs Act" (the "TCJA"), that significantly reforms the Internal Revenue Code of 1986, as amended (the "Code"). The TCJA, among other things, contains significant changes to corporate taxation, including a reduction of the corporate income tax rate, a partial limitation on the deductibility of business interest expense, limitation of the deduction for certain net operating losses to 80% of current year taxable income, an indefinite carryforward of certain net operating losses, immediate deductions for certain new investments instead of deductions for depreciation expense over time and the modification or repeal of many business deductions and credits. We continue to examine the impact of this tax reform legislation, and as its overall impact is uncertain, we note that the TCJA could adversely affect our business and financial condition. The impact of this tax reform legislation on holders of our common stock is also uncertain and could be adverse.

We may not be able to utilize a portion of our net operating loss carryforwards ("NOLs") to offset future taxable income for U.S. federal income tax purposes, which could adversely affect our net income and cash flows.

          As of December 31, 2019, we had federal income tax NOLs of approximately $186.1 million available to offset our future taxable income, if any, prior to consideration of annual limitations that may be imposed under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), or otherwise. Of our NOL, $36.8 million of losses will begin to expire in 2035 and $149.3 million of losses can be carried forward indefinitely.

          We may be unable to fully use our NOLs, if at all. Under Section 382 of the Code, if a corporation undergoes an "ownership change" (very generally defined as a greater than 50% change, by value, in the corporation's equity ownership by certain shareholders or groups of shareholders over a rolling three-year period), the corporation's ability to use its pre-ownership change NOLs to offset its post-ownership change income may be limited. We may experience ownership changes in the future as a result of subsequent shifts in our stock ownership, including this offering, some of which may be outside of our control. If we undergo an ownership change, we may be prevented from fully utilizing our NOLs existing at the time of the ownership change prior to their expiration. Future regulatory changes could also limit our ability to utilize our NOLs. To the extent we are not able to offset future taxable income with our NOLs, our net income and cash flows may be adversely affected.

Our expansion within the United States and any future international expansion strategy will subject us to additional costs and risks and our plans may not be successful.

          Our success depends in significant part on our ability to expand into additional markets in the United States and abroad. We are currently licensed in 41 states of the United States and operate in 28 of those states, including Washington, D.C., which are home to approximately 75% of the U.S. population. We have targeted coverage across all 50 states, but we cannot guarantee that we will be able to provide nationwide coverage in the near term or at all. Moreover, one or more states could revoke our license to operate, or implement additional regulatory hurdles that could inhibit our ability to obtain or maintain our license in such states.

          In addition to growing our domestic business, we have started expanding our presence internationally, particularly in Europe. We currently hold a pan-European license, which allows us to sell in 31 countries across Europe, and commenced operating in Germany on June 11, 2019 and in the Netherlands on April 2, 2020. Operating outside of the United States may require significant management attention to oversee operations over a broad geographic area with varying cultural norms and customs, in addition to placing strain on our finance, analytics, compliance, legal, engineering, and operations teams. We may incur significant operating expenses and may not be successful in our international expansion for a variety of reasons, including:

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  obtaining any required government approvals, licenses or other authorizations;

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  complying with varying laws and regulatory standards, including with respect to the insurance business and insurance distribution, capital and outsourcing requirements, data privacy, tax and local regulatory restrictions;

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  recruiting and retaining talented and capable employees in foreign countries;

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  competition from local incumbents that better understand the local market, may market and operate more effectively and may enjoy greater local affinity or awareness;

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  differing demand dynamics, which may make our product offerings less successful;

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  currency exchange restrictions or costs and exchange rate fluctuations;

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  operating in jurisdictions that do not protect intellectual property rights to the same extent as the United States; and

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  limitations on the repatriation and investment of funds as well as foreign currency exchange restrictions.

          Our limited experience in operating our business internationally increases the risk that any potential future expansion efforts that we may undertake may not be successful. If we invest substantial time and resources to expand our operations internationally and are unable to manage these risks effectively, our business, results of operations and financial condition could be adversely affected.

          In addition, international expansion may increase our risks in complying with various laws and standards, including with respect to anti-corruption, anti-bribery, anti-money laundering, export controls, and trade and economic sanctions.

          Expansion into new markets here and abroad will require additional investments by us in both regulatory approvals and marketing. These incremental costs may include hiring additional personnel, as well as engaging third-party service providers and other research and development costs. If we fail to grow our geographic footprint or geographic growth occurs at a slower rate than expected, our business, results of operations and financial condition could be materially and adversely affected.

Fluctuations in foreign currency exchange rates may adversely affect our financial results.

          Since we conduct limited operations in Israel and Europe, portions of our revenues, expenses, assets and liabilities are denominated in New Israeli Shekels and euros. Because our consolidated financial statements are presented in U.S. dollars, we must translate non-U.S. dollar denominated revenues, income and expenses, as well as assets and liabilities, into U.S. dollars at exchange rates in effect during or at the end of each reporting period. Therefore, increases or decreases in the value of the U.S. dollar against the other currencies may affect our revenues, income and the value of balance sheet items denominated in foreign currencies.

          External events such as Brexit, global pandemics, the ongoing uncertainty regarding actual and potential shifts in U.S. and foreign, trade, economic and other policies, the passage of U.S. taxation reform legislation, and concerns over interest rates (particularly short-term rates) each have caused, and may continue to cause, significant volatility in currency exchange rates, especially among the U.S. dollar, the pound sterling and the euro. If global economic and market conditions, or economic conditions in the United Kingdom, European Union, the United States or other key markets remain uncertain or deteriorate further, the value of the pound sterling and euro and the global credit markets may further weaken.

Risks Relating to Our Industry

The insurance business, including the market for renters and homeowners insurance, is historically cyclical in nature, and we may experience periods with excess underwriting capacity and unfavorable premium rates, which could adversely affect our business.

          Historically, insurers have experienced significant fluctuations in operating results due to competition, frequency and severity of catastrophic events, levels of capacity, adverse litigation trends, regulatory constraints, general economic conditions, and other factors. The supply of insurance is related to prevailing prices, the level of insured losses and the level of capital available to the industry that, in turn, may fluctuate in response to changes in rates of return on investments being earned in the insurance industry. As a result, the insurance business historically has been a cyclical industry characterized by periods of intense price competition due to excessive underwriting capacity as well as periods when shortages of capacity increased premium levels. Demand for insurance depends on numerous factors, including the frequency and severity of catastrophic events, levels of capacity, the introduction of new capital providers and general economic conditions. All of these factors fluctuate and may contribute to price declines generally in the insurance industry.

          We cannot predict with certainty whether market conditions will improve, remain constant or deteriorate. Negative market conditions may impair our ability to underwrite insurance at rates we consider appropriate and commensurate relative to the risk assumed. Additionally, negative market conditions could result in a decline in policies sold, an increase in the frequency of claims and premium defaults, and an uptick in the frequency of falsification of claims. If we cannot underwrite insurance at appropriate rates, our ability to transact business will be materially and adversely affected. Any of these factors could lead to an adverse effect on our business, results of operations and financial condition.

We are subject to extensive insurance industry regulations.

          We are currently licensed in 41 states of the United States and operate in 28 of those states, including Washington, D.C. We also hold a pan-European license, which allows us to sell in 31 countries across Europe, and commenced operating in Germany on June 11, 2019 and in the Netherlands on April 2, 2020.

          In the United States, each state regulator retains the authority to license insurers in their states, and an insurer generally may not operate in a state in which it is not licensed. Accordingly, we are not permitted to sell insurance to residents of the remaining states and territories of the United States, which is likely to put us at a disadvantage among many of our competitors that have been in business much longer than us and are licensed to sell their insurance products in most, if not all, U.S. jurisdictions.

          We are subject to extensive regulation and supervision in the states in which we transact business by the individual state insurance departments. This regulation is generally designed to protect the interests of customers, and not necessarily the interests of insurers or agents, their shareholders or other investors. Numerous aspects of our insurance business are subject to regulation, including, but not limited to, premium rates, mandatory covered risks, limitations on the ability to renew or elect not to renew business, prohibited exclusions, licensing and appointment of agents, restrictions on the size of risks that may be insured under a single policy, reserves and provisions for unearned premiums, losses and other obligations, deposits of securities for the benefit of customers, investments and capital, policy forms and coverages, advertising and other conduct, including restrictions on the use of credit information and other factors in underwriting, as well as other underwriting and claims practices. To the extent we decide to expand our current product offerings to include other insurance products, such as pet, auto, or life insurance, this would subject us to additional regulatory requirements and scrutiny in each state in which we elect to offer such products. States have also adopted legislation defining and prohibiting unfair methods of competition and unfair or deceptive acts and practices in the business of insurance. Prohibited practices include, but are not limited to, misrepresentations, false advertising, coercion, disparaging other insurers, unfair claims settlement procedures, and discrimination in the business of insurance. Noncompliance with any of such state statute may subject us to regulatory action by the relevant state insurance regulator, and, in certain states, private litigation. States also regulate various aspects of the contractual relationships between insurers and independent agents.

          Such laws, rules and regulations are usually overseen and enforced by the various state insurance departments, as well as through private rights of action and by state attorneys general. Such regulations or enforcement actions are often responsive to current consumer and political sensitivities, such as homeowners insurance rates and coverage forms, or which may arise after a major event. Such rules and regulations may result in rate suppression, limit our ability to manage our exposure to unprofitable or volatile risks, or lead to fines, premium refunds or other adverse consequences. The federal government also may regulate aspects of our businesses, such as the protection of consumer confidential information or the use of consumer insurance (credit) scores to underwrite and assess the risk of customers under the Fair Credit Reporting Act ("FCRA"). Among other things, the FCRA requires insurance companies to have a permissible purpose before obtaining and using a consumer report for underwriting purposes, as well as comply with related notice and recordkeeping requirements. Failure to comply with federal requirements under the FCRA or any other applicable federal laws would subject us to regulatory fines and other sanctions. In addition, given our short operating history to-date and rapid speed of growth, we are particularly vulnerable to regulators identifying errors in the policy forms we use, the rates we charge, and our customer communications. As a result of such noncompliance, regulators could impose fines, rebates or other penalties, including cease-and-desist orders for an individual state, or all states, until the identified noncompliance is rectified.

          The NYDFS, the insurance regulatory authority in the State of New York, may conduct special or targeted examinations to address particular concerns or issues at any time. Insurance regulators of other states in which Lemonade Insurance Company is licensed to sell insurance may also conduct periodic examinations. The results of these examinations can give rise to regulatory orders requiring remedial, injunctive, or other corrective action.

          Our ability to retain state licenses depends on our ability to meet licensing requirements established by the NAIC and adopted by each state, subject to variations across states. If we are unable to satisfy the applicable licensing requirements of any particular state, we could lose our license to do business in such state, which would result in the temporary or permanent cessation of our operations in that state. Alternatively, if we are unable to satisfy applicable state licensing requirements, we may be subject to additional regulatory oversight, have our license suspended, or be subject to seizure of assets. Any such events could adversely affect our business, results of operations or financial condition. See "Regulation — Required Licensing."

          In addition, as a condition to writing business in certain states, insurers are required to participate in various pools or risk sharing mechanisms or to accept certain classes of risk, regardless of whether such risks meet their underwriting requirements for voluntary business. Some states also limit or impose restrictions on the ability of an insurer to withdraw from certain classes of business. New York, among other states, imposes significant restrictions on a company's ability to materially reduce its exposures or to withdraw from certain lines of business. The state insurance departments can impose significant charges on an insurer in connection with a market withdrawal or refuse to approve withdrawal plans on the grounds that they could lead to market disruption. Laws and regulations that limit cancellation and non-renewal of policies or that subject withdrawal plans to prior approval requirements may significantly restrict our ability to exit unprofitable markets. Such actions and related regulatory restrictions may limit our ability to reduce our potential exposure to hurricane-related losses.

          Our European insurance entities, Lemonade Insurance N.V., Lemonade Agency B.V. and Lemonade B.V., are subject to primary supervision by the Dutch Central Bank (De Nederlandsche Bank, "DNB") as the supervisory authority of its home member state, the Dutch Authority for the Financial Markets (Autoriteit Financiële Markten, "AFM"), and the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht, "BaFin") as the supervisory authority of a host member state. DNB and AFM expect firms to avoid actions that jeopardize compliance with their statutory objectives and applicable rules and regulations and have extensive powers to intervene in the affairs of a regulated firm. When DNB is concerned that an insurer may present a risk, this may lead to negative consequences, including the requirement to maintain a higher level of regulatory capital (via capital "add-ons" under the Solvency II Directive) to match the higher perceived risks and enforcement action where the risks identified breach applicable rules and regulations. In the case of a breach of our license requirements or obligations arising from the applicable rules and regulations, we may be subject to the DNB and the AFM's sanctions, including (public) formal warnings, orders to adopt a certain course of conduct, incremental penalties and administrative fines, revocation of an undertaking license and, in the case of insurers, where the breach relates to material prudential shortcomings, emergency measures (including the appointment of an administrator or the imposition of measures aimed at winding-up the undertaking). Any such events could adversely affect our business, results of operations or financial condition. See "Regulation — European Regulation."

State insurance regulators impose additional reporting requirements regarding enterprise risk on insurance holding company systems, with which we must comply as an insurance holding company.

          In the past decade, various state insurance regulators have increased their focus on risks within an insurer's holding company system that may pose enterprise risk to the insurer. In 2012, the NAIC adopted significant changes to the insurance holding company act and regulations (the "NAIC Amendments"). The NAIC Amendments, when adopted by the various states, are designed to respond to perceived gaps in the regulation of insurance holding company systems in the United States. One of the major changes is a requirement that an insurance holding company system's ultimate controlling person submit annually to its lead state insurance regulator an "enterprise risk report" that identifies activities, circumstances or events involving one or more affiliates of an insurer that, if not remedied properly, are likely to have a material adverse effect upon the financial condition or liquidity of the insurer or its insurance holding company system as a whole. Other changes include requiring a controlling person to submit prior notice to its domiciliary insurance regulator of a divestiture of control, having detailed minimum requirements for cost sharing and management agreements between an insurer and its affiliates and expanding of the agreements between an insurer and its affiliates to be filed with its domiciliary insurance regulator. The NAIC Amendments must be adopted by the individual state legislatures and insurance regulators in order to be effective. New York State, our main domiciliary state for our insurance subsidiary, includes a form of the enterprise risk report requirement.

          In 2012, the NAIC also adopted the Risk Management and Own Risk and Solvency Assessment Model Act (the "ORSA Model Act"). The ORSA Model Act, when adopted by the various states, will require an insurance holding company system's Chief Risk Officer to submit annually to its lead state insurance regulator an Own Risk and Solvency Assessment Summary Report ("ORSA"). The ORSA is a confidential internal assessment appropriate to the nature, scale and complexity of an insurer, conducted by that insurer of the material and relevant risks identified by the insurer associated with an insurer's current business plan and the sufficiency of capital resources to support those risks. The ORSA Model Act must be adopted by the individual state legislature and insurance regulators in order to be effective. While New York has not formally passed the ORSA requirement, it has implemented a form "F" filing requirement that is the initial response to the ORSA Model Act. We cannot predict the impact, if any, that the NAIC Amendments, compliance with the ORSA Model Act, or any other regulatory requirements may have on our business, financial condition or results of operations. See "Regulation."

The increasing adoption by states of cybersecurity regulations could impose additional compliance burdens on us and expose us to additional liability.

          In response to the growing threat of cyber-attacks in the insurance industry, certain jurisdictions, including New York, have begun to consider new cybersecurity measures, including the adoption of cybersecurity regulations. In March 2017, the NYDFS promulgated Cybersecurity Requirements for Financial Services Companies, which requires covered financial institutions, including Lemonade Insurance Company, to establish and maintain a cybersecurity program and implement and maintain cybersecurity policies and procedures with specific requirements. Additionally, on October 24, 2017, the NAIC adopted its Insurance Data Security Model Law, intended to serve as model legislation for states to enact in order to govern cybersecurity and data protection practices of insurers, insurance agents, and other licensed entities registered under state insurance laws. Alabama, Connecticut, Delaware, Michigan, Mississippi, New Hampshire, Ohio, and

South Carolina have adopted versions of the NAIC Insurance Data Security Model Law, each with a different effective date, and other states may adopt versions of the NAIC Insurance Data Security Model Law in the future. Although we take steps to comply with financial industry cybersecurity regulations and believe we are materially compliant with their requirements, our failure to comply with new or existing cybersecurity regulations could result in regulatory actions and other penalties. In addition, efforts to comply with new or existing cybersecurity regulations could impose significant costs on our business, which could materially and adversely affect our business, financial condition or results of operations. See "Regulation — Enterprise Risk, Cybersecurity, and Other Recent Developments".

Severe weather events and other catastrophes, including the effects of climate change and global pandemics, are inherently unpredictable and may have a material adverse effect on our financial results and financial condition.

          Our renters and homeowners insurance business is exposed to the risk of severe weather conditions and other catastrophes. Severe weather events include, but are not limited to, winter storms, rain, hail, and high winds. The incidence and severity of weather conditions are largely unpredictable. Catastrophes can be caused by various events, such as wildfires, tornadoes, tsunamis, hurricanes, tropical storms, earthquakes, windstorms, hailstorms, severe thunderstorms, fires, and other non-natural events such as explosions, riots, terrorism, or war.

          The incidence and severity of severe weather conditions and catastrophes are inherently unpredictable and the occurrence of one catastrophe does not render the possibility of another catastrophe greater or lower. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. In particular, severe weather and other catastrophes could significantly increase our costs due to a surge in claims following such events and/or legal and regulatory changes in response to catastrophes that may impair our ability to limit our liability under our policies. Severe weather conditions and catastrophes can cause greater losses for us, which can cause our liquidity and financial condition to deteriorate. Resulting reductions in our capital could materially adversely affect our ability to underwrite new insurance policies. In addition, we may not be able to obtain reinsurance coverage at reasonable rates and in amounts adequate to mitigate the risks associated with severe weather conditions and other catastrophes. While we only work with reinsurers whom we believe have acceptable credit, if our reinsurers are unable to pay for the claims for which they are responsible, we could be exposed to additional liability, which could have a material adverse effect on our business and results of operations.

          Climate change may affect the occurrence of certain natural events, such as an increase in the frequency or severity of wind and thunderstorm events, eruptions of volcanoes, and tornado or hailstorm events due to increased convection in the atmosphere; more frequent wildfires in certain geographies; higher incidence of deluge flooding and the potential for an increase in severity of the hurricane events due to higher sea surface temperatures. Additionally, climate change may cause an impact on the demand, price and availability of homeowners and renters insurance and reinsurance coverages, as well as the value of our investment portfolio. Due to significant variability associated with future changing climate conditions, we are unable to predict the impact climate change will have on our business.

          In addition, in December 2019, COVID-19 was reported to have surfaced in Wuhan, China and was subsequently recognized as a pandemic by the World Health Organization. Public and private sector policies and initiatives to reduce the transmission of COVID-19, such as the imposition of travel restrictions and the adoption of remote working, could impact our operations if our employees are unable to work effectively, including because of illness, quarantines, government actions, facility closures, or other restrictions. We continue to assess and update our business continuity plans in the context of this pandemic, including taking steps in an effort to help keep our employees healthy and safe. The spread of COVID-19 has caused us to modify our business practices (including employee travel, employee work locations in certain cases, and cancellation of physical participation in certain meetings, events, and conferences), and we expect to take further actions as may be required or recommended by government authorities or as we determine are in the best interests of our employees and customers. Furthermore, COVID-19 has impacted and may further impact the broader economies of affected countries, including negatively impacting economic growth, the proper functioning of financial and capital markets, foreign currency exchange rates, and interest rates. It is possible that the pandemic will cause an economic slowdown of potentially extended duration, and it is possible that it could cause a global recession. This could result in an increase in fraudulent claims or a decrease in apartment rentals or home sales, an increase in costs associated with claims under our policies, as well as an increase in the number of customers experiencing difficulty paying premiums, any of which could have a material adverse effect on our business and results of operations. Due to the speed with which the COVID-19 situation is developing, the global breadth of its spread and the range of governmental and community reactions thereto, there is uncertainty around its duration and ultimate impact; therefore, any negative impact on our overall financial and operating results cannot be reasonably estimated at this time.

We expect our results of operations to fluctuate on a quarterly and annual basis. In addition, our operating results and operating metrics are subject to seasonality and volatility, which could result in fluctuations in our quarterly revenues and operating results or in perceptions of our business prospects.

          Our revenue and results of operations could vary significantly from period to period and may fail to match expectations as a result of a variety of factors, some of which are outside of our control. Our results may vary as a result of fluctuations in the number of customers purchasing our insurance products and fluctuations in the timing and amount of our expenses. In addition, the insurance industry, and particularly renters and homeowners insurance, are subject to their own cyclical trends and uncertainties, including extreme weather which is often seasonal and may result in volatility in claims reporting and payment patterns. Fluctuations and variability across the industry may affect our revenue. As a result of the potential variations in our revenue and results of operations, period-to-period comparisons may not be meaningful and the results of any one period should not be relied on as an indication of future performance. In addition, our results of operations may not meet the expectations of investors or public market analysts who follow us, which may adversely affect our stock price.

          We have experienced in the past, and expect to continue to experience, seasonal fluctuations in our revenues and resulting fluctuations in our rate of growth as a result of insurance spending patterns. Specifically, our revenues may be proportionately higher in our third fiscal quarter due to the seasonality of when renters and homeowners move into new homes, which historically occurs in the months of July, August and September. Accordingly, the amount of growth we experience may also be greater in the third quarter. As our business expands and matures, other seasonality trends may develop and the existing seasonality and customer behavior that we experience may change. Volatility in our key operating metrics or their rates of growth could have a negative impact on our financial results and investor perceptions of our business prospects and a failure to achieve our quarterly forecasts or to meet or exceed the expectations of research analysts or investors will cause our stock price to decline.

We rely on data from our customers and third parties for pricing and underwriting our insurance policies, handling claims and maximizing automation, the unavailability or inaccuracy of which could limit the functionality of our products and disrupt our business.

          We use data, technology and intellectual property licensed from unaffiliated third parties in certain of our products, including insurance industry proprietary information that we license from Insurance Services Office, Inc. ("ISO"), and we may license additional third-party technology and intellectual property in the future. Any errors or defects in this third-party technology and intellectual property could result in errors that could harm our brand and business. In addition, licensed technology and intellectual property may not continue to be available on commercially reasonable terms, or at all. Also, should ISO refuse to license its proprietary information to us on the same terms that it offers to our competitors, we could be placed at a significant competitive disadvantage.

          Further, although we believe that there are currently adequate replacements for the third-party technology and intellectual property we presently use other than proprietary information provided by ISO, the loss of our right to use any of this technology and intellectual property could result in delays in producing or delivering affected products until equivalent technology or intellectual property is identified, licensed or otherwise procured, and integrated. Our business would be disrupted if any technology and intellectual property we license from others or functional equivalents of this software were either no longer available to us or no longer offered to us on commercially reasonable terms. In either case, we would be required either to attempt to redesign our products to function with technology and intellectual property available from other parties or to develop these components ourselves, which would result in increased costs and could result in delays in product sales and the release of new product offerings. Alternatively, we might be forced to limit the features available in affected products. Any of these results could harm our business, results of operations and financial condition.

Our results of operations and financial condition may be adversely affected due to limitations in the analytical models used to assess and predict our exposure to catastrophe losses.

          Along with others in the insurance industry, models developed internally and by third party vendors are used along with our own historical data in assessing property insurance exposure to catastrophe losses. These models assume various conditions and probability scenarios; however, they do not necessarily accurately predict future losses or measure losses currently incurred. Further, the accuracy of such models may be negatively impacted by changing climate conditions. Catastrophe models use historical information and scientific research about natural events, such as hurricanes and earthquakes, as well as detailed information about our in-force business. This information is used in connection with pricing and risk management activities. However, since actual catastrophic events vary considerably, there are limitations with respect to its usefulness in predicting losses in any reporting period. Other limitations are evident in significant variations in estimates between models, material increases and decreases in results due to model changes and refinements of the underlying data elements and actual conditions that are not yet well understood or may not be properly incorporated into the models.

We are subject to payment processing risk.

          We currently rely exclusively on one third-party vendor to provide payment processing services, including the processing of payments from credit cards and debit cards, and our business would be disrupted if this vendor becomes unwilling or unable to provide these services to us and we are unable to find a suitable replacement on a timely basis. If we or our processing vendor fail to maintain adequate systems for the authorization and processing of credit card transactions, it could cause one or more of the major credit card companies to disallow our continued use of their payment products. In addition, if these systems fail to work properly and, as a result, we do not charge our customers' credit cards on a timely basis or at all, our business, revenue, results of operations and financial condition could be harmed.

          The payment methods that we offer also subject us to potential fraud and theft by criminals, who are becoming increasingly more sophisticated, seeking to obtain unauthorized access to or exploit weaknesses that may exist in the payment systems. If we fail to comply with applicable rules or requirements for the payment methods we accept, or if payment-related data are compromised due to a breach of data, we may be liable for significant costs incurred by payment card issuing banks and other third parties or subject to fines and higher transaction fees, or our ability to accept or facilitate certain types of payments may be impaired. In addition, our customers could lose confidence in certain payment types, which may result in a shift to other payment types or potential changes to our payment systems that may result in higher costs. If we fail to adequately control fraudulent credit card transactions, we may face civil liability, diminished public perception of our security measures, and significantly higher credit card-related costs, each of which could harm our business, results of operations and financial condition.

Our success depends upon the insurance industry continuing to move online at its current pace and the continued growth and acceptance of online products and services as effective alternatives to traditional offline products and services.

          We provide homeowners and renters insurance products through our website and our online app that compete with traditional offline counterparts. We do not generally offer insurance through traditional, offline brokers. We believe that the continued growth and acceptance of online products and services generally will depend, to a large extent, on the continued growth in commercial use of the internet and the continued migration of traditional offline markets and industries online.

          Purchasers of insurance may develop the perception that purchasing insurance products online is not as effective as purchasing such products through a broker or other traditional offline methods, and the homeowners and renters insurance markets may not migrate online as quickly as (or at the levels that) we expect. Moreover, if, for any reason, an unfavorable perception develops that data automation, artificial intelligence and/or bots are less efficacious than traditional offline methods of purchasing insurance, underwriting, claims processing, and other functions that use data automation, artificial intelligence and/or bots, our business, results of operations and financial condition could be adversely affected.

Our actual incurred losses may be greater than our loss and loss adjustment expense reserves, which could have a material adverse effect on our financial condition and results of operations.

          Our financial condition and results of operations depends on our ability to accurately assess potential losses and loss adjustment expenses under the terms of the policies we underwrite. Reserves do not represent an exact calculation of liability. Rather, reserves represent an estimate of what the expected ultimate settlement and administration of claims will cost, and the ultimate liability may be greater or less than the current estimate. In our industry, there is always the risk that reserves may prove inadequate as it is possible for us to underestimate the cost of claims and claims administration.

          We base our estimates on our assessment of known facts and circumstances, as well as estimates of future trends in claim severity, claim frequency, judicial theories of liability, and other factors. These variables are affected by both internal and external events that could increase our exposure to losses, including changes in actuarial projections, claims handling procedures, inflation, severe weather, climate change, economic and judicial trends and legislative changes. We regularly monitor reserves using new information on reported claims and a variety of statistical techniques to update our current estimate. Our estimates could prove to be inadequate, and this underestimation could have a material adverse effect on our financial condition.

          Recorded claim reserves, including case reserves and incurred but not reported ("IBNR") claims reserves, are based on our estimates of losses after considering known facts and interpretations of the circumstances, including settlement agreements. Additionally, models that rely on the assumption that past loss development patterns will persist into the future are used. Internal factors are considered including our experience with similar cases, actual claims paid, historical trends involving claim payment patterns, pending levels of unpaid claims, loss management programs, product mix, contractual terms and changes in claim reporting, and settlement practices. External factors are also considered, such as court decisions, changes in law and litigation imposing unintended coverage. We also consider benefits, such as disallowing the use of benefit payment schedules, requiring coverage designed to cover losses that occur in a single policy period to losses that develop continuously over multiple policy periods or requiring the availability of multiple limits. Regulatory requirements and economic conditions are also considered.

          Since reserves are estimates of the unpaid portion of losses that have occurred, including IBNR losses, the establishment of appropriate reserves, including reserves for catastrophes, is an inherently uncertain and complex process that is regularly refined to reflect current estimation processes and practices. The ultimate cost of losses may vary materially from recorded reserves and such variance may adversely affect our results of operations and financial condition as the reserves and reinsurance recoverables are reestimated.

          If any of our insurance reserves should prove to be inadequate for the reasons discussed above, or for any other reason, we will be required to increase reserves, resulting in a reduction in our net income and stockholders' equity in the period in which the deficiency is identified. Future loss experience substantially in excess of established reserves could also have a material adverse effect on future earnings and liquidity and financial rating, which would affect our ability to attract new business or to retain existing customers.

Our insurance subsidiary is subject to minimum capital and surplus requirements, and our failure to meet these requirements could subject us to regulatory action.

          Our insurance subsidiary is subject to risk-based capital standards and other minimum capital and surplus requirements imposed under the laws of the State of New York. The risk-based capital standards, based upon the Risk-Based Capital Model Act adopted by the NAIC, require our insurance subsidiary to report its results of risk-based capital calculations to the NYDFS and the NAIC. These risk-based capital standards provide for different levels of regulatory attention depending upon the ratio of an insurance company's total adjusted capital, as calculated in accordance with NAIC guidelines, to its authorized control level risk-based capital. Authorized control level risk-based capital is determined using the NAIC's risk-based capital formula, which measures the minimum amount of capital that an insurance company needs to support its overall business operations.

          An insurance company with total adjusted capital that is less than 200% of its authorized control level risk-based capital is at a company action level, which would require the insurance company to file a risk-based capital plan that, among other things, contains proposals of corrective actions the company intends to take that are reasonably expected to result in the elimination of the company action level event. Additional action level events occur when the insurer's total adjusted capital falls below 150%, 100%, and 70% of its authorized control level risk-based capital. The lower the percentage, the more severe the regulatory response, including, in the event of a mandatory control level event (total adjusted capital falls below 70% of the insurer's authorized control level risk-based capital), placing the insurance company into receivership. As of December 31, 2019, our risk-based capital ratio was 354%.

          In addition, our insurance subsidiary is required to maintain certain minimum capital and surplus and to limit its written premiums to specified multiples of its capital and surplus. The insurance subsidiary could exceed these ratios if its volume increases faster than anticipated or if its surplus declines due to catastrophe or non-catastrophe losses or excessive underwriting and operational expenses.

          Any failure by our insurance subsidiary to meet the applicable risk-based capital or minimum statutory capital requirements or the writings ratio limitations imposed by the laws of the State of New York (or other states where currently or may in the future conduct business) could subject it to further examination or corrective action imposed by state regulators, including limitations on our writing of additional business, state supervision, or liquidation.

          Any changes in existing risk-based capital requirements, minimum statutory capital requirements, or applicable writings ratios may require us to increase our statutory capital levels, which we may be unable to do. See "Regulation — Risk-Based Capital."

We are subject to assessments and other surcharges from state guaranty funds, and mandatory state insurance facilities, which may reduce our profitability.

          The insurance laws of many states subject property and casualty insurers doing business in those states to statutory property and casualty guaranty fund assessments. The purpose of a guaranty fund is to protect customers by requiring that solvent property and casualty insurers pay the insurance claims of insolvent insurers. These guaranty associations generally pay these claims by assessing solvent insurers proportionately based on each insurer's share of voluntary premiums written in the state. While most guaranty associations provide for recovery of assessments through subsequent rate increases, surcharges or premium tax credits, there is no assurance that insurers will ultimately recover these assessments, which could be material, particularly following a large catastrophe or in markets which become disrupted.

          Maximum contributions required by law in any one year vary by state. We cannot predict with certainty the amount of future assessments because they depend on factors outside our control, such as insolvencies of other insurance companies. Significant assessments could have a material adverse effect on our financial condition and results of operations. See "Regulation — Insolvency Funds and Associations, Mandatory Pools, and Insurance Facilities."

Our ability to compete in the property and casualty insurance industry and our ability to expand our business is partially dependent on us maintaining our Demotech, Inc. rating, and may be negatively affected by the fact that we do not have a rating from A.M. Best.

          Our insurance subsidiary company currently has a Financial Stability Rating ("FSR") of 'A' Exceptional from Demotech, Inc., a financial analysis firm that provides FSRs as well as consulting services for property and casualty insurance companies and title underwriters. Demotech, Inc. provides financial stability ratings to insurance companies of all sizes. When providing a rating, Demotech, Inc. evaluates total assets, liabilities, revenues and expenses, working capital, administrative expenses, net income, surplus, receivables, amount of business written, industry focus and business model, among others. Below is Demotech, Inc.'s rating scale:

  •
  A" (A Double Prime), Unsurpassed:  100% of insurers with this rating are expected to have a positive surplus at least 18 months from the initial date of rating assignment;

  •
  A' (A Prime), Unsurpassed:  99% of insurers with this rating are expected to have a positive surplus at least 18 months from the initial date of rating assignment;

  •
  A, Exceptional:  97% of insurers with this rating are expected to have a positive surplus at least 18 months from the initial date of rating assignment;

  •
  S, Substantial:  95% of insurers with this rating are expected to have a positive surplus at least 18 months from the initial date of rating assignment;

  •
  M, Moderate:  90% of insurers with this rating are expected to have a positive surplus at least 18 months from the initial date of rating assignment; and

  •
  L, Licensed:  These companies have been assessed but have not been given one of the financial strength ratings listed above.

          While our Demotech, Inc. rating has proved satisfactory to date, we cannot assure that this rating will remain at its current level and it is possible that some prospective customers may be reluctant to do business with a company that is not rated by A.M. Best. We have never been reviewed by A.M. Best and do not currently intend to seek a rating from A.M. Best. Unlike Demotech, Inc., A.M. Best may penalize companies that are highly leveraged, including those companies that utilize reinsurance to support premium writings. We do not plan to give up revenues or efficiency of size as a means to qualify for an acceptable A.M. Best rating. Not having an A.M. Best rating may prevent us from expanding our business or limit our access to credit from certain financial institutions, which may in turn limit our ability to compete with large, national insurance companies and certain regional insurance companies.

Performance of our investment portfolio is subject to a variety of investment risks that may adversely affect our financial results.

          Our results of operations depend, in part, on the performance of our investment portfolio. We seek to hold a diversified portfolio of investments in accordance with our investment policy and routinely reviewed by our Investment Committee. However, our investments are subject to general economic and market risks as well as risks inherent to particular securities.

          Our primary market risk exposures are to changes in interest rates and equity prices. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Disclosure About Market Risk." In recent years, interest rates have been at or near historic lows. A protracted low interest rate environment would continue to place pressure on our net investment income, particularly as it relates to fixed income securities and short-term investments, which, in turn, may adversely affect our operating results. Future increases in interest rates could cause the values of our fixed income securities portfolios to decline, with the magnitude of the decline depending on the duration of securities included in our portfolio and the amount by which interest rates increase. Some fixed income securities have call or prepayment options, which create possible reinvestment risk in declining rate environments. Other fixed income securities, such as mortgage-backed and asset-backed securities, carry prepayment risk or, in a rising interest rate environment, may not prepay as quickly as expected.

          The value of our investment portfolio is subject to the risk that certain investments may default or become impaired due to deterioration in the financial condition of one or more issuers of the securities we hold, or due to deterioration in the financial condition of an insurer that guarantees an issuer's payments on such investments. Downgrades in the credit ratings of fixed maturities also have a significant negative effect on the market valuation of such securities.

          Such factors could reduce our net investment income and result in realized investment losses. Our investment portfolio is subject to increased valuation uncertainties when investment markets are illiquid. The valuation of investments is more subjective when markets are illiquid, thereby increasing the risk that the estimated fair value (i.e., the carrying amount) of the securities we hold in our portfolio does not reflect prices at which actual transactions would occur.

          We may also invest in marketable equity securities. These securities are carried on the balance sheet at fair market value and are subject to potential losses and declines in market value.

          Risks for all types of securities are managed through the application of our investment policy, which establishes investment parameters that include, but are not limited to, maximum percentages of investment in certain types of securities and minimum levels of credit quality, which we believe are within applicable guidelines established by the NAIC and the NYDFS.

          Although we seek to preserve our capital, we cannot be certain that our investment objectives will be achieved, and results may vary substantially over time. In addition, although we seek to employ investment strategies that are not correlated with our insurance and reinsurance exposures, losses in our investment portfolio may occur at the same time as underwriting losses and, therefore, exacerbate the adverse effect of the losses on us.

Unexpected changes in the interpretation of our coverage or provisions, including loss limitations and exclusions, in our policies could have a material adverse effect on our financial condition and results of operations.

          There can be no assurances that specifically negotiated loss limitations or exclusions in our policies will be enforceable in the manner we intend. As industry practices and legal, judicial, social, and other conditions change, unexpected and unintended issues related to claims and coverage may emerge. For example, many of our policies limit the period during which a customer may bring a claim, which may be shorter than the statutory period under which such claims can be brought against our customers. While these limitations and exclusions help us assess and mitigate our loss exposure, it is possible that a court or regulatory authority could nullify or void a limitation or exclusion or legislation could be enacted modifying or barring the use of such limitations or exclusions. These types of governmental actions could result in higher than anticipated losses and loss adjustment expenses, which could have a material adverse effect on our financial condition or results of operations. In addition, court decisions, such as the 1995 Montrose decision in California could read policy exclusions narrowly so as to expand coverage, thereby requiring insurers to create and write new exclusions. These issues may adversely affect our business by either broadening coverage beyond our underwriting intent or by increasing the frequency or severity of claims. In some instances, these changes may not become apparent until sometime after we have issued insurance contracts that are affected by the changes. As a result, the full extent of liability under our insurance contracts may not be known for many years after a contract is issued.

Risks Relating to Our Existence as a Public Benefit Corporation

We operate as a Delaware public benefit corporation. As a public benefit corporation, we cannot provide any assurance that we will achieve our public benefit purpose.

          As a public benefit corporation, we are required to produce a public benefit or benefits and to operate in a responsible and sustainable manner, balancing our stockholders' pecuniary interests, the best interests of those materially affected by our conduct, and the public benefit or benefits identified by our Amended Charter. There is no assurance that we will achieve our public benefit purpose or that the expected positive impact from being a public benefit corporation will be realized, which could have a material adverse effect on our reputation, which in turn may have a material adverse effect on our business, results of operations and financial condition. See "Description of Capital Stock — Public Benefit Corporation Status."

          As a public benefit corporation, we are required to publicly disclose a report at least biennially on our overall public benefit performance and on our assessment of our success in achieving our specific public benefit purpose. If we are not timely or are unable to provide this report, or if the report is not viewed favorably by parties doing business with us or regulators or others reviewing our credentials, our reputation and status as a public benefit corporation may be harmed.

If we lose our certification as a Certified B Corp or our publicly reported B Corp score declines, or if state or federal regulators restrict, delay or otherwise interfere with our ability to make charitable contributions, our reputation could be harmed and our business could be adversely affected.

          Our business model and brand could be harmed if we were to lose our certification as a Certified B Corp or if state or federal regulators impede or otherwise delay or restrict our ability to make charitable contributions. Certified B Corp status is a certification that requires us to consider the impact of our decisions on our workers, customers, suppliers, community and the environment. We believe that Certified B Corp status has allowed us to build credibility and trust among our customers. Whether due to our choice or our failure to meet B Lab's certification requirements, any change in our status could create a perception that we are more focused on financial performance and no longer as committed to the values shared by Certified B Corp. Likewise, our reputation could be harmed if our publicly reported B Corp score declines and there is a perception that we are no longer committed to the Certified B Corp standards. Similarly, our reputation could be harmed if we take actions that are perceived to be misaligned with B Lab's values. See "Business — Certified B Corp Status."

          Furthermore, state or federal regulators could restrict, delay, or otherwise interfere with our ability to contribute the residual amount left over after paying claims and reinsurance to nonprofits selected by our customers. This could erode customer trust in our products and services, weaken incentives for good customer behavior, and drive down demand for our products and services.

          Any such harm to our reputation could have a material adverse effect on our business, financial position and results of operations.

As a public benefit corporation, our focus on a specific public benefit purpose and producing a positive effect for society may negatively impact our financial performance.

          Unlike traditional corporations, which have a fiduciary duty to focus exclusively on maximizing stockholder value, our directors have a fiduciary duty to consider not only the stockholders' interests, but also the company's specific public benefit and the interests of other stakeholders affected by our actions. See "Description of Capital Stock — Public Benefit Corporation Status." Therefore, we may take actions that we believe will be in the best interests of those stakeholders materially affected by our specific benefit purpose, even if those actions do not maximize our financial results. While we intend for this public benefit designation and obligation to provide an overall net benefit to us and our customers, it could instead cause us to make decisions and take actions without seeking to maximize the income generated from our business, and hence available for distribution to our stockholders. Our pursuit of longer-term or non-pecuniary benefits may not materialize within the timeframe we expect or at all, yet may have an immediate negative effect on any amounts available for distribution to our stockholders. Accordingly, being a public benefit corporation and complying with our related obligations could have a material adverse effect on our business, results of operations and financial condition, which in turn could cause our stock price to decline.

          As a public benefit corporation, we will be less attractive as a takeover target than a traditional company would be and, therefore, your ability to realize your investment through an acquisition may be limited. Under Delaware law, a public benefit corporation cannot merge or consolidate with another entity if, as a result of such merger or consolidation, the surviving entity's charter "does not contain the identical provisions identifying the public benefit or public benefits," unless the transaction receives approval from two-thirds of the target public benefit corporation's outstanding voting shares. Additionally, public benefit corporations may also not be attractive targets for activists or hedge fund investors because new directors would still have to consider and give appropriate weight to the public benefit along with shareholder value, and shareholders committed to the public benefit can enforce this through derivative suits. Further, by requiring that board of directors of public benefit corporations consider additional constituencies other than maximizing shareholder value, Delaware public benefit corporation law could potentially make it easier for a board to reject a hostile bid, even where the takeover would provide the greatest short-term financial yield to investors.

Our directors have a fiduciary duty to consider not only our stockholders' interests, but also our specific public benefit and the interests of other stakeholders affected by our actions. If a conflict between such interests arises, there is no guarantee such a conflict would be resolved in favor of our stockholders.

          While directors of traditional corporations are required to make decisions they believe to be in the best interests of their stockholders, directors of a public benefit corporation have a fiduciary duty to consider not only the stockholders' interests, but also the company's specific public benefit and the interests of other stakeholders affected by the company's actions. Under Delaware law, directors are shielded from liability for breach of these obligations if they make informed and disinterested decisions that serve a rational purpose. Thus, unlike traditional corporations which must focus exclusively on stockholder value, our directors are not merely permitted, but obligated, to consider our specific public benefit and the interests of other stakeholders. See "Description of Capital Stock — Public Benefit Corporation Status." In the event of a conflict between the interests of our stockholders and the interests of our specific public benefit or our other stakeholders, our directors must only make informed and disinterested decisions that serve a rational purpose; thus, there is no guarantee such a conflict would be resolved in favor of our stockholders, which could have a material adverse effect on our business, results of operations and financial condition, which in turn could cause our stock price to decline.

As a Delaware public benefit corporation, we may be subject to increased derivative litigation concerning our duty to balance stockholder and public benefit interest, the occurrence of which may have an adverse impact on our financial condition and results of operations.

          Stockholders of a Delaware public benefit corporation (if they, individually or collectively, own at least two percent of the company's outstanding shares) are entitled to file a derivative lawsuit claiming the directors failed to balance stockholder and public benefit interests. This potential liability does not exist for traditional corporations. Therefore, we may be subject to the possibility of increased derivative litigation, which would require the attention our management, and, as a result, may adversely impact our management's ability to effective execute our strategy. Additionally, any such derivative litigation may be costly, which may have an adverse impact on our financial condition and results of operations.

Risks Relating to Ownership of Our Common Stock

A joint investment committee consisting of our Co-Founders and an executive of SoftBank will have sole voting and dispositive control over the shares owned by entities affiliated with SoftBank Group Corp. This joint investment committee further concentrates voting power with our Co-Founders, which could limit your ability to influence the outcome of important transactions, including a change in control.

          Following the closing of this offering, entities affiliated with SoftBank Group Corp. will own, in the aggregate, approximately 21.8% of our outstanding common stock, assuming no exercise by the underwriters of their option to purchase additional shares, corresponding to 21.8% of the total voting rights in our Company. SoftBank Group Capital Limited has delegated all of its investment and voting power with respect to the shares of Lemonade that it owns to a three-member joint investment committee consisting of our Co-Founders and an executive of SoftBank, and which shall act unanimously. As a result, each of our Co-Founders will have an effective veto over the voting and dispositive decisions related to our shares held by SoftBank Group Capital Limited. Our Co-Founders' membership in the joint investment committee will increase our Co-Founders' significant influence over matters requiring stockholder approval, including the election of directors, the approval of certain business combinations or dispositions, amendments to our Amended Charter or to our Amended Bylaws, and other extraordinary transactions. In addition, a deadlock among the committee members could hinder the voting of SoftBank Group Capital Limited's shares on any given corporate action. Our Co-Founders, individually or together, may have interests that differ from yours and may influence the joint investment committee to vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of our company, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of our company, and might ultimately affect the market price of our common stock.

There is no existing market for our common stock, and we do not know if one will develop to provide you with adequate liquidity to sell our common stock at prices equal to or greater than the price you paid in this offering.

          Prior to this offering, there has been no public market for our common stock. We cannot predict the extent to which investor interest in us will lead to the development of a trading market on the New York Stock Exchange ("NYSE"), or otherwise or how active and liquid that market may come to be. Although we have been approved to list our common stock on the NYSE, if an active trading market does not develop or is not sustained following this offering, you may not be able to sell your shares quickly, or at all, or at or above the initial public offering price. The initial public offering price for our shares will be determined by negotiations between us and the representatives of the underwriters, and this price may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell our common stock at prices equal to or greater than the price you paid in this offering.

The market price of our common stock may be highly volatile, and you may not be able to resell your shares at or above the public offering price.

          The trading price of our common stock could be volatile, and you could lose all or part of your investment. The following factors, in addition to other factors described in this "Risk Factors" section and included elsewhere and incorporated by reference in this prospectus, may have a significant impact on the market price of our common stock:

  •
  the occurrence of severe weather conditions and other catastrophes;

  •
  our operating and financial performance, quarterly or annual earnings relative to similar companies;

  •
  publication of research reports or news stories about us, our competitors or our industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

  •
  the public's reaction to our press releases, our other public announcements and our filings with the SEC;

  •
  announcements by us or our competitors of acquisitions, business plans or commercial relationships;

  •
  any major change in our board of directors or senior management, including the departure of either of our Co-Founders;

  •
  sales of our common stock by us, our directors, executive officers, principal shareholders, or our Co-Founders;

  •
  adverse market reaction to any indebtedness we may incur or securities we may issue in the future;

  •
  short sales, hedging and other derivative transactions in our common stock;

  •
  exposure to capital market risks related to changes in interest rates, realized investment losses, credit spreads, equity prices, foreign exchange rates and performance of insurance-linked investments;

  •
  our creditworthiness, financial condition, performance, and prospects;

  •
  our dividend policy and whether dividends on our common stock have been, and are likely to be, declared and paid from time to time;

  •
  perceptions of the investment opportunity associated with our common stock relative to other investment alternatives;

  •
  regulatory or legal developments;

  •
  changes in general market, economic, and political conditions;

  •
  conditions or trends in our industry, geographies or customers;

  •
  changes in accounting standards, policies, guidance, interpretations or principles; and

  •
  threatened or actual litigation or government investigations.

          In addition, broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance, and factors beyond our control may cause our stock price to decline rapidly and unexpectedly. In addition, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management's attention and resources, which could have a material adverse effect on our business, financial condition, results of operations or prospects. Any adverse determination in litigation could also subject us to significant liabilities.

Investors purchasing common stock in this offering will experience immediate and substantial dilution as a result of this offering and any future equity issuances.

          The initial public offering price of our common stock is substantially higher than the pro forma net tangible book value per share of our outstanding common stock (after giving effect to the Preferred Stock Conversion and the Settlement of Executive Promissory Notes) prior to completion of the offering. Accordingly, based on the initial public offering price of $24.50 per share, if you purchase our common stock in this offering, you will pay substantially more for your shares than the amounts paid by our existing stockholders for their shares and you will suffer immediate dilution of approximately $15.00 per share in pro forma as adjusted net tangible book value of our common stock. To the extent outstanding options are ultimately exercised, pursuant to the 2015 Plan or otherwise, there will be further dilution to investors in this offering. In addition, if the underwriters exercise their option to purchase additional shares, or if we issue additional equity securities in the future, investors purchasing shares of common stock in this offering will experience additional dilution. See "Dilution."

Participation in this offering by Baillie Gifford could reduce the public float for our shares.

          Entities affiliated with Baillie Gifford, have indicated an interest in purchasing an aggregate of up to $100.0 million in shares of common stock in this offering at the initial public offering price. This indication of interest is not a binding agreement or commitment to purchase. As a result, Baillie Gifford could determine to purchase more, less or no shares in this offering, or the underwriters could determine to sell more, less or no shares to Baillie Gifford. The underwriters will receive the same discount on any of the shares sold to Baillie Gifford as they will from any other shares sold to the public in this offering.

          If Baillie Gifford is allocated all or a portion of the shares in which it has indicated an interest in this offering or is allocated more shares than it has indicated an interest in this offering, and Baillie Gifford purchases any such shares, such purchase could reduce the available public float for our shares if Baillie Gifford holds these shares long-term.

We have broad discretion over the use of the net proceeds from this offering and it is possible that we will not use them effectively.

          We cannot specify with any certainty the particular uses of the net proceeds that we will receive from this offering. Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section titled "Use of Proceeds," and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these proceeds effectively could adversely affect our business, results of operations and financial condition. Pending their use, we may invest our proceeds in a manner that does not produce income or that loses value. Our investments may not yield a favorable return to our investors and may negatively impact the price of our common stock.

A substantial portion of the outstanding shares of our common stock after this offering will be restricted from immediate resale, but may be sold on a stock exchange in the near future. The large number of shares eligible for public sale or subject to rights requiring us to register them for public sale could depress the market price of our common stock.

          The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after this offering, and the perception that these sales could occur may also depress the market price of our common stock. Based on 43,896,246 shares of our common stock (after giving effect to the Preferred Stock Conversion and the Settlement of Executive Promissory Notes) outstanding as of March 31, 2020, we will have 54,896,246 shares of our common stock outstanding after this offering, assuming no exercise of the underwriters' option to purchase additional shares. Our executive officers, directors and the holders of substantially all of our capital stock and securities convertible into or exchangeable for our capital stock have entered into market standoff agreements with us or have entered, or will enter, into lock-up agreements with the underwriters under which they have agreed, or will agree, subject to specific exceptions, not to sell any of our stock for at least 180 days following the date of this prospectus. We refer to such period as the lock-up period. We and the underwriters may release certain stockholders from the market standoff agreements or lock-up agreements prior to the end of the lock-up period.

          As a result of these agreements, and subject to the provisions of Rule 144, as promulgated under the Securities Act ("Rule 144") or Rule 701, as promulgated under the Securities Act ("Rule 701"), shares of our common stock will be available for sale in the public market as follows:

  •
  beginning on the date of this prospectus, all shares of our common stock sold in this offering will be immediately available for sale in the public market; and

  •
  beginning 181 days after the date of this prospectus (subject to the terms of the lock-up agreements and market standoff agreements described above), the remainder of the shares of our common stock will be eligible for sale in the public market from time to time thereafter, subject in some cases to the volume and other restrictions of Rule 144, including the availability of current public information about us.

          Sales of our common stock as restrictions end or pursuant to the exercise of registration rights held by certain of our stockholders may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. These sales could also cause the trading price of our common stock to fall and make it more difficult for you to sell shares of our common stock. See "Shares Eligible for Future Sale."

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our markets, or if they adversely change their recommendations or publish negative reports regarding our business or our stock, our stock price and trading volume could materially decline.

          The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our markets, or our competitors. We do not currently have research coverage by industry or securities analysts and we cannot provide any assurance that analysts will cover us or provide favorable coverage. If any of the analysts who may cover us adversely change their recommendation regarding our stock, or provide more favorable relative recommendations about our competitors, our stock price could materially decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to materially decline.

Some provisions of our charter documents may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders, and may prevent attempts by our stockholders to replace or remove our current management.

          Provisions in our Amended Charter and our Amended Bylaws could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions include:

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  our board of directors is classified into three classes of directors with staggered three-year terms and directors are only able to be removed from office for cause;

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  nothing in our Amended Charter precludes future issuances without stockholder approval of the authorized but unissued shares of our common stock;

  •
  advance notice procedures apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders;

  •
  our stockholders will only be able to take action at a meeting of stockholders and not by written consent;

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  only our chairman of the board of directors, our chief executive officer, our president (in the absence of a chief executive officer), or a majority of the board of directors are authorized to call a special meeting of stockholders;

  •
  no provision in our Amended Charter or Amended Bylaws provides for cumulative voting, which limits the ability of minority stockholders to elect director candidates;

  •
  directors will only be able to be removed for cause;

  •
  certain amendments to our Amended Charter will require the approval of two-thirds of the then outstanding voting power of our capital stock;

  •
  our Amended Bylaws will provide that the affirmative vote of two-thirds of the then-outstanding voting power of our capital stock, voting as a single class, is required for stockholders to amend or adopt any provision of our bylaws;

  •
  our Amended Charter authorizes undesignated preferred stock, the terms of which may be established and shares of which may be issued, without the approval of the holders of our capital stock; and

  •
  certain litigation against us can only be brought in Delaware.

          These anti-takeover defenses could discourage, delay or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take corporate actions other than those you desire. See "Description of Capital Stock."

Applicable insurance laws may make it difficult to effect a change of control.

          Under applicable state insurance laws and regulations, no person may acquire control of a domestic insurer until written approval is obtained from the state insurance commissioner following a public hearing on the proposed acquisition. Such approval would be contingent upon the state insurance commissioner's consideration of a number of factors including, among others, the financial strength of the proposed acquiror, the acquiror's plans for the future operations of the domestic insurer and any anti-competitive results that may arise from the consummation of the acquisition of control. Lemonade Insurance Company is domiciled in New York and per the applicable laws and regulations of New York, generally no person may acquire control of any insurer, whether by purchase of its securities or otherwise, unless it gives prior notice to the insurer and has received prior approval from the Commissioner of Financial Services. Under New York insurance law, an entity is presumed to have control of an insurance company if it owns, directly or indirectly, 10% or more of the voting stock of that insurance company or its parent company. These requirements may discourage potential acquisition proposals and may delay, deter, or prevent a change of control of Lemonade, Inc., including through transactions that some or all of the stockholders might consider to be desirable. See also "Regulation — Changes of Control."

Our Amended Charter designates the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders' ability to obtain a favorable judicial forum for disputes with us.

          Our Amended Charter provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by any of our directors, officers, employees or agents, (iii) any action asserting a claim against us arising under the DGCL or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine; provided that, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction. By becoming a stockholder in our company, you will be deemed to have notice of and have consented to the provisions of our Amended Charter related to choice of forum. The choice of forum provision in our Amended Charter may limit our stockholders' ability to obtain a favorable judicial forum for disputes with us.

Taking advantage of the reduced disclosure requirements applicable to "emerging growth companies" may make our common stock less attractive to investors.

          The JOBS Act provides that, so long as a company qualifies as an "emerging growth company," it will, among other things:

  •
  be required to have only two years of audited financial statements and only two years of related selected financial data and Management's Discussion and Analysis of Financial Condition and Results of Operations disclosure;

  •
  be exempt from the requirement that critical audit matters be discussed in its independent auditor's reports on its audited financial statements or any other requirements that may be adopted by the PCAOB unless the SEC determines that the application of such requirements to emerging growth companies is in the public interest;

  •
  be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that its independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting;

  •
  be exempt from the "say on pay," "say on frequency," and "say on golden parachute" advisory vote requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"); and

  •
  be exempt from certain disclosure requirements of the Dodd-Frank Act relating to compensation of its executive officers and be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Exchange Act.

          We currently intend to take advantage of each of the exemptions described above. Further, pursuant to Section 107 of the JOBS Act, as an emerging growth company, we have elected to take advantage of the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards. It is possible that some investors will find our common stock less attractive as a result, which may result in a less active trading market for our common stock and higher volatility in our stock price. We could be an emerging growth company for up to five years after this offering. We cannot predict if investors will find our common stock less attractive if we elect to rely on these exemptions, or if taking advantage of these exemptions would result in less active trading or more volatility in the price of our common stock.

Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

          We are not currently required to comply with the rules of the SEC implementing Section 404 of the Sarbanes-Oxley Act and are, therefore, not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with the SEC's rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. Although we will be required to disclose changes made in our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. As an emerging growth company, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the later of (i) the year following our first annual report required to be filed with the SEC or (ii) the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating.

          As a private company, we do not currently have any internal audit function. To comply with the requirements of being a public company, we have undertaken various actions, and will need to take additional actions, such as implementing numerous internal controls and procedures and hiring additional accounting or internal audit staff or consultants. Testing and maintaining internal control can divert our management's attention from other matters that are important to the operation of our business. Additionally, when evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404. If we identify any material weaknesses in our internal control over financial reporting or are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting once we are no longer an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected. We could also become subject to investigations by the SEC, the stock exchange on which our securities are listed or other regulatory authorities, which could require additional financial and management resources. In addition, if we fail to remedy any material weakness, our financial statements could be inaccurate and we could face restricted access to capital markets.

We depend on the ability of our subsidiaries to transfer funds to us to meet our obligations, and our insurance subsidiary's ability to pay dividends to us is restricted by law.

          We are a holding company that transacts a majority of our business through operating subsidiaries. Our ability to meet our operating and financing cash needs depends on the surplus and earnings of our subsidiaries, and upon the ability of our insurance subsidiary to pay dividends to us.

          Payments of dividends by our insurance subsidiary is restricted by state insurance laws, including laws establishing minimum solvency and liquidity thresholds. The limitations are based on income and surplus determined in accordance with statutory accounting principles, not GAAP. In addition, our insurance subsidiary could be subject to contractual restrictions in the future, including those imposed by indebtedness we may incur in the future. Our insurance subsidiary may also face competitive pressures in the future to maintain insurance financial stability or strength ratings. These restrictions and other regulatory requirements would affect the ability of our insurance subsidiary to make dividend payments and we may not receive dividends in the amounts necessary to meet our obligations. See "Regulation — Restrictions on Paying Dividends."

We do not currently expect to pay any cash dividends.

          We do not currently expect to pay any cash dividends on our common stock for the foreseeable future. Instead, we intend to retain future earnings, if any, for the future operation and expansion of our business. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend on our results of operations (including our ability to generate cash flow in excess of expenses and our expected or actual net income), liquidity, cash requirements, financial condition, retained earnings and collateral and capital requirements, general business conditions, contractual restrictions, legal, tax and regulatory limitations, the effect of a dividend or dividends upon our financial strength ratings, and other factors that our board of directors deems relevant. See "Dividend Policy."

          Because we are a holding company and all of our business is conducted through our subsidiaries, dividends, distributions and other payments from, and cash generated by, our subsidiaries will be our principal sources of cash to fund operations and pay dividends. Accordingly, our ability to pay dividends to our stockholders is dependent on the earnings and distributions of funds from our subsidiaries. Our ability to pay dividends may also be restricted by the terms of any future credit agreement or any of our future debt or preferred equity securities or our subsidiaries. Accordingly, if you purchase shares of our common stock in this offering, realization of a gain on your investment will depend on the appreciation of the price of shares of our common stock, which may never occur. Investors seeking cash dividends in the foreseeable future should not purchase our common stock.

The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act, the requirements of the Sarbanes-Oxley Act and the listing standards of NYSE, may strain our resources, increase our costs, and divert management's attention, and we may be unable to comply with these requirements in a timely or cost-effective manner. In addition, key members of our management team have limited experience managing a public company.

          As a public company, we will be subject to the reporting requirements of the Exchange Act, the requirements of the Sarbanes-Oxley Act, and the listing standards of the NYSE. These requirements will place a strain on our management, systems and resources and we will incur significant legal, accounting, insurance and other expenses that we have not incurred as a private company. The Exchange Act will require us to file annual, quarterly and current reports with respect to our business and financial condition within specified time periods and to prepare a proxy statement with respect to our annual meeting of stockholders. The Sarbanes-Oxley Act will require that we maintain effective disclosure controls and procedures, and internal controls over financial reporting. The NYSE will require that we comply with various corporate governance requirements. To maintain and improve the effectiveness of our disclosure controls and procedures and internal controls over financial reporting, and comply with the Exchange Act and NYSE requirements, significant resources and management oversight will be required. This may divert management's attention from other business concerns and lead to significant costs associated with compliance, which could have a material adverse effect on us and the price of our common stock.

          We expect these reporting and corporate governance rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. These laws and regulations could also make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors or its committees or as our executive officers. Advocacy efforts by stockholders and third parties may also prompt even more changes in governance and reporting requirements. We cannot predict or estimate the amount of additional costs we may incur or the timing of these costs. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action, and potentially civil litigation.

          Many members of our management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, results of operations and financial condition.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus contains forward-looking statements. You can generally identify forward-looking statements by our use of forward-looking terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "projection," "seek," "should," "will" or "would," or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the markets in which we operate, including growth of our various markets, and our expectations, beliefs, plans, strategies, objectives, prospects, assumptions, or future events or performance contained in this prospectus under the headings "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" are forward-looking statements.

          We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in this prospectus under the headings "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements, or could affect our share price. The statements we make regarding the following matters are forward-looking by their nature:

  •
  our ability to attract, retain, and expand our customer base;

  •
  our ability to operate under and maintain our business model;

  •
  our ability to maintain and enhance our brand and reputation;

  •
  our future financial performance, including gross earned premium, adjusted EBITDA, gross loss ratio, net loss ratio, and expense ratio;

  •
  our ability to effectively manage the growth of our business;

  •
  the effects of seasonal trends on our results of operation;

  •
  our ability to attain greater value from each customer;

  •
  our ability to compete effectively in our industry;

  •
  future performance of the markets in which we operate;

  •
  our ability to maintain reinsurance contracts;

  •
  our ability to utilize our proprietary artificial intelligence algorithms;

  •
  our ability to underwrite risks accurately and charge profitable rates;

  •
  our ability to protect our intellectual property;

  •
  our domestic and international expansion strategy and ability to expand domestically and internationally;

  •
  our ability to expand our product offerings or improve existing ones;

  •
  our ability to attract and retain personnel;

  •
  potential harm caused by misappropriation of our data and compromises in cybersecurity;

  •
  potential harm caused by changes in internet search engines' methodologies;

  •
  our ability to raise additional capital;

  •
  our lack of operating history and ability to attain profitability;

  •
  fluctuations in our results of operation and operating metrics;

  •
  our ability to receive, process, store, use and share data, and compliance with laws and regulations related to data privacy and data security;

  •
  our ability to stay in compliance with laws and regulation that currently apply, or become applicable, to our business both in the United States and internationally;

  •
  our inability to predict the lasting impacts of COVID-19 to our business in particular, and the global economy generally; and

  •
  our expected uses of the net proceeds from this offering.

          Given the risks and uncertainties set forth in this prospectus, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements contained in this prospectus are not guarantees of future performance and our actual results of operations, financial condition, and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and events in the industry in which we operate, are consistent with the forward-looking statements contained in this prospectus, they may not be predictive of results or developments in future periods.

          Any forward-looking statement that we make in this prospectus speaks only as of the date of such statement. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

 MARKET AND INDUSTRY DATA

          This prospectus includes estimates regarding market and industry data. Unless otherwise indicated, information concerning our industry and the markets in which we operate, including our general expectations, market position, market opportunity and market size, are based on our management's knowledge and experience in the markets in which we operate, together with currently available information obtained from various sources, including publicly available information, industry reports and publications, surveys, our customers, trade and business organizations, and other contacts in the markets in which we operate. Certain information is based on management estimates, which have been derived from third-party sources, as well as data from our internal research, and are based on certain assumptions that we believe to be reasonable.

          In presenting this information, we have made certain assumptions that we believe to be reasonable based on such data and other similar sources and on our knowledge of, and our experience to date in, the markets in which we operate. While we believe the estimated market and industry data included in this prospectus are generally reliable, such information, which is derived in part from management's estimates and beliefs, is inherently uncertain and imprecise, and you are cautioned not to give undue weight to such estimates. Market and industry data are subject to change and may be limited by the availability of raw data, the voluntary nature of the data gathering process and other limitations inherent in any statistical survey of such data. In addition, projections, assumptions and estimates of the future performance of the markets in which we operate are necessarily subject to uncertainty and risk due to a variety of factors, including those described in "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements." These and other factors could cause results to differ materially from those expressed in the estimates made by third parties and by us. Accordingly, you are cautioned not to place undue reliance on such market and industry data or any other such estimates. The content of, or accessibility through, the sources and websites identified herein, except to the extent specifically set forth in this prospectus, does not constitute a portion of this prospectus and is not incorporated herein and any websites are an inactive textual reference only.

Google Survey Data

          Estimates of our relative market share among first time renters, included in this prospectus are derived from data we collected using a Google Survey that we conducted from August 20, 2019 to August 23, 2019. Google Surveys source a random sampling of two sets of internet users: website users reading content on a network of web publisher sites and smartphone users who have downloaded and signed up to use an Android app. Survey respondents on publisher sites are motivated to answer surveys to gain access to the site's content and survey respondents on the mobile app are incentivized to answer surveys to earn app store credits. Our Google Survey drew from the former set of respondents.

          We designed our Google Survey in accordance with what we believe are best practices for conducting a survey. In particular, we asked clear, binary questions and provided a broad range of choices, including a "prefer not to disclose" option in order to lower the risk of untruthful or inaccurate answers. We carefully considered the demographic composition of the sample population and determined it was unlikely that our survey population would be skewed towards a particular age or gender such that it affected the results' applicability to our insurance markets. We believe that we made reasonable assumptions in designing our Google Survey.

          Notwithstanding the above, there are a number of risks associated with information collected via Google Surveys, including but not limited to the following:

  •
  We are not experts in administering surveys, including phrasing survey questions and determining sample groups and sizes, which can lead to flawed and biased survey responses;

  •
  Google Surveys do not use a true probability sampling method, and its sampling frame is not of the general public, which can lead to sample bias toward heavy internet users who are generally younger, have higher household incomes and live in more urban or suburban areas. Additionally, the demographic and geographic spread of our Google Surveys do not correspond fully to the demographics or geographic distribution of relevant insurance markets;

  •
  The demographic targeting used in selecting respondents is based on inferred information through a respondent's IP address and types of websites he or she visits as recorded in their DoubleClick advertising cookie, which can influence the sampling and weighting process. The algorithm is not able to infer demographic information from all respondents;

  •
  Only a limited number of questions can be administered to the same respondent and there are restrictions on how many characters a question can contain, which can affect how respondents interpret the questions. We asked two questions in our Google Survey;

  •
  Respondents on publisher sites are intercepted while trying to view content online, which can lead to inattentive or untruthful responses;

  •
  The data captured through the Google Survey represents information gathered at a specific point in time and with the passage of time, such data may be unreliable due to a number of factors such as changes in economic and political conditions, customer behavior, uncertainties created amid the COVID-19 pandemic, among other things, as well as due to the evolving and dynamic nature of our business; and

  •
  Because of the limited number of possible answer choices in our Google Survey, our answer choices included only two national market leaders, Allstate and State Farm. We made what we believe to be a reasonable assumption, based on public data of Allstate and State Farm being leading property and casualty carriers and management's experience and expertise in the insurance industry, that Allstate and State Farm are also renters insurance market leaders in the State of New York.

          If our approach to collecting data for the market share metric via our Google Survey proves to be flawed as a result of any or all of the limitations stated above, management's business decisions and strategic planning would be based, in part, on an imprecise measure. As a result, our ability to meet business objectives, as well as our results of operations and financial condition, could be adversely affected. See "Risk Factors — Risks Relating to Our Business — The market share metric included in this prospectus, which is one of the underlying factors we use to assess and evaluate our business, is based on Google Surveys, which are subject to a number of limitations."

 USE OF PROCEEDS

          We estimate that the net proceeds to us from this offering will be approximately $245.8 million, based on the assumed initial public offering price of $24.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise in full their option to purchase additional shares, we estimate that we will receive additional net proceeds of approximately $37.7 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

          Each $1.00 increase or decrease in the assumed initial public offering price of $24.50 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the net proceeds that we receive from this offering by approximately $10.3 million, assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions payable by us. Similarly, each increase or decrease of 1.0 million in the number of shares of our common stock offered by us would increase or decrease, as applicable, the net proceeds that we receive from this offering by approximately $22.9 million, assuming the assumed initial public offering price remains the same and after deducting the estimated underwriting discounts and commissions payable by us.

          The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for our common stock and enable access to the public equity markets for us and our stockholders. We intend to use the net proceeds from this offering for general corporate purposes, including working capital, operating expenses, and capital expenditures. Additionally, we may use a portion of the net proceeds to acquire or invest in businesses, products, services, or technologies. However, we do not have agreements or commitments for any material acquisitions or investments at this time.

          We cannot specify with certainty the particular uses of the net proceeds that we will receive from this offering or the amounts we actually spend on the uses set forth above. Pending the use of proceeds from this offering as described above, we plan to invest the net proceeds that we receive in this offering in short-term and intermediate-term interest-bearing obligations, investment-grade investments, certificates of deposit or direct or guaranteed obligations of the U.S. government. Our management will have broad discretion in the application of the net proceeds from this offering and investors will be relying on the judgment of our management regarding the application of the proceeds.

 DIVIDEND POLICY

          We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions, and other factors that our board of directors may deem relevant.

          Additionally, we are a holding company that transacts a majority of our business through operating subsidiaries. Consequently, our ability to pay dividends to stockholders is largely dependent on receipt of dividends and other distributions from our subsidiaries. Applicable insurance laws restrict the ability of our insurance subsidiary to declare stockholder dividends and require insurance companies to maintain specified levels of statutory capital and surplus. Insurance regulators have broad powers to prevent reduction of statutory surplus to inadequate levels, and there is no assurance that dividends of the maximum amounts calculated under any applicable formula would be permitted. State insurance regulatory authorities that have jurisdiction over the payment of dividends by our insurance subsidiary may in the future adopt statutory provisions more restrictive than those currently in effect. See "Regulation — Restrictions on Paying Dividends."

          Our ability to pay dividends may also be restricted by the terms of any future credit agreement or any future debt or preferred equity securities of us or our subsidiaries. See "Risk Factors — Risks Relating to Ownership of Our Common Stock — We do not currently expect to pay any cash dividends."

CAPITALIZATION

          The following table sets forth our cash, cash equivalents and restricted cash and total capitalization as of March 31, 2020:

  •
  on an actual basis;

  •
  on a pro forma basis, giving effect to (i) the filing and effectiveness of our Amended Charter in Delaware that will become effective in connection with the completion of this offering, (ii) the Preferred Stock Conversion, and (iii) the Settlement of Executive Promissory Notes, as if the Preferred Stock Conversion and the Settlement of Executive Promissory Notes had occurred on March 31, 2020; and

  •
  on a pro forma as adjusted basis, giving effect to the pro forma adjustments set forth above and the receipt of the estimated net proceeds from our sale and issuance by us of 11,000,000 shares of our common stock in this offering, based upon the assumed initial public offering price of $24.50 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions, and estimated offering expenses payable by us.

          The pro forma as adjusted information set forth in the table below is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with our consolidated financial statements and related notes, and the sections titled "Selected Historical Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" that are included elsewhere in this prospectus.

	As of March 31, 2020

	Actual	Pro Forma	Pro Forma As Adjusted(1)

	($ in millions)
Cash, cash equivalents and restricted cash	$274.2	$275.5	$521.3

Redeemable convertible preferred stock, $0.00001 par value; 31,557,107 shares authorized; 31,557,107 shares issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	480.2	—	—
Stockholders' deficit:
Preferred stock, $0.00001 par value; no shares authorized, issued and outstanding, actual; 10,000,000 shares authorized and no shares issued and outstanding, pro forma and pro forma as adjusted	—	—	—
Common stock, $0.00001 par value, 52,000,000 shares authorized; 12,339,139 shares issued and 11,825,602 shares outstanding, actual; 52,000,000 shares authorized, 43,896,246 shares issued and outstanding, pro forma; and 200,000,000 shares authorized; 54,896,246 shares issued and outstanding, pro forma as adjusted	—	—	—
Additional paid-in capital	30.1	511.6	757.4
Accumulated deficit	(234.8)	(234.8)	(234.8)
Accumulated other comprehensive loss	0.1	0.1	0.1

Total stockholders' equity (deficit)	(204.6)	276.9	522.7

Total capitalization	$275.6	$276.9	$522.7

(1)
Each $1.00 increase (decrease) in the assumed initial public offering price of $24.50 per share of common stock, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease)

  each of cash and cash equivalents, additional paid-in-capital, total stockholders' equity and total capitalization on a pro forma as adjusted basis by approximately $10.3 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Each increase (decrease) of 1.0 million shares in the number of shares of common stock sold in this offering, as set forth on the cover page of this prospectus, would increase (decrease) each of cash and cash equivalents, additional paid-in-capital, total stockholders' equity, and total capitalization on a pro forma as adjusted basis by approximately $22.9 million, assuming an initial public offering price of $24.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions, and estimated offering expenses payable by us.

          If the underwriters' option to purchase additional shares of our common stock from us were exercised in full, pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders' equity, total capitalization, and shares outstanding as of March 31, 2020 would be $559.0, $795.1, $560.4, $560.4 and 56,546,246, respectively.

          The pro forma and pro forma as adjusted columns in the table above are based on 43,896,246 shares of our common stock (after giving effect to the Preferred Stock Conversion and the Settlement of Executive Promissory Notes) outstanding as of March 31, 2020, and excludes the following:

  •
  4,349,270 shares of common stock issuable upon the exercise of options outstanding under our 2015 Incentive Share Option Plan (the "2015 Plan") as of March 31, 2020, at a weighted average exercise price of $14.40 per share;

  •
  3,750,000 shares of common stock reserved for future issuance under our 2020 Incentive Award Plan (the "2020 Plan"); and

  •
  1,000,000 shares of common stock reserved for issuance under our 2020 Employee Stock Purchase Plan (the "2020 ESPP").

 DILUTION

          If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. Dilution in pro forma as adjusted net tangible book value per share to new investors represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the pro forma as adjusted net tangible book value per share of our common stock immediately after completion of this offering.

          Net tangible book value per share is determined by dividing our total tangible assets less our total liabilities and redeemable convertible preferred stock by the number of shares of our common stock outstanding. Our historical net tangible book value (deficit) as of March 31, 2020, was approximately $(205.6) million, or $(17.39) per share. Our pro forma net tangible book value as of March 31, 2020 was $275.9 million, or $6.28 per share, based on the total number of shares of our common stock outstanding as of March 31, 2020, after giving effect to the Preferred Stock Conversion and the Settlement of Executive Promissory Notes, as if such conversion and settlement occurred on March 31, 2020.

          After giving effect to the sale by us of 11,000,000 shares of our common stock in this offering at the assumed initial public offering price of $24.50 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions, and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2020, would have been $521.7 million, or $9.50 per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $3.22 per share to our existing stockholders and an immediate dilution in pro forma as adjusted net tangible book value of $15.00 per share to investors purchasing shares of our common stock in this offering. The following table illustrates this dilution:

Assumed initial public offering price per share of common stock		$24.50
Historical net tangible book value (deficit) per share as of March 31, 2020	$(17.39)
Increase per share attributable to the pro forma adjustments described above	23.67

Pro forma net tangible book value per share as of March 31, 2020	6.28
Increase per share attributable to new investors purchasing shares of common stock in this offering	3.22

Pro forma as adjusted net tangible book value per share immediately after this offering		9.50

Dilution in pro forma as adjusted net tangible book value per share to new common stock investors in this offering		$15.00

          Each $1.00 increase (decrease) in the assumed initial offering price of $24.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted net tangible book value after this offering by approximately $10.3 million, or $0.19 per share, and would increase (decrease) the dilution per share to new investors purchasing our common stock in this offering by $0.81 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions, and estimated offering expenses payable by us. Each increase (decrease) of 1.0 million shares in the number of shares sold in this offering, as set forth on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted net tangible book value after this offering by approximately $22.9  million, or $0.24 per share, and would increase (decrease) the dilution per share to new investors by $(0.24) per share, assuming that the assumed initial public offering price of $24.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions, and estimated offering expenses payable by us.

          The following table presents, on a pro forma basis as of March 31, 2020, after giving effect to (i) the Preferred Stock Conversion and (ii) the sale by us of shares of our common stock in this offering at the assumed initial public offering price of $24.50 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, the difference between the existing stockholders and the investors purchasing shares of our common stock in this offering with respect to the number of shares of our common stock purchased from us, the total consideration paid or to be paid to us, and the average price per share paid or to be paid to us, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration		Average Price Per Share

	Number	Percent	Amount	Percent

	($ in millions)
Existing stockholders	43,896,246	80.0%	$482,304,503	64.2%	$10.99
New investors	11,000,000	20.0%	269,500,000	35.8%	24.50

Total	54,896,246	100.0%	$751,804,503	100.0%

          Each $1.00 increase (decrease) in the assumed initial offering price of $24.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the total consideration paid by new investors, total consideration paid by all stockholders and average price per share paid by all stockholders by $11,000,000, $11,000,000 and $0.20 per share, respectively, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions, and estimate offering expenses payable by us. Each increase (decrease) of 1.0 million shares in the number of shares sold in this offering, as set forth on the cover page of this prospectus, would increase (decrease) the total consideration paid by new investors, total consideration paid by all stockholders and average price per share paid by all stockholders by $24,500,000, $24,500,000 and $0.19 per share, respectively, assuming that the assumed initial public offering price of $24.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

          If the underwriters exercise in full their option to purchase 1,650,000 additional shares of our common stock in this offering, the pro forma as adjusted net tangible book value (deficit) per share after this offering would be $9.89 per share and the dilution to new investors in this offering would be $14.61 per share. If the underwriters exercise such option in full, the number of shares held by new investors will increase to approximately 12,650,000 shares of our common stock, or approximately 22.4% of the total number of shares of our common stock outstanding after this offering.

          The number of shares of our common stock that will be outstanding after this offering is based on 43,896,246 shares of our common stock (after giving effect to the Preferred Stock Conversion and the Settlement of Executive Promissory Notes) outstanding as of as of March 31, 2020, and excludes the following:

  •
  4,349,270 shares of common stock issuable upon the exercise of options outstanding under our 2015 Incentive Share Option Plan (the "2015 Plan") as of March 31, 2020, at a weighted average exercise price of $14.40 per share;

  •
  3,750,000 shares of common stock reserved for future issuance under our 2020 Incentive Award Plan (the "2020 Plan"); and

  •
  1,000,000 shares of common stock reserved for issuance under our 2020 Employee Stock Purchase Plan (the "2020 ESPP").

          To the extent any options are granted and exercised in the future, there may be additional economic dilution to new investors.

          In addition, we may choose to raise additional capital due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity, as common stock, or other securities that are convertible into our common stock, such as convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

          The following tables present our selected historical consolidated financial and other data. We have derived the selected historical consolidated statements of operations data for the years ended December 31, 2018 and 2019 and the consolidated balance sheet data as of December 31, 2018 and 2019 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the selected historical consolidated statements of operations data for the three months ended March 31, 2019 and 2020, and the consolidated balance sheet data as of March 31, 2020 from our unaudited consolidated financial statements included elsewhere in this prospectus.

          Our historical results are not necessarily indicative of the results that may be expected in the future, and our consolidated results of operations for the three months ended March 31, 2020 are not necessarily indicative of the results that may be expected for the full fiscal year or any other period. The following selected historical consolidated financial and other data should be read in conjunction with the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,		Three Months Ended March 31,

	2018	2019	2019	2020

	($ in millions, except per share data)
Consolidated Statements of Operations
Revenue
Net earned premium	$21.2	$63.8	$10.5	$25.3
Net investment income	1.3	3.4	0.5	0.9
Commission income	—	0.1	—	—

Total revenue	22.5	67.3	11.0	26.2
Expense
Loss and loss adjustment expense, net	15.2	45.8	7.9	18.2
Other insurance expense	4.2	9.6	1.9	3.3
Sales and marketing	41.9	89.1	18.4	19.2
Technology development	4.7	9.8	1.5	3.5
General and administrative	9.1	20.9	2.8	18.2

Total expense	75.1	175.2	32.5	62.4

Loss before income taxes	(52.6)	(107.9)	(21.5)	(36.2)
Income tax expense	0.3	0.6	0.1	0.3

Net loss	$(52.9)	$(108.5)	$(21.6)	$(36.5)

Per Share Data
Net loss per share attributable to common stockholders — basic and diluted	$(4.84)	$(9.75)	$(1.97)	$(3.16)
Weighted average common shares outstanding — basic and diluted	10,931,776	11,124,397	10,983,858	11,542,042
Pro forma net loss per share attributable to common stockholders — basic and diluted (unaudited)		$(2.77)		$(0.84)
Pro forma weighted average common shares outstanding — basic and diluted (unaudited)		39,206,116		43,612,686

	As of December 31,		As of March 31,

	2018	2019	2020

	($ in millions)
Consolidated Balance Sheet Data
Total investments	$9.2	$60.6	$36.8
Cash, cash equivalents and restricted cash	102.4	270.3	274.2
Total assets	153.8	414.3	399.9
Total liabilities	52.1	116.6	124.3
Convertible preferred stock	180.8	480.2	480.2
Total stockholders' deficit	(79.1)	(182.5)	(204.6)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the sections titled "Selected Historical Consolidated Financial Data" and our consolidated financial statements and related notes and other information included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed in the sections titled "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements" included elsewhere in this prospectus. Additionally, our historical results are not necessarily indicative of the results that may be expected for any period in the future.

Our Business

          Lemonade is rebuilding insurance from the ground up on a digital substrate and an innovative business model. By leveraging technology, data, artificial intelligence, contemporary design, and behavioral economics, we believe we are making insurance more delightful, more affordable, more precise, and more socially impactful. To that end, we have built a vertically-integrated company with wholly-owned insurance carriers in the United States and Europe, and the full technology stack to power them.

          A two minute chat with our bot, AI Maya, is all it takes to get covered with renters or homeowners insurance, and we expect to offer a similar experience for other insurance products over time. Claims are filed by chatting to another bot, AI Jim, who pays claims in as little as three seconds. This breezy experience belies the extraordinary technology that enables it: a state-of-the-art platform that spans marketing to underwriting, customer care to claims processing, finance to regulation. Our architecture melds artificial intelligence with the human kind, and learns from the prodigious data it generates to become ever better at delighting customers and quantifying risk.

          In addition to digitizing insurance end-to-end, we also reimagined the underlying business model to minimize volatility while maximizing trust and social impact. In a departure from the traditional insurance model, where profits can literally depend on the weather, we typically retain a fixed fee, currently 25% of premiums, and our gross margins are expected to change little in good years and in bad. At Lemonade, excess claims are generally offloaded to reinsurers, while excess premiums are usually donated to nonprofits selected by our customers as part of our annual "Giveback". These two ballasts, reinsurance and Giveback, reduce volatility, while creating an aligned, trustful, and values-rich relationship with our customers. See "Business — Our Business Model" and "Business — Our Product Offerings — Giveback Feature."

          Lemonade's cocktail of delightful experience, aligned values, and great prices enjoys broad appeal, while over indexing on younger and first time buyers of insurance. As these customers progress through predictable lifecycle events, their insurance needs normally grow to encompass more and higher-value products: renters regularly acquire more property and frequently upgrade to successively larger homes; home buying often coincides with a growing household and a corresponding need for life or pet insurance, and so forth. These progressions can trigger orders-of-magnitude jumps in insurance premiums.

          The result is a business with highly-recurring and naturally-growing revenue streams; a level of automation that we believe delights consumers while collapsing costs; and an architecture that generates and employs data to price and underwrite risk with ever-greater precision to the benefit of our company, our customers and their chosen nonprofits.

          This powerful trifecta, delightful experience, aligned values, and great prices, has delivered rapid growth alongside steadily improving results:

          Since our launch in late 2016, our gross written premium ("GWP") grew from $9 million in 2017, to $47 million a year later, and to $116 million in 2019. For the three months ended March 31, 2020, our GWP was $38 million. In parallel, our net losses per dollar of GWP dropped from over $3 in 2017 to under $1 both in 2019 and for the three months ended March 31, 2020. Our revenue was $2 million, $23 million, and $67 million in 2017, 2018 and 2019, respectively, and our net losses were $28 million, $53 million, and $109 million, respectively. For the three months ended March 31, 2020, our revenue was $26 million and our net losses were $37 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Components of Our Results of Operations — Revenue — Gross Written Premium."

          In parallel to this growth of topline and increasing efficiencies, our gross loss ratio declined steadily from 161% in 2017, to 113% in 2018, to 79% in 2019 and to 72% for the three months ended March 31, 2020. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Key Operating and Financial Metrics."

Our Model

          In contrast to the vast majority of the insurance industry, we have implemented a fixed fee business model, whereby we typically retain a fixed fee, currently 25% of all premiums. We use the remaining funds to pay claims (including reinsurance) and, if there are funds leftover, donate to nonprofits as part of our Giveback. Reinsurance is a central part of our business model that ensures that our portion of losses combined with the cost of reinsurance is unlikely to exceed 75%. Our model is designed to create highly recurring revenue streams and reduces the volatility that is endemic to traditional insurance companies, where profits can vary substantially from year to year based on multiple factors, many of which are beyond the insurer's control. We expect that as we grow our customer base, the profit potential of our fixed fee model, and the amount of funds leftover for our Giveback will increase.

          We use technology and artificial intelligence to reduce hassle, time, and cost associated with purchasing insurance and the claims submission and fulfillment process. We built our entire company on a unified, proprietary, state-of-the-art technology platform. Our customers are able to purchase insurance on our website or through our app, generally in a matter of minutes. Our artificial intelligence system handles substantially all of our customer onboarding and a meaningful portion of our claims. By maintaining control over the entire insurance lifecycle, we are able to create innovative products and learn from each customer interaction to enrich our platform. This enables us to operate with a degree of speed and flexibility we believe to be unmatched by incumbent insurance carriers.

Operating Leverage

          Combining topline growth with relatively constant gross margins and operations that scale efficiently, creates a leveraged operating model for our business. Our operating costs are primarily composed of three components: sales and marketing, research and development, and general and administrative. We expect all three components to continue to grow in absolute terms as we seek greater market share, launch new products, and expand into new geographies. However, we expect all three components to decline as a percent of our total revenues in the long term.

Sales and Marketing

          We have seen significant improvement in our marketing efficiency, which we evaluate by comparing the growth of our in force premium to marketing expenditures for a given period, and believe there is opportunity for continued improvement. For example, since March 31, 2019, our marketing efficiency roughly doubled, such that we are currently able to acquire more than $2 of in force premium for each $1 of marketing investment. Given our predictable gross margins, strong retention rates and the propensity of our customers to spend materially more with us over time, we believe that the lifetime value of our customers is significantly higher than our cost of acquiring them. Applying a roughly 20% gross margin, we would earn back the cost of acquiring our customers in just over two years. Any annual coverage increases, graduation of renters to homeowners or new product introductions, pet insurance for example, further shorten the payback period and drive up lifetime value.

Research and Development

          We intend to continue investing in technology as we grow, as we believe our state-of-the-art platform is a key competitive advantage that enables us to service new customers, launch new products and expand into new geographies with little incremental investment.

General and Administrative

          We believe our extensive use of technology and bots to automate many common functions in customer onboarding and insurance underwriting is unique in the insurance industry and will allow us to deliver a superior experience to our customers at a lower cost and with far fewer employees than traditional insurers. Our bots are fast, scalable, and are learning to tackle an increasing array of tasks, allowing us to operate with low marginal costs as we grow.

          The ratio of our expenses to our revenues has improved significantly in the last three years. From 2018 to 2019, we saw approximately 70 percentage points and 60 percentage points of improvement in the ratio of net loss to total revenue and the ratio of adjusted EBITDA to gross earned premium, respectively, and an additional approximately 20 percentage points and 70 percentage points of improvement, respectively, from 2019 to March 31, 2020. This fast-improving ratio charts a path to profitability, driven by frequent improvements, as well as by the fruits from prior-years' investments. We expect to continue investing in markets, in products, in technology and in customer acquisition, as we believe these investments will pay dividends for years to come.

Reinsurance

          Reinsurance is a financial instrument under which one insurer, the "reinsurer," agrees to cover a portion of the claims of another insurer, the "primary insurer," in return for a portion of their premium. While this description characterizes all reinsurance, implementations come in different flavors, each with its own costs and benefits. We have entered into a range of reinsurance agreements, differing in both duration and terms, which combine, we believe, to deliver maximum capital efficiency, while optimizing our gross margins for both stability and size.

Proportional Reinsurance: Maximize Capital Efficiency

          The low cost of capital for reinsurance companies creates an opportunity to share premiums and maintain our gross margin while dramatically reducing our capital requirements through a structure called "proportional reinsurance" (also known as "quota share reinsurance"). Beginning on July 1, 2020, we will have proportional reinsurance protecting 75% of our business (through a set of whole account quota share reinsurance contracts, collectively, the "Proportional Reinsurance Contracts"). Under the Proportional Reinsurance Contracts, which span all of our products and geographies, we transfer, or "cede," 75% of our premiums to our reinsurers. In exchange, these reinsurers pay us a "ceding commission" of 25% for every dollar ceded, in addition to funding all of the corresponding claims, i.e. 75% of all our claims. This arrangement mirrors our fixed fee, and hence shields our gross margin, from the volatility of claims, while boosting our capital efficiency dramatically.

          Under U.S. and E.U. regulatory laws, insurance companies are required to set aside "surplus capital" in accordance with various formulae. These requirements tend to be more onerous for younger companies experiencing rapid growth, such that without reinsurance we would need to reserve as much as 50 cents for every dollar of premium sold, known as a 2:1 ratio. Our proportional reinsurance structure shifts most of that surplus capital requirement to the reinsurer, such that the capital surplus requirement for the Company is expected to be approximately 7:1.

Non-Proportional Reinsurance: Optimize Gross Margins

          As described above, our Proportional Reinsurance Contracts provide that we cede 75% of our premiums to our reinsurers, pushing our capital efficiency to near maximized levels. We have opted to manage the remaining 25% of our business with alternative forms of reinsurance, with a view to maximizing profitability, while also protecting the integrity of our fixed fee.

          These two remaining goals live in tension with one another: leaving zero "wiggle room" around our fixed fee would guarantee its stability, but would preclude our benefiting from our improving loss ratio. Conversely, any room for improved profitability would also introduce additional volatility into our business.

          To balance our desire for both growing and stable gross margins, we set out to structure our remaining reinsurance such that variability in our gross margins will be largely contained, though not eliminated entirely. We believe we have achieved this through a combination of reinsurance structures known as "per risk reinsurance" and "facultative reinsurance" (through the property per risk excess of loss reinsurance contract and automatic facultative property per risk excess of loss reinsurance contract, collectively, the "Non-Proportional Reinsurance Contracts"). Together with the Proportional Reinsurance Contracts, these Non-Proportional Reinsurance Contracts intend to ensure that the most we will pay for any one claim is unlikely to ever exceed $125,000.

          We believe our reinsurance structure achieves important goals: making us capital-light, buffering our gross margins from the vicissitudes of claims, and leaving room for our gross margins to grow. Indeed, based on our current book of business, our probability models suggest that we have crafted a ±3% collar around our gross margins, with underwriting results expected to impact our gross margins no more than ±3% in 95 years out of 100. Our probability modeling further suggests that, in any given year, the variance in our gross margins is twice as likely to be favorable than not.

Duration

          Our goal of maximizing predictability of our results, while growing gross margins over time, led us to vary not only the terms of our reinsurance agreements, but their term, too.

          The Proportional Reinsurance Contracts will be issued by a consortium of seven reinsurers, each holding an 'A' or better rating from A.M. Best, and each holding a share of the agreement's commitments. Roughly three quarters of the Proportional Reinsurance Contracts run for a three-year term, expiring June 30, 2023, while the remainder has a one-year term, expiring June 30, 2021. Our Non-Proportional Reinsurance Contracts, in which nine reinsurers partake, each holding an 'A' or better rating from A.M. Best, are likewise effective as of July 1, 2020, and have a one-year term.

          All told, about 55% of our book will be reinsured on a three-year term, with the remainder coming up for renewal and renegotiation on an annual basis. We believe that staggering the terms this way provides the appropriate balance between maximizing predictability, and enabling us to capture more margin over time.

Risk Management

          We believe our risk management capabilities afford us a growing and defensible competitive advantage. First, in an effort to transcend the adversarial and the transactional dynamics that plague our industry, we have restructured the basics of the relationship between an insurer and their insureds. Specifically, we believe our fixed fee business model combined with our Giveback discourages fraud and promotes greater trust between us and our customers. Second, our extensive use of data and technology enables us to be increasingly precise at risk selection, risk pricing, and claims handling. Our systems also enable us to monitor our book in real time, and to rapidly respond to evolving risks. As our data grow and our systems learn, these progressions propel a virtuous cycle that enables us to widen our advantage over time.

Encouraging Good Behavior

          After our customers purchase a policy, we ask them to designate a charitable cause for us to support with the residual premiums from their policy. We believe this "Giveback," combined with our fixed fee structure and B-Corp status, increases alignment with our customers. As a result, we believe customers are less inclined to embellish claims, as they would be hurting a nonprofit they care about, rather than an insurance company they do not.

Detecting and Deterring Bad Behavior

          Our insurance operations are built on top of a unified, proprietary, state-of-the-art technology platform. We believe the digital nature of our customer interactions generates orders of magnitude more data than our broker-based competitors do, and these data are proving highly predictive of risk. The power of our system goes beyond the sheer tonnage of data it generates, as we are able to put data to work in ways we believe, based on the experience of our management in the insurance industry, that legacy systems cannot. Our systems are tightly integrated, so data generated in a customer support interaction can inform the claims process, while claims data routinely impacts marketing campaigns, and so forth. Likewise, our bots do not merely collect data, but also adapt in real time in response to the data they collect.

          Our system utilizes the combined power of these capabilities to predict, deter, detect, and block fraud throughout the customer engagement. It continuously tracks untold signals and analyzes relationships between things which may appear trivial or invisible to humans, but in which our machine learning uncovers complex multivariate links that have helped us avoid millions of dollars' worth of potential losses.

Risk Selection

          The wealth of information we collect gives us a comprehensive and, we believe, unique view of our customers. In combination with a rich and growing dataset of claims, we have been able to better extract insights into how our extensive, and ever growing, underwriting datasets can be used to predict losses. This enables us to price risk at increasing levels of precision.

          We believe our expansive datasets and tailored approach to underwriting provide us with a competitive advantage, which will compound as we further expand our datasets, our product offerings and continue to apply the power of machine learning and AI to further refine our underwriting and risk selection.

Real Time Monitoring

          Our integrated technology allows us to underwrite, monitor and manage our portfolio of insurance risk in real time. For example, our bot "Cooper" continuously monitors satellite data to detect severe weather, fires and other catastrophes. These data are then used to block new policies in affected areas, lowering our risk of potential fraud or adverse selection.

          Importantly, this use of data and technology extends beyond risk selection: we also aim to reduce the loss potential of policies we have underwritten by alerting both our policyholders and our claims teams to potential events as they develop.

          Crucially, as with developing weather threats, our systems can also throw a spotlight on emerging risk concentrations or pockets of poor pricing or underwriting. By continuously splicing our data by geography, demographics, marketing campaigns and numerous other filters, we can get an early warning of problems as they take shape, and that same digital infrastructure typically allows for rapid course-correction as needed.

Comprehensive Reinsurance

          We maintain a comprehensive reinsurance program to protect our capital base from catastrophic events and losses above targeted levels. Our disciplined approach to risk management is critical in providing competitive prices to our customers, and enables us to secure on an ongoing basis, and at favorable terms, the comprehensive reinsurance coverage we utilize to operate our business profitably and protect our capital base.

Key Operating and Financial Metrics

          We regularly review a number of metrics, including the following key operating and financial metrics, to evaluate our business, measure our performance, identify trends in our business, prepare financial projections and make strategic decisions. We believe these non-GAAP and operational measures are useful in evaluating our performance, in addition to our financial results prepared in accordance with GAAP. See "—Non-GAAP Financial Measures" for additional information on non-GAAP financial measures and a reconciliation to the most comparable GAAP measures.

          The following table sets forth these metrics as of and for the periods presented:

	Year Ended December 31,		Three Months Ended March 31,
	2018	2019	2019	2020
	($ in millions, except Premium per Customer)
Customers (end of period)	308,835	643,118	371,571	729,325
In force premium (end of period)	$44.9	$113.8	$57.2	$133.3
Premium per Customer (end of period)	$145	$177	$154	$183
Total revenue	$22.5	$67.3	$11.0	$26.2
Gross earned premium	$25.3	$75.5	$12.5	$30.5
Gross profit	$3.1	$11.7	$1.2	$4.6
Adjusted gross profit	$4.2	$13.1	$1.8	$5.4
Net loss	$(52.9)	$(108.5)	$(21.6)	$(36.5)
Adjusted EBITDA	$(51.7)	$(106.4)	$(21.6)	$(22.4)
Gross profit margin	14%	17%	11%	18%
Adjusted gross profit margin	19%	19%	16%	21%
Ratio of Adjusted Gross Profit to Gross Earned Premium	17%	17%	14%	18%
Gross loss ratio	113%	79%	87%	72%
Net loss ratio	72%	72%	75%	72%

          The following table sets forth Customers, in force premium, Premium per Customer, total revenue, gross earned premium, gross profit, adjusted gross profit, net loss, adjusted EBITDA, gross profit margin, adjusted gross profit margin, Ratio of Adjusted Gross Profit to Gross Earned Premium, gross loss ratio and net loss ratio on a quarterly basis from March 31, 2018 through March 31, 2020:

	Three Months Ended
	March 31, 2018	June 30, 2018	Sept. 30, 2018	Dec. 31, 2018	March 31, 2019	June 30, 2019	Sept. 30, 2019	Dec. 31, 2019	Mar. 31, 2020
	($ in millions, except Premium per Customer)
Customers (end of period)	117,818	168,491	257,367	308,835	371,571	442,752	562,251	643,118	729,325
In force premium (end of period)	$15.5	$23.4	$35.6	$44.9	$57.2	$72.1	$94.9	$113.8	$133.3
Premium per Customer (end of period)	$131	$139	$138	$145	$154	$163	$169	$177	$183
Total revenue	$2.5	$4.2	$6.8	$9.0	$11.0	$13.8	$19.0	$23.5	$26.2
Gross earned premium	$2.9	$4.8	$7.5	$10.1	$12.5	$16.0	$21.0	$26.0	$30.5
Gross profit	$(0.1)	$0.4	$1.5	$1.3	$1.2	$1.7	$4.0	$4.8	$4.6
Adjusted gross profit	$0.1	$0.9	$1.6	$1.6	$1.8	$2.3	$3.9	$5.1	$5.4
Net loss	$(10.3)	$(13.4)	$(12.3)	$(16.9)	$(21.6)	$(23.1)	$(31.1)	$(32.7)	$(36.5)
Adjusted EBITDA	$(9.8)	$(13.0)	$(12.1)	$(16.8)	$(21.6)	$(23.0)	$(30.4)	$(31.4)	$(22.4)
Gross profit margin	(4)%	10%	22%	14%	11%	12%	21%	20%	18%
Adjusted gross profit margin	4%	21%	24%	18%	16%	17%	21%	22%	21%
Ratio of Adjusted Gross Profit to Gross Earned Premium	3%	19%	21%	16%	14%	14%	19%	20%	18%
Gross loss ratio	146%	132%	105%	99%	87%	82%	78%	73%	72%
Net loss ratio	80%	71%	68%	73%	75%	74%	71%	69%	72%

  Customers

          We define Customers as the number of current policyholders underwritten by us or placed by us with third-party insurance partners (who pay us recurring commissions) as of the period end date. A customer that has more than one policy counts as a single customer for the purposes of this metric. We view Customers as an important metric to assess our financial performance because customer growth drives our revenue, expands brand awareness, deepens our market penetration, creates additional upsell and cross-sell opportunities and generates additional data to continue to improve the functioning of our platform.

  In Force Premium

          We define in force premium ("IFP") as the aggregate annualized premium for Customers as of the period end date. At each period end date, we calculate IFP as the sum of:

                 i)  In force written premium — the annualized premium of in force policies underwritten by us; and

                ii)  In force placed premium — the annualized premium of in force policies placed with third party insurance companies for which we earn a recurring commission payment. In force placed premium currently reflects less than 1% of IFP.

          The annualized value of premiums is a legal and contractual determination made by assessing the contractual terms with our customers. The annualized value of contracts is not determined by reference to historical revenues, deferred revenues or any other GAAP financial measure over any period. IFP is not a forecast of future revenues nor is it a reliable indicator of revenue expected to be earned in any given period. We believe that our calculation of IFP is useful to analysts and investors because it captures the impact of growth in Customers and Premium per Customer at the end of each reported period, without adjusting for known or projected policy updates, cancellations, rescissions and non-renewals. See "Key Factors and Trends Affecting our Operating Results — Our Ability to Retain Customers." We use IFP because we believe it gives our management useful insight into the total reach of our platform by showing all in force policies underwritten and placed by us. Other companies, including companies in our industry, may calculate IFP differently or not at all, which reduces the usefulness of IFP as a tool for comparison.

  Premium Per Customer

          We define Premium per Customer ("PPC") as the average annualized premium customers pay for products underwritten by us or placed by us with third-party insurance partners. We calculate PPC by dividing IFP by Customers. We view PPC as an important metric to assess our financial performance because PPC reflects the average amount of money our customers spend on our products, which helps drive strategic initiatives.

  Gross Earned Premium

          Gross earned premium is the earned portion of our gross written premium.

          We use this operating metric as we believe it gives our management and other users of our financial information useful insight into the gross economic benefit generated by our business operations and allows us to evaluate our underwriting performance without regard to changes in our underlying reinsurance structure. See "— Components of Our Results of Operations — Revenue — Gross Earned Premium."

          Unlike net earned premium, gross earned premium excludes the impact of premiums ceded to reinsurers, and therefore should not be used as a substitute for net earned premium, total revenue, or any other measure presented in accordance with GAAP.

  Gross Profit

          Gross profit is calculated in accordance with GAAP as total revenue less loss and loss adjustment expense, net, other insurance expense, and depreciation and amortization (allocated to cost of revenue).

  Adjusted Gross Profit

          We define adjusted gross profit, a non-GAAP financial measure, as:

  •
  gross profit, excluding net investment income, plus

  •
  Employee-related costs, plus

  •
  Professional fees and other, plus

  •
  Depreciation and amortization (allocated to cost of revenue).

          See "— Non-GAAP Financial Measures" for a reconciliation of total revenue to adjusted gross profit.

  Adjusted EBITDA

          We define adjusted EBITDA, a non-GAAP financial measure, as net loss excluding the impact of interest expense, income tax expense, depreciation, amortization, stock-based compensation, net investment income and other transactions that we consider to be unique in nature. See "— Non-GAAP Financial Measures" for a reconciliation of net loss to adjusted EBITDA in accordance with GAAP.

  Gross Profit Margin

          We define gross profit margin, expressed as a percentage, as the ratio of gross profit to total revenue.

  Adjusted Gross Profit Margin

          We define adjusted gross profit margin, a non-GAAP financial measure, expressed as a percentage, as the ratio of adjusted gross profit to total revenue. See "— Non-GAAP Financial Measures."

  Ratio of Adjusted Gross Profit to Gross Earned Premium

          We define Ratio of Adjusted Gross Profit to Gross Earned Premium, a non-GAAP financial measure, expressed as a percentage, as the ratio of adjusted gross profit to gross earned premium. Our Ratio of Adjusted Gross Profit to Gross Earned Premium provides management with useful insight into our operating performance. See "— Non-GAAP Financial Measures."

  Gross Loss Ratio

          We define gross loss ratio, expressed as a percentage, as the ratio of losses and loss adjustment expense to gross earned premium.

  Net Loss Ratio

          We define net loss ratio, expressed as a percentage, as the ratio of losses and loss adjustment expense, less amounts ceded to reinsurers, to net earned premium.

Key Factors and Trends Affecting our Operating Results

          Our financial condition and results of operations have been, and will continue to be, affected by a number of factors, including the following:

Our Ability to Attract New Customers to Our Platform

          Our long-term growth will depend in large part on our continued ability to attract new customers to our platform. We intend to drive organic customer acquisition by relying on our strong brand awareness and on word-of-mouth referrals from existing customers, both of which are fueled by our differentiated customer experience and our efficient, self-serve customer onboarding model. Additionally, we will continue to target attractive potential customer segments through our digital marketing channels and partnership arrangements. Due to the relatively large size of the market in which we operate and our limited operating history, we are still in the early stages of expanding our market share.

Our Ability to Retain Customers

          Our success will depend on our ability to retain customers and profit from their significant potential lifetime value over many years. Our customers become more valuable to us every year they continue to subscribe to our products because retention rates typically increase while loss ratios decrease as customers renew their policies over time, while overall coverage levels also tend to rise over time. Our continued success relies on our ability to provide a delightful end-to-end customer experience, satisfy our customers' evolving insurance needs and maintain our customers' trust in our products.

          We believe an indication of the strength and longevity of our customer relationships is evident in our retention rate for customers after one year, which is based upon the customer cancellations within the first year ("Year One Customer Retention Rate"). Similarly, we also track the retention rate for customers after two years, which is based upon the customer cancellations within the second year ("Year Two Customer Retention Rate"). Our Year One Customer Retention Rate reflects the number of customers that remain at the end of the 12 months after purchasing one of our insurance products as a percentage of customers that purchased at the beginning of the year. Our Year Two Customer Retention Rate reflects the number of customers that remain at the end of 24 months after purchasing one of our insurance products, as a percentage of customers remaining after the first twelve months. As of March 31, 2020, our Year One Customer Retention Rate and Year Two Customer Retention Rate were 75% and 76%, respectively. We lose customers for a variety of reasons, including customers relocating to geographies where we currently do not offer our products.

          Though retention rates are similar in Year One and Year Two, it is notable that in managing the risk of our portfolio, we deprioritize retention of certain of our customers under certain circumstances. Our Year One Retention Rate excludes company-initiated cancellations, rescissions and non-renewals based on underwriting risk assessment consistent with regulatory requirements. This accounts for an additional 13% and 5% decrease in Year One Customer Retention Rate and Year Two Customer Retention Rate, respectively.

Our Ability to Expand into New Geographies

          Our long-term growth opportunity will benefit from our ability to use our technology platform to provide insurance across geographies outside of the United States, positioning us initially to acquire and serve customers with similar characteristics to those of our current U.S. customers. We currently hold a pan-European license, which allows us to sell in 31 countries across Europe, and commenced operating in Germany on June 11, 2019 and the Netherlands on April 2, 2020. Our long-term strategy is to harness technology and social impact to be the world's most loved insurance company.

Our Ability to Grow PPC by Expanding Coverage

          We are in the early stages of building our customer base. As our existing customers age, become homeowners, acquire more insurable assets, and develop more expansive insurance needs, we need to expand coverage levels and products that satisfy them. Additionally, we need to expand coverage and increase customer engagement, which we expect will drive greater customer satisfaction, stronger customer retention and, ultimately, higher PPC.

Our Ability to Introduce New and Innovative Products

          Our growth will depend on our ability to launch new and innovative products that delight current and potential customers. Our insurance licenses, reinsurance construct and technology platform will enable us to provide a broad set of insurance products to consumers in the future. We may supplement existing products with adjacent or new standalone products that we can sell cost effectively to our existing customer base. Our success in bringing additional products to our customers depends on our ability to develop underwriting capabilities for different risk profiles, obtain and analyze relevant data, and obtain regulatory approvals for our products and levels of pricing. In February 2020, we announced our expectations to expand our product offering into pet insurance, a product we are licensed to write on our own paper as a Property & Casualty insurance carrier.

Ability to Manage Risk

          We manage risk through our data and machine learning processes, which become more developed as we repeatedly perform tasks, underwrite products, undergo claims procedures, purchase reinsurance, and reevaluate our incentive structure. Data continuously collected and analyzed by our machine learning capabilities identify and quantify risk across all aspects of our customer interaction, with the objective of optimizing our loss ratio. While our current reinsurance framework substantially ensures the stability of our net loss ratio, we must over time achieve and maintain that optimal gross loss ratio.

Seasonality

          Seasonal patterns can impact both our rate of customer acquisition and the incurrence of claims and losses.

          Based on historical experience, existing and potential customers move more frequently in the third quarter, compared to the rest of the calendar year. As a result, we may see greater demand for new or expanded insurance coverage, and increased online engagement resulting in proportionately more growth during the third quarter. We expect that as we grow our Customers, expand geographically and launch new products, the impact of seasonal variability on our rate of growth may decrease.

          Additionally, seasonal weather patterns impact the level and amount of claims we receive. These patterns include hurricanes, wildfires, and coastal storms in the fall, cold weather patterns and changing home heating needs in the winter, and tornados and hailstorms in the spring and summer. The mix of geographic exposure and products within our customer base impacts our exposure to these weather patterns.

COVID-19 Impact

          In December 2019, COVID-19 was reported to have surfaced in Wuhan, China and was subsequently recognized as a pandemic by the World Health Organization. The global pandemic has severely impacted businesses worldwide, including many in the insurance sector. Insurers of travel, events or business interruption may be directly and adversely affected by claims from COVID-19 or the lock-down it engendered. Other insurers, in lines of business that are not directly impacted by COVID-19, may nevertheless be dependent on office-based brokers, in-person inspections, or teams that are poorly equipped to work from home — all of which can translate into value erosion. Finally, the broader financial crisis may hurt insurers in other ways, too. With interest rates at all-time lows, many insurers may see their return on capital drop; while those selling premium or discretionary products may see an increase in churn and a decrease in demand.

          Against this backdrop it is noteworthy that our business has continued to grow, and the key drivers of our business have continued their positive progress, despite the pandemic.

  •
  Lemonade writes insurance in lines that have so far been largely unaffected by COVID-19, or indeed, historically, by recession.

  •
  Our systems are entirely cloud based and accessible to our teams from any browser anywhere in the world. Customers' phone calls are routed to our team's laptops, and answered and logged from wherever they happen to be. Internal communication has been via Slack and Zoom since our founding. The upshot is that while we all enjoy each other's company, our teams are able to access systems, support customers and collaborate with each other from anywhere, much as they did before the pandemic.

  •
  Our customers' experience with Lemonade is likewise largely unaffected by the turmoil, as AI Maya and AI Jim chat with customers, wherever they may be, without triggering concerns about social distancing.

          This resilience is reflected in our results. April 2020, the month when COVID-19 drove social distancing, uncertainty and financial turmoil to what we believe was their apex, was a strong month for Lemonade. On April 30, 2020 our IFP was about 130% higher than it was April 30, 2019. Likewise, the growth in our IFP during April 2020 was 53% greater than it was during the corresponding period in 2019, even though our marketing spend was about a third lower, in absolute terms, during this period. Indeed, every marketing dollar spent during April 2020 generated 129% more IFP than the equivalent spend did during April 2019.

          Due to the speed with which the COVID-19 situation is developing, the global breadth of its spread and the range of governmental and community reactions thereto, there remains uncertainty around its duration and ultimate impact, and the related financial impact on our business could change and cannot be accurately predicted at this time. See "Risk Factors — Risks Relating to our Business — Severe weather events and other catastrophes, including the effects of climate change and global pandemics, are inherently unpredictable and may have a material adverse effect on our financial results and financial condition."

Our Opportunities, Challenges and Risks

          There are a number of significant opportunities for us to continue the growth of our business. These opportunities include leveraging our existing customer base, to attract new customers to our platform, retaining existing customers and growing their PPC as their insurance needs expand over time, and expanding into new geographies using our unique business model, brand, team, and technology that enables rapid and efficient growth. Additionally, we plan to vertically expand and introduce new and innovative products that we expect will enable us to serve a greater proportion of our customers' needs. For more information on our growth strategies, see the section titled "Business — Growth Opportunities."

          While we believe there are material opportunities for growth, we also face a number of challenges and risks in implementing these growth strategies. Our ability to attract and retain customers depends on maintaining and strengthening our brand of providing delightful and superior customer experiences and competitive pricing. In particular, we are challenged by traditional insurers who have more diverse product offerings and longer established operating histories. These competitors can mimic certain aspects of our digital platform and offerings and as they have more types of insurance products, can offer customers the ability to "bundle" multiple coverage types together, which may be attractive to many customers.

          In order to increase our PPC, we must increase the number of higher-priced customers, such as homeowners, and the proportion of higher-priced customers relative to lower-priced customers, such as renters. In doing so, we may encounter greater business risk. Many homeowners may be exposed to a large number of service providers who have more direct and personal access to them. Similarly, there may be a perception that a higher priced policy from a traditional insurer may be of higher quality given their size and longevity. To expand into new geographies, we face risks of not being able to obtain necessary licensing or other regulatory approvals in such states or countries. As we expand operations outside the United States, we also face varying cultural norms and customs, additional regulatory, legal and compliance standards and requirements, and additional required investments in both regulatory approvals and marketing channels. A key risk associated with introducing new products is that we may not develop a deep enough understanding of the new markets and associated business challenges, and thus may incur substantial investments of time and resources and fail to penetrate these markets successfully. For more information on challenges we face, see the section titled "Risk Factors — Risks Relating to Our Business."

          As we continue to expand our business domestically and internationally, a number of relevant economic and industry-wide factors present challenges and risks. The intense competition in the segments of the insurance industry in which we operate presents risks that we may not be able to differentiate ourselves through product coverage, reputation, financial strength and pricing. The cyclical nature of the insurance business also affects our operating results, and industry-wide negative conditions such as a decline in policies sold, an increase in the frequency of claims or an increase in the frequency of false or overstated claims may impact our business. Additionally, many U.S. states are increasingly adopting more stringent cybersecurity and data privacy regulations, which may present challenges for our company and the industry as it continues to expand digital operations. Global economic conditions may also impact our operations, including fluctuations in foreign currency exchange rates due to normal market volatility, or due to significant external events such as Brexit, the trade war with China and other countries, and the COVID-19 pandemic.

Components of our Results of Operations

Revenue

Gross Written Premium

          Gross written premium is the amount received, or to be received, for insurance policies written by us during a specific period of time without reduction for premiums ceded to reinsurance. The volume of our gross written premium in any given period is generally influenced by new business submissions, binding of new business submissions into policies, renewals of existing policies, and average size and premium rate of bound policies.

Gross Earned Premium

          Gross earned premium represents the earned portion of our gross written premium. Our insurance policies generally have a term of one year and premium is earned pro rata over the term of the policy.

Ceded Earned Premium

          Ceded earned premium is the amount of gross earned premium ceded to reinsurers. We enter into reinsurance contracts to limit our exposure to potential losses as well as to provide additional capacity for growth. Ceded earned premium is earned over the reinsurance contract period in proportion to the period of risk covered. The volume of our ceded earned premium is impacted by the level of our gross written premium and any decision we make to increase or decrease limits, retention levels and co-participations.

Net Earned Premium

          Net earned premium represents the earned portion of our gross written premium, less the earned portion that is ceded to third-party reinsurers under our reinsurance agreements. Premium is earned pro rata over the term of the policy, which is generally one year.

Net Investment Income

          Net investment income represents interest earned from fixed maturity securities, short term securities and other investments, and the gains or losses from the sale of investments. Our cash and invested assets are primarily comprised of fixed-maturity securities, and may also include cash and cash equivalents, equity securities, and short-term investments. The principal factors that influence net investment income are the size of our investment portfolio and the yield on that portfolio. As measured by amortized cost (which excludes changes in fair value, such as changes in interest rates), the size of our investment portfolio is mainly a function of our invested equity capital along with premium we receive from our customers less payments on customer claims. Over time, we expect that net investment income will represent a more meaningful component of our results of operations.

Commission Income

          Commission income consists of commissions earned for policies placed with third-party insurance companies where we have no exposure to the insured risk. Such commission is recognized on the effective date of the associated policy.

Expense

Loss and Loss Adjustment Expense ("LAE"), Net

          Loss and loss adjustment expense, net represent the costs incurred for losses net of amounts ceded to reinsurers. We enter into reinsurance contracts to limit our exposure to potential losses as well as to provide additional capacity for growth. These expenses are a function of the size and term of the insurance policies we write and the loss experience associated with the underlying risks. Loss and LAE are based on an actuarial analysis of the estimated losses, including losses incurred during the period and changes in estimates from prior periods. Loss and LAE may be paid out over a period of years.

Other Insurance Expense

          Other insurance expense consists primarily of amortization of commissions costs and premium taxes incurred on the successful acquisition of business written on a direct basis, and credit card processing fees not charged to our customers. Other insurance expense also includes employee compensation, including stock-based compensation and benefits, of our underwriting teams as well as allocated occupancy costs and related overhead based on headcount. Other insurance expense is offset by ceding commissions earned.

Sales and Marketing

          Sales and marketing includes third-party marketing, advertising, branding, public relations and sales expenses. Sales and marketing also includes associated employee compensation, including stock-based compensation and benefits, as well as allocated occupancy costs and related overhead based on headcount. Sales and marketing costs are expensed as incurred.

          We plan to continue to invest in sales and marketing to attract and acquire new customers and increase our brand awareness. We expect that sales and marketing costs will increase in absolute dollars in future periods and vary from period-to-period as a percentage of revenue in the near-term. We expect that, in the long-term, our sales and marketing costs will decrease as a percentage of revenue as we continue to drive customer acquisition efficiencies and as the proportion of renewals to our total business increases.

Technology Development

          Technology development consists of employee compensation, including stock-based compensation and benefits, and expenses related to vendors engaged in product management, design, development and testing of our websites and products. Technology development also includes allocated occupancy costs and related overhead based on headcount. We expense technology development costs as incurred, except for costs that are capitalized related to internal-use software development projects and subsequently depreciated over the expected useful life of the developed software.

          We expect product technology development costs, a portion of which will be capitalized, to continue to grow in the foreseeable future as we identify opportunities to invest in the development of new products and internal tools and enhancement of our existing products and technologies that we believe will drive the long-term profitability of the business.

General and Administrative

          General and administrative includes employee compensation, including stock-based compensation and benefits for executive, finance, accounting, legal, business operations, and other administrative personnel. In addition, general and administrative includes outside legal, tax and accounting services, insurance, and allocated occupancy costs and related overhead based on headcount.

          We expect to incur incremental general and administrative costs to support our global operational growth and enhancements to support our reporting and planning functions.

          Following the completion of this offering, we expect to incur significant additional general and administrative expense as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and the listing standards of the NYSE, additional corporate, director and officer insurance expenses, greater investor relations expenses and increased legal, audit and consulting fees. We also expect to increase the size of our general and administrative function to support our increased compliance requirements and the growth of our business. As a result, we expect that our general and administrative expense will increase in absolute dollars in future periods and vary from period-to-period as a percentage of revenue.

Income Tax Expense

          Our provision for income taxes consists primarily of foreign income taxes related to income generated by our subsidiaries organized under the laws of the Netherlands and Israel. As we expand the scale of our international business activities, any changes in the U.S. and foreign taxation of such activities may increase our overall provision for income taxes in the future.

          We have a valuation allowance for our U.S. deferred tax assets, including federal and state NOLs. We expect to maintain this valuation allowance until it becomes more likely than not that the benefit of our federal and state deferred tax assets will be realized through expected future taxable income in the United States.

Results of Operations

          The following table presents our results of operations for the periods indicated:

	Years Ended December 31,				Three Months Ended March 31,
	2018	2019	Change	% Change	2019	2020	Change	% Change
	($ in millions)				($ in millions)
Revenue
Net earned premium	$21.2	$63.8	$42.6	201%	$10.5	$25.3	$14.8	141%
Net investment income	1.3	3.4	2.1	162%	0.5	0.9	0.4	80%
Commission income	—	0.1	0.1	N/A	—	—	—	N/A

Total revenue	22.5	67.3	44.8	199%	11.0	26.2	15.2	138%
Expense
Loss and loss adjustment expense, net	15.2	45.8	30.6	201%	7.9	18.2	10.3	130%
Other insurance expense	4.2	9.6	5.4	129%	1.9	3.3	1.4	74%
Sales and marketing	41.9	89.1	47.2	113%	18.4	19.2	0.8	4%
Technology development	4.7	9.8	5.1	109%	1.5	3.5	2.0	133%
General and administrative	9.1	20.9	11.8	130%	2.8	18.2	15.4	550%

Total expense	75.1	175.2	100.1	133%	32.5	62.4	29.9	92%

Loss before income taxes	(52.6)	(107.9)	(55.3)	105%	(21.5)	(36.2)	(14.7)	68%
Income tax expense	0.3	0.6	0.3	100%	0.1	0.3	0.2	200%

Net loss	$(52.9)	$(108.5)	$(55.6)	105%	$(21.6)	$(36.5)	$(14.9)	69%

Comparison of the Three Months Ended March 31, 2020 and 2019

Net Earned Premium

          Net earned premium increased $14.8 million, or 141%, to $25.3 million for the three months ended March 31, 2020 compared to the three months ended March 31, 2019. The increase was primarily due to the growth in gross written premium.

          Premium growth for the three months ended March 31, 2020, as compared to the three months ended March 31, 2019, was due primarily to a 96% increase in net added customers year over year driven by expansion of our geographic footprint and product offerings. Since March 31, 2019, we began writing policies in five additional states and Germany. We also saw a 19% increase in PPC primarily resulting from the mix of underlying products.

          Ceded earned premium as a percentage of gross earned premium increased to 17.0% for the three months ended March 31, 2020, as compared to 16.0% for the three months ended March 31, 2019, mainly driven by a new whole account quota share reinsurance agreement entered into during the current period.

          The following table presents gross written premium, ceded written premium, net written premium, change in unearned premium, gross earned premium, ceded earned premium and net earned premium for the three months ended March 31, 2019 and 2020.

	Three Months Ended March 31,

	2019	2020	Change	% Change
	($ in millions)
Gross written premium	$19.3	$38.1	$18.8	97%
Ceded written premium	(0.5)	(4.3)	(3.8)	760%

Net written premium	18.8	33.8	15.0	80%
Change in unearned premium	(6.3)	(3.3)	3.0	(48)%
Gross earned premium	12.5	30.5	18.0	144%
Ceded earned premium	(2.0)	(5.2)	(3.2)	160%

Net earned premium	$10.5	$25.3	$14.8	141%

Net Investment Income

          Net investment income increased $0.4 million, or 80%, to $0.9 million for the three months ended March 31, 2020 compared to the three months ended March 31, 2019. The increase was primarily driven by a higher average balance of investments during the three months ended March 31, 2020. We mainly invest in cash, U.S. Treasury bills, notes and other obligations issued or guaranteed by the U.S. Government.

Loss and Loss Adjustment Expense, Net

          Loss and LAE, net increased $10.3 million, or 130%, to $18.2 million for the three months ended March 31, 2020 compared to the three months ended March 31, 2019. The increase was primarily driven by increased claims in line with premium volume growth.

Other Insurance Expense

          Other insurance expense increased $1.4 million, or 74%, to $3.3 million for the three months ended March 31, 2020 compared to the three months ended March 31, 2019. The increase was primarily due to a $0.7 million, or 233%, increase in amortization of deferred acquisitions costs in line with written premium growth and a $0.4 million, or 80%, increase in credit card processing fees as a result of the increase in customers and associated premium. Employee-related costs increased by $0.5 million, or 125%, as compared to the three months ended March 31, 2019, driven by an increase in underwriting staff to support our continued growth. These increases were offset in part by a $0.2 million benefit from ceding commission earned during the three months ended March 31, 2020.

Sales and Marketing

          Sales and marketing expense increased $0.8 million, or 4%, to $19.2 million for the three months ended March 31, 2020 compared to the three months ended March 31, 2019. Employee-related costs increased by $2.0 million, or 138%, as compared to the prior year period, driven by an increase in sales and marketing headcount to support our continued growth and expansion into new markets. Expense related to brand and performance advertising, the largest component of our sales and marketing expenses, decreased by $1.7 million, or 10%, for the three months ended March 31, 2020 as compared to three months ended March 31, 2019, as a result of more efficient spending on search advertising and other customer acquisition channels.

Technology Development

          Technology development expense increased $2.0 million, or 133%, to $3.5 million for the three months ended March 31, 2020 compared to the three months ended March 31, 2019. Employee-related expenses, including stock-based compensation, and consulting-related expenses, net of capitalized costs for the development of internal-use software, increased $1.9 million, or 153%, as compared to three months ended March 31, 2019, driven by an increase in payroll expense for product, engineering, design and quality assurance personnel to support our continued growth and product development initiatives, including automation, improvement in machine learning and geographic expansion.

General and Administrative

          General and administrative expense increased $15.4 million, or 550%, to $18.2 million for the three months ended March 31, 2020 compared to the three months ended March 31, 2019. During the current period, the Company made a contribution to the Lemonade Foundation of 500,000 shares of common stock with a fair market value of $24.36 per share (see Note 10 — Stockholders' Equity in the Notes to Consolidated Financial Statements included elsewhere in this prospectus.). We recorded $12.2 million of non-cash expense within general and administrative expense in connection with this contribution. Legal, accounting and other professional fees increased $1.1 million, or 148%, to support our overall growth and expanding compliance requirements necessary to operate as a public company. Employee-related expenses increased by $1.7 million, or 135%, as we increased finance, legal, business operations and administrative personnel.

Income Tax Expense

          Income tax expense increased $0.2 million, or 200%, to $0.3 million for the three months ended March 31, 2020 compared to the three months ended March 31, 2019 due to increased tax liability related to income generated by our subsidiaries organized under the laws of the Netherlands and Israel.

Comparison of the Years Ended December 31, 2019 and 2018

Net Earned Premium

          Net earned premium increased $42.6 million, or 201%, to $63.8 million for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase was primarily due to the growth in gross written premium along with lower ceded premium rates under our reinsurance agreements.

          Premium growth in 2019 was due primarily to a 108% increase in net added customers during the year driven by expansion of our geographic footprint and product offerings. In 2019, we began writing policies in seven additional states and Germany. We also saw a 22% increase in PPC primarily resulting from the mix of underlying products.

          Ceded earned premium as a percentage of gross earned premium decreased to 15.5% for 2019, as compared to 16.2% for 2018, driven by lower rates under our reinsurance agreements.

          The following table presents gross written premium, ceded written premium, net written premium, change in unearned premium, gross earned premium, ceded earned premium and net earned premium for the years ended December 31, 2018 and 2019.

	Year Ended December 31,
	2018	2019	Change	% Change
	($ in millions)
Gross written premium	$46.8	$115.8	$69.0	147%
Ceded written premium	(5.6)	(11.2)	(5.6)	100%

Net written premium	41.2	104.6	63.4	154%
Change in unearned premium	(15.9)	(29.1)	(13.2)	83%
Gross earned premium	25.3	75.5	50.2	198%
Ceded earned premium	(4.1)	(11.7)	(7.6)	185%

Net earned premium	$21.2	$63.8	$42.6	201%

Net Investment Income

          Net investment income increased $2.1 million, or 162%, to $3.4 million for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase was primarily driven by a higher average balance of investments during the year ended December 31, 2019. We mainly invest in cash, U.S. Treasury bills, notes and other obligations issued or guaranteed by the U.S. Government.

Loss and Loss Adjustment Expense, Net

          Loss and LAE, net increased $30.6 million, or 201%, to $45.8 million for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase was primarily driven by increased claims in line with premium volume growth.

Other Insurance Expense

          Other insurance expense increased $5.4 million, or 129%, to $9.6 million for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase was primarily due to a $1.8 million, or 164%, increase in credit card processing fees as a result of the increase in customers and associated premium, a $1.4 million, or 200%, increase in amortization of deferred acquisitions costs in line with written premium growth, and a $1.0 million, or 132%, increase in underwriting service provider expense attributable to increased data and actuarial support needs. Employee-related costs increased by $1.1 million, or 80%, as compared to 2019, driven by an increase in underwriting staff to support our continued growth.

Sales and Marketing

          Sales and marketing expense increased $47.2 million, or 113%, to $89.1 million for the year ended December 31, 2019 compared to the year ended December 31, 2018. Expense related to brand and performance advertising, the largest component of our sales and marketing expenses, increased by $39.8 million, or 110%, in 2019 as compared to 2018, as a result of increased spending on search advertising and other customer acquisition channels. Employee-related costs increased by $4.9 million, or 135%, as compared to 2018, driven by an increase in sales and marketing headcount to support our continued growth and expansion into new markets.

Technology Development

          Technology development expense increased $5.1 million, or 109%, to $9.8 million for the year ended December 31, 2019 compared to the year ended December 31, 2018. Employee-related expenses, including stock-based compensation, and consulting-related expenses, net of capitalized costs for the development of internal-use software, increased $4.1 million, or 110%, as compared to 2018, driven by an increase in payroll expense for product, engineering, design and quality assurance personnel to support our continued growth and product development initiatives, including automation, improvement in machine learning and geographic expansion.

General and Administrative

          General and administrative expense increased $11.8 million, or 130%, to $20.9 million for the year ended December 31, 2019 compared to the year ended December 31, 2018. Legal, accounting and other professional fees increased $6.2 million, or 266%, to support our overall growth and expanding compliance requirements necessary to operate as a public company. Employee-related expenses increased by $1.7 million, or 32%, as we increased finance, legal, business operations and administrative personnel. Non-income based taxes increased by $0.8 million, or 300%, due to the growth of our assets.

Income Tax Expense

          Income tax expense increased $0.3 million, or 100%, to $0.6 million for the year ended December 31, 2019 compared to the year ended December 31, 2018 due to increased tax liability related to income generated by our subsidiaries organized under the laws of the Netherlands and Israel.

Non-GAAP Financial Measures

          The non-GAAP financial measures below have not been calculated in accordance with GAAP and should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results. In addition, adjusted gross profit and adjusted gross profit margin, Ratio of Adjusted Gross Profit to Gross Earned Premium, and adjusted EBITDA should not be construed as indicators of our operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Therefore, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies.

          Our management uses these non-GAAP financial measures, in conjunction with GAAP financial measures, as an integral part of managing our business and to, among other things: (i) monitor and evaluate the performance of our business operations and financial performance; (ii) facilitate internal comparisons of the historical operating performance of our business operations; (iii) facilitate external comparisons of the results of our overall business to the historical operating performance of other companies that may have different capital structures and debt levels; (iv) review and assess the operating performance of our management team; (v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and (vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

Adjusted Gross Profit and Adjusted Gross Profit Margin

          We define adjusted gross profit, a non-GAAP financial measure, as gross profit excluding net investment income, plus fixed costs and overhead associated with our underwriting operations including employee-related costs and professional fees and other, and depreciation and amortization allocated to cost of revenue. After these adjustments, the resulting calculation is inclusive of only those variable costs of revenue incurred on the successful acquisition of business and without the volatility of investment income. We use adjusted gross profit as a key measure of our progress towards profitability and to consistently evaluate the variable contribution to our business from underwriting operations from period to period.

          We define adjusted gross profit margin, a non-GAAP financial measure, expressed as a percentage, as the ratio of adjusted gross profit to total revenue.

          The following table provides a reconciliation of total revenue to adjusted gross profit and the related adjusted gross profit margin for the periods presented:

	Year Ended December 31,		Three Months Ended March 31,
	2018	2019	2019	2020
	($ in millions)
Total revenue	$22.5	$67.3	$11.0	$26.2
Adjustments:
Loss and loss adjustment expense, net	$(15.2)	$(45.8)	$(7.9)	$(18.2)
Other insurance expense	(4.2)	(9.6)	(1.9)	(3.3)
Depreciation and amortization	—	(0.2)	—	(0.1)

Gross profit	$3.1	$11.7	$1.2	$4.6
Gross profit margin (% of total revenue)	14%	17%	11%	18%
Adjustments:
Net investment income	$(1.3)	$(3.4)	$(0.5)	$(0.9)
Employee-related costs	1.4	2.6	0.4	0.9
Professional fees and other	1.0	2.0	0.7	0.7
Depreciation and amortization	—	0.2	—	0.1

Adjusted gross profit	$4.2	$13.1	$1.8	$5.4

Adjusted gross profit margin (% of total revenue)	19%	19%	16%	21%

Ratio of Adjusted Gross Profit to Gross Earned Premium

          The Ratio of Adjusted Gross Profit to Gross Earned Premium measures the relationship between the underlying business volume and gross economic benefit generated by our underwriting operations, on the one hand, and our underlying profitability trends, on the other. We rely on this measure, which supplements our gross profit ratio as calculated in accordance with GAAP, because it provides management with insight into our underlying profitability trends over time.

          We use gross earned premium as the denominator in calculating this ratio, which excludes the impact of premiums ceded to reinsurers, because we believe that it reflects the business volume and the gross economic benefit generated by our underlying underwriting operations, which in turn are the key drivers of our future profit opportunities. We exclude the impact of ceded premiums from the denominator because ceded premiums can change rapidly and significantly based on the type and mix of reinsurance structures we use and, therefore, add volatility that is not indicative of our underlying profitability. For example, a shift to a proportional reinsurance arrangement would result in an increase in ceded premium, with offsetting benefits to gross profit from ceded losses and ceding commissions earned, resulting in a nominal overall economic impact. This shift would result in a steep decline in total revenue with a corresponding spike in gross margin, whereas we expect that the Ratio of Adjusted Gross Profit to Gross Earned Premium would remain relatively unchanged. We expect our reinsurance structure to evolve along with our costs and capital requirements, and we believe that our reinsurance structure at a given time does not reflect the performance of our underlying underwriting operations, which we expect to be the key driver of our costs of reinsurance over time.

          On the other hand, the numerator, which is adjusted gross profit, includes the net impact of all reinsurance, including ceded premiums and the benefits of ceded losses and ceding commissions earned. Because our reinsurance structure is a key component of our risk management and a key driver of our profitability or loss in a given period, we believe this is meaningful.

          Therefore, by providing this Ratio of Adjusted Gross Profit to Gross Earned Premium for a given period, we are able to assess the relationship between business volume and profitability, while eliminating the volatility from the cost of our then-current reinsurance structure, which is driven primarily by the performance of our insurance underwriting platform rather than our business volume.

          The following table sets forth our calculation of the Ratio of Adjusted Gross Profit to Gross Earned Premium for the periods presented:

	Year Ended December 31,		Three Months Ended March 31,
	2018	2019	2019	2020
	($ in millions)
Numerator: Adjusted gross profit	$4.2	$13.1	$1.8	$5.4
Denominator: Gross earned premium	25.3	75.5	12.5	30.5
Ratio of Adjusted Gross Profit to Gross Earned Premium	17%	17%	14%	18%

Adjusted EBITDA

          We define adjusted EBITDA, a non-GAAP financial measure, as net loss excluding interest expense, income tax expense, depreciation, amortization, stock-based compensation, and net investment income. We exclude these items from adjusted EBITDA because we do not consider them to be directly attributable to our underlying operating performance. We use adjusted EBITDA as an internal performance measure in the management of our operations because we believe it gives our management and other customers of our financial information useful insight into our results of operations and our underlying business performance. Adjusted EBITDA should not be viewed as a substitute for net loss calculated in accordance with GAAP, and other companies may define adjusted EBITDA differently.

          The following table provides a reconciliation of adjusted EBITDA to net loss for the periods presented:

	Year Ended December 31,		Three Months Ended March 31,
	2018	2019	2019	2020
	($ in millions)
Net loss	$(52.9)	$(108.5)	$(21.6)	$(36.5)
Adjustments:
Income tax expense	$0.3	$0.6	$0.1	$0.3
Depreciation and amortization	0.1	0.6	—	0.3
Stock-based compensation	2.1	4.3	0.4	2.2
Contribution to the Lemonade Foundation	—	—	—	12.2
Net investment income	(1.3)	(3.4)	(0.5)	(0.9)

Adjusted EBITDA	$(51.7)	$(106.4)	$(21.6)	$(22.4)

Liquidity and Capital Resources

          As of March 31, 2020, we had $304.0 million in cash and short-term investments. From the date we commenced operations, we have generated negative cash flows from operations, and we have financed our operations primarily through private sales of equity securities. Excluding capital raises, our principal sources of funds are insurance premiums, investment income, reinsurance recoveries and proceeds from maturity and sale of invested assets. These funds are primarily used to pay claims, operating expenses and taxes. On April 8, 2019, we entered into a Series D Preferred Stock Purchase Agreement (the "Series D SPA") with new and existing investors. The Series D SPA allowed for the sale of up to 7,107,930 Series D preferred stock at a price per share of $42.21, for a total consideration of approximately $300.0 million ("Series D Preferred Stock"). The initial closing of the Series D funding round was completed on June 26, 2019 providing gross proceeds of $175.0 million. The second closing of the Series D funding round was completed on September 9, 2019 providing gross proceeds of $125.0 million. We believe our existing cash and cash equivalents will be sufficient to meet our working capital and capital expenditures needs over at least the next 12 months.

          Our cash flows used in operations may differ substantially from our net loss due to non-cash charges or due to changes in balance sheet accounts.

          The timing of our cash flows from operating activities can also vary among periods due to the timing of payments made or received. Some of our payments and receipts, including loss settlements and subsequent reinsurance receipts, can be significant. Therefore, their timing can influence cash flows from operating activities in any given period. The potential for a large claim under an insurance or reinsurance contract means that our insurance subsidiaries may need to make substantial payments within relatively short periods of time, which would have a negative impact on our operating cash flows.

          We are a holding company that transacts a majority of our business through operating subsidiaries. Consequently, our ability to pay dividends to stockholders, meet debt payment obligations and pay taxes and operating expenses is largely dependent on dividends or other distributions from our subsidiaries and affiliates, whose ability to pay us is highly regulated.

          Our U.S. and Dutch insurance company subsidiaries, and our Dutch insurance holding company, are restricted by statute as to the amount of dividends that they may pay without the prior approval of their respective competent regulatory authorities. As of March 31, 2020, cash and short term investments held by these companies was $99.7 million.

          Insurance companies in the United States are also required by state law to maintain a minimum level of policyholder's surplus. Insurance regulators in the states in which we operate have a risk-based capital standard designed to identify property and casualty insurers that may be inadequately capitalized based on inherent risks of the insurer's assets and liabilities and its mix of net written premium. Insurers falling below a calculated threshold may be subject to varying degrees of regulatory action. As of March 31, 2020, the total adjusted capital of our U.S. insurance subsidiary was in excess of its respective prescribed risk-based capital requirements.

          The following table summarizes our cash flow data for the periods presented:

	Year Ended December 31,		Three Months Ended March 31,
	2018	2019	2019	2020
	($ in millions)
Net cash used in operating activities	$(40.8)	$(78.1)	$(20.4)	$(19.4)
Net cash provided by (used in) investing activities	6.4	(54.0)	(10.5)	23.5
Net cash provided by financing activities	119.9	300.1	—	—

Operating Activities

          Cash used in operating activities was $19.4 million for the three months ended March 31, 2020, a decrease of $1.0 million from $20.4 million for the three months ended March 31, 2019. This reflected the $14.9 million increase in our net loss, including the $12.2 million one-time non-cash share contribution expense, partially offset by increases in unearned premium and unpaid losses and loss adjustment expenses that outpaced the increases in premiums receivable and amounts expected to be recovered from our reinsurance partners. Cash used in operating activities was $20.4 million for three months ended March 31, 2019. This resulted from our net loss of $21.6 million, partially offset by non-cash charges and net cash provided by changes in our operating assets and liabilities. Non-cash charges primarily consisted of non-cash stock-based compensation. Net cash provided by changes in operating assets and liabilities primarily consisted of increases in unearned premiums, unpaid losses and loss adjustment expenses and accrued and other liabilities partially offset by increases in premiums receivables and amounts expected to be recovered from our reinsurance partners. The decrease in cash used in operating activities from three months ended March 31, 2020 compared to the three months ended March 31, 2019 was mostly due to the volume and timing of premium receipts and claim payments.

          Cash used in operating activities was $78.1 million for the year ended December 31, 2019, an increase of $37.3 million from $40.8 million in 2018. This reflected the $55.6 million increase in our net loss, partially offset by increases in unearned premium, unpaid losses and loss adjustment expenses and accrued and other liabilities that outpaced the increases in premiums receivable and amounts expected to be recovered from our reinsurance partners. Cash used in operating activities was $40.8 million for the year ended December 31, 2018. This resulted from our net loss of $52.9 million, partially offset by non-cash charges and net cash provided by changes in our operating assets and liabilities. Non-cash charges primarily consisted of non-cash stock-based compensation. Net cash provided by changes in operating assets and liabilities primarily consisted of increases in unearned premiums, unpaid losses and loss adjustment expenses and accrued and other liabilities partially offset by increases in premiums receivables and amounts expected to be recovered from our reinsurance partners. The increase in cash used in operating activities from the year end December 31, 2019 compared to the year ended December 31, 2018 was mostly due to the increase in our net loss, partially offset by an increase in current liabilities due to the growth of our business.

Investing Activities

          Cash provided by investing activities was $23.5 million for the three months ended March 31, 2020 primarily due to the maturity of short-term investments in excess of purchases of fixed income securities. Cash used in investing activities was $10.5 million for the three months ended March 31,

2019 primarily due to the purchases of short-term investments and U.S. government obligations in excess of proceeds from the sale or maturity of fixed income securities.

          Cash used in investing activities was $54.0 million for the year ended December 31, 2019 primarily due to the purchases of short-term investments and U.S. government obligations in excess of proceeds from the sale or maturity of fixed income securities. Cash provided by investing activities was $6.4 million for the year ended December 31, 2018 primarily due to the maturity of short-term investments in excess of purchases of fixed income securities.

Financing Activities

          There were no financing activities in the three months ended March 31, 2020 and 2019.

          Cash provided by financing activities was $300.1 million and $119.9 million for the years ended December 2019 and 2018, respectively, which consisted almost exclusively of proceeds from the issuance of preferred stock, net of issuance costs.

          We do not have any current plans for material capital expenditures other than current operating requirements. We believe that we will generate sufficient cash flows from operations to satisfy our liquidity requirements for at least the next 12 months. To the extent our future operating cash flows are insufficient to cover our net losses from catastrophic events, we had $311.0 million in cash and investment securities available at March 31, 2020. We also have the ability to access additional capital through pursuing third-party borrowings, sales of our equity, issuance of debt securities or entrance into new reinsurance arrangements.

Contractual Obligations and Commitments

          The following table summarizes our contractual obligations and commitments as of December 31, 2019:

	Payments Due by Period
	Total	Less than 1 Year	1 to 3 Years	4 to 5 Years	More than 5 Years
	($ in millions)
Unpaid losses and loss adjustment expense(1)	$28.2	$18.9	$6.3	$3.0	—
Operating lease commitments	10.3	3.5	6.2	0.6	—

Total	$38.5	$22.4	$12.5	$3.6	—

(1)
The reserve for losses and loss adjustment expenses represent management's estimate of the ultimate cost of settling losses. As more fully discussed in "— Critical Accounting Policies — Unpaid losses and loss adjustment expenses", the estimation of the unpaid losses and loss adjustment expenses is based on various complex and subjective judgments. Actual losses paid may differ, perhaps significantly, from the reserve estimates reflected in our consolidated financial statements. Similarly, the timing of payment of our estimated losses is not fixed and there may be significant changes in actual payment activity. The assumptions used in estimating the likely payments due by period are based on our historical claims payment experience and industry payment patterns, but due to the inherent uncertainty in the process of estimating the timing of such payments, there is a risk that the amounts paid can be significantly different from the amounts disclosed.

          The amounts in the above table represent our gross estimates of known liabilities as of December 31, 2019 and do not include any allowance for claims for future events within the time period specified. Accordingly, we expect that the total amounts of obligations paid by us in the time periods shown will be greater than those indicated in the table.

Off-Balance Sheet Arrangements

          We do not have any off-balance sheet arrangements, as defined by applicable regulations of the SEC, that are reasonably likely to have a current or future material effect on our financial condition, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies and Estimates

          Our financial statements are prepared in accordance with GAAP in the United States. The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires our management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the period. We evaluate our significant estimates on an ongoing basis, including, but not limited to, estimates related to unpaid loss and loss adjustment expense, reinsurance assets, stock-based compensation, income tax assets and liabilities, including recoverability of our net deferred tax asset, income tax provisions and certain non-income tax accruals. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

          We believe that the accounting policies described below involve a significant degree of judgment and complexity. Accordingly, we believe these are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations. For further information, see Note 4 — Summary of Accounting Policies in the Notes to Consolidated Financial Statements included elsewhere in this prospectus.

Unpaid loss and loss adjustment expense

          The reserves for loss and LAE represent management's best estimate of the ultimate cost of all reported and unreported losses and LAE incurred through the balance sheet date. Unpaid losses and LAE are based on the assumption that past developments are an appropriate indicator of future events. The incurred but not reported portion of unpaid losses and LAE is based on past experience and other factors.

          The estimate of the unpaid loss and loss adjustment expense relies on several key judgments:

  •
  the determination of the actuarial models used as the basis for these estimates;

  •
  the relative weights given to these models;

  •
  the underlying assumptions used in these models; and

  •
  the determination of the appropriate groupings of similar product lines and, in some cases, the disaggregation of dissimilar losses.

          Because actual experience can differ from key assumptions used in establishing reserves, there is potential for significant variation in the development of loss reserves.

          For property coverage, the nature of claims is generally a short reporting period with volatility arising from occasional severe events. The process for estimating and recording unpaid losses and LAE is dependent on historical reported claims, industry information, the frequency and latency of claims reported, and assumptions of current environmental factors.

          The following tables summarize our gross and net reserves for unpaid loss and LAE as of December 31, 2018 and December 31, 2019, and March 31, 2020, respectively:

	December 31, 2018

	Gross	% of total	Net	% of Total

	($ in millions)
Loss and loss adjustment reserves
Case reserve	$4.8	37%	$0.8	44%
IBNR	8.3	63%	1.0	56%

Total reserves	$13.1	100%	$1.8	100%

	December 31, 2019

	Gross	% of total	Net	% of Total

	($ in millions)
Loss and loss adjustment reserves
Case reserve	$11.8	42%	$5.8	60%
IBNR	16.4	58%	3.9	40%

Total reserves	$28.2	100%	$9.7	100%

	March 31, 2020

	Gross	% of total	Net	% of Total

	($ in millions)
Loss and loss adjustment reserves
Case reserve	$15.4	48%	$6.4	72%
IBNR	16.4	52%	2.5	28%

Total reserves	$31.8	100%	$8.9	100%

          We have assessed the impact of potential reserve deviations from our carried reserve at December 31, 2019. We applied sensitivity factors to incurred losses for the three most recent accident years and to the carried reserve for all prior accident years combined. Due to our contractual arrangements with our reinsurers, the sensitivity analysis results in no change to our previous income or stockholders' equity.

          The amount by which estimated losses differ from those originally reported for a period is known as "Development."

          Development is unfavorable when the losses ultimately settle for more than the amount reserved or subsequent estimates indicate a basis for reserve increases on unresolved claims. Development is favorable when losses ultimately settle for less than the amount reserved, or subsequent estimates indicate a basis for reducing loss reserves on unresolved claims. We reflect favorable or unfavorable development of loss reserves in the results of operations in the period the estimates are changed.

          The following tables summarize our Gross Ultimate Losses and LAE, and Net Ultimate Losses and LAE as of December 31, 2018 and 2019, respectively.

Gross Ultimate Losses and LAE

	($ in millions)
	Calendar Year		Development

Accident Year	2018	2019	2018 to 2019

2017	$4.9	$5.1	$0.2
2018	28.3	24.9	(3.4)
2019	N/A	62.9	N/A

			$(3.2)

Net Ultimate Losses and LAE

	($ in millions)
	Calendar Year		Development

Accident Year	2018	2019	2018 to 2019

2017	1.7	1.7	—
2018	15.2	13.7	(1.5)
2019	N/A	47.3	N/A

			$(1.5)

Reinsurance assets

          The estimation of reinsurance recoverable involves a significant amount of judgment. Reinsurance assets include reinsurance recoverable on unpaid losses and loss adjustment expenses that are estimated as part of our loss reserving process and, consequently, are subject to similar judgments and uncertainties. This estimate requires significant judgment for which key considerations include:

  •
  paid and unpaid amounts recoverable;

  •
  whether the balance is in dispute or subject to legal collection;

  •
  the financial condition of a reinsurer (i.e., liquidated, insolvent, in receivership or otherwise subject to formal or informal regulatory restriction); and

  •
  the collectability of the reinsurance recovery for factors such as, amounts outstanding, length of collection periods, disputes, any collateral or letters of credit held and other relevant factors.

Income tax assets and liabilities, including recoverability of our net deferred tax asset

          The evaluation of the recoverability of our deferred tax asset and the need for a valuation allowance requires us to weigh all positive and negative evidence to reach a conclusion that it is more likely than not that all or some portion of the deferred tax asset will not be realized. The weight given to the evidence is commensurate with the extent to which it can be objectively verified. The more negative evidence that exists, the more positive evidence is necessary and the more difficult it is to support a conclusion that a valuation allowance is not needed.

          We consider a number of factors to reliably estimate future taxable income so we can determine the extent of our ability to realize NOLs, foreign tax credits, realized capital loss and other carryforwards. These factors include forecasts of future income for each of our businesses and actual and planned business and operational changes, both of which include assumptions about future macroeconomic and company-specific conditions and events. We subject the forecasts to stresses of key assumptions and evaluate the effect on tax attribute utilization.

          On December 22, 2017, the President of the United States signed into law the Tax Act. The legislation significantly changes U.S. tax law by, among other things, lowering corporate income tax rates from 35% to 21%, effective January 1, 2018. GAAP requires companies to recognize the effect of tax law changes in the period of enactment. We evaluated all available information and made reasonable estimates of the impact of tax reform to substantially all components of our net deferred tax assets as of December 31, 2017. We finalized our accounting for the Tax Act during 2018 with no significant impact to earnings or deferred taxes.

Stock-based compensation

          We account for stock-based compensation in accordance with ASC Topic 718, "Compensation — Stock Compensation". Stock options are mainly awarded to employees and members of our board of directors and measured at fair value at each grant date. We calculate the fair value of share options on the date of grant using the Black-Scholes option-pricing model and the expense is recognized over the requisite service period for awards expected to vest using the straight-line method. The requisite service period for share options is generally four years. We recognize forfeitures as they occur.

          The fair value of common stock underlying the options has historically been determined by our board of directors, with input from management, and considering third party valuations of our common stock. Because there has been no public market for our common stock, our board of directors has determined its fair value at the time of grant of the option by considering a number of objective and subjective factors, including financing investment rounds, operating and financial performance, the lack of liquidity of share capital and general and industry specific economic outlook, among other factors. The fair value of the underlying common stock will be determined by our board of directors until such time as our common stock is listed on an established stock exchange. Our board of directors determined the fair value of common stock based on valuations performed using the Option Pricing Method ("OPM") and the Probability Weighted Expected Return Method ("PWERM") subject to relevant facts and circumstances.

          See Note 16 to our audited consolidated financial statements appearing elsewhere in this prospectus for a complete description of the accounting for stock-based awards.

Recently Issued and Adopted Accounting Pronouncements

          See "Note 4 — Recent Accounting Pronouncements" in the Notes to Consolidated Financial Statements included in this prospectus for a discussion of accounting pronouncements recently adopted and recently issued accounting pronouncements not yet adopted and their potential impact to our financial statements.

Quantitative and Qualitative Disclosure About Market Risk

          Market risk is the risk of economic losses due to adverse changes in the estimated fair value of a financial instrument as the result of changes in equity prices, interest rates, foreign currency exchange rates and commodity prices. Our consolidated balance sheets include assets and liabilities with estimated fair values that are subject to market risk. Our primary market risk has been interest rate risk associated with investments in fixed maturities. We do not have material exposure to commodity risk.

          We are also exposed to credit risk on our investment portfolio. We manage the exposure to credit risk in our municipal and corporate bond portfolio by investing in high quality securities and diversifying our holdings.

          We monitor our investment portfolio to ensure that credit risk does not exceed prudent levels. The majority of our investment portfolio is invested in high credit quality, investment grade fixed maturity securities. As of March 31, 2020, none of our fixed maturity portfolio was unrated or rated below investment grade.

Inflation Risk

          Inflationary factors such as increases in overhead costs may adversely affect our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of operating expenses as a percentage of revenue, if the selling prices of our products do not increase with these increased costs.

Election Under the Jumpstart Our Business Startups Act of 2012

          The Company currently qualifies as an "emerging growth company" under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. Accordingly, the Company is provided the option to adopt new or revised accounting guidance either (i) within the same periods as those otherwise applicable to non-emerging growth companies or (ii) within the same time periods as private companies.

          The Company has elected to adopt new or revised accounting guidance within the same time period as private companies, unless, as indicated below, management determines it is preferable to take advantage of early adoption provisions offered within the applicable guidance. Our utilization of these transition periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the transition periods afforded under the JOBS Act.

 OUR LEMONADE STAND
A letter from our co-founders

          Since the dawn of time, insurance has both propelled progress and been revolutionized by it. Early humans risk-pooled intuitively, earning a claim on communal provisions in bad times by sharing their bounty in good ones. The Agricultural Revolution transformed risk pooling from an adaptive instinct to a facet of trade, with 'assurance' included in loan agreements throughout antiquity. A slew of inventions in the 14th century triggered the Commercial Revolution, which saw the ousting of lenders from insurance, and the inauguration of the first insurance companies. These thrived until the Scientific Revolution, when the discovery of probability theory signaled the toppling of every insurance company that predated it, and the emergence of the insurance dynasties that have reigned ever since.

          A new revolution now threatens these hegemons.

          The World Economic Forum labeled the transformations we are experiencing today the Fourth Industrial Revolution, and with good reason. The pace and breadth of today's innovations have no historical precedent, and they are spreading at an exponential, rather than linear, pace. As transformative as the prior revolutions were for insurance, there is reason to believe that today's will be even more so. No part of the value chain is immune this time: distribution models, business models, statistical tools, systems of management, cost structures, corporate structures, corporate culture, technology stacks, user experience, marketing channels, data sources, data uses, value propositions, human capital — all these and more are being upended.

          Which is why we founded Lemonade.

          We wouldn't know how to shepherd incumbents through these momentous changes; nor do we know of a technological solution to their innovator's dilemma. Our analyses led us to conclude that a new kind of insurance company, built from scratch on an unconflicted business model and cutting-edge technology, will enjoy structural advantages that will manifest ever more powerfully over time.

          Lemonade aspires to be such a company.

          We recognize this is an audacious undertaking, and the journey will be long and bumpy. We are energized by the David vs. Goliath dynamic, and enjoy making things from scratch: brands, experiences, technologies, products, cultures, organizations. But Lemonade is not everyone's cup of tea, which is why we wanted to outline our approach, in the hope that investors who share our thinking will be drawn to Lemonade, while those who do not will seek their fortunes elsewhere.

  •
  We are committed to planning, but not to plans.  Uncharted territory is just that: we have state-of-the-art kit, an intrepid team and an ambitious destination, but no map. So we explore, probe, and course correct. We think strategically, but are opportunistically opportunistic. Our squads hold daily 'stand-up' meetings, run weekly sprints and measure themselves against quarterly objectives, which in turn reflect our annual targets. These concentric planning cycles keep us on track, but also enable us to change plans from one day to the next. When opportunities present, or competitors react, or new data emerge, the tasks doled out at 'stand-up' the next morning adjust accordingly. That's the plan.

  •
  We are short term patient, but long term greedy.  We believe opportunities such as ours are rare and fleeting. Industries like insurance are reinvented once every few centuries. Optimizing for profitability is important, but can wait; we aim to first grow fast and capture as much market share, mind share, and as large a geographical footprint as possible. If we were to reverse that, we would have a finely honed business, but would risk losing the market. That does not mean our bottom line does not guide or constrain us — it absolutely should and does. We do not launch products, open territories, or sell policies we believe will be a long-term drain, rather than a long-term gain. But the key phrase is 'long term.'

  •
  We are risk takers, not thrill seekers.  We endeavor to be driven by data, not emotions. But data are invariably incomplete, and while waiting for more data decreases error rates, it also blunts potential upside. We prefer to make decisions under conditions of uncertainty, and to abandon bad bets as soon as the data reveal them to be so. That translates into greater volatility, but also to better aggregate returns. It's a trade we are comfortable making.

  •
  We are transparent, except when we are not.  We will explain why we zig or zag, and be forthright about our past mistakes and future plans, except when revealing that information might hurt the business and its disclosure is not required by law. By disposition we are transparent, and default to sharing more rather than less. But we know that transparency is subject to diminishing returns, and at some point, negative returns. We try to be guided by that.

  •
  We see our job as value creation, not share price maximization.  We are not interested in our share price on a day to day, week to week or month to month basis. On these timescales share prices fluctuate for a myriad of reasons, some correlated with long term value creation, others uncorrelated, yet others inversely correlated. Success will reflect itself in our share price in the fullness of time, but short-term price flutters are noise, and we will not credit them as signals.

  •
  We believe values add value.  Lemonade is a Public Benefit Corporation, meaning that while we are about profit maximization over the long run, that is not all we are about. Our business decisions consider the greater good, and the value we are looking to create is measured in many currencies, money being but one of them. In any event, we reject the dichotomy between doing well and doing right. Ours is a world of increasing abundance, with consumers climbing ever higher on Maslow's hierarchy of needs. Lemonade users, by definition, already have a roof over their heads, so even as we protect their homes, we also want to enrich their sense of community, esteem, and self-actualization. These transform a transactional relationship into a meaningful one, a rarity in insurance. Increasingly, we believe, brands that exist narrowly for profit maximization will not even achieve that. In the 21st century, creating value requires a concomitant commitment to values.

          The contest to be the preeminent insurance brand of the next century is just getting started, and for the first time in a long time, the title seems up for grabs. We have assembled a deft team, we are armed with the latest tech, and the winds of change are at our backs. None of these guarantee success, of course, and our competitors are entrenched and truly formidable. But we like our chances. After all, such has been the story of insurance since the dawn of time.

Daniel & Shai

BUSINESS

Our Mission

          Harness technology and social impact to be the world's most loved insurance company.

Overview

          Lemonade is rebuilding insurance from the ground up on a digital substrate and an innovative business model. By leveraging technology, data, artificial intelligence, contemporary design, and behavioral economics, we believe we are making insurance more delightful, more affordable, more precise, and more socially impactful. To that end, we have built a vertically-integrated company with wholly-owned insurance carriers in the United States and Europe, and the full technology stack to power them.

          A two minute chat with our bot, AI Maya, is all it takes to get covered with renters or homeowners insurance, and we expect to offer a similar experience for other insurance products over time. Claims are filed by chatting to another bot, AI Jim, who pays claims in as little as three seconds. This breezy experience belies the extraordinary technology that enables it: a state-of-the-art platform that spans marketing to underwriting, customer care to claims processing, finance to regulation. Our architecture melds artificial intelligence with the human kind, and learns from the prodigious data it generates to become ever better at delighting customers and quantifying risk.

          In addition to digitizing insurance end-to-end, we also reimagined the underlying business model to minimize volatility while maximizing trust and social impact. In a departure from the traditional insurance model, where profits can literally depend on the weather, we typically retain a fixed fee, currently 25% of premiums, and our gross margins are expected to change little in good years and in bad. At Lemonade, excess claims are generally offloaded to reinsurers, while excess premiums are usually donated to nonprofits selected by our customers as part of our annual "Giveback". These two ballasts, reinsurance and Giveback, reduce volatility, while creating an aligned, trustful, and values-rich relationship with our customers. See "— Our Business Model" and "— Our Product Offerings — Giveback Feature."

          Lemonade's cocktail of delightful experience, aligned values, and great prices enjoys broad appeal, while over indexing on younger and first time buyers of insurance. As these customers progress through predictable lifecycle events, their insurance needs normally grow to encompass more and higher-value products: renters regularly acquire more property and frequently upgrade to successively larger homes; home buying often coincides with a growing household and a corresponding need for life or pet insurance, and so forth. These progressions can trigger orders-of-magnitude jumps in insurance premiums.

          The result is a business with highly-recurring and naturally-growing revenue streams; a level of automation that we believe delights consumers while collapsing costs; and an architecture that generates and employs data to price and underwrite risk with ever-greater precision to the benefit of our company, our customers and their chosen nonprofits.

          This powerful trifecta, delightful experience, aligned values, and great prices, has delivered rapid growth alongside steadily improving results:

          Since our launch in late 2016, our gross written premium ("GWP") grew from $9 million in 2017, to $47 million a year later, and to $116 million in 2019. For the three months ended March 31, 2020, our GWP was $38 million. In parallel, our net losses per dollar of GWP dropped from over $3 in 2017 to under $1 both in 2019 and for the three months ended March 31, 2020. Our revenue was $2 million, $23 million, and $67 million in 2017, 2018 and 2019, respectively, and our net losses were $28 million, $53 million, and $109 million, respectively. For the three months ended March 31, 2020, our revenue was $26 million and our net losses were $37 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Components of Our Results of Operations — Revenue — Gross Written Premium."

          In parallel to this growth of topline and increasing efficiencies, our gross loss ratio declined steadily from 161% in 2017, to 113% in 2018, to 79% in 2019 and to 72% for the three months ended March 31, 2020. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Key Operating and Financial Metrics."

Why We Love Insurance

          Insurance is one of the largest industries in the world. Property, casualty, and life insurance premiums amount to approximately $5 trillion globally, and account for 11% of gross domestic product in the United States.

          The scale of the industry is an indicator of the essential role insurance plays in our economy and society. Most homes, cars, and businesses in the United States have some type of insurance coverage. Laws, lenders, and landlords often mandate insurance, making it a non-discretionary product that remains largely unaffected by economic cycles. We believe people typically buy insurance for their entire adult life, producing highly-recurring and naturally-growing participatory revenue streams.

          These dynamics have produced large, enduring businesses. In the United States, 12 of the Fortune 100 companies are insurance companies, and their average age is about 125 years old. More remarkably, while the world's top insurance companies each generate over $100 billion in revenue, no single company has a market share greater than 4%, underscoring the sheer scale of the industry.

          Insurance is, at its core, a social good. At a mathematical level, insurance is about a community of people pooling their monies to help their more unfortunate members in their hour of need. This safety net affords individuals the peace of mind they need to buy a home, go on vacation or open a business. Put differently: insurance allows people to trade the risk of a disastrous loss in the future for the certainty of an affordable loss now. It is a trade that enables the very fabric of contemporary society.

Why We Love Technology

          Technology pushes the frontier of what is possible. It changes what we can measure, the efficiency with which we work, and the speed with which we communicate. As our capabilities advance, consumers come to expect and demand more. Measurement begs for personalization; efficiency calls for lower prices; speed demands better service. Experiences that once seemed reasonable, turn frustrating.

          These unrelenting forces have transformed industry after industry, and are poised to do the same for insurance. Incumbents are wise to this, and work valiantly to graft new technologies onto their established businesses. But generations of legacy make that hard: vast networks of brokers, decades of cumulative investment in disparate IT systems, corporate cultures adapted for legacy preservation rather than business transformation and policy-centric rather than customer-centric organizations. Each has their historical reasons, but all seem maladapted today.

          This divergence of fortunes — amazing industry, encumbered incumbents — creates space for a new kind of insurance company, one built from scratch on a digital substrate, a contemporary business model and no legacy. It is this secular shift that our strategy is designed to exploit.

Our Strategy

          We seek to capitalize on the structural advantages inherent in being a digitally-native, customer-centric, and vertically-integrated insurance company by:

  1.
  Harnessing our delightful experience, aligned values, and advantaged cost structure to appeal to consumers broadly, and particularly to the next generation of consumers, whom incumbents struggle to serve;

  2.
  Then growing with those customers as their insurance needs increase naturally and substantially;

  3.
  All the while leveraging our closed-loop system, by which copious amounts of data we generate make our business ever faster, cheaper, and more precise, to further delight consumers and extend our competitive advantage.

Appeal to the Next Generation of Consumers

          While the rest of the industry typically appeals to established consumers with the 'I switched and I saved' value proposition, we are largely competing with non-consumption, attracting consumers incumbents want, but doing so years before they are ripe for legacy providers.

          Approximately 70% of our current customers are under the age of 35, and about 90% of our customers said they were not switching from another carrier. Based on a Google survey, less than four years after our launch, our market share among first time buyers of renters insurance in New York appears to have overtaken that of most leading incumbents. We have achieved this outsized share among newer cohorts through a three-pronged consumer value proposition: delightful experience, aligned values, and great prices. See "Market and Industry Data — Google Survey Data."

Delightful Experience

          We bring insurance to the mobile-first, digitally-native world. Our playful bots make for a fun and intuitive interaction at any age, all the more so to a generation that grew up with a smartphone. The median time to get a bindable renters insurance quote from Lemonade is under two minutes, and it's under three minutes for a homeowners quote. Claims are also filed through our app, which our claims-bot pays in as little as three seconds.

          Companies built on human brokers and claims agents have many strengths, no doubt, but appealing to millennials and Gen Zers is not chief among them.

Aligned Values

          Our status as a Certified B Corp and our commitment to aligning incentives through social impact serve as the foundation for our fundamentally reimagined relationship with our customers. Thanks to our reinsurance agreements, we typically retain a fixed fee, currently 25% of premiums, and we expect our gross margins to change little even in years with heavy claims. If money is left over after paying claims, we give back excess funds to nonprofits selected by our customers, ensuring that we minimize any incentive to deny legitimate claims. This alignment of incentives and values enjoys universal appeal, but is especially potent among younger consumers who are particularly distrustful of institutions and committed to interacting with brands whose values align with their own.

Great Prices

          Architected from the ground up to be direct, fully digital, highly automated and constantly learning, our technology allows us to target, convert, and serve customers more efficiently than the typical incumbent. This structural cost advantage is especially pronounced in entry-level renters insurance, where operational costs for incumbents can eclipse claims cost as a percentage of premiums. Given these inbuilt advantages, the minimum premiums for our entry-level renters insurance is typically 50% cheaper than the minimum premiums of incumbents, a huge advantage when competing for younger, more price-sensitive consumers.

          In the United States, insurance pricing must be approved by regulators who seek to ensure policies are not sold below cost. This means that our structural cost advantage cannot be blunted by competitors simply through subsidies.

Grow With Our Customers

          We currently spend $1 in marketing to generate more than $2 of in force premium ("IFP"), which has been approximately equal to annualized GWP. For information regarding how we calculate IFP, see "Management's Discussion and Analysis of Financial Condition and Results of Operations — Key Operating and Financial Metrics — In Force Premium." Given our subscription-based model, we believe that the lifetime value of our customers is significantly higher than our cost of acquiring them, and our ability to acquire them earlier, at a stage that incumbents struggle to, should pay dividends for decades to come.

          Unlike many other products or services, the need for insurance grows in line with the wealth and age of its customers, as accumulated assets and growing responsibilities naturally translate into higher insurance spend. One illustration of this trend is how, on average, our renters insurance customers steadily increase spending on their renters insurance policy with us over time. As illustrated below, customers who bought Lemonade renters insurance three years ago spend 56% more on their renters insurance now than when they first joined.

          This germination can be observed across our book of business, spurred by the accumulation of wealth people typically enjoy during their working years. According to the Federal Reserve, the median net worth of an adult American under the age of 35 is about $11,000. By their 40s and 50s, their net worth has grown by 10 to 15 times, and that growth peaks at 25 times after the age of 75. This propensity towards asset accumulation is reflected in our numbers. As of March 31, 2020, the median age of a Lemonade customer with an entry level $60 a year policy — corresponding to $10,000 of possessions — is about 30 years old. This climbs towards 40 for customers with policies of about $600, and among the handful of customers paying approximately $6,000 a year, the median age is about 50.

          Further demonstration of this progression is found in a phenomenon we call "graduation," which is when a customer upgrades their policy from a Lemonade renters policy to a Lemonade condo or homeowner policy. As of March 31, 2020, we had 12,445 customers of condo insurance policies, 10% of whom had graduated with us from a renters policy, a percentage that has grown steadily over the life of the company. For information on our total customers, see "Management's Discussion and Analysis of Financial Condition and Results of Operations — Key Operating and Financial Metrics."

          We believe graduation improves unit economics dramatically, as premiums jump several fold with virtually no incremental cost to acquire the additional premiums. The average renter pays us nearly $150 per year, and that jumps to around $900 for owners of homes and condos.

          Given how time spent as a Lemonade customer correlates to higher spend, long term customer retention can be particularly rewarding. While we have been in market for less than four years, there are multiple indicators of our ability to delight customers, which we believe will translate into advantaged retention rates:

  •
  We achieved a net promoter score ("NPS") of above 70 in an industry that typically scores much lower. For reference, global NPS standards classify an NPS of 50 as excellent and an NPS of 70 as world-class, and many of the world's largest financial institutions have single digit or negative NPS. NPS is a customer satisfaction and service quality metric based on a single survey question that asks customers how likely they are to recommend the service to a friend or colleague. Customers respond using a numeric scale of zero to 10. The final NPS ranges from –100 to +100, and is calculated by subtracting the percent of detractors (those who respond with a six or lower) from the percent of promoters (those who respond with nine or 10).

  •
  We routinely rank first on prominent customer review sites, out of hundreds of providers of renters and homeowners insurance. For example, Clearsurance, an independent marketplace where consumers review insurance providers, designated Lemonade 2020's Consumers Choice Renters Insurance. The consumer publication U.S. News and World Report has similarly crowned us the Best Renters Insurance for 2020. As of the date of this prospectus, Clearsurance also ranks us as the top rated insurance provider by U.S. consumers, in both the renters and homeowners categories.

  •
  As of the date of this prospectus, our app is graded 4.9 out of 5.0 on Apple's app store, placing us above some of the most highly regarded consumer technology apps, including Amazon, Netflix, Spotify and Uber, in customer satisfaction.

  •
  Our customers tweet about Lemonade in a tone and volume unprecedented in insurance. One study concluded that "In an industry where most insurance companies receive less than 1% of their traffic from social media, lemonade.com is a clear outlier with over 17% of their traffic coming this way in 2017." Traffic, in the context of this study, means the number of users who visited a website on an annual basis. We believe that this positive feedback on social media is indicative of higher customer satisfaction levels and is a leading indicator of higher customer retention.

          Our favorable rankings against industry benchmarks, including customer reviews, social media and NPS, bode well for our ability to match, if not outpace, the strong retention metrics common in our industry.

Capitalize On Our Closed-Loop System

          We operate our own full-stack P&C insurance carriers in both the United States and Europe, built on top of a unified, proprietary, state-of-the-art technology platform. This vertical integration not only affords us an advantage in cost and speed, but creates a system that learns as it goes, extending these advantages with every rotation of the flywheel.

          Our digital platform is designed to delight consumers, fueling rapid growth, which spawns highly predictive data, that our machine learning crunches to make our platform even better at evaluating risk and delighting consumers, fueling further growth ... and so on.

          Case in point: a standard home insurance policy in the United States is based on a form with between 20 and 50 fields (name, address, birthday ... etc.), and thus, a typical broker-based insurance company will generate between 20 and 50 data points per policy. We developed a fundamentally different approach to customer onboarding, leveraging our digital substrate and chatbots to do away with forms altogether. Replacing brokers with bots brings conspicuous advantages in terms of cost and speed, and inconspicuous advantages in terms of data: AI Maya typically asks only 13 questions before giving a bindable quote for home insurance, but the interaction generates close to 1,700 data points.

          When interacting with a human insurance broker, customers emit countless valuable signals, but we believe key elements of these data are not captured in a usable format. For example, a broker may notice that some customers read the policy before signing, while others do not; some do not ask questions before buying, others ask smart questions, yet others ask dubious questions; some come back multiple times before committing, while others seem to purchase impulsively ... and so on. These and other signals may correlate strongly with claims, but in a broker-based interaction many go unrecorded, if not unobserved. Not so in a company built on a digital substrate. At Lemonade, every key facet of the interaction is logged, the data aggregated, and they are then mined for correlations to claims.

          The power of our system goes beyond the sheer tonnage of data it generates, as we are able to put data to work in ways we believe, based on the experience of our management in the insurance industry, that legacy systems cannot. Our systems are entirely integrated, so data generated in a customer support interaction can inform the claims process, while claims data routinely impacts marketing campaigns, and so forth. Likewise, our bots do not merely collect data, but also adapt in real time in response to the data they collect.

          The power of big data and machine learning is evident across the modern economy, but there is reason to believe their impact on insurance will run deeper than elsewhere. On ecommerce sites, for example, artificial intelligence can help recommend a new camera, but the device that arrives 2 hours later is indistinguishable from the one being sold on main street. Algorithms propose songs and movies on entertainment apps, but Sgt. Pepper sounds the same today as it did in 1967. In short, most industries ultimately sell either atoms or electrons, and these are largely impervious to machine learning. The core product of insurance is different: it is a probability algorithm, and data and artificial intelligence can absolutely transform algorithms. In insurance, data science is not helpful to the business, it is the business.

          This feedback loop — delighted consumers drive growth, generating big data that feed machine learning, which improves the platform to the delight of consumers — is visible in the continuous improvement in our key performance indicators since our launch:

  •
  Our gross loss ratio has declined by 296 percentage points from the first quarter of 2017 to the first quarter of 2020, even as the compounded annual growth rate ("CAGR") of our IFP over this period was more than 450%.

  •
  During the period from January 2017 to March 2020, our Premium per Customer ("PPC") for new renters insurance policies has increased 91%, even as the conversion rate for these policies grew by 65% (quote to purchase).

          One would expect growth and risk to be inversely correlated. To acquire more customers, most companies are forced to become less discerning, causing them to pay for that topline growth with a deteriorating loss ratio. Similarly, average price and conversion rates live in tension, as it is usually lower prices that drive higher conversion. Seeing growth, risk, customer premiums, and conversion all improve dramatically and concurrently suggests that our machine may be working in ways not typically experienced by traditional players.

          Incumbents typically release improvements to their system's software a handful of times a year, whereas we averaged five code releases per day in 2018, eight per day in 2019, and nearly sixteen daily releases so far in 2020. Our ability to iterate on our technology with such frequency means that we can promptly and efficiently modify customer onboarding questions, underwriting guidelines, claims handling and other elements of our platform, thereby enabling us to respond to changes in customer needs and market conditions at a faster rate than traditional insurance incumbents. This accelerating flywheel demonstrates our deep structural differences, and suggests the already palpable gap is more likely to expand over time rather than to contract.

Our Business Model

          At the foundation of our business model is a direct, digital, customer-centric experience that delivers rapid growth and strong retention. Our customer centricity runs deep, and our underlying business model is designed to align interests between us and our customers. This technology-first customer acquisition and retention strategy, combined with our unconflicted business model, results in a highly attractive financial model.

          We leverage technology in everything we do. More than 93% of homeowners insurance policies in the United States are sold via agents, making a platform that finds, onboards, and digitally serves consumers end-to-end very much an outlier. Our digital substrate enables us to integrate marketing and onboarding with underwriting and claims processing, collecting and deploying data throughout, to constantly drive efficient customer acquisition, enhance the experience, and mitigate risk. This approach results in significant, rapid scale without forfeiting the customer experience.

          To align our interests with those of our customers, encourage good behavior and build a long-term relationship based on mutual trust, we endeavor to decouple our financial incentives from variability in claims. We typically retain a fixed fee, currently 25% of premiums, leaving the remainder for claims (including reinsurance), and we 'Giveback' any residual amount to nonprofits of our customers' choosing. Unlike our competitors, we minimize any incentive to deny legitimate claims as we aim to give back, rather than pocket, leftover monies. Our reinsurance contracts serve to protect our fixed fee, by ensuring that volatility in claims is primarily borne by our reinsurance partners. See "Risk Factors — Risks Relating to Our Business — Reinsurance may be unavailable at current levels and prices, which may limit our ability to write new business. Furthermore, reinsurance subjects us to counterparty risk and may not be adequate to protect us against losses, which could have a material effect on our results of operations and financial condition."

          After our customers purchase a policy, we ask them to designate a charitable cause for us to support with the residual premiums from their policy. As a result, we believe customers are less inclined to embellish claims as they would be hurting a nonprofit they care about, rather than an insurance company they do not.

          Strong retention rates and a subscription-based model create highly-recurring and naturally-growing revenue streams, ensuring stability in our top-line results. Our reinsurance construct, in turn, largely eliminates the bottom-line volatility inherent in traditional insurance companies, where profits quite literally depend on the weather. With our reinsurance agreements offloading residual claims, and our Giveback policy offloading residual premiums, we have two powerful ballasts that reduce volatility, while creating an aligned, trustful, and values-rich relationship with our customers.

          This combination of a customer-focused onboarding experience, a customer-aligned business model, and a revenue stream that grows alongside our customers' insurance needs, has created a sustainable financial model that we are proud of. Over time, we believe our platform will continue to efficiently acquire new customers and give us the ability to service their growing needs at a lower cost, and with higher satisfaction levels, than the industry at large.

Our Technology

Data Advantage

          The birth of modern statistics is usually dated to 1662, when John Graunt calculated the probabilities of Londoners surviving to a given age. Lloyd's of London started shortly thereafter, and insurance and statistics have co-evolved ever since. Right up to the end of the 20th century, insurance companies were the bastions of the world's data and home to its greatest statisticians. But in the 21st century, supremacy in data and statistics has moved to tech companies, throwing into sharp relief one of the structural challenges traditional insurers face.

          It is not that incumbents cannot hire data scientists and machine learning experts. It is that these experts' power lies in their ability to extract prophetic insights from inhuman quantities of data. Broker-based insurance companies and patchwork legacy systems were never architected to capture big data, nor to fully leverage and deploy the insights these can generate. Lemonade was.

          Our proprietary and entirely integrated technology stack is thus a key enabler of our strategy and business model. Interactions with our customers across our platform generate a trove of data, which in turn improves interactions with our customers across our platform.

AI Maya

          AI Maya, our playful onboarding and customer experience bot, uses natural language to guide customers through an easy and fun process of joining Lemonade. Maya handles everything from collecting information and personalizing coverage to creating quotes and facilitating payments securely. By asking customers a limited number of high-impact questions, and adapting based on their responses, AI Maya is able to dramatically reduce onboarding times while still collecting and utilizing the data that is central to our continuous improvement.

AI Jim

          AI Jim is our claims bot, and, as of March 31, 2020, 96% of the time, it is AI Jim that will take the first notice of loss from a customer making a claim. AI Jim handles the entire claim through resolution in approximately a third of cases, paying the claimant or declining the claim without human intervention (and with zero claims overhead, known as loss adjustment expense, or LAE). AI Jim assigns claims he is not authorized to settle, or ones where he identifies concerns, to human claims experts, analyzing each expert's specialty, qualifications, workload, and schedule to determine to whom to assign the claim. Even where human escalation is needed, AI Jim will have done much of the heavy lifting so our team can settle claims and support customers in their hour of need as quickly and smoothly as possible.

          The claims process represents the most acute pain point in the insurance experience, and it is where animosity toward the industry is most commonly cultivated. Re-imagining claims for the benefit of the customer, by aligning interests and incentives and by removing friction, hassle, cost, and delays, is therefore a key driver of our leadership in customer satisfaction.

CX.AI

          CX.AI is our bot platform built to understand and instantly resolve customer requests without human intervention. About a third of all customer inquiries are handled this way. Customers often require assistance pre- or post-purchase, ranging from coverage questions to performing changes to their policy, such as adding a spouse, updating coverage amounts, changing payment methods, and adding newly purchased items. CX.AI uses Natural Language Processing to analyze and understand customers' requests, helping them perform a growing set of tasks.

          The efficiency boost CX.AI delivers is exemplified by its impact on 'moving' tickets. Up until December 2018, a large number of support tickets handled by our human CX (Customer Experience) team were requests related to customers moving to new apartments or homes. Once CX.AI learned to handle moving requests, we saw an 87% drop in the number of moving-related tickets handled by humans. CX.AI understands what customers are saying, asks for the information it needs, and takes it from there: canceling the existing policy when the time is right, evaluating the risk of the new address, transferring all customized coverages to the new policy, pricing it, processing the payment, and sending the new policy to the customer by email. The process takes a few seconds. This story has repeated itself time and again across different customer inquiries, so that while only 6% of support requests were resolved by CX.AI as of December 31, 2017, that percentage increased fivefold in just over two years, to 32%.

          Our customer-facing technologies, AI Maya, AI Jim, and CX.AI deliver a superior experience at a fraction of the cost, all the while collecting and utilizing far more data than their human counterparts. A similar construct powers the rest of the company.

          Our 'behind the scenes technology' is driven by three key proprietary applications: Forensic Graph, Blender, and Cooper.

Forensic Graph

          Forensic Graph utilizes the combined power of behavioral economics, big data, and AI to predict, deter, detect, and block fraud throughout the customer engagement. The FBI estimates that insurance fraud in the United States (excluding health insurance fraud) costs more than $40 billion per year, or $400 to $700 per family, in increased premiums. It is a complicated problem to solve for traditional insurers, mostly due to data paucity. Forensic Graph tracks untold signals and analyzes relationships between things which may appear trivial or invisible to humans, but in which our machine learning uncovers complex multivariate links that have helped us avoid millions of dollars' worth of potential losses.

Blender

          Blender is a robust insurance management platform that we built with customer centricity and exponential efficiency in mind. This is a built-from-scratch, cutting edge backend system, designed as a single, cohesive, and streamlined management tool for our customer experience, underwriting, claims, growth, marketing, finance, and risk teams. When a claims experience specialist logs in to Blender, for example, they instantly see all claims assigned to them by AI Jim. Blender then provides them with instructions for next steps, and when possible, includes coverage determinations, and alerts of suspicious activity. Critically, they will also see an extraordinary amount of information about the users' behavior patterns and their claim, background information, risk indicators, insurance history, and much more. If a vendor is needed, for example, to assess the damage, all appropriate suppliers will pop up in Blender, and can be dispatched to the field, and paid, at the push of a button. Blender brings similar integrated, customer-centric, and focused workflows to the other Lemonade teams as well.

Cooper

          Cooper is our internal bot (we like to think of him as our own Jarvis) who runs important parts of our company. Cooper handles complex as well as repetitive tasks, from helping our customer experience team handle lengthy, manual processes such as processing paper cheques, to automatically running tens of thousands of tests on each release of our software. Cooper continuously analyzes spectrometry imaging beamed from NASA's satellites, identifying wildfires in real time and blocking ads and sales in the affected areas; Cooper collates and formats materials for our regulatory filings; and he even handles most of our engineering task allocation, code deployment, Q&A, and more. Cooper makes our team dramatically more efficient and keeps evolving and learning with time.

          Forensic Graph, Blender, and Cooper, together with AI Maya, AI Jim, and CX.AI, run atop our Customer Cortex. The Customer Cortex, like a central nervous system, is the place where all data about our customers is transmitted, continuously analyzed, and then used by all six applications.

Growth Opportunities

Acquire more customers

          About 90% of our current customers said that they were not switching to Lemonade from another carrier. We are well positioned to grow our customer base by continuing to attract first time buyers, an underserved population replenishing every year. This is a segment where we enjoy structural advantages that have allowed us, less than four years since our launch, to leapfrog many legacy providers and become one of the top market share leaders for new renters in our first state, New York, based on a Google survey. See "Market and Industry Data — Google Survey Data."

          Our delightful experience and competitive pricing also attract customers who switch from their existing carriers. Our bot automatically files the necessary paperwork to cancel a customer's old policy, removing what is typically a barrier to switching. As we continue to strengthen brand recognition and execute our marketing strategy, we will look to increase the number of customers migrating to the Lemonade platform.

Grow within our existing customer base

          As our customers move up the economic ladder and through lifecycle events, their insurance needs evolve to higher value products: renters continuously acquire more property and frequently upgrade to successively larger homes. Growing households often need life insurance or pet insurance. These progressions regularly trigger orders of magnitude jumps in insurance premiums. We aim to provide an unmatched user experience in order to retain customers throughout their lifespan, expanding their lifetime value without incurring any incremental costs of acquisition.

Expand to new products

          Our strategy of growing with our customers also lends itself to expanding into new lines of insurance, as lifecycle events trigger the need for additional insurance products.

          Our regulatory framework, technology stack, and brand are all extensible to new lines of insurance, and we anticipate that these will contribute to our growth in the future. In February 2020, we announced our intention to launch pet insurance this year.

Expand to new geographies

          We acquired our first customer in New York in late 2016, and within three-and-a-half-years captured approximately 7% of the New York renters insurance market while expanding our reach to dozens of states across the United States. As of March 31, 2020, we were licensed to operate in states covering 93% of the U.S. population, and were actively selling policies in states covering approximately 75% of the U.S. population. Our strong brand and unique business model drive rapid growth and allow us to quickly gain share in new markets. We also hold a pan European license, allowing us to passport into and sell in 31 countries across Europe, and commenced operations in Germany on June 11, 2019, and in the Netherlands on April 2, 2020.

          The Lemonade platform is inherently multilingual and agile by design, so that we can effortlessly expand into new markets and new products both within the United States and internationally. Our two largest markets today, Texas and California, have zero Lemonade employees in-state, underscoring the highly scalable nature of our business. Consequently, we have a unique opportunity to leverage our technology to rapidly and seamlessly reach customers in new geographies.

Our Product Offerings

Renters and Homeowners Insurance

          We currently offer our products to renters and homeowners in the United States and contents and liability insurance in Germany and the Netherlands. The insurance we offer in the United States covers stolen or damaged property, and also covers personal liability, which protects our customers if they are responsible for an accident or damage to another person or their property. In a number of states, we also offer landlord insurance policies to condo and co-op owners who rent out their property less than five times a year to protect their real and personal properties. We are currently licensed to conduct our insurance business in 41 states of the United States and we operate in 28 of those states, including Washington, D.C., which are home to approximately 75% of the U.S. population. We currently hold a pan-European license, which allows us to sell in 31 countries across Europe.

          The full Lemonade experience is available through our iOS and Android app, as well as through our website. Before a customer purchases one of our policies, we allow the customer to review a summary of their coverage and a sample policy. We also enable the customer to reconfigure their coverage and other policy settings, such as the deductible and start date. After payment via a credit or debit card, we instantly issue the customer their policy documents and send it to them via email. From start to finish, the entire process is completed digitally.

          Our products automatically cover all residents of a household who are related to the customer by marriage, blood, or adoption. In addition to the base coverage we offer for personal property, electronics, furniture, and clothing, our customers can purchase extra coverage to protect against accidental loss, damage, and theft, worldwide, of their jewelry, fine art, and other personal property.

Giveback Feature

          Giveback is a distinctive feature, whereby each year we aim to donate leftover money to causes our customers care about. After our customers purchase a policy, we ask them to select, from a pre-vetted list, a charitable cause for us to support with the residual premiums from their policy. Behind the scenes, customers who select the same charitable cause are classified as members of the same "cohort." Once a year we look at the loss ratio of each cohort, and provided that we pass the financial ratio tests required by our regulators, we aim to donate the funds remaining, if any, to the charitable cause selected by that cohort. Cohorts with a loss ratio above 40% usually will not receive a Giveback.

          The Giveback is paid only if payment is authorized by Lemonade Insurance Company's board of directors in its sole discretion and consistent with its duty of care. See "Risk Factors — We could be forced to modify or eliminate our Giveback, which could undermine our business model and have a material adverse effect on our results of operations and financial condition." Our 2019 annual Giveback for the 12 month period ended June 30, 2019 amounted to about 1.5% of earned premiums. We calculate our annual Giveback on each anniversary of our primary reinsurance contract. The Giveback is not a contractual obligation of ours to any customer or to any cause, and customers cannot take a tax deduction on account of the donations.

          We have informed, and intend to continue to inform, each customer of the amount donated to their selected nonprofit during each Giveback on an annual basis. As part of our 2019 annual Giveback, we donated over $600,000 to 26 nonprofit organizations selected by our customers, including Teach for America, charity: water, and UNICEF, among others. Our 2018 annual Giveback provided over $150,000 to 15 nonprofit organizations, while our first annual Giveback in 2017 provided over $50,000 to 14 nonprofits.

          Although new and untested, we believe that donating a portion of the money left over after paying claims to nonprofits will discourage fraud and promote greater trust between us and our customers.

Our Vertically-Integrated Platform

Sales and Marketing

          Our goal is to increase brand awareness and the number of customers migrating to our platform by utilizing a number of marketing channels to aid our direct-to-consumer sales model. Our primary channel of advertisement is the internet, where we promote our ads and services through various media and social media platforms, including Facebook and Instagram. We also use the data generated in customer support interactions to constantly refine and improve our marketing campaign. We conduct drip campaigns via email to follow-up with those who have inquired about us or started the on-boarding process. Additionally, we enter into agreements with parties who have access to potential customers, including insurance agencies, apartment building owners, and property management companies.

Underwriting

          Our digital platform enables us to ask fewer questions of our customers but derive many times more data points from each customer interaction than our competitors do. To date we have collected over 2 billion data entries, a trove that grows by the minute. Applying machine learning to these data allows us to identify predictive patterns, and these inform our underwriting. Our underwriting process involves collecting this information, classifying and evaluating each individual risk exposure, assessing the impact of the risk on our existing portfolio, and pricing the risk accordingly. When we launched, and had no data of our own, pricing and underwriting were done using basic industry information. Due to the paucity of these data, customers appeared relatively undifferentiated. As we collected more data, what we found was that groups our competitors viewed as monolithic were actually made up of predictable sub-groups with over 600 percent variation in their likelihood to file a claim.

Claims Process

          Powered and driven by our technology, our claims process is conducted via our digital platform, which includes our iOS and Android mobile apps. Claims can be substantiated with receipts, notes of where and when the item was purchased, and in certain cases, police reports. We also ask the customer to record a video explaining their claims to enhance the claims review process. After the customer completes a claim report on our mobile app, the customer is asked to enter bank account wire information. If the claim is approved, a payment is issued and deposited directly into the customer's account. Claims are commonly paid and declined through our claims-bot, AI Jim, within seconds.

          While a meaningful portion of simple theft claims are paid almost instantly, in many cases the incident is also reviewed by a human before the claim is approved, and certain property damage claims or liability claims may take longer to settle. In an event that requires immediate assistance or temporary housing as a result of fire, ongoing water damage, or any other structural damage that leaves the customer's home exposed, we contact the customer to assess the situation and provide emergency services, such as water or fire damage cleanup, temporary housing, or a designated specialist.

Reinsurance

          Insurance often produces businesses with highly recurring revenue streams, and hence predictable top lines, but with significant bottom-line volatility, as profits can literally fluctuate with the weather. Earthquakes, hailstorms, wildfires and hurricanes strike with caprice, and can push an otherwise profitable business deep into the red with little or no warning.

          The first-order consequence of this uncertainty is that insurers often see unwelcome swings in their results. The second-order consequence is that regulators require insurers to keep significant reserves to absorb these swings, making them capital intensive. In defiance of these industry norms, we set out to architect our business to be at once capital-light and possessed of predictable and growing gross margins. Through judicious use of "reinsurance," we believe we have largely achieved these goals.

          Reinsurance is a financial instrument under which one insurer, the "reinsurer," agrees to cover a portion of the claims of another insurer, the "primary insurer," in return for a portion of their premiums. While this description characterizes all reinsurance, implementations come in different flavors, each with its own costs and benefits. We have entered into a range of reinsurance agreements, differing in both duration and terms, which combine, we believe, to deliver maximum capital efficiency, while optimizing our gross margins for both stability and size.

Proportional Reinsurance: Maximize Capital Efficiency

          The low cost of capital for reinsurance companies creates an opportunity to share premiums and maintain our gross margin while dramatically reducing our capital requirements through a structure called "proportional reinsurance" (also known as "quota share reinsurance"). Beginning on July 1, 2020, we will have proportional reinsurance protecting 75% of our business (through a set of whole account quota share reinsurance contracts, collectively, the "Proportional Reinsurance Contracts"). Under the Proportional Reinsurance Contracts, which span all of our products and geographies, we transfer, or "cede," 75% of our premiums to our reinsurers. In exchange, these reinsurers pay us a "ceding commission" of 25% for every dollar ceded, in addition to funding all of the corresponding claims, i.e. 75% of all our claims. This arrangement mirrors our fixed fee, and hence shields our gross margin, from the volatility of claims, while boosting our capital efficiency dramatically.

          Under U.S. and E.U. regulatory laws, insurance companies are required to set aside "surplus capital" in accordance with various formulae. These requirements tend to be more onerous for younger companies experiencing rapid growth, such that without reinsurance we would need to reserve as much as 50 cents for every dollar of premiums sold, known as a 2:1 ratio. Our proportional reinsurance structure shifts most of that surplus capital requirement to the reinsurer, such that the capital surplus requirement for the Company is expected to be approximately 7:1.

Non-Proportional Reinsurance: Optimize Gross Margins

          As described above, our Proportional Reinsurance Contracts provide that we cede 75% of our premiums to our reinsurers, pushing our capital efficiency to near maximized levels. We have opted to manage the remaining 25% of our business with alternative forms of reinsurance, with a view to maximizing profitability, while also protecting the integrity of our fixed fee.

          These two remaining goals live in tension with one another: leaving zero "wiggle room" around our fixed fee would guarantee its stability, but would preclude our benefiting from our improving loss ratio. Conversely, any room for improved profitability would also introduce additional volatility into our business.

          To balance our desire for both growing and stable gross margins, we set out to structure our remaining reinsurance such that variability in our gross margins will be largely contained, though not eliminated entirely. We believe we have achieved this through a combination of reinsurance structures known as "per risk reinsurance" and "facultative reinsurance" (through the property per risk excess of loss reinsurance contract and automatic facultative property per risk excess of loss reinsurance contract, collectively, the "Non-Proportional Reinsurance Contracts"). Together with the Proportional Reinsurance Contracts, these Non-Proportional Reinsurance Contracts intend to ensure that the most we will pay for any one claim is unlikely to ever exceed $125,000.

          We believe our reinsurance structure achieves important goals: making us capital-light, buffering our gross margins from the vicissitudes of claims, and leaving room for our gross margins to grow. Indeed, based on our current book of business, our probability models suggest that we have crafted a ±3% collar around our gross margins, with underwriting results expected to impact our gross margins no more than ±3% in 95 years out of 100. Our probability modeling further suggests that, in any given year, the variance in our gross margins is twice as likely to be favorable than not.

Duration

          Our goal of maximizing predictability of our results, while growing gross margins over time, led us to vary not only the terms of our reinsurance agreements, but their term, too.

          The Proportional Reinsurance Contracts will be issued by a consortium of seven reinsurers, including Arch Re (Bermuda), AXA XL (Caitlin Re Switzerland), Hannover Ruck SE, Lloyd's Underwriter Syndicate No. 1084 CSL, Mapfre Re (Spain), Swiss Re America (US) and Tokio Marine & Nichido Fire Insurance Co. Ltd., each holding an 'A' or better rating from A.M. Best, and each holding a share of the agreement's commitments. Roughly three quarters of the Proportional Reinsurance Contracts runs for a three-year term, expiring June 30, 2023, while the remainder has a one-year term, expiring June 30, 2021. Our Non-Proportional Reinsurance Contracts, in which nine reinsurers partake, including Aspen Insurance UK Limited, AXIS Reinsurance Company, Hannover Ruck SE, Swiss Re, Arch Reinsurance Company and Lloyd's Underwriting Syndicates No. 1084 CSL, 2001 AML, 2791 MAP and 4000 HAM, each holding an 'A' or better rating from A.M. Best, are likewise effective as of July 1, 2020, and have a one-year term.

          All told, about 55% of our book will be reinsured on a three-year term, with the remainder coming up for renewal and renegotiation on an annual basis. We believe that staggering the terms this way provides the appropriate balance between maximizing predictability, and enabling us to capture more margin over time.

Investments

          Our portfolio of investable assets is primarily held in cash, money market funds, and fixed income securities issued by the U.S. government and government agencies with relatively short durations. We manage the portfolio in accordance with the investment policies and guidelines approved by the Investment Committee of our Board of Directors.

          We have designed our investment policy and objectives to provide a balance between current yield, conservation of capital, and liquidity requirements of our operations setting guidelines that provide for a well-diversified investment portfolio that is compliant with insurance regulations applicable to the states in which we operate. The policy, which may change from time to time, is approved by our Investment Committee and is reviewed on a regular basis in order to ensure that the policy evolves in response to changes in the financial markets. See "Note 3 — Investments" in the Notes to Consolidated Financial Statements included in this prospectus.

Competition

          The homeowners and, to a lesser extent, the renters insurance industries in which we operate are highly competitive. While we believe we are well positioned to execute our business model and reinvent insurance, we face significant competition from traditional insurance companies such as Allstate, Farmers, Liberty Mutual, State Farm, and Travelers. Although we are tapping into markets that our competitors have struggled to reach, the incumbent insurance companies are larger than us and have significant competitive advantages over us, including increased name recognition, higher financial ratings, greater resources, additional access to capital and more types of insurance coverage to offer, such as auto, health and life insurance, than we currently do. In particular, unlike us, many of these competitors offer consumers the ability to purchase homeowners and multiple other types of insurance products and "bundle" them together, in certain circumstances, include an umbrella liability policy for additional coverage at competitive prices. Moreover, as we expand into new lines of business and offer additional products beyond renters and homeowners insurance, such as pet insurance, we could face intense competition from traditional insurance companies that are already established in such markets.

          We also compete with new market entrants. Competition is based on many factors, including the reputation and experience of the insurer, coverages offered, pricing and other terms and conditions, customer service, relationships with brokers and agents (including ease of doing business, service provided, and commission rates paid), size, and financial strength ratings, among other considerations. We believe we compete favorably across many of these factors, and have developed a digital platform and business model based on artificial intelligence and behavioral economics that we believe will be difficult for incumbent insurance providers to emulate.

Our Challenges

          We will encounter challenges while pursuing our growth opportunities and implementing our business model, and our continued success will depend on our ability to overcome such challenges. Our business model is premised on the expectation that a significant number of our customers who are renters will continue to retain coverage with us as they transition from being renters to homeowners, but we cannot provide assurances that we will succeed in retaining existing customers as they become homeowners. Additionally, our Giveback may not function as intended and may not align our interests with those of our customers to the extent anticipated and our commitment to charitable giving through our Giveback may not resonate with our existing customers or may fail to attract new customers. Further, the inadequacy of current reinsurance to protect against catastrophic losses and the unavailability of acceptable reinsurance protection in the future would have an adverse impact on our business model, which depends on reinsurance companies to absorb any unfavorable variance from the level of losses anticipated at underwriting. Future legislation may affect our ability to use artificial intelligence in our business and operations, and artificial intelligence is integral to our business model. See "Risk Factors" beginning on page 21 of this prospectus for a discussion of factors you should carefully consider before investing in our common stock.

Intellectual Property

          The protection of our technology and intellectual property is an important aspect of our business. We intend to rely upon a combination of trademarks, trade secrets, copyrights, confidentiality procedures, contractual commitments, and other legal rights to establish and protect our intellectual property. We generally enter into confidentiality agreements and invention of work product assignment agreements with our employees and consultants to control access to, and clarify ownership of, our proprietary information.

          As of March 31, 2020, we do not own any U.S. or foreign patents and do not have any U.S. or foreign patent applications pending. As of March 31, 2020, we hold 21 foreign registered trademarks and four registered trademarks in the United States, including the Lemonade mark, have 118 foreign trademark applications pending and no U.S. trademark applications pending, and hold three copyrights in the United States, covering certain videos, texts, photographs, and artwork displayed on our mobile app and website. We continually review our development efforts to assess the existence and patentability of new intellectual property.

          Intellectual property laws, procedures, and restrictions provide only limited protection and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed, or misappropriated. Further, the laws of certain countries do not protect proprietary rights to the same extent as the laws of the United States, and, therefore, in certain jurisdictions, we may be unable to protect our proprietary technology.

Corporate Structure

          Lemonade, Inc. is a public benefit corporation organized under Delaware law. It provides certain personnel, facilities, and services to each of its subsidiaries, all of which are 100% owned, directly or indirectly, by Lemonade, Inc. The group consists of the following entities, which support Lemonade, Inc.'s U.S. and E.U. operations: (1) Lemonade Insurance Company, an insurance corporation organized under New York law; this company issues insurance policies and pays claims; it is licensed and regulated as a stock property and casualty insurance company in New York and in all other states where our insurance products are available; (2) Lemonade Insurance Agency, LLC, a limited liability company organized under New York law; this company is licensed as an insurance agent in New York and in all other states where our insurance products are available and it acts as the distribution and marketing agent for Lemonade Insurance Company and provides certain underwriting and claims services, and receives a fixed percentage of premiums for doing so; it also acts as an agent for other insurance companies in distributing their insurance, for which it receives various percentages of premiums; (3) Lemonade Ltd., a company organized under the laws of Israel; this company provides technology, research and development, management, marketing, and other services to the companies in the group, charged on a "cost plus" basis; (4) Lemonade Insurance N.V., a public limited company organized under the laws of the Netherlands; (5) Lemonade Agency B.V., a Netherlands private limited liability company; (6) Lemonade B.V., a Netherlands private limited liability company; and (7) Lemonade Life Insurance Agency, LLC, a limited liability company organized under Delaware law; this company acts as the distribution and marketing agent for the sale and servicing of life insurance products.

          Lemonade, Inc. provides personnel, facilities, and services to Lemonade Insurance Company in return for actual cost. Lemonade Insurance Agency, LLC provides services to Lemonade Insurance Company on a fixed percentage of premium revenue. This includes the services of Lemonade Ltd. as well as the services of third parties with whom Lemonade, Inc. or Lemonade Insurance Agency has contracted. In addition, Lemonade, Inc. provides Lemonade Insurance Agency, LLC with accounting, tax, auditing, underwriting, claims, marketing, and functional support services.

          The chart below displays the structure described above, to be in effect prior to and following the completion of this offering:

Culture and Values

          Our status as a Certified B Corp and commitment to charitable giving distinguish us from our competitors and promote a relationship among our employees and customers founded on trust. We not only seek to engender a trusting relationship between our brand and our customers, but also among our employees. We value the power of creativity and encourage and support the sharing of ideas to enhance our business model. Like the industry in which we operate, we know the importance and value of a community pooling its resources together for the public good. We value inclusivity, respecting differences, and seamless teamwork in every facet of our business.

          In addition, on February 18, 2020, we issued 500,000 shares of common stock as the initial endowment of the Lemonade Foundation, a 501(c)(4) social welfare organization established under Arizona law. By contributing approximately 1% of our common stock to the Lemonade Foundation, we hope to promote charitable giving and other community-centric activities with a nexus to our community.

Certified B Corp Status

          While not required by Delaware law or the terms of our certificate of incorporation, we have been designated as a Certified B CorpTM. The term "Certified B Corp" does not refer to a particular form of legal entity, but instead refers to companies that are certified by B Lab, an independent nonprofit organization, as meeting rigorous standards of social and environmental performance, accountability, and transparency. B Lab sets the standards for Certified B Corp certification and may change those standards over time.

          The first step in becoming a Certified B Corp is taking and passing a comprehensive and objective assessment of a business's positive impact on society and the environment. The assessment varies depending on the company's size (number of employees), sector, and location. The standards in the assessment are created and revised by an independent governing body that determines eligibility to be a Certified B Corp.

          By completing a set of over 200 questions that reflect impact indicators, best practices, and outcomes, and are customized for the company being assessed, a company receives a composite score on a 200-point scale representative of its overall impact on its employees, customers, communities, and the environment. Representative indicators in the assessment range from payment above a living wage, employee benefits, charitable giving/community service, and use of renewable energy.

          Certification as a Certified B Corp requires that a company achieve a reviewed assessment score of at least an 80. The review process includes a phone review and a random selection of indicators for verifying documentation. The assessment also includes a disclosure questionnaire, including any sensitive practices, fines, and sanctions related to the company or its partners.

          Our certification also required us to adopt the public benefit corporation structure, a step we have already completed. Once certified, every Certified B Corp must make its assessment score transparent on the independent non-profit organization's website. Acceptance as a Certified B Corp and continued certification is at the sole discretion of the independent organization.

Employees

          As of March 31, 2020, we had 329 employees, 193 of whom were based in the United States and the rest of whom were based outside of the United States, primarily in Israel. None of our employees is represented by a labor union. We consider our relationships with our employees to be good and have not experienced any interruptions of operations due to labor disagreements.

          Based on public information from five competing insurance companies in the United States, we estimate that the number of customers per employee for those companies ranges from approximately 150 to approximately 450 customers per employee. We base this estimate on publicly available information, which we have adjusted for comparability. The calculation of "employees" includes insurance agents and brokers because they are a significant cost component for other insurance companies. In comparison to these competitors, our number of customers per employee was over 2,000 as of the date of this prospectus.

Facilities

          Our corporate headquarters is located in New York, New York, and consists of approximately 33,750 square feet of space under a lease that expires on November 30, 2022.

          We also lease offices in Tel Aviv, Israel, Scottsdale, Arizona, and Amsterdam, Netherlands. We believe that we will be able to obtain additional space, as needed, on commercially reasonable terms.

Geographic Scope of Business

          In the United States, as of the date of this prospectus, Lemonade Insurance Company is licensed to operate in New York (its domiciliary state), Alabama, Arkansas, Arizona, California, Colorado, Connecticut, Washington, D.C., Georgia, Florida, Iowa, Illinois, Indiana, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Montana, North Carolina, North Dakota, Nebraska, New Hampshire, New Jersey, New Mexico, Nevada, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, Utah, Virginia, Washington, and Wisconsin.

          We also currently hold a pan-European license, which allows us to sell in 31 countries across Europe, and commenced operating in Germany on June 11, 2019 and in the Netherlands on April 2, 2020.

          When we launched in late 2016, our licenses covered approximately 20 million people, compared to approximately 820 million people as of the date of this prospectus.

Legal Proceedings

          We are subject to routine legal proceedings in the normal course of operating our insurance business. We are not involved in any legal proceedings which reasonably could be expected to have a material adverse effect on our business, results of operations or financial condition.

REGULATION

Insurance Regulation

          We are regulated by insurance regulatory authorities in the states in which we operate. State insurance laws and regulations generally are designed to protect the interests of customers, consumers, and claimants rather than stockholders or other investors. The nature and extent of state regulation varies by jurisdiction, and state insurance regulators generally have broad administrative power with respect to all aspects of the insurance business. The regulatory requirements and restrictions include, among others, the following:

  •
  prior approval of change in control transactions;

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  approval of policy forms and premium;

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  approval for new product development;

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  approval of intercompany service agreements;

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  state-specific capital requirements as a condition to licensing with such state;

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  standards of solvency, including statutory and risk-based capital requirements establishing the minimum amount of capital and surplus that must be maintained by our regulated insurance subsidiary;

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  requirements that we participate in state guaranty funds;

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  restrictions on the nature, quality, and concentration of our investments;

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  advertising, marketing, and trade practices;

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  restrictions on the ability of our regulated insurance subsidiary to pay dividends to us or enter into certain related party transactions;

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  restrictions on the size of risks insurable under a single policy;

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  rules requiring deposits for the benefit of customers;

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  privacy regulation and data security;

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  corporate governance and risk management;

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  periodic examinations of our operations, finances, and claims practices; and

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  prescribing statutory accounting methods and the form and content of statutory financial reports.

          Regulation of insurance companies constantly changes as governmental agencies and legislatures react to real or perceived issues. In recent years, the state insurance regulatory framework has come under increased federal scrutiny, and some state legislatures have considered or enacted laws that alter and, in many cases, increase, state authority to regulate insurance companies and insurance holding company systems. Further, the NAIC and some state insurance regulators are re-examining existing laws and regulations specifically focusing on issues relating to the solvency of insurance companies, interpretations of existing laws and the development of new laws. Although the federal government does not directly regulate the business of insurance, federal initiatives often affect the insurance industry in a variety of ways. In addition, the Federal Insurance Office (the "FIO") was established within the U.S. Department of the Treasury by the Dodd-Frank Act in July 2010 to monitor all aspects of the insurance industry. Although the FIO has no express regulatory authority over insurance companies or other insurance industry participants, it has the ability to recommend to the Financial Stability Oversight Council the designation of an insurer as

"systemically significant" and therefore subject to regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve") as a bank holding company.

Required Licensing

          Our regulated U.S. subsidiaries are domiciled and admitted in the state of New York to transact certain lines of property insurance. Lemonade Insurance Company's and Lemonade Insurance Agency, LLC's New York licenses are in good standing, and, pursuant to applicable New York laws and regulations, will continue in force unless otherwise suspended, revoked, or otherwise terminated, subject to certain conditions.

          Lemonade Insurance Company must apply for and maintain a license to sell insurance in those jurisdictions in which it transacts its insurance business, including New York (its domiciliary state), Arkansas, Arizona, California, Colorado, Connecticut, Washington, D.C., Georgia, Iowa, Illinois, Indiana, Maryland, Massachusetts, Michigan, Missouri, New Jersey, New Mexico, Nevada, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, Tennessee, Texas, Virginia, and Wisconsin.

          The NYDFS conducts on-site visits and examinations of the financial affairs and market conduct condition of Lemonade Insurance Company, including its financial condition, its relationships and transactions with affiliates, and its dealings with customers, generally every three years. Insurance regulatory authorities have broad administrative powers to restrict or revoke licenses to transact business against insurers and insurance agents and brokers found to be in violation of applicable laws and regulations.

Insurance Holding Company Regulation

          Many states, including the State of New York (where our regulated insurance subsidiary is domiciled), have enacted legislation or adopted regulations regarding insurance holding company systems. These laws require registration of and periodic reporting by insurance companies domiciled within the jurisdiction which control or are controlled by other corporations or persons so as to constitute an insurance holding company system. Because Lemonade Insurance Company is a New York insurance company, we are subject to New York law governing insurance holding companies, which requires that each insurance company in the system register with the insurance department of its state of domicile and furnish information concerning the operations of companies within the holding company system that may materially affect the operations, management, or financial condition of the insurers within the system and domiciled in that state. The statute also provides that all transactions among members of a holding company system must meet the following: (i) the terms must be fair and equitable; (ii) charges or fees must be reasonable; and (iii) expenses incurred and payments received must be allocated on an equitable basis in conformity with customary insurance accounting practices consistently applied. Transactions between insurance subsidiaries and their parents and affiliates generally must be disclosed to the state regulators, and notice to or prior approval of the applicable state insurance regulator generally is required for any material or extraordinary transaction.

Changes of Control

          Before a person can acquire control of a U.S. domestic insurer, prior written approval must be obtained from the insurance commissioner of the state where the insurer is domiciled, or the acquiror must make a disclaimer of control filing with the insurance department of such state, which filing must be accepted by such insurance department. Prior to granting approval of an application to acquire control of a domestic insurer, the domiciliary state insurance commissioner will consider a number of factors, which include the financial strength of the proposed acquiror, the acquiror's plans for the future operations of the domestic insurer, and any anti-competitive results that may arise from the consummation of the acquisition of control.

          Generally, state insurance statutes provide that control over a domestic insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, ten percent or more of the outstanding voting securities of the domestic insurer. This statutory presumption of control may be rebutted by a showing that control does not exist in fact. The state regulators, however, may find that "control" exists in circumstances in which a person owns or controls less than ten percent of the voting securities of the domestic insurer.

          As Lemonade Insurance Company is domiciled in New York, the insurance laws and regulations of New York would be applicable to any proposed acquisition of control of Lemonade Insurance Company. Under New York law, generally no person may acquire control of any insurer, whether by purchase of its securities or otherwise, unless it gives prior notice to the insurer and receives prior approval from the Commissioner of Financial Services. These regulations pertaining to an acquisition of control of an insurance company may discourage potential acquisition proposals and may delay, deter, or prevent a change of control of us, including through transactions that some or all of our stockholders might consider to be desirable. Such regulations may also inhibit our ability to acquire an insurance company should we wish to do so in the future.

Restrictions on Paying Dividends

          We are a holding company that transacts a majority of our business through operating subsidiaries. Consequently, our ability to pay dividends to stockholders and meet our debt payment obligations is largely dependent on dividends and other distributions from our subsidiaries. Applicable insurance laws restrict the ability of our regulated insurance subsidiary to declare stockholder dividends. Applicable insurance regulators require insurance companies to maintain specified levels of statutory capital and surplus. Under New York law, we may not declare or distribute any dividend to shareholders except out of earned surplus (as defined under New York law). Additionally, we may not declare or distribute any dividend to shareholders which, together with all dividends declared or distributed by us during the preceding 12 months, exceeds the lesser of (a) ten percent of our surplus to customers as shown by our last statement on file with the Commissioner of Financial Services, or (b) one hundred percent of adjusted net investment income (as defined under New York law) during such period.

          Insurance regulators have broad powers to prevent reduction of statutory surplus to inadequate levels, and there is no assurance that dividends of the maximum amounts calculated under any applicable formula would be permitted. State insurance regulatory authorities that have jurisdiction over the payment of dividends by our regulated insurance subsidiary may in the future adopt statutory provisions more restrictive than those currently in effect.

Investment Regulation

          Lemonade Insurance Company is subject to New York laws which generally require diversification of our investment portfolios and limits on the amount of our investments in certain categories. Failure to comply with these laws and regulations would cause non-conforming investments to be treated as non-admitted assets for purposes of measuring statutory surplus and, in some instances, would require us to sell those investments.

Licensing of Our Employees and Adjusters

          In certain states in which we operate, insurance claims adjusters are required to be licensed and some must fulfill annual continuing education requirements. In most instances, our employees who are negotiating coverage terms are underwriters and are not required to be licensed agents.

As of March 31, 2020, 45 employees of Lemonade Insurance Company were required to maintain and did maintain requisite licenses for these activities in most states in which we operate.

Enterprise Risk, Cybersecurity, and Other Recent Developments

          The NAIC has engaged in a concerted effort to strengthen the ability of U.S. state insurance regulators to monitor U.S. insurance holding company groups. Among other things, the NAIC's model, when adopted, requires the ultimate controlling person of an insurance company to submit an annual enterprise risk management report that describes the risk that an activity, circumstance, event, or series of events involving one or more affiliates of an insurer will, if not remedied promptly, be likely to have a material adverse effect upon the financial condition or liquidity of the insurer or its insurance holding company system as a whole. In addition, in some states, including New York, any person divesting control over an insurer must provide 30 days' notice to the regulator and the insurer. The amendments direct the domestic state insurance regulator to determine those instances in which a divesting person will be required to file for and obtain approval of the transaction. More recently, the NAIC has developed model laws requiring annual reports concerning the nature of corporate governance within an insurance holding company.

          In 2012, the NAIC adopted the Risk Management and Own Risk and Solvency Assessment ("ORSA") Model Act to require domestic insurers to maintain a risk management framework and establishes a legal requirement for domestic insurers to conduct an ORSA in accordance with the NAIC's ORSA Guidance Manual. The ORSA Model Act provides that domestic insurers, or their insurance group, must regularly conduct an ORSA consistent with a process comparable to the ORSA Guidance Manual process. The ORSA Model Act also provides that, no more than once a year, an insurer's domiciliary regulator may request that an insurer submit an ORSA summary report, or any combination of reports that together contain the information described in the ORSA Guidance Manual, with respect to the insurer and the insurance group of which it is a member.

          Additionally, in response to the growing threat of cyber-attacks in the insurance industry, certain jurisdictions, including New York, have begun to consider new cybersecurity measures, including the adoption of cybersecurity regulations. In March 2017, the NYDFS promulgated Cybersecurity Requirements for Financial Services Companies, which require covered financial institutions, including Lemonade Insurance Company, to establish and maintain a cybersecurity program and implement and maintain cybersecurity policies and procedures that meet specific requirements. Additionally, on October 24, 2017, the NAIC adopted its Insurance Data Security Model Law, intended to serve as model legislation for states to enact in order to govern cybersecurity and data protection practices of insurers, insurance agents, and other licensed entities registered under state insurance laws. Alabama, Connecticut, Delaware, Michigan, Mississippi, New Hampshire, Ohio, and South Carolina have adopted versions of the NAIC Insurance Data Security Model Law, each with a different effective date. Lemonade Insurance Company takes steps to comply with financial industry cybersecurity regulations and believes it is materially compliant with their requirements.

          California has recently enacted legislation restricting the use of automated systems to communicate with people online. California adopted a statute making it unlawful for any person to use a bot to communicate with another person in California online with the intent to mislead the other person about its artificial identity for the purpose of knowingly deceiving the person about the content of the communication in order to incentivize a purchase or sale of goods or services in a commercial transaction. The statute provides that a person using a bot will not be liable under the statute if the person discloses that it is a bot. See "Risk Factors — Risks Relating to Our Business — New legislation or legal requirements may affect how we communicate with our customers, which could have a material adverse effect on our business model, financial condition, and results of operations."

GDPR

          The GDPR applies to our activities to the extent that those activities take place in the context of our establishments in the European Union. In addition, the GDPR may apply to our activities that involve the processing of personal data of individuals in the European Union to whom we offer our products or services. The GDPR could also apply to our business if we were to monitor the activities of individuals in the European Union. As we expand into Europe, the compliance obligations under the GDPR (as set out above) will become more significant. See "Risk Factors — Risks Relating to Our Business — We may face particular privacy, data security, and data protection risks as we continue to expand into Europe in connection with the GDPR and other data protection regulations."

Federal and State Legislative and Regulatory Changes

          The U.S. federal government's oversight of the insurance industry was expanded under the Dodd-Frank Act with the establishment of the FIO in the U.S. Department of the Treasury. Although FIO has little actual regulatory power, it has the authority to monitor all aspects of the insurance sector and to represent the United States on prudential aspects of international insurance matters, including at the International Association of Insurance Supervisors (the "IAIS"). In addition, the FIO serves as an advisory member of the Financial Stability Oversight Council, assists the secretary of the U.S. Department of the Treasury with administration of the Terrorism Risk Insurance Program, and advises the secretary of the U.S. Department of the Treasury on important national and international insurance matters. In addition, the FIO has the ability to recommend to the Financial Stability Oversight Council the designation of an insurer as "systemically significant" and therefore subject to regulation by the Federal Reserve as a bank holding company.

          In addition, a number of federal laws affect and apply to the insurance industry, including various privacy laws, the Fair Credit Reporting Act ("FCRA"), and the economic and trade sanctions implemented by the Office of Foreign Assets Control ("OFAC") of the U.S. Department of the Treasury. OFAC maintains and enforces economic sanctions against certain foreign countries and groups and prohibits U.S. persons from engaging in certain transactions with certain persons or entities. OFAC has imposed civil penalties on persons, including insurance and reinsurance companies, arising from violations of its economic sanctions program.

Trade Practices

          The manner in which insurance companies and insurance agents and brokers conduct the business of insurance is regulated by state statutes in an effort to prohibit practices that constitute unfair methods of competition or unfair or deceptive acts or practices. Prohibited practices include, but are not limited to, disseminating false information or advertising, unfair discrimination, rebating and false statements. Our regulated insurance subsidiary sets business conduct policies and provide training to make our employee-agents and other sales personnel aware of these prohibitions, and requires them to conduct their activities in compliance with these statutes.

Unfair Claims Practices

          Generally, insurance companies, adjusting companies, and individual claims adjusters are prohibited by state statutes from engaging in unfair claims practices. Unfair claims practices include, but are not limited to, misrepresenting pertinent facts or insurance policy provisions; failing to acknowledge and act reasonably promptly upon communications with respect to claims arising under insurance policies; and attempting to settle a claim for less than the amount to which a reasonable person would have believed such person was entitled. Our regulated insurance subsidiary sets business conduct policies to make claims adjusters aware of these prohibitions, and requires them to conduct their activities in compliance with these statutes.

Credit for Reinsurance

          State insurance laws permit U.S. insurance companies, as ceding insurers, to take financial statement credit for reinsurance that is ceded, so long as the assuming reinsurer satisfies the state's credit for reinsurance laws. There are several different ways in which the credit for reinsurance laws may be satisfied by an assuming reinsurer, including being licensed in the state, being accredited in the state, or maintaining certain types of qualifying collateral. We ensure that all of Lemonade Insurance Company's reinsurers qualify for Lemonade Insurance Company to be able to take full financial statement credit for its reinsurance.

Periodic Financial and Market Conduct Examinations

          The insurance regulatory authority in the State of New York, Lemonade Insurance Company's state of domicile, conducts on-site visits and examinations of the financial affairs and market conduct condition of Lemonade Insurance Company including its financial condition, its relationships and transactions with affiliates, and its dealings with customers, generally every three years, and may conduct special or targeted examinations to address particular concerns or issues at any time. Insurance regulators of other states in which Lemonade Insurance Company is licensed may also conduct examinations. The results of these examinations can give rise to regulatory orders requiring remedial, injunctive, or other corrective action. Insurance regulatory authorities have broad administrative powers to regulate trade practices, and to restrict or revoke licenses to transact business and to levy fines and monetary penalties against insurers and insurance agents, and brokers found to be in violation of applicable laws and regulations.

Insolvency Funds and Associations, Mandatory Pools, and Insurance Facilities

          Most states require admitted property and casualty insurance companies to become members of insolvency funds or associations which generally protect customers against the insolvency of the admitted insurance companies. Members of the fund or association must contribute to the payment of certain claims made against insolvent insurance companies through annual assessments. The annual assessments required in any one year will vary from state to state, and are subject to various maximum assessments per line of insurance.

Risk-Based Capital

          Risk-based capital laws are designed to assess the minimum amount of capital that an insurance company needs to support its overall business operations and to ensure that it has an acceptably low expectation of becoming financially impaired. State insurance regulators use risk-based capital to set capital requirements, considering the size and degree of risk taken by the insurer and taking into account various risk factors including asset risk, credit risk, underwriting risk, and interest rate risk. As the ratio of an insurer's total adjusted capital and surplus decreases relative to its risk-based capital, the risk-based capital laws provide for increasing levels of regulatory intervention culminating with mandatory control of the operations of the insurer by the domiciliary insurance department at the so-called mandatory control level. New York has adopted the model legislation promulgated by the NAIC pertaining to risk-based capital, and requires annual reporting by New York-domiciled insurers to confirm that the minimum amount of risk-based capital necessary for an insurer to support its overall business operations has been met. New York-domiciled insurers falling below a calculated threshold may be subject to varying degrees of regulatory action. Failure to maintain risk-based capital at the required levels could adversely affect the ability of Lemonade Insurance Company to maintain the regulatory approvals necessary to conduct its business. As of December 31, 2019, Lemonade Insurance Company maintained a risk-based capital level of 354%.

IRIS Ratios

          The NAIC Insurance Regulatory Information System ("IRIS") is a collection of analytical tools designed to provide state insurance regulators with an integrated approach to screening and analyzing the financial condition of insurance companies operating in their respective states. IRIS consists of two phases: statistical and analytical. In the statistical phase, the NAIC database generates key financial ratio results based on financial information obtained from insurers' annual statutory statements. The statistical phase highlights those insurers that merit the highest priority in the allocation of the state insurance regulators' resources. The ratios are not, in themselves, indicative of adverse financial condition. The analytical phase is a review of the annual statements, financial ratios, and other automated solvency tools. An insurance company may fall out of the usual range for one or more ratios for any number of reasons. The primary goal of the analytical phase is to identify companies that appear to require immediate regulatory attention. Our insurance company, Lemonade Insurance Company, had four unusual IRIS financial ratio results in 2018 and five in 2019; however, we have received no inquiries from its domestic insurance regulator regarding these results.

Statutory Accounting Principles

          Statutory accounting principles ("SAP") is a basis of accounting developed by U.S. insurance regulators to monitor and regulate the solvency of insurance companies. In developing SAP, insurance regulators were primarily concerned with evaluating an insurer's ability to pay all its current and future obligations to customers. As a result, statutory accounting focuses on conservatively valuing the assets and liabilities of insurers, generally in accordance with standards specified by the insurer's domiciliary jurisdiction. Uniform statutory accounting practices are established by the NAIC and generally adopted by regulators in the various U.S. jurisdictions. These accounting principles and related regulations determine, among other things, the amounts our regulated insurance subsidiary may pay to us as dividends and differ somewhat from GAAP principles, which are designed to measure a business on a going-concern basis. GAAP gives consideration to matching of revenue and expenses and, as a result, certain expenses are capitalized when incurred and then amortized over the life of the associated policies. The valuation of assets and liabilities under GAAP is based in part on best estimate assumptions made by the insurer. Stockholders' equity represents both amounts currently available and amounts expected to emerge over the life of the business. As a result, the values for assets, liabilities, and equity reflected in financial statements prepared in accordance with GAAP may be different from those reflected in financial statements prepared under SAP. We cannot predict whether or when regulatory actions may be taken that could adversely affect us or the operations of our regulated insurance subsidiary. Interpretations of regulations by regulators may change and statutes, regulations and interpretations may be applied with retroactive effect, particularly in areas such as accounting or reserve requirements.

Rate Regulation

          Nearly all states have insurance laws requiring personal property and casualty insurers to file rating plans, policy or coverage forms, and other information with the state's regulatory authority. In many cases, such rating plans, policy forms, or both must be approved prior to use.

          The speed with which an insurer can change rates in response to competition or increasing costs depends, in part, on whether the rating laws are (i) prior approval, (ii) file-and-use, or (iii) use-and-file laws. In states having prior approval laws, the regulator must approve a rate before the insurer may use it. In states having file-and-use laws, the insurer does not have to wait for the regulator's approval to use a rate, but the rate must be filed with the regulatory authority prior to being used. A use-and-file law requires an insurer to file rates within a certain period of time after the insurer begins using them. Eighteen states, including California and New York, have prior approval laws. Under all three types of rating laws, the regulator has the authority to disapprove a rate filing.

          An insurer's ability to adjust its rates in response to competition or to changing costs is dependent on an insurer's ability to demonstrate to the regulator that its rates or proposed rating plan meets the requirements of the rating laws. In those states that significantly restrict an insurer's discretion in selecting the business that it wants to underwrite, an insurer can manage its risk of loss by charging a rate that reflects the cost and expense of providing the insurance. In those states that significantly restrict an insurer's ability to charge a rate that reflects the cost and expense of providing the insurance, the insurer can manage its risk of loss by being more selective in the type of business it underwrites. When a state significantly restricts both underwriting and pricing, it becomes more difficult for an insurer to maintain its profitability.

          From time to time, the personal lines insurance industry comes under pressure from state regulators, legislators, and special-interest groups to reduce, freeze, or set rates at levels that do not correspond with our analysis of underlying costs and expenses. We expect this kind of pressure to persist. State regulators may interpret existing law or rely on future legislation or regulations to impose new restrictions that adversely affect profitability or growth. We cannot predict the impact on our business of possible future legislative and regulatory measures regarding insurance rates.

European Regulation

          Our European insurance entities consist of Lemonade Insurance N.V., Lemonade Agency B.V. and Lemonade B.V. Lemonade Insurance N.V. is a licensed non-life insurer established in the Netherlands and is subject to key financial rules and regulations including the European Directive 2009/138/EC (as amended, the "Solvency II Directive"); Commission Delegated Regulation (EU) 2015/35 (as amended, the "Delegated Regulation", together with the Solvency II Directive referred to as the "Solvency II Regulations"); the implementing technical standards and regulatory technical standards issued by the European Insurance and Occupational Pensions Authority ("EIOPA"); the European Insurance Distribution Directive (Directive (EU) 2016/97, "IDD"); the Dutch Financial Supervision Act (Wet op het financieel toezicht, "DFSA") and the lower rules and regulations promulgated thereunder; and national regulations, as well as local conduct of business requirements, in each of the jurisdictions in which it operates. Currently, the European Commission is preparing for a review of the Solvency II Directive. Lemonade Agency B.V. is currently seeking authorization to act as an authorized agent (gevolmachtigd agent). Upon obtaining its license, Lemonade Agency B.V. will be subject to the IDD, the DFSA and national regulations, as well as local business conduct requirements, in each of the jurisdictions in which it operates. Lemonade B.V. is an insurance holding company within the meaning of article 212 of the Solvency II Directive, as implemented in article 1:1 DFSA.

The Solvency II Regulations

          The Solvency II Directive, as implemented in the DFSA and other national regulations, such as the German Insurance Supervisory Act (Versicherungsaufsichtsgesetz), prescribes uniform rules for insurers and their activities and services. More specifically, the Solvency II Directive provides rules and regulations relating to, inter alia, Lemonade Insurance N.V.'s authorization requirements (including the European "passport" regime), its minimum own funds and solvency and its governance. Governance requirements include the need to ensure sound business operations, implement mandatory key functions (being Actuarial, Compliance, Internal Audit and Risk) and requirements relating to Lemonade Insurance N.V.'s Management Board members, Supervisory Board Members and other key personnel. The Delegated Regulation is promulgated under the Solvency II Directive and provides detailed requirements relating to some of the Solvency II Directive's broader requirements.

IDD and other conduct of business rules

          The IDD provides a harmonized regime for insurance distribution activities. It regulates the way insurance products are designed and sold both by insurance intermediaries (e.g. Lemonade Agency B.V.) and directly by insurance undertakings (e.g. Lemonade Insurance N.V.). The rules and regulations set out in the IDD have been implemented in the DFSA. The provisions set out in the IDD mainly relate to standards of product disclosure, promotional materials and product governance and oversight. Local regulations and conduct of business rules implemented in each of the European member states in which both Lemonade Agency B.V. and Lemonade Insurance N.V. do business supplement the requirements set out in the IDD.

Financial and other Regulators

          Lemonade Insurance N.V. is subject to primary supervision by the Dutch Central Bank (De Nederlandsche Bank, "DNB") as the supervisory authority of its home member state. In addition, it is subject to supervision by the Dutch Authority for the Financial Markets (Autoriteit Financiële Markten, "AFM"); and the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht, "BaFin"), as the supervisory authority of a host member state. The AFM is the regulator tasked with conduct supervision relating to Lemonade Insurance N.V.'s Dutch activities. BaFin is the competent regulator tasked with the supervision of Lemonade Insurance N.V.'s compliance with German regulations and conduct requirements, unless prudential (i.e. capital and solvency) requirements are concerned.

          Lemonade Agency B.V. has applied for a license to act as an authorized agent with the AFM. Upon obtaining its license, Lemonade Agency B.V. will be subject to supervision by the AFM. Lemonade B.V. as parent and Lemonade Insurance N.V. as subsidiary is an E.U. sub-group within the meaning of Article 213(2)(b) of Solvency II, as implemented in article 3:285 (2) DFSA. Lemonade B.V. is subject to group supervision by DNB under the Solvency II Directive. The relevant EU supervisory body for insurers, EIOPA, has limited supervisory powers in the Netherlands, however it plays an important role in drafting and issuing technical standards and preparing guidance relating to various European directives and regulations. EIOPA aims to accomplish efficient and harmonized financial supervision across the European Union.

          DNB and AFM employ a risk-based and proportionate approach to supervision, comprising a firm systemic framework, which focuses on the continuous assessment of how firms manage the risks they create and identifying the root causes of risk. DNB regularly pro-actively contacts insurers to discuss matters of strategy, day-to-day operations and the current (and expected future) financial standing of the undertaking, in order to assess what parts of a regulated undertaking (if any) could pose (systemic) risk. In addition, DNB monitors operations and business through monthly updates, the submission of Quantitative Reporting Templates, by reviewing annual reports, approving prospective Management Board and Supervisory Board members prior to their appointment and through scheduled and unannounced audits.

          DNB also regulates the acquisition and increase of control over certain authorized firms, such as insurers. Under the DFSA, any person intending to acquire control of, or increase (or decrease) control over, an insurer must first obtain the consent of the DNB. In considering whether to grant or withhold its approval for the acquisition of control, DNB must be satisfied that the acquirer is a fit and proper person and that the interests of consumers would not be threatened by their acquisition of, or increase in, control. A person will be treated as increasing (or decreasing) their control over an insurer if the level of their percentage of (indirect) shareholding or voting power in the insurer crosses the 10, 20, 33, 50 percent or 100 percent threshold.

Enforcement

          DNB and AFM expect firms to avoid actions that jeopardize compliance with their statutory objectives and applicable rules and regulations and have extensive powers to intervene in the affairs of a regulated firm. When DNB is concerned that an insurer may present a risk, this may lead to negative consequences, including the requirement to maintain a higher level of regulatory capital (via capital "add-ons" under the Solvency II Directive) to match the higher perceived risks and enforcement action where the risks identified breach applicable rules and regulations. In case of a breach of our license requirements or obligations arising from the applicable rules and regulations, although both DNB and AFM must apply the principle of proportionality in all of their actions, the regulators have a large amount of discretion in determining what measures to impose (if any) in order to address, remedy, or sanction the breach. DNB and the AFM have a large amount of enforcement tools at their disposal to sanction breaches of applicable rules and regulations, including (public) formal warnings, orders to adopt a certain course of conduct, incremental penalties, and administrative fines. In addition, breaches may lead to a revocation of an undertaking license and, in the case of insurers, where the breach relates to material prudential shortcomings, DNB may impose emergency measures (including the appointment of an administrator or the imposition of measures aimed at winding-up the undertaking).

Required Licensing

          Our subsidiary Lemonade Insurance N.V. is licensed and supervised by the insurance supervision division of DNB as a Solvency II non-life insurance insurance company. DNB, as the supervisory authority of its home member state, has permitted us to sell in other European countries, such as Germany, on a Freedom of Services basis. In general, in addition to continuing to meet the threshold conditions to authorization, Lemonade Insurance N.V. and Lemonade Agency B.V. are obliged to comply with European regulations, European directives (in as far as these directives have direct effect in the Netherlands or other European member states in which our subsidiaries do business), the DFSA and the lower regulations set out thereunder, and other national regulations, all of which contain detailed rules covering, among other things, systems and controls, conduct of business, and prudential (i.e. capital and solvency) requirements.

MANAGEMENT

Executive Officers and Directors

          The following table sets forth information about our executive officers and directors, including their ages as of June 1, 2020. With respect to our directors, each biography includes information regarding the experience, qualifications, attributes, or skills that caused our board of directors to determine that such person should serve as a director of our company.

Name	Age	Position
Executive Officers
Daniel Schreiber	49	Co-Founder, Chief Executive Officer, Chairman, and Director
Shai Wininger	46	Co-Founder, President, Chief Operating Officer, Secretary and Director
Tim Bixby	55	Chief Financial Officer
John Peters	48	Chief Insurance Officer
Jorge Espinel	48	Chief Business Development Officer
Directors
Joel Cutler(1)(2)	62	Director
Michael Eisenberg(2)(3)	49	Director
G. Thompson Hutton(1)(3)	65	Director
Mwashuma Nyatta	40	Director
Haim Sadger(2)	63	Director
Caryn Seidman-Becker(1)(3)	47	Director

(1)
Member of the audit committee.
(2)
Member of the compensation committee.
(3)
Member of our nominating and corporate governance committee.

          The following is a brief biography of each of our executive officers and directors:

          Daniel Schreiber has served as our Co-Founder, Chief Executive Officer, and Chairman of our board of directors since our founding in June 2015. Prior to co-founding Lemonade in 2015, Mr. Schreiber served as President and a member of the board of directors of Powermat Technologies Ltd., a wireless charging solutions and technology company, from 2011 to 2015. From 2003 to 2011, he served as Senior Vice President of Marketing and Vice President of Marketing and Business Development at SanDisk and M-Systems (which was acquired by SanDisk in 2006), respectively. In 1997, Mr. Schreiber co-founded and acted as the Chief Executive Officer of Alchemedia Inc., an internet security software company acquired by Finjan Software in 2002. Prior to that, Mr. Schreiber practiced corporate commercial law at Herzog, Fox & Neeman, and was a member of the Israeli Bar Association. He holds a Bachelor of Laws with First Class Honors from King's College London. We believe Mr. Schreiber is qualified to serve on our board of directors due to his perspective and experience from serving as a Co-Founder and Chief Executive Officer, as well as his experience leading technology companies.

          Shai Wininger has served in various roles, including as our Co-Founder, President, Secretary, Treasurer, Chief Operating Officer, Chief Technology Officer, and a member of our board of directors, since our founding in June 2015. Prior to co-founding Lemonade in 2015, Mr. Wininger founded Fiverr Ltd. in 2009, and as the Chief Technology Officer, managed the engineering, design, and product departments. Prior to 2010, Mr. Wininger served in senior management capacities for companies including: from 2005 to 2010, Mobideo Aerospace, an industrial grade analytics and control platform; from 2003 to 2005, Handsmart Software, a mobile licensing platform for content driven, mobile apps; and from 1999 to 2003, Trimus Inc., a virtual reality web browser. Mr. Wininger also served as a resident faculty member of Computer Graphics at The Neri Bloomfield Academy of Design and Education from 2002 to 2007 in Haifa, Israel. We believe Mr. Wininger is qualified to serve on our board of directors due to his visionary perspective, technical acumen, and experience in founding technology companies.

          Tim Bixby has served as our Chief Financial Officer since June 2017. In addition, he has served as a member of the board of advisors of Sightworthy, an on-demand video marketing company, since 2016. Prior to joining Lemonade, Mr. Bixby served as Chief Financial Officer of Shutterstock, Inc., a digital content licensing marketplace, from 2011 to 2015. From 1999 to 2011 he served as the Chief Financial Officer, President, and a member of the board of directors of LivePerson, Inc., a provider of cloud mobile and online business messaging solutions. He holds a Bachelor of Arts in Mathematics from Dartmouth College and a Master of Business Administration from Harvard Business School.

          John Peters has served as our Chief Insurance Officer since September 2016. Prior to joining Lemonade, during the period from 2011 to 2016, he served as the Executive Vice President of Commercial Insurance Operations and the Chief Underwriting and Product Officer, Regional Companies Group for Liberty Mutual Insurance in Boston. Mr. Peters also spent ten years at McKinsey & Company's global property-casualty insurance practice, serving in various roles including partner. He holds a Bachelor of Arts in Mathematics and German from Bowdoin College and is a former fellow of the Casualty Actuarial Society.

          Jorge Espinel has served as our Chief Business Development Officer since October 2018. Prior to joining Lemonade, from 2013 to 2018, he served as the Vice President of Global Business Development at Spotify. Mr. Espinel also spent 2009 to 2013 at News Corporation's Digital Media Group, now 21st Century Fox, serving as the Executive Vice President of Corporate Strategy and Development. From 2008 to 2009, Mr. Espinel served as an investment partner with Fuse Capital, formerly Velocity Interactive Group. In addition, Mr. Espinel served as the Vice President of Corporate Strategy and Mergers and Acquisitions at America Online from 2002 to 2007. He holds a Bachelor of Science in Economics and a Bachelor of Arts in International Relations, magna cum laude, from University of Pennsylvania's The Wharton School and the College of Arts and Sciences.

          Joel Cutler has served as a member of our board of directors since November 2016. Mr. Cutler is the Co-Founder of and a Managing Director at General Catalyst Partners, which he joined in April 2000. In addition to his role on our board of directors, Mr. Cutler serves as a member of the board of directors of several private companies and non-profit organizations. He holds a Bachelor of Arts in Government and Economics from Colby College and a Juris Doctor from Boston College Law School. We believe Mr. Cutler is qualified to serve on our board of directors due to his experience in a wide range of industries, his leadership experience at a venture capital firm, and his service as a director at numerous companies.

          Michael Eisenberg has served as a member of our board of directors since July 2015. Mr. Eisenberg is a Partner at Aleph, an early stage venture capital fund that invests in Israeli entrepreneurs, which he joined in July 2013. In addition to his role on our board of directors, Mr. Eisenberg serves as a member of the board of several private companies. He holds a Bachelor of Arts in Political Science from Yeshiva University. We believe Mr. Eisenberg is qualified to serve on our board of directors due to his technology investment experience and his service as a director at numerous companies.

          G. Thompson (Tom) Hutton has served as a member of our board of directors since August 2016. In addition to his role on our board of directors, Mr. Hutton also serves as a member of the board of several private companies, including Social Finance, Inc., Slice Labs, Zen Drive and XL Innovate. Previously, he has served as a member of the board of directors of public companies including Safeco, XL Group, and Montpelier Re, where he chaired the Audit Committee. Mr. Hutton is the Managing Partner at Thompson Hutton, LLC, a venture capital investment firm based in California. He also acted as the interim Chief Executive Officer for Social Finance, Inc. from 2017 to 2018, and as start-up Chief Executive Officer for Risk Management Solutions (RMS) from 1990 to 2000. He holds a Bachelor of Arts in Economics with Honors and a Master of Science in Mechanical Engineering from Stanford University, as well as a Master of Business Administration with Distinction from Harvard Business School. We believe Mr. Hutton is qualified to serve on our board of directors due to his investment experience, his insurance knowledge, and his service as a director at numerous companies.

          Mwashuma (Shu) Nyatta has served as a member of our board of directors since November 2018. In addition to his role on our board of directors, Mr. Nyatta also serves as SoftBank's representative on a number of boards of companies across multiple industries, including technology, communications, and financial services. Mr. Nyatta is a Managing Partner at SoftBank Group International, where he oversees investments in a broad range of companies. Prior to that, he served as Vice President at J.P. Morgan from 2011 to 2015. Mr. Nyatta has passed the Series 63 Uniform Securities Agent State Law Exam and the Series 79 Investment Banking Representative Exam, both administered by FINRA. He holds a Bachelor of Arts in Economics from Harvard College, as well as a Master of Science in Anthropology with Distinction from Oxford University, where he was a Rhodes Scholar. We believe Mr. Nyatta is qualified to serve on our board of directors due to his experience in the finance field and his service as a director at numerous companies.

          Haim Sadger has been a member of our board of directors since July 2015. In addition to his role on our board of directors, Mr. Sadger also serves as a member of the board of various private companies, including Kaminario, EKO, C-B4, Indeni, Pyramid, Skyline, Oribi, Capitolis, Nous Machine Learning, Salt Security, Deep AI Technologies, and RUN AI Labs. Mr. Sadger is a Managing Partner and Managing Director at S Capital L.P., and serves in managing capacities in various Sequoia Capital Israel entities. He holds a Bachelor of Science in Electrical Engineering from the Technion — Israel Institute of Technology. We believe Mr. Sadger is qualified to serve on our board of directors due to his investment experience and his service as a director at numerous companies.

          Caryn Seidman-Becker has been a member of our board of directors since July 2018. Ms. Seidman-Becker is the Chairman and Chief Executive Officer of CLEAR, having led the acquisition and relaunch of the company in 2010. From 2002 to 2009, she was the Managing Partner of Arience Capital, where she built an asset management firm with $1.5 billion assets under management. Ms. Seidman-Becker has also served as a member of the board of directors and as a member of the audit committee of CME Group, Inc., a public financial market company. She holds a Bachelor of Science in Political Science from the University of Michigan. We believe Ms. Seidman-Becker is qualified to serve on our board of directors due to the strategic and operational insights she has gained from her experience serving as Chairman and CEO and leading an asset management firm.

Board Composition

          Our business and affairs are managed under the direction of our board of directors. Pursuant to our current amended and restated certificate of incorporation and our amended and restated voting agreement, our directors were elected as follows:

  •
  Messrs. Schreiber and Wininger were elected as the designees nominated by holders of our common stock;

  •
  Ms. Seidman-Becker was elected as the designee of all stockholders;

  •
  Messrs. Eisenberg and Sadger were elected as the designees nominated by our seed convertible preferred stock ("Series Seed Preferred Stock");

  •
  Mr. Hutton was elected as the designee nominated by our series A convertible preferred stock ("Series A Preferred Stock");

  •
  Mr. Cutler was elected as the designee nominated by our series B convertible preferred stock ("Series B Preferred Stock"); and

  •
  Mr. Nyatta was elected as the designee nominated by our Series C Preferred Stock (defined below).

          In connection with this offering, the provisions of our amended and restated voting agreement relating to the election of our directors will terminate and our current amended and restated certificate of incorporation by which our directors were elected, along with our current bylaws, will be amended and restated. Each of our current directors will continue to serve as a director until the election and qualification of his or her successor, or until his or her earlier death, resignation, or removal. After the completion of this offering, the number of directors may be fixed by our board of directors, subject to the terms of our Amended Charter and our Amended Bylaws.

          Our Amended Charter and Amended Bylaws will provide that, immediately upon the completion of this offering, our board of directors will be divided into three classes of directors, each serving staggered three-year terms. Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our current directors will be divided among the three classes as follows:

  •
  the Class I directors will be Daniel Schreiber, Michael Eisenberg and Caryn Seidman-Becker, and their terms will expire at the annual meeting of stockholders to be held in 2021;

  •
  the Class II directors will be Shai Wininger, Mwashuma Nyatta and Haim Sadger, and their terms will expire at the annual meeting of stockholders to be held in 2022; and

  •
  the Class III directors will be Joel Cutler and G. Thompson Hutton, and their terms will expire at the annual meeting of stockholders to be held in 2023.

          At each annual meeting of stockholders, upon the expiration of the term of a class of directors, each director in the class, or the successor to each such director in the class, will be elected to serve from the time of election and qualification until the third annual meeting following his or her election and until his or her successor is duly elected and qualified, in accordance with our Amended Charter. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Leadership Structure of the Board of Directors

          We do not have a policy regarding whether the role of the Chairman of the Board and Chief Executive Officer should be separate or combined and believe that we should maintain the flexibility to select the Chairman and Chief Executive Officer and reorganize the leadership structure, from time to time, based on criteria that are in our best interests and the best interests of our stockholders at such times. Currently, Daniel Schreiber is the Chairman of the Board and Chief Executive Officer. We believe that Mr. Schreiber's familiarity with our Company and extensive knowledge of our industry qualify him to serve as the Chairman of our Board. Our Board does not currently have a designated lead independent director, but we expect to designate Caryn Seidman-Becker as our lead independent director following the consummation of this offering.

Director Independence

          Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, our board of directors has determined that G. Thompson Hutton, Joel Cutler and Caryn Seidman-Becker do not have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and are independent directors under the rules of the NYSE, and are independent directors as such term is defined in Rule 10A-3(b)(1) under the Exchange Act.

          In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the transactions involving certain of them described in the section titled "Certain Relationships and Related Party Transactions."

Committees of the Board of Directors

          We anticipate that, prior to the completion of this offering, our board of directors will have three committees: the audit committee; the compensation committee, and the nominating and corporate governance committee. The expected composition and functions of the audit committee, compensation committee, and nominating and corporate governance committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

          The members of the audit committee are expected to be G. Thompson Hutton, as Chair, Joel Cutler and Caryn Seidman-Becker, each of whom meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Each member of our audit committee also meets the financial literacy requirements of the listing standards of the NYSE. In addition, our board of directors has determined that each of G. Thompson Hutton, Joel Cutler and Caryn Seidman-Becker is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act.

          The audit committee's main purpose is to oversee our corporate accounting and financial reporting process. Our audit committee will, among other things:

  •
  select a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

  •
  help to ensure the independence and performance of the independent registered public accounting firm;

  •
  discuss the scope and results of the audit with the independent registered public accounting firm, and review, with management and the independent registered public accounting firm, our interim and year-end results of operations;

  •
  develop procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

  •
  review our policies on risk assessment and risk management;

  •
  review related party transactions; and

  •
  review and pre-approve, as required, all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.

          Our audit committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE.

Compensation Committee

          The members of the compensation committee are expected to be Joel Cutler, as Chair, Michael Eisenberg and Haim Sadger, each of whom meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, or Rule 16b-3. In arriving at these determinations, our board of directors has examined all factors relevant to determining whether any compensation committee member has a relationship to us that is material to that member's ability to be independent from management in connection with carrying out such member's duties as a compensation committee member.

          The compensation committee's main purpose is to review and recommend policies relating to compensation and benefits of our officers and employees. Our compensation committee will, among other things:

  •
  review, approve, and determine, or make recommendations to our board of directors regarding, the compensation and compensation arrangements of our executive officers;

  •
  administer our equity compensation plans;

  •
  review and approve, or make recommendations to our board of directors regarding, incentive compensation and equity compensation plans; and

  •
  establish and review general policies relating to compensation and benefits of our employees.

          Our compensation committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE.

Nominating and Corporate Governance Committee

          The members of the nominating and corporate governance committee are expected to be Michael Eisenberg, as Chair, G. Thompson Hutton, and Caryn Seidman-Becker, each of whom meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations.

          Following the completion of this offering, our nominating and corporate governance committee will, among other things:

  •
  identify, evaluate, and select, or make recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;

  •
  develop and oversee the annual evaluation of our board of directors and of its committees;

  •
  consider and make recommendations to our board of directors regarding the composition of our board of directors and its committees;

  •
  oversee our corporate governance practices; and

  •
  make recommendations to our board of directors regarding corporate governance guidelines.

          Our nominating and corporate governance committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable listing standards of the NYSE.

Compensation Committee Interlocks and Insider Participation

          None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors.

Risk Oversight

          One of the key functions of our board of directors following completion of this offering is informed oversight of our risk management process. Our board of directors administers this oversight function directly through our board of directors as a whole, and, following the completion of the offering, through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure, including risks associated with cybersecurity and data protection, and following completion of this offering, our audit committee will have the responsibility to consider our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Following completion of the offering, our audit committee will review legal, regulatory, and compliance matters that could have a significant impact on our financial statements. Our nominating and corporate governance committee will monitor the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee will assess and monitor whether any of our compensation policies and programs has the potential to encourage excessive risk taking. While each committee will be responsible for evaluating certain risks and overseeing the management of such risks, our entire board of directors will be regularly informed through committee reports about such risks.

Board Diversity

          Our nominating and corporate governance committee will be responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. Although our board of directors does not have a formal written diversity policy with respect to the evaluation of director candidates, in its evaluation of director candidates, our nominating and corporate governance committee will consider factors including, without limitation, issues of character, integrity, judgment, potential conflicts of interest, other commitments, and diversity, and with respect to diversity, such factors as gender, race, ethnicity, experience, and area of expertise, as well as other individual qualities and attributes that contribute to the total diversity of viewpoints and experience represented on the board of directors.

Code of Business Conduct and Ethics

          We have adopted a Code of Business Conduct and Ethics applicable to all of our directors, officers (including our principal executive officer, principal financial officer, and principal accounting officer) and all global employees. Our Code of Business Conduct and Ethics is available on our website at www.lemonade.com. We expect that amendments to the Code of Business Conduct and

Ethics, or waivers of its requirements, will, if required, be disclosed on our website or in filings under the Exchange Act.

Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Joel Cutler	$—	$—	$—	$—	$—	$—	$—
Michael Eisenberg	$—	$—	$—	$—	$—	$—	$—
G. Thompson Hutton	$—	$—	$—	$—	$—	$—	$—
Mwashuma Nyatta	$—	$—	$—	$—	$—	$—	$—
Haim Sadger	$—	$—	$—	$—	$—	$—	$—
Caryn Seidman-Becker	$—	$—	$—	$—	$—	$—	$—

(1)
Amounts reflect the full grant-date fair value of stock awards and stock options granted during 2019 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all stock awards and option awards made to our directors in Note 13 of the notes to our consolidated financial statements included elsewhere in this prospectus.

          The table below shows the aggregate numbers of option awards (exercisable and unexercisable) and unvested stock awards held as of March 31, 2020 by each non-employee director who was serving as of March 31, 2020.

Name	Options Outstanding at Fiscal Year End

Caryn Seidman-Becker	150,000

          We intend to approve and implement a compensation program for our non-employee directors who are first appointed or elected to the Board following the consummation of this offering that consists of annual retainer fees and long-term equity awards. In addition, each non-employee director is expected to receive an annual cash retainer for his or her services in an amount equal to $30,000 and an annual equity award in a denominated dollar value equal to $150,000. Any director may waive his or her right to receive compensation in connection with his or her board service.

Non-Employee Director Compensation Policy

          In connection with the consummation of this offering, we will implement a policy pursuant to which each non-employee director who are first appointed or elected to the Board following the consummation of this offering will receive an annual director fee of $30,000 as well as an additional annual fee of $20,000 for service as our chairman, $20,000 for service as the chair of our audit committee and an additional annual fee of $7,500 for service (including as chair) on our audit committee, each earned on a quarterly basis. Each director will also receive an initial equity award with a grant date value of $175,000 which will vest annually in three equal installments of one-third each, as well as an annual equity award with a grant date value of $150,000 which will vest in full on the date of our annual shareholder meeting immediately following the date of grant, subject to the nonemployee director continuing in service through such meeting date. The award is further subject to accelerated vesting upon a change in control (as defined in the 2020 Plan).

EXECUTIVE COMPENSATION

          This section discusses the material components of the executive compensation program for our executive officers who are named in the "Summary Compensation Table" below. In 2019, our "named executive officers" and their positions were as follows:

  •
  Daniel Schreiber, Co-Founder and Chief Executive Officer;

  •
  Shai Wininger, Co-Founder, President, Secretary and Chief Operating Officer;

  •
  Tim Bixby, Chief Financial Officer;

  •
  John Peters, Chief Insurance Officer; and

  •
  Jorge Espinel, Chief Business Development Officer

          This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of the IPO may differ materially from the currently planned programs summarized in this discussion.

Summary Compensation Table

          The following table sets forth information concerning the compensation of our named executive officers for the year ended December 31, 2019.

Name and Principal Position	Year	Salary(1)	Option Awards(2)	All Other Compensation(1)		Total

Daniel Schreiber, Co-Founder and Chief Executive Officer	2019	$266,667	$—	$90,244	(3)	$356,911
Shai Wininger, Co-Founder, President, Secretary and Chief Operating Officer	2019	$266,667	$—	$93,168	(4)	$359,835
Tim Bixby, Chief Financial Officer	2019	$300,000	$4,552,259	$8,400	(5)	$4,035,101
John Peters, Chief Insurance Officer	2019	$425,000	$292,860	$8,400	(5)	$717,860
Jorge Espinel, Chief Business Development Officer	2019	$300,000	$642,430	$8,400	(5)	$827,110

(1)
Compensation amounts received in non-U.S. currency have been converted into U.S. dollars using an exchange rate of 3.6 New Israeli Shekel ("NIS") per dollar (which was the average exchange rate for 2019).

(2)
Amounts reflect the full grant-date fair value of stock options granted during 2019 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual.

(3)
Amount reflects (i) a contribution of $14,283 by the company to an Israeli pension plan, (ii) a contribution of $735 by the company as recuperation pay, (iii) a payment of $8,204 for unused vacation days, (iv) a company-paid car allowance and related expenses of $23,008, (v) a contribution of $22,213 by the company to an Israeli severance fund, (vi) a contribution of $1,800 by the company to an Israeli disability fund, and (vii) a contribution of $20,000 by the company for an Israeli education fund.

(4)
Amount reflects (i) a contribution of $14,283 by the company to an Israeli pension plan, (ii) a contribution of $735 by the company as recuperation pay, (iii) a payment of $8,204 for unused vacation days, (iv) a company-paid car allowance and related expenses of $25,929, (v) a contribution of $22,217 by the company to an Israeli severance fund, (vi) a contribution of $1,800 by the company to an Israeli disability fund, and (vii) a contribution of $20,000 by the company for an Israeli education fund.

(5)
Amount reflects standard accrued 401(k) matching contributions for 2019, which was paid in 2020.

Elements of the Company's Executive Compensation Program

          For the year ended December 31, 2019, the compensation for each named executive officer generally consisted of a base salary, standard employee benefits, and a retirement plan, as well as Company contributions to an Israeli education fund and Company-paid car allowances for Messrs. Schreiber and Wininger. Messrs. Bixby, Peters, and Espinel also received option awards in 2019. We do not provide annual cash bonuses to our named executive officers. These elements (and the amounts of compensation and benefits under each element) were selected because we believe they are necessary to help us attract and retain executive talent which is fundamental to our success. Below is a more detailed summary of the current executive compensation program as it relates to our named executive officers.

Base Salaries

          The named executive officers receive a base salary to compensate them for services rendered to our Company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive's skill set, experience, role, and responsibilities. Each named executive officer's initial base salary was provided in his employment agreement. The actual base salaries paid to each named executive officer for 2019 are set forth above in the Summary Compensation Table in the column entitled "Salary."

Equity Compensation

          We maintain an equity incentive plan, the Lemonade Inc. Amended and Restated 2015 Incentive Share Option Plan (the "2015 Plan"). The 2015 Plan provides our and our Israeli subsidiary's employees (including the named executive officers), consultants, non-employee directors, and other service providers and those of our affiliates the opportunity to participate in the equity appreciation of our business through the receipt of options to purchase shares of our common stock. We believe that such stock options encourage a sense of proprietorship and stimulate interest in our development and financial success. The maximum number of shares of common stock reserved under the 2015 Plan is 7,312,590.

          Pursuant to the 2015 Plan, we granted stock options to Mr. Peters on February 6, 2019, covering 50,000 shares of our common stock, in connection with an annual award in the ordinary course. On December 1, 2019, Mr. Bixby and Mr. Espinel received 354,300 and 50,000 shares of our common stock, respectively, in connection with an annual award in the ordinary course. Option awards are each scheduled to vest over a four-year period, subject to the executive's continued employment with the Company through each applicable vesting date. No other named executive officers were granted equity compensation in 2019.

          As of March 31, 2020, stock options covering an aggregate of 4,349,270 shares of our common stock were outstanding under the 2015 Plan. It is anticipated that any unvested stock options granted pursuant to the 2015 Plan will remain outstanding and continue to vest in accordance with their terms upon and following the effectiveness of this offering. Following the effectiveness of this offering, we do not intend to make any new grants of awards under the 2015 Plan.

          In connection with this offering, we intend to adopt a 2020 Incentive Award Plan, referred to below as the 2020 Plan, in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers), and consultants of our company and certain of its affiliates and to enable our company and certain of its affiliates to obtain and retain services of these individuals, which is essential to our long-term success. We expect that the 2020 Plan will be effective on the date prior to the effective date of the registration statement of which this prospectus is a part, subject to approval of such plan by our board of directors and our current stockholders. For additional information about the Plan, see "Equity Incentive Plan" below.

Other Elements of Compensation

  Retirement Plans

          We currently maintain a 401(k) retirement savings plan for our U.S. employees, including our U.S.-based named executive officers, who satisfy certain eligibility requirements. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies. For the year ended December 31, 2019, the Company approved contributions to match 100% of employee contributions to their 401(k) plans, up to 3% of each employee's gross wages. These contributions are expected to amount to $0.3 million. We do not maintain any defined benefit pension plans or deferred compensation plans for our named executive officers.

          Our Israeli employees, including our Israel-based named executive officers, are eligible to receive retirement benefits under the provident fund in Israel. We make annual contributions to such plan for our Israel-based named executive officers on the same terms as the contributions we make for all full-time Israeli employees.

  Employee Benefits and Perquisites

          Health/Welfare Plans.    All of our full-time U.S. based employees, including our U.S.-based named executive officers, are eligible to participate in our health and welfare plans, including:

  •
  medical, dental, and vision benefits;

  •
  medical and dependent care flexible spending accounts;

  •
  short-term and long-term disability insurance; and

  •
  basic and supplemental life insurance and accidental death and dismemberment.

          The Company provides an amount ranging from $900 to $1,575 per month (depending on whether an employee has a spouse and/or dependents) to all of our full-time U.S. employees, including our U.S.-based named executive officers, who participate in our health insurance plans, as a benefits supplement which can be used towards the health insurance premium payments under such plans. The Company may provide a payment of $200 per month if an employee elects not to participate in the health insurance plans. All of our U.S.-based named executive officers participate in our health insurance plans on the same terms as our other U.S. employees.

          Messrs. Schreiber and Wininger receive a car allowance from the Company. The actual car allowance amounts paid to Messrs. Schreiber and Wininger for 2019 are set forth above in the Summary Compensation Table in the column entitled "All Other Compensation."

          We believe the perquisites described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.

  No Tax Gross-Ups

          We do not make gross-up payments to cover our named executive officers' personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our Company.

 Outstanding Equity Awards at Fiscal Year-End

          The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2019.

					Option Awards
							Stock Awards

Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)

Daniel Schreiber	—		—	—	—	—	—	—
Shai Wininger	—		—	—			—	—
Tim Bixby	6/1/17	(2)	—	—	—	-—	131,250	3,109,313
	12/1/19	(3)	—	354,300	23.69	9/25/29	—	—
John Peters	10/2/16	(4)	—	—	—	—	57,881	1,371,201
	3/8/17	(5)	—	—	—	—	31,250	740,313
	3/8/17	(6)	43,750	31,250	2.65	3/7/27	—	—
	3/28/18	(7)	21,875	28,125	5.26	3/27/28	—	—
	2/6/19	(8)	—	50,000	11.61	2/5/29
Jorge Espinel	10/7/18	(9)	87,500	262,500	5.26	10/6/28	—	—
	12/1/19	(10)	—	50,000	23.69	9/25/29

(1)
Represents the fair market value per share of our common stock of $23.69 on December 31, 2019, multiplied by the number of shares that had not vested as of that date.

(2)
25% of the restricted shares vested upon the first anniversary of the grant date, and the remaining 75% of the restricted shares vest in 12 equal quarterly installments thereafter, subject to continued service through each vesting date. The vesting will accelerate upon the occurrence of a "Change of Control" (as defined in the applicable stock purchase agreement, and which does not include this offering). This award included 350,000 restricted shares.

(3)
25% of the stock options vested upon the first anniversary of the grant date, and the remaining 75% vest in 12 equal quarterly installments thereafter, subject to continued service through each vesting date.

(4)
25% of the restricted shares vested upon the first anniversary of the grant date, and the remaining 75% of the restricted shares vest in 12 equal quarterly installments thereafter, subject to continued service through each vesting date. The vesting will accelerate upon the occurrence of a "Change of Control" (as defined in the applicable stock purchase agreement, and which does not include this offering). This award included 231,524 restricted shares and Mr. Peters sold 158,273 of such vested restricted shares prior to December 31, 2019.

(5)
25% of the restricted shares vested upon the first anniversary of the grant date, and the remaining 75% of the restricted shares vest in 12 equal quarterly installments thereafter, subject to continued service through each vesting date. The vesting will accelerate upon the occurrence of a "Change of Control" (as defined in the applicable stock purchase agreement, and which does not include this offering). This award included 100,000 restricted shares and Mr. Peters sold 9,714 of such vested restricted shares prior to December 31, 2019.

(6)
25% of the stock options vested upon the first anniversary of the grant date, and the remaining 75% vest in 12 equal quarterly installments thereafter, subject to continued service through each vesting date. This award includes 100,000 options and Mr. Peters exercised 25,000 of such vested options into shares of common stock prior to December 31, 2019.

(7)
25% of the stock options vest upon the first anniversary of the grant date, and the remaining 75% vest in 12 equal quarterly installments thereafter, subject to continued service through each vesting date.

(8)
25% of the stock options vest upon the first anniversary of the grant date, and the remaining 75% vest in 12 equal quarterly installments thereafter, subject to continued service through each vesting date.

(9)
25% of the stock options vest upon the first anniversary of the grant date, and the remaining 75% vest in 12 equal quarterly installments thereafter, subject to continued service through each vesting date. The vesting will accelerate upon the occurrence of a Transaction (as defined in the 2015 Plan) if Mr. Espinel is not offered employment with the successor company on substantially similar terms to his employment with the Company or if he is terminated without Cause (as defined in Mr. Espinel's employment agreement, described below) within 12 months following the Transaction. In addition, in the event of the termination of Mr. Espinel's employment without Cause during the first two years of his employment with the Company, and as of such termination date the Company has not had in place a nationwide insurance license for at least six months, the vesting of a portion of the option will accelerate such that an aggregate of 175,000 options will be or become vested upon as of such termination date.

(10)
25% of the stock options vest upon the first anniversary of the grant date, and the remaining 75% vest in 12 equal quarterly installments thereafter, subject to continued service through each vesting date. The vesting will accelerate upon the occurrence of a Transaction (as defined in the 2015 Plan) if Mr. Espinel is not offered employment with the successor company on substantially similar terms to his employment with us or if he is terminated without Cause (as defined in Mr. Espinel's employment agreement, described below) within 12 months following a Transaction.

Executive Compensation Arrangements

Employment Agreements

Daniel Schreiber

          On July 1, 2015, the company entered into an employment agreement with Mr. Schreiber (the "Schreiber Employment Agreement"), providing for his employment as Chief Executive Officer of the company. The Schreiber Employment Agreement was amended on July 29, 2015. Mr. Schreiber's employment with the company is at-will and either party may terminate the Schreiber Employment Agreement at any time with 90 days' prior written notice of termination. The company may decide to terminate Mr. Schreiber's employment effective as of such notice and instead pay Mr. Schreiber a lump sum in an amount equal to 90 days' of his annual base salary.

          The Schreiber Employment Agreement provides that Mr. Schreiber is entitled to a base salary of NIS 55,000 per month, which was increased to NIS 80,000 per month in March 2018 to better align his compensation with comparable executives within the company and the general market. Mr. Schreiber participates in a Managers Insurance Plan pursuant to which the company contributes 13.3% of his monthly salary. Mr. Schreiber participates in the provident fund in Israel, pursuant to which the company contributed $14,283 in fiscal 2019. In addition, the company contributes 7.5% of Mr. Schreiber's monthly salary to an education fund, to which Mr. Schreiber also contributes 2.5% of his monthly salary. Pursuant to the Schreiber Employment Agreement, upon termination of Mr. Schreiber's employment by the company without Cause, Mr. Schreiber will be entitled to receive, in addition to any accrued amounts, (i) his annual base salary for a period of three months, (ii) the value of all benefit plans in which Mr. Schreiber participated for a period of nine months, (iii) acceleration of three months' of vesting of any outstanding equity awards, and (iv) all sums accumulated in the education fund.

          "Cause" is defined in the Schreiber Employment Agreement generally as (i) circumstances entitling the Company under any applicable law to terminate the employment of Mr. Schreiber without payment of severance pay; (ii) any material breach by Mr. Schreiber of the Schreiber Employment Agreement, any breach of the non-disclosure agreement or any breach of Mr. Schreiber's fiduciary duties; (iii) Mr. Schreiber's conviction of any felony involving moral turpitude and/or (iv) Mr. Schreiber's willful failure to perform his responsibilities or duties, which, as a result, have a significant adverse effect on the company in clauses (ii) and (iv) above, but in each case only if Mr. Schreiber did not cure such breach within seven days of written notification of the same by the company.

Shai Wininger

          On July 1, 2015, the company entered into an employment agreement with Mr. Wininger (the "Wininger Employment Agreement"), providing for his employment as Chief Technology Officer of the company. The Wininger Employment Agreement was amended on July 29, 2015. Mr. Wininger's employment with the company is at-will and either party may terminate the Wininger Employment Agreement at any time with 90 days' prior written notice of termination. The company may decide to terminate Mr. Wininger's employment effective as of such notice and instead pay Mr. Wininger a lump sum in an amount equal to 90 days' of his annual base salary.

          The Wininger Employment Agreement provides that Mr. Wininger is entitled to a base salary of NIS 55,000 per month, which was increased to NIS 80,000 per month in March 2018 to better align his compensation with comparable executives within the company and the general market. Mr. Wininger participates in a Managers Insurance Plan pursuant to which the company contributes 13.3% of his monthly salary. Mr. Wininger participates in the provident fund in Israel, pursuant to which the company contributed $14,283 in fiscal 2019. In addition, the company contributes 7.5% of Mr. Wininger's monthly salary to an education fund, to which Mr. Wininger also contributes 2.5% of his monthly salary. Pursuant to the Wininger Employment Agreement, upon termination of Mr. Wininger's employment by the company without Cause, Mr. Wininger will be entitled to receive, in addition to any accrued amounts, (i) his annual base salary for a period of three months, (ii) the value of any benefit plans in which Mr. Wininger participated for a period of nine months, (iii) acceleration of three months' of vesting of any outstanding equity awards, and (iv) all sums accumulated in the education fund.

          "Cause" is defined in the Wininger Employment Agreement generally as (i) circumstances entitling the company under any applicable law to terminate the employment of Mr. Wininger without payment of severance pay; (ii) any material breach by Mr. Wininger of the Wininger Employment Agreement, any breach of the non-disclosure agreement or any breach of Mr. Wininger's fiduciary duties; (iii) Mr. Wininger's conviction of any felony involving moral turpitude; and/or (iv) Mr. Wininger's willful failure to perform his responsibilities or duties, which, as a result, have a significant adverse effect on the company in clauses (ii) and (iv) above, but in each case only if Mr. Wininger did not cure such breach within seven days of written notification of the same by the company.

John Peters

          On October 3, 2016, the company entered into an employment agreement with Mr. Peters (the "Peters Employment Agreement"), providing for his position as Chief Underwriting Officer of the Company. Mr. Peters' employment with the company is at-will and either party may terminate the Peters Employment Agreement without notice.

          The Peters Employment Agreement provides that Mr. Peters is entitled to a base salary of $225,000 per year. Upon termination of Mr. Peters' employment by the company without Cause or if Mr. Peters resigns for Good Reason, Mr. Peters will be entitled to receive, in addition to any accrued amounts of compensation, benefits, and reimbursable expenses, (i) continuation of his annual base salary (as of the termination date or, in the case of Good Reason, as of the day before any reduction in base salary leading to Mr. Peter's resignation for Good Reason, whichever is higher), payable in equal installments over a six-month period and (ii) subject to Mr. Peter's copayment of premium amounts at the active employee rate, payment of the remainder of premiums for participation in the health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") until the earlier of the end of the six-month period or the expiration of Mr. Peters' rights under COBRA. On February 22, 2017, to better align his compensation with comparable executives in the general market, Mr. Peters received an increase in his annual base salary from $225,000 to $425,000.

          "Cause" is defined in the Peters Employment Agreement generally as the following conduct of Mr. Peters: (i) Mr. Peters' breach of any material provisions of the Peters Employment Agreement, provided that the company must notify Mr. Peters in writing within 30 days of the date such purported breach occurs, and Mr. Peters shall have 30 days from his receipt of notice to cure the purported violation, with the company's reasonable cooperation during such period, further provided that only two such notices shall be required in any 12 month period; (ii) Mr. Peters' material refusal to perform the duties assigned to him under or pursuant to the Peters Employment Agreement, which refusal has not been cured by Mr. Peters after receiving 10 days' written notice of such breach, provided, however, that only two notices shall be required in any 12 month period; (iii) misappropriation of material funds or material property of the company so as to cause damage to the Company; (iv) violation any written policy of the company set forth in the company's employee handbook, provided that the company must notify Mr. Peters in writing within 30 days of the date such purported violation occurs, and Mr. Peters shall have 30 days from his receipt of notice to cure the purported violation, with the company's reasonable cooperation during such period; (v) a material breach of Mr. Peters' duty of loyalty to the company; (vi) acts of material dishonesty by Mr. Peters that cause the company to be in violation of governmental regulations that subject the company either to material sanctions by governmental authority or to material civil liability to its employees or third parties; and (vii) disclosure or use of confidential information of the company, other than as specifically authorized and required in the performance of Mr. Peters' duties.

          "Good Reason" is defined in the Peters Employment Agreement generally as the occurrence of any of the following events: (i) a material reduction in Mr. Peters' then effective base salary; (ii) a material reduction in Mr. Peters' aggregate company-provided benefits below those in effect immediately prior to such change, if such reduction is not applied as part of an overall reduction in benefits in which Mr. Peters is treated proportionally with other employees, given his position, length of service, income, and other relevant factors customary for companies such as the company in the medical device industry at the time, unless Mr. Peters accepts such reduction in writing; (iii) a material reduction by the company of Mr. Peters' duties or responsibilities; (iv) a failure or refusal of any acquiring or surviving corporation or other entity or person to assume the company's obligations under the Peters Employment Agreement; or (v) any material breach by the company of any of the material provisions of the Peters Employment Agreement. In order to resign for Good Reason, (x) Mr. Peters must notify the company in writing of the occurrence of the Good Reason condition within 60 days of the occurrence of the condition, (y) Mr. Peters must cooperate in good faith with the company's efforts during the 30-day cure period, and (z) the Good Reason condition must continue to exist and Mr. Peters must terminate his employment within 60 days after the end of the cure period.

Offer Letters

Tim Bixby

          On May 25, 2017, the Company gave Mr. Bixby an offer letter (the "Bixby Offer Letter"), providing for his position as Chief Financial Officer of the company. Mr. Bixby's employment with the company is at-will and either party may terminate Mr. Bixby's employment at any time with 60 days' prior written notice of termination, and the company may terminate Mr. Bixby's employment for Cause without any notice. The company may decide to terminate Mr. Bixby's employment effective as of such notice and instead pay Mr. Bixby a lump sum in an amount equal to 60 days' of his annual base salary.

          The Bixby Offer Letter provides that Mr. Bixby is entitled to a base salary of $300,000 per year.

          "Cause" is defined in the Bixby Offer Letter generally as (i) Mr. Bixby's conviction for any felony involving moral turpitude or affecting the company or any affiliated company; (ii) Mr. Bixby's embezzlement of funds of the company or any affiliated company; (iii) any breach of Mr. Bixby's fiduciary duties or duties of care towards the company or any affiliated company (including without limitation any disclosure of confidential information of the company or any affiliated company or any breach of a non-competition undertaking); (iv) any conduct in bad faith reasonably determined by the board of directors of the company to be materially detrimental to the company or, with respect to any affiliated company to be materially detrimental to either the company or such affiliated company; or (v) any breach of Mr. Bixby's undertakings under his non-disclosure developments assignments and non-compete covenants with the company.

Jorge Espinel

          On August 26, 2018, the company gave Mr. Espinel an offer letter (the "Espinel Offer Letter"), providing for his position as Chief Business Development Officer of the company. Mr. Espinel's employment with the company is at-will and either party may terminate Mr. Espinel's employment for any reason other than for Cause at any time with 14 days' prior written notice of termination. If the company terminates Mr. Espinel's employment during the first two years of employment without Cause, the 14-day notice period will be replaced with a 90-day notice period. The company may decide to terminate Mr. Espinel's employment effective as of such notice and instead pay Mr. Espinel a lump sum in the amount equal to 14 days or 90 days' of his annual base salary, depending on the reason for termination. The company may terminate Mr. Espinel's employment for Cause without any notice.

          The Espinel Offer Letter provides that Mr. Espinel is entitled to a base salary of $300,000 per year and 350,000 stock options of company common stock, subject to four-year vesting. Mr. Espinel may receive 50,000 additional stock options at the first board meeting after his first anniversary with the company and at each of the successive two anniversaries, subject to 25% vesting on the first anniversary of the grant, followed by quarterly vesting for the next three years. Pursuant to the Espinel Offer Letter, upon termination of Mr. Espinel's employment without Cause in Mr. Espinel's first two years of employment, if the company does not have insurance clearances in all 50 states for at least six months at such time, Mr. Espinel will be entitled to receive accelerated vesting of his stock options so that his total vested stock options would be equal to 175,000. In addition, Mr. Espinel's option agreement will include (i) an acceleration right pursuant to the option plan and (ii) extension of the post-employment period during which Mr. Espinel can exercise vested options until the date which is six months following when Mr. Espinel is able to exercise his stock options on an established stock exchange or in a national market system, but not beyond the date when the ten year term of the stock options expire.

          "Cause" is defined in the Espinel Offer Letter generally as (i) Mr. Espinel's conviction for any felony involving moral turpitude or affecting the company or any affiliated company; (ii) Mr. Espinel's embezzlement of funds of the company or any affiliated company; (iii) any breach of Mr. Espinel's fiduciary duties or duties of care towards the company or any affiliated company (including without limitation any disclosure of confidential information of the company or any affiliated company or any breach of a non-competition undertaking); or (iv) any conduct in bad faith reasonably determined by the board of directors of the company to be materially detrimental to the company or, with respect to any affiliated company, reasonably determined by the board of directors of such affiliated company to be materially detrimental to either the company or such affiliated company.

          It is anticipated that in connection with this offering, the named executive officers will enter into new employment agreements, which will be summarized in a later filing.

          In connection with the offering, the named executive officers will be entitled to amended severance terms. For Messrs. Schreiber, Wininger and Peters, these terms will be incorporated into amended and restated employment agreements (the "Amended and Restated Employment Agreements"). Messrs. Bixby and Espinel will enter into separate severance agreements (the "Severance Agreements" and collectively with the Amended and Restated Employment Agreements, the "New Severance Arrangements").

          The New Severance Arrangements provide that, upon each named executive officer's termination of employment by the company without Cause (as defined above for each applicable named executive officer) and for Mr. Peters, also upon his resignation for Good Reason (as defined above), subject to such named executive officer's execution and non-revocation of a release of claims, each named executive officer will be entitled to receive, in addition to any accrued amounts, (i) his annual base salary for a period of six months, (ii) fifty percent of his target annual bonus for the year in which termination occurs, (iii) payment of the company's share of the premiums for participation in the company's health plans pursuant to COBRA for the six-month period following termination and (iv) the acceleration of six months' of vesting of any outstanding equity awards, provided that, the Israeli named executive officers, Messrs. Schreiber and Wininger, will not be entitled to six months of COBRA payments, but will each be entitled to six months of company contributions to his pension insurance, six months of company contributions to his education fund, and a company-paid car for six months (collectively, the "Israeli Severance Benefits"). If each named executive officer is terminated in the period starting three months prior to a change in control and ending on the first anniversary of such change in control, each named executive officer will instead be entitled to receive, in addition to any accrued amounts, (i) his annual base salary for a period of twelve months, (ii) one hundred percent of his target annual bonus for the year in which termination occurs, (iii) payment of the remainder of premiums for participation in the company's health plan pursuant to COBRA for the twelve-month period following termination and (iv) full acceleration of any outstanding equity awards, provided that, the Israeli named executive officers, Messrs. Schreiber and Wininger, will not be entitled to twelve months of COBRA payments, but will be entitled to twelve months of the Israeli Severance Benefits.

          In addition, the Amended and Restated Employment Agreements provide for each of Messrs. Schreiber's, Wininger's and Peters' current role at the company, as well as their current annual base salaries.

Equity Incentive Plans

Amended and Restated 2015 Incentive Share Option Plan

          We currently maintain the 2015 Plan, as described above. On and after the closing of this offering and following the effectiveness of the 2020 Plan, no further option grants will be made under the 2015 Plan.

Stock Purchase Agreements

          On October 3, 2016 and March 8, 2017, we entered into stock purchase agreements with Mr. Peters, covering 231,524 restricted shares and 100,000 restricted shares, respectively. On June 1, 2017, we entered into a stock purchase agreement with Mr. Bixby, covering 350,000 restricted shares. On and after the closing of this offering, the restricted shares will remain outstanding and continue to vest in accordance with their terms.

2020 Incentive Award Plan

          In connection with the offering, we plan to adopt the 2020 Plan under which we may grant cash and equity-based incentive awards to eligible service providers in order to attract, motivate and retain the talent for which we compete. The material terms of the 2020 Plan are summarized below.

  Eligibility and Administration

          Our employees, consultants and directors, and employees, consultants and directors of our parents and subsidiaries are eligible to receive awards under the 2020 Plan. The 2020 Plan is administered by our board of directors with respect to awards to non-employee directors and by the compensation committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of our directors and/or officers (referred to collectively as the plan administrator below), subject to certain limitations that may be imposed under Section 16 of the Exchange Act, and/or stock exchange rules, as applicable. The plan administrator has the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the 2020 Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the 2020 Plan, including any vesting and vesting acceleration conditions.

  Limitation on Awards and Shares Available

          The maximum number of shares of our common stock available for issuance under the 2020 Plan is equal to the sum of (i) 3,750,000 shares of our common stock, (ii) any shares which, as of the 2020 Plan's effective date, are available for issuance under the 2015 Plan, or are subject to awards under the 2015 Plan which are forfeited or lapse unexercised and (iii) an annual increase on the first day of each year beginning in 2021 and ending in and including 2030, equal to the lesser of (A) 5% of the outstanding shares of all classes of our common stock on the last day of the immediately preceding fiscal year and (B) such lesser amount as determined by our board of directors; provided, however, no more than 3,750,000 shares may be issued upon the exercise of incentive stock options, or ISOs. The share reserve formula under the 2020 Plan is intended to provide us with the continuing ability to grant equity awards to eligible employees, directors and consultants for the ten-year term of the 2020 Plan.

          Awards granted under the 2020 Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by an entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock will not reduce the shares authorized for grant under the 2020 Plan. The maximum grant date fair value of awards granted to any non-employee director pursuant to the 2020 Plan during any calendar year is $750,000, increased to $1,000,000 in the fiscal year of his or her initial service as a non-employee director.

  Awards

          The 2020 Plan provides for the grant of stock options, including ISOs, and nonqualified stock options, or NSOs, restricted stock, dividend equivalents, stock payments, restricted stock units, or RSUs, other incentive awards, SARs, and cash awards. Certain awards under the 2020 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2020 Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

  •
  Stock Options.  Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders).

  •
  SARs. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years.

  •
  Restricted Stock and RSUs.  Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral.

  •
  Stock Payments, Other Incentive Awards and Cash Awards.  Stock payments are awards of fully vested shares of our common stock that may, but need not, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. Other incentive awards are awards other than those enumerated in this summary that are denominated in, linked to or derived from shares of our common stock or value metrics related to our shares, and may remain forfeitable unless and until specified conditions are met. Cash awards are cash incentive bonuses subject to performance goals.

  •
  Dividend Equivalents.  Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

  Vesting

          Vesting conditions determined by the plan administrator may apply to each award and may include continued service, performance and/or other conditions.

  Certain Transactions

          The plan administrator has broad discretion to take action under the 2020 Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as "equity restructurings," the plan administrator will make equitable adjustments to the 2020 Plan and outstanding awards. In the event of a "change in control" of the company (as defined in the 2020 Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then the plan administrator may provide that all such awards will terminate in exchange for cash or other consideration, or become fully vested and exercisable in connection with the transaction. Upon or in anticipation of a change in control, the plan administrator may cause any outstanding awards to terminate at a specified time in the future and give the participant the right to exercise such awards during a period of time determined by the plan administrator in its sole discretion. Individual award agreements may provide for additional accelerated vesting and payment provisions.

  Foreign Participants

          The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. The 2020 Plan will include an appendix for Israeli taxpayers pursuant to which tax-qualified options may be granted to eligible employees under Section 102 of the Israeli Income Tax Ordinance.

  Claw-Back Provisions, Transferability, and Participant Payments

          All awards will be subject to the provisions of any claw-back policy implemented by us to the extent set forth in such claw-back policy and/or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the 2020 Plan are generally non-transferable, and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2020 Plan, the plan administrator may, in its discretion, accept cash or check, provide for net withholding of shares, allow shares of our common stock that meet specified conditions to be repurchased, allow a "market sell order" or such other consideration as it deems suitable.

  Plan Amendment and Termination

          Our board of directors may amend or terminate the 2020 Plan at any time; however, except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that increases the number of shares available under the 2020 Plan. No incentive stock option award may be granted pursuant to the 2020 Plan after the tenth anniversary of the earlier of (i) the date on which our board of directors adopts the 2020 Plan and (ii) the date on which our stockholders approve the Plan.

  2020 Employee Stock Purchase Plan

          In connection with offering, we intend to adopt and ask our stockholders to approve the 2020 Employee Stock Purchase Plan, (the "2020 ESPP"), the material terms of which are summarized below.

          The 2020 ESPP is comprised of two distinct components in order to provide increased flexibility to grant options to purchase shares under the 2020 ESPP to U.S. and to non-U.S. employees. Specifically, the 2020 ESPP authorizes (1) the grant of options to U.S. employees that are intended to qualify for favorable U.S. federal tax treatment under Section 423 of the Code, (the "Section 423 Component"), and (2) the grant of options that are not intended to be tax-qualified under Section 423 of the Code to facilitate participation for employees located outside of the U.S. who do not benefit from favorable U.S. federal tax treatment and to provide flexibility to comply with

non-U.S. law and other considerations (the "Non-Section 423 Component"). Where permitted under local law and custom, we expect that the Non-Section 423 Component will generally be operated and administered on terms and conditions similar to the Section 423 Component.

          Shares Available for Awards; Administration.    A total of 1,000,000 shares of our common stock will initially be reserved for issuance under the 2020 ESPP. In addition, the number of shares available for issuance under the 2020 ESPP will be annually increased on January 1 of each calendar year beginning in 2021 and ending in and including 2030, by an amount equal to the lesser of (A) 1,000,000 Shares, (B) 1% of the shares outstanding on the final day of the immediately preceding calendar year and (C) such smaller number of shares as is determined by our board of directors. Our board of directors or a committee of our board of directors will administer and will have authority to interpret the terms of the 2020 ESPP and determine eligibility of participants. We expect that the compensation committee will be the initial administrator of the 2020 ESPP.

          Eligibility.    We expect that all of our employees will be eligible to participate in the 2020 ESPP. However, an employee may not be granted rights to purchase stock under our 2020 ESPP if the employee, immediately after the grant, would own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of our stock.

          Grant of Rights.    Stock will be offered under the 2020 ESPP during offering periods. The length of the offering periods under the 2020 ESPP will be determined by the plan administrator and may be up to twenty-seven months long. Employee payroll deductions will be used to purchase shares on each purchase date during an offering period. The purchase dates for each offering period will be the final trading day in the offering period. Offering periods under the 2020 ESPP will commence when determined by the plan administrator. The plan administrator may, in its discretion, modify the terms of future offering periods. In non-U.S. jurisdictions where participation in the 2020 ESPP through payroll deductions is prohibited, the plan administrator may provide that an eligible employee may elect to participate through contributions to the participant's account under the 2020 ESPP in a form acceptable to the 2020 ESPP administrator in lieu of or in addition to payroll deductions.

          The 2020 ESPP permits participants to purchase common stock through payroll deductions of up to a specified percentage of their eligible compensation. The plan administrator will establish a maximum number of shares that may be purchased by a participant during any offering period. In addition, no employee will be permitted to accrue the right to purchase stock under the Section 423 Component at a rate in excess of $25,000 worth of shares during any calendar year during which such a purchase right is outstanding (based on the fair market value per share of our common stock as of the first day of the offering period).

          On the first trading day of each offering period, each participant will automatically be granted an option to purchase shares of our common stock. The option will expire at the end of the applicable offering period, and will be exercised at that time to the extent of the payroll deductions accumulated during the offering period. The purchase price of the shares, in the absence of a contrary designation, will be 85% of the lower of the fair market value of our common stock on the first trading day of the offering period or on the purchase date. Participants may voluntarily end their participation in the 2020 ESPP at any time during a specified period prior to the end of the applicable offering period, and will be paid their accrued payroll deductions that have not yet been used to purchase shares of common stock. Participation ends automatically upon a participant's termination of employment.

          A participant may not transfer rights granted under the 2020 ESPP other than by will or the laws of descent and distribution, and are generally exercisable only by the participant.

          Certain Transactions.    In the event of certain non-reciprocal transactions or events affecting our common stock, the plan administrator will make equitable adjustments to the 2020 ESPP and outstanding rights. In the event of certain unusual or non-recurring events or transactions, including a change in control, the plan administrator may provide for (1) either the replacement of outstanding rights with other rights or property or termination of outstanding rights in exchange for cash, (2) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, if any, (3) the adjustment in the number and type of shares of stock subject to outstanding rights, (4) the use of participants' accumulated payroll deductions to purchase stock on a new purchase date prior to the next scheduled purchase date and termination of any rights under ongoing offering periods or (5) the termination of all outstanding rights.

          Plan Amendment.    The plan administrator may amend, suspend or terminate the 2020 ESPP at any time. However, stockholder approval will be obtained for any amendment that increases the aggregate number or changes the type of shares that may be sold pursuant to rights under the 2020 ESPP or changes the corporations or classes of corporations whose employees are eligible to participate in the 2020 ESPP.

PRINCIPAL STOCKHOLDERS

          The following table sets forth information regarding the beneficial ownership of our common stock as of June 8, 2020, and as adjusted to reflect the sale of our common stock offered by us in this offering assuming no exercise of the underwriters' option to purchase additional shares for:

  •
  Each person or entity who is known by us to beneficially own more than 5% of our common stock;

  •
  each of our directors and named executive officers; and

  •
  all of our directors and executive officers as a group.

          The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Unless otherwise indicated, the address of all listed stockholders is c/o Lemonade, Inc., 5 Crosby Street, New York, New York 10013. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

          We have based our calculation of the percentage of beneficial ownership prior to this offering on 43,911,533 shares of our common stock outstanding as of June 8, 2020, which reflects (i) 31,557,107 shares of preferred stock that will convert into shares of common stock in connection with the completion of this offering pursuant to the terms of our amended and restated certificate of incorporation (the "Preferred Stock Conversion") and (ii) the Settlement of Executive Promissory Notes, as if both had occurred as of June 8, 2020. Percentage ownership of our common stock after this offering also assumes the sale by us of shares of our common stock in this offering.

          We have based our calculation of the percentage of beneficial ownership after this offering on 11,000,000 shares of our common stock to be issued and sold by us in this offering and 54,911,533 shares of common stock outstanding immediately after the completion of this offering, assuming that the underwriters do not exercise their option to purchase up to an additional 1,650,000 shares of our common stock from us. In computing the number of shares of common stock beneficially owned by a person after this offering and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options held by that person or entity that are currently exercisable or that will become exercisable within 60 days. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Number of Shares Beneficially Owned Before the Offering	Percentage of Shares Beneficially Owned Before the Offering	Percentage of Shares Beneficially Owned After the Offering

5% Stockholders
SoftBank Group Capital Limited(1)	11,983,384	27.3%	21.8%
Sequoia Capital Israel Venture V Holdings, L.P.(2)	4,539,063	10.3%	8.3%
Entities affiliated with Aleph, L.P.(3)	4,539,063	10.3%	8.3%
XL Innovate Fund, L.P.(4)	2,299,647	5.2%	4.2%
Entities affiliated with General Catalyst Group VIII, L.P.(5)	3,222,313	7.3%	5.9%
Named Executive Officers and Directors:
Daniel Schreiber(6)	15,519,543	35.3%	28.3%
Shai Wininger(7)	15,903,543	36.2%	29.0%
Tim Bixby(8)	350,000	*	*
John Peters(9)	294,787	*	*
Jorge Espinel(10)	153,125	*	*
Joel Cutler	—	*	*
Michael Eisenberg(11)	4,539,063	10.3%	8.3%
G. Thompson Hutton	—	*	*
Mwashuma Nyatta(12)	11,983,384	27.3%	21.8%
Haim Sadger	—	*	*
Caryn Seidman-Becker(13)	75,000	*	*
All directors and executive officers as a group (11 persons)(14)	24,851,677	56.2%	45.0%

*
Indicates beneficial ownership of less than 1%.

(1)
Consists of 7,244,765 shares of Series C Preferred Stock and 4,738,619 shares of Series D Preferred Stock held by SoftBank Group Capital Limited. The address for this entity is 69 Grosvenor Street, London, England, United Kingdom W1K 3JP. SoftBank has delegated all of its voting and dispositive power over the Lemonade shares it holds to a three-member joint investment committee consisting of the Co-Founders and Mr. Nyatta, which shall act unanimously. Each of the members of the joint investment committee disclaims beneficial ownership of such shares.

(2)
Consists of (i) 3,952,570 shares of Series Seed Preferred Stock held by Sequoia Capital Israel Venture V Holdings, L.P., (ii) 489,473 shares of Series A Preferred Stock held by Sequoia Capital Israel Venture V Holdings, L.P., and (iii) 97,020 shares of Series B Preferred Stock held by Sequoia Capital Israel Venture V Holdings, L.P. SC Israel Venture V (TTGP), Ltd. is the general partner of SC Israel Venture V Management, L.P., which is the general partner of Sequoia Capital Israel Venture Fund V, L.P. and Sequoia Capital Israel Venture V Principals Fund, L.P., which together own 100% of the outstanding shares of Sequoia Capital Israel Venture V Holdings, L.P. As such, SC Israel Venture V (TTGP), Ltd. shares voting and dispositive power with respect to the shares held by Sequoia Capital Israel Venture V Holdings, L.P. Voting and investment decisions at SC Israel Venture V (TTGP), Ltd. with respect to the shares held by Sequoia Capital Israel Venture V Holdings, L.P. are made by an investment committee, the member of which include Haim Sadger, a member of a board of directors. The address for these entities is Ramat Yam Street 50, Herzelia, Israel 4685150.

(3)
Consists of (i) 3,594,860 shares of Series Seed Preferred Stock held through Aleph, L.P., (ii) 445,175 shares of Series A Preferred Stock held through Aleph, L.P., (iii) 88,240 shares of Series B Preferred Stock held through Aleph, L.P., (iv) 357,710 shares of Series Seed Preferred Stock held through Aleph-Aleph, L.P., (v) 44,298 shares of Series A Preferred Stock held through Aleph-Aleph, L.P., and (vi) 8,780 shares of Series B Preferred Stock held through Aleph-Aleph, L.P. Michael Eisenberg is a partner of Aleph, L.P. and Aleph-Aleph, L.P. and has sole voting and investment power over the shares held by each of these entities. The address for these entities is Rothschild 32, Tel Aviv, Israel 61291.

(4)
Consists of (i) 2,202,627 shares of Series A Preferred Stock held by XL Innovate Fund, L.P. and (ii) 97,020 shares of Series B Preferred Stock held by XL Innovate Fund, L.P. G. Thompson Hutton serves as a member of the board of directors and investment committee of XL Innovate Fund, L.P and shares voting and investment power over the shares held by the entity. The address for this entity is 3555 Alameda de las Pulgas, 2nd Floor, Menlo Park, California 94025.

(5)
Consists of (i) 1,157,621 shares of Series B Preferred Stock held by General Catalyst Group VIII, L.P. ("GC Group VIII"), (ii) 1,157,621 shares of Series B Preferred Stock held by General Catalyst Group VIII Supplemental, L.P. ("GC Group VIII Supplemental"), (iii) 335,070 shares of Series C Preferred Stock held by GC Group VIII, (iv) 335,070 shares of Series C Preferred Stock held by GC Group VIII Supplemental, and (v) 236,931 shares of Series D Preferred Stock held by GC Group VIII Supplemental. General Catalyst GP VIII, LLC ("GC VIII LLC") is the general partner of General Catalyst Partners VIII, L.P. ("GC VIII LP"), which is the general partner of GC Group VIII and GC Group VIII Supplemental. General Catalyst Group Management, LLC ("GCGM") is the manager of GC VIII LLC. General Catalyst Group Management Holdings, L.P. ("GCGMH") is the manager of GCGM. General Catalyst Group Management Holdings GP, LLC ("GCGMH LLC") is the general partner of GCGMH. Each of Kenneth Chenault, Joel Cutler, David Fialkow, and Hemant Taneja is a managing director of GCGMH LLC and shares voting and investment power over the shares held by GC Group VIII and GC Group VIII Supplemental. Each party named above disclaims beneficial ownership of such shares. The address for each of these persons and entities is 20 University Road, 4th floor, Cambridge, Massachusetts, 02138.

(6)
Consists of (i) 1,886,000 shares of common stock, (ii) 1,650,159 shares of common stock held by Dan and Dan Ltd. and (iii) 7,244,765 shares of Series C Preferred and 4,738,619 shares of Series D Preferred Stock held by SoftBank Group Capital Limited. Mr. Schreiber is the Chief Executive Officer of Dan and Dan Ltd. Mr. Schreiber is a member, together with Mr. Wininger and Mr. Nyatta, of a joint investment committee having sole voting and dispositive control over the Series C Preferred Stock and Series D Preferred Stock held by SoftBank Group Capital Limited. Each of the members of the joint investment committee disclaims beneficial ownership of such shares.

(7)
Consists of (i) 3,920,159 shares of common stock and (ii) 7,244,765 shares of Series C Preferred and 4,738,619 shares of Series D Preferred Stock held by SoftBank Group Capital Limited. Mr. Wininger is a member, together with Mr. Schreiber and Mr. Nyatta, of a joint investment committee having sole voting and dispositive control over the Series C Preferred Stock and Series D Preferred Stock held by SoftBank Group Capital Limited. Each of the members of the joint investment committee disclaims beneficial ownership of such shares.

(8)
Consists of 350,000 shares of restricted stock awards.

(9)
Consists of (i) 188,537 shares of restricted stock awards and (ii) 106,250 shares of common stock subject to options held by Mr. Peters that are exercisable within 60 days of June 8, 2020.

(10)
Consists of 153,125 shares of common stock subject to options held by Mr. Espinel that are exercisable within 60 days of June 8, 2020.

(11)
Consists of the shares identified in footnote (3) above.

(12)
Consists of 7,244,765 shares of Series C Preferred Stock and 4,738,619 shares of Series D Preferred Stock held by SoftBank Group Capital Limited. Mr. Nyatta is a member, together with our Co-Founders, of the joint investment committee having sole voting and dispositive control over the Series C Preferred Stock and Series D Preferred Stock held by SoftBank Group Capital Limited. Each of the members of the joint investment committee disclaims beneficial ownership of such shares. The address for SoftBank Group Capital Limited is 69 Grosvenor Street, London, England, United Kingdom W1K 3JP.

(13)
Consists of 75,000 shares of common stock subject to options held by Ms. Seidman-Becker that are exercisable within 60 days of June 8, 2020.

(14)
Consists of (i) 7,994,855 shares of common stock, (ii) 16,522,447 shares of preferred stock and (iii) 334,375 shares of common stock subject to options held by all our current directors and executive officers as a group that are exercisable within 60 days of June 8, 2020.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

          The following is a description of transactions since January 1, 2017 to which we were a party in which the amount involved exceeded or will exceed $120,000, and in which any of our executive officers, directors, or holders of more than 5% of any class of our voting securities, or an immediate family member thereof, had or will have a direct or indirect material interest. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or amounts that would be paid or received, as applicable, in arm's-length transactions with unrelated third parties.

Equity Financings

Series C Convertible Preferred Stock Financing

          On March 12, 2018, we sold an aggregate of 8,703,846 shares of our Series C convertible preferred stock to certain investors including affiliates of General Catalyst Partners and SoftBank Group Corp. at a purchase price of approximately $13.80 per share, for an aggregate purchase price of approximately $120.1 million ("Series C Preferred Stock"). Affiliates of each of General Catalyst Partners and SoftBank Group Corp. currently hold more than 5% of our common stock (after giving effect to the Preferred Stock Conversion). Our current director, Mr. Nyatta is a Managing Partner at SoftBank Group International and was elected to the board as the designee nominated by our Series C Preferred Stock.

Series D Convertible Preferred Stock Financing

          On June 26, 2019 and September 9, 2019, we sold an aggregate of 7,107,930 shares of our Series D convertible preferred stock to certain investors, including affiliates of SoftBank Group Corp. and General Catalyst Partners, at a purchase price of approximately $42.21 per share, for an aggregate purchase price of approximately $300.0 million ("Series D Preferred Stock"). Affiliates of SoftBank Group Corp. and General Catalyst Partners, as of June 8, 2020, hold more than 27.3% and 7.3% of our common stock (after giving effect to the Preferred Stock Conversion), respectively.

Preferred Stock Conversion

          Pursuant to the terms of our Amended Charter, all 31,557,107 outstanding shares of our convertible preferred stock will convert into 31,557,107 shares of common stock in connection with the completion of this offering.

Investors' Rights Agreement

          We are party to an Amended and Restated Investors' Rights Agreement (the "Investors' Rights Agreement") with certain holders of our capital stock, including, among others, affiliates of Aleph, L.P., General Catalyst Partners, Sequoia Capital, SoftBank Group Corp., and XL Innovate Fund. Under our Investors' Rights Agreement, certain holders of our capital stock have the right to demand that we file a registration statement or request that their shares of our capital stock be covered by a registration statement that we are otherwise filing. Pursuant to the Investors' Rights Agreement, after the completion of this offering, certain holders of our common stock will be entitled to rights with respect to the registration of their shares under the Securities Act.

          The registration rights set forth in the Investors' Rights Agreement will expire (a) four years following the completion of this offering, (b) with respect to any particular stockholder, when such stockholder is able to sell all of its shares pursuant to Rule 144 of the Securities Act or holds 1% or less of the Company's outstanding common stock and all Registrable Securities (as such term is defined in the Investors' Rights Agreement) held by such holder can be sold in any three month period, in compliance with Rule 144, or (c) after the consummation of a liquidation event under the terms of the Amended Charter. We will pay the registration expenses (other than underwriting discounts and commissions) of the holders of the shares registered pursuant to the registrations described below. In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include. We expect that our stockholders will waive their rights under the Investors' Rights Agreement (i) to receive notice of this offering and (ii) to include their registrable shares in this offering.

Demand Registration Rights

          After the completion of this offering, the holders of up to 33,604,857 shares of our common stock will be entitled to certain demand registration rights. At any time beginning six months after the effective date of this offering, the holders of at least a majority of these shares then outstanding can request that we register the offer and sale of their shares. Such request for registration must cover securities, the anticipated aggregate public offering price of which is at least $15 million. We are obligated to effect only two such registrations that have been declared or ordered effective. If we determine in good faith that it would be seriously detrimental to us and our stockholders to effect such a demand registration, we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 90 days.

Piggyback Registration Rights

          After the completion of this offering, if we propose to register the offer and sale of shares of our common stock under the Securities Act, in connection with the public offering of such common stock certain holders will be entitled to certain "piggyback" registration rights allowing such holders to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (i) a registration pursuant to the demand registration rights described above, (ii) a registration in which the only common stock being registered is common stock issuable upon conversion of debt securities that are also being registered, (iii) a registration related to any stock plan, (iv) a corporate reorganization or other transaction covered by Rule 145 promulgated under the Securities Act, or (v) a registration on any registration form which does not include substantially the same information as would be required to be included in a registration statement covering the public offering of our common stock, the holders of these shares are entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration.

S-3 Registration Rights

          Under the Investors' Rights Agreement, holders of at least 20% of the registrable securities may make a written request that we register the offer and sale of their shares on a registration statement on Form S-3. The Company will not be obligated to effect any such registration if (i) Form S-3 is not available for such offering by the holders, (ii) the holders, together with the holders of any other securities of the company entitled to inclusion in such registration, propose to sell securities at an aggregate price to the public of less than $10 million, net of any underwriters' discounts or commissions, (iii) the Company has effected two registrations on Form S-3 within the 12-month period preceding the date of the request, and (iv) the Company determines in good faith that it would be seriously detrimental to us and our stockholders to effect such a registration, in which case we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 90 days.

Right of First Refusal and Co-Sale Agreement

          We are party to an amended and restated right of first refusal and co-sale agreement, pursuant to which we or our assignees have a right to purchase shares of our capital stock which holders of our common stock propose to sell to other parties. Since January 1, 2017, we have waived our right of first refusal in connection with the sale of certain shares of our capital stock, resulting in the purchase of such shares by certain of our stockholders. See "Principal Stockholders" for additional information regarding beneficial ownership of our capital stock.

          The amended and restated right of first refusal and co-sale agreement will terminate upon the completion of this offering.

Voting Agreement

          We are party to an amended and restated voting agreement under which certain holders of our capital stock have agreed as to the manner in which they will vote their shares of our capital stock on certain matters, including with respect to the election of directors.

          The amended and restated voting agreement will terminate upon the completion of this offering, at which time there will be no further contractual obligations regarding the manner in which shares are voted with respect to the election of our directors. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.

Employee Stock Purchase Agreements

          In 2016 and 2017, we entered into stock purchase agreements with two executive officers where in lieu of cash payment for the stock, promissory notes were issued totaling $1.5 million, payable to us. These notes are secured by the underlying stock purchased and such unvested stock can be repurchased by us upon termination of each executive officer's employment at the original issuance price. In 2018, one executive settled a portion of the existing promissory note in an amount approximately $0.1 million inclusive of accumulated interest and, in 2019, such executive settled additional portions of the existing promissory notes in an aggregate amount around $0.2 million. All remaining amounts due under these promissory notes were paid in full, inclusive of interest, in connection with the filing of this registration statement.

Other Transactions

          We have granted equity awards to our executive officers and certain of our directors. See "Executive Compensation" and "Management — Director Compensation" for a description of these equity awards.

          We use the services of a travel agency owned by a relative of one of our directors. During the years ended December 31, 2017, 2018, and 2019, we incurred travel related expenses in the amount of approximately $0.3 million, $0.2 million, and $0.3 million, respectively, in connection with these services.

          We have leased office space in the United States and the Netherlands from an affiliate. Rental expense recorded for the years ended December 31, 2017, 2018, and 2019 was $0.2 million, $0.1 million, and $0.1 million, respectively.

          In July 2019, our Chief Insurance Officer, John Peters, sold 38,520 shares of our common stock to three venture capital funds, for a total consideration of approximately $1.6 million. In September 2019, he sold 66,967 shares of our common stock to two venture capital funds, for a total consideration of approximately $2.8 million.

          In September 2019, our Chief Executive Officer and Chairman of our board of directors, Daniel Schreiber, sold 118,466 shares of our common stock to a venture capital fund for a total consideration of approximately $5.0 million.

          In October 2019, our President, Secretary, Chief Operating Officer and director, Shai Wininger, sold 118,466 shares of our common stock to two venture capital funds for a total consideration of approximately $5.0 million.

          In February 2020, we issued 500,000 shares of our common stock to the Lemonade Foundation, a 501(c)(4) social welfare organization established under Arizona law, as its initial endowment. Two of our directors serve on the board of directors of the Lemonade Foundation. We plan to pay approximately $0.1 million in legal fees incurred by the Lemonade Foundation as of February 29, 2020 in connection with its establishment, for which the Lemonade Foundation has agreed to reimburse us in full.

Limitation on Liability and Indemnification of Officers and Directors

          We intend to enter into indemnification agreements with our directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted by Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

          In addition, our Amended Charter and Amended Bylaws, which will each become effective in connection with the completion of this offering, provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our Amended Bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. Our Amended Bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

          The limitation of liability and indemnification provisions that are included in our Amended Charter, our Amended Bylaws, and indemnification agreements with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions.

          At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees, or other agents or is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

          We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against losses arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

          Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

Policies and Procedures for Related Party Transactions

          Prior to the completion of this offering, we expect that our board of directors will adopt a policy providing that the audit committee will review and approve or ratify material transactions, arrangements, or relationships in which we participate and in which any related person has or will have a direct or indirect material interest. A "related person" is a director, director-nominee, executive officer, or beneficial holder of more than 5% of any class of our voting securities, or an immediate family member thereof. A transaction involving an amount in excess of $120,000 of value is presumed to be a material transaction, through transactions involving lower amounts may be material based on the facts and circumstances. Direct or indirect material interests may arise by virtue of control or significant influence of the related person to the transaction or by a direct or indirect pecuniary interest of the related person in the transaction. Under this policy, the audit committee shall review if the transaction is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party, the extent of the related person's interest in the transaction, and shall also take into account the conflicts of interest and corporate opportunity provisions of our Code of Business Conduct and Ethics. All of the transactions described above were entered into prior to the adoption of this policy.

          Certain of the foregoing disclosures are summaries of certain provisions of our related party agreements, and are qualified in their entirety by reference to all of the provisions of such agreements. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all of the information that you may find useful. Copies of certain of the agreements (or forms of the agreements) have been filed as exhibits to the registration statement of which this prospectus is a part, and are available electronically on the website of the SEC at www.sec.gov.

DESCRIPTION OF CAPITAL STOCK

          In connection with this offering, we will amend and restate our existing amended and restated certificate of incorporation and our existing bylaws. Unless otherwise stated, the following is a description of the material terms of, and is qualified in its entirety by, our Amended Charter and our Amended Bylaws, each of which will be in effect upon the completion of this offering, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part. In this "Description of Capital Stock" section, "we," "us," "our", and "our company" refer to Lemonade, Inc. and not to any of its subsidiaries.

          Upon the completion of this offering, our authorized capital stock will consist of 200,000,000 shares of common stock, par value $0.00001 per share and 10,000,000 shares of preferred stock, par value $0.00001 per share, the rights and preferences of which the board of directors may establish from time to time.

          Assuming the Preferred Stock Conversion, which will occur in connection with the completion of this offering, as of March 31, 2020, there were 43,896,246 shares of our common stock outstanding held by 94 stockholders of record and no shares of our preferred stock outstanding. Pursuant to our Amended Charter, our board of directors will have the authority, without stockholder approval, except as required by the listing standards of the NYSE, to issue additional shares of our common stock.

Common Stock

Dividend Rights

          Holders of shares of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding stock. Under Delaware law, we can only pay dividends either out of "surplus" or out of the current or the immediately preceding year's net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation's assets can be measured in a number of ways and may not necessarily equal their book value.

          Applicable insurance laws restrict the ability of our insurance subsidiary to declare stockholder dividends and require insurance companies to maintain specified levels of statutory capital and surplus. Insurance regulators have broad powers to prevent reduction of statutory surplus to inadequate levels, and there is no assurance that dividends of the maximum amounts calculated under any applicable formula would be permitted. State insurance regulatory authorities that have jurisdiction over the payment of dividends by our insurance subsidiary may in the future adopt statutory provisions more restrictive than those currently in effect.

          See "Dividend Policy" for additional information.

Voting Rights

          Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. The holders of our common stock vote together as a single class, unless otherwise required by law. The holders of our common stock do not have cumulative voting rights in the election of directors.

          Our Amended Bylaws will provide for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. If the number of directors is changed, any increase or decrease shall be apportioned among the classes by the board of directors so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. In no case will a decrease in the number of directors shorten the term of any incumbent director.

          Our Amended Charter further provides that no holder of common stock and/or preferred stock (collectively, the "Capital Stock") shall be permitted to vote more than 9.90% of the then outstanding Capital Stock without first obtaining approval from the NYDFS, as provided in all applicable regulations. In the event that such approval does not permit the holder to vote more than 9.90%, the positive excess of voting rights shall be distributed pro rata among the stockholders not subject to this restriction.

No Preemptive or Similar Rights

          Our common stock is not entitled to preemptive rights, and is not subject to conversion, redemption, or sinking fund provisions.

Right to Receive Liquidation Distributions

          If we become subject to a liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Fully Paid and Non-Assessable

          All shares of our common stock that will be outstanding upon the completion of this offering will be fully paid and non-assessable.

Preferred Stock

          No shares of preferred stock will be issued or outstanding immediately after the offering contemplated by this prospectus. Our Amended Charter authorizes our board of directors to establish one or more series of preferred stock. Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the holders of our common stock. Our board of directors is able to determine, without stockholder approval and with respect to any series of preferred stock, the powers (including voting powers), preferences and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions thereof, including, without limitation:

  •
  The designation of the series;

  •
  the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

  •
  whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

  •
  the dates at which dividends, if any, will be payable;

  •
  the redemption or repurchase rights and price or prices, if any, for shares of the series;

  •
  the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

  •
  the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution, or winding-up of our affairs;

  •
  whether the shares of the series will be convertible into shares of any other class or series, or any other security, of us or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices, or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

  •
  restrictions on the issuance of shares of the same series or of any other class or series; and

  •
  the voting rights, if any, of the holders of the series.

          We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium over the market price of the shares of our common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock. We have no current plan for the issuance of any shares of preferred stock.

Options

          As of March 31, 2020, we had outstanding options to purchase an aggregate of 4,349,270 shares of our common stock, with a weighted-average exercise price of approximately $14.40 per share, under the 2015 Plan.

Registration Rights

          After the completion of this offering, certain holders of our common stock will be entitled to rights with respect to the registration of their shares under the Securities Act. See "Certain Relationships and Related Party Transactions — Investors' Rights Agreement" for more information.

Anti-Takeover Effects of Provisions of our Amended Charter and Amended Bylaws

          Our Amended Charter and our Amended Bylaws also contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

  Amended Charter and Amended Bylaw Provisions

          Our Amended Charter and our Amended Bylaws will include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management team, including the following:

Classified Board of Directors

          Our Amended Bylaws will provide that our board of directors will be classified into three classes of directors, each of which will hold office for a three-year term. In addition, directors may only be removed from the board of directors for cause. The existence of a classified board could delay a potential acquirer from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential acquirer. See "Management — Board Composition."

Authorized but Unissued Shares

          The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

          Our Amended Bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our Amended Bylaws will also specify certain requirements regarding the form and content of a stockholder's notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our company.

Stockholder Action by Written Consent; Special Meeting of Stockholders

          Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless the company's certificate of incorporation provides otherwise. Our Amended Charter will provide that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our Amended Bylaws or remove directors without holding a meeting of our stockholders called in accordance with our Amended Bylaws. Our Amended Bylaws will further provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairperson of our board of directors, our Chief Executive Officer, or our President (in the absence of a chief executive officer), thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

No Cumulative Voting

          The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation's certificate of incorporation provides otherwise. Our Amended Charter does not provide for cumulative voting.

Amendment of Amended Charter or Amended Bylaws

          Our Amended Charter requires the approval of the holders of at least two-thirds in the voting power of the outstanding shares of our capital stock in order to amend certain provisions including those relating to removal of directors, rights and privileges of the common stock, indemnification, exclusive forum, and the prohibition on stockholder action by written consent. Our Amended Bylaws provide that the approval of the holders of at least two-thirds in the voting power of the outstanding shares of our capital stock of the outstanding shares of capital stock entitled to vote thereon is required for stockholders to amend or adopt any provision of our Amended Bylaws.

          The foregoing provisions of our Amended Charter and Amended Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares of common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

Issuance of Undesignated Preferred Stock

          Our board of directors will have the authority, without further action by our stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

Exclusive Venue

          Our Amended Charter requires, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our Amended Charter or Amended Bylaws, or (iv) any action asserting a claim against us governed by the internal affairs doctrine will have to be brought only in the Court of Chancery in the State of Delaware (or if the Court of Chancery does not have jurisdiction, the federal district court of for the District of Delaware), in all cases subject to the court having jurisdiction over indispensable parties named as defendants. Nothing in our Amended Charter precludes stockholders that assert claims under the Securities Act from bringing such claims in state or federal court, subject to applicable law. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to this provision. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Limitations on Liability and Indemnification of Officers and Directors

          The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties, subject to certain exceptions. Our Amended Charter includes a provision that eliminates the personal liability of directors for monetary damages to the corporation or its stockholders for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders' derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any breaches of the director's duty of loyalty, any acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, any authorization of dividends or stock redemptions or repurchases paid or made in violation of the DGCL, or for any transaction from which the director derived an improper personal benefit.

          Our Amended Bylaws generally provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors' and officers' liability insurance providing indemnification for our directors, officers, and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

          The limitation of liability, indemnification, and advancement provisions in our Amended Charter and Amended Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

          There is currently no pending material litigation or proceeding involving any of our directors, officers, or employees for which indemnification is sought.

Indemnification Agreements

          We intend to enter into an indemnification agreement with each of our directors and executive officers as described in "Certain Relationships and Related Party Transactions — Related Party Transactions Entered Into in Connection With This Offering — Indemnification Agreements." Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Corporate Opportunities

          Our Amended Charter provides that, to the fullest extent permitted by law, we have renounced any interest or expectancy in, or in being offered an opportunity to participate in, an Excluded Opportunity. An "Excluded Opportunity" is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director who is not an employee of Lemonade or any of its subsidiaries, or (ii) any holder of preferred stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of Lemonade or any of its subsidiaries

(collectively, "Covered Persons"), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person's capacity as a director.

Dissenters' Rights of Appraisal and Payment

          Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of Lemonade. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Court of Chancery in the State of Delaware.

Stockholders' Derivative Actions

          Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder's shares thereafter devolved by operation of law and such suit is brought in the Court of Chancery in the State of Delaware. See "— Exclusive Venue" above.

Stock Exchange Listing

          We have been approved to list our common stock on the NYSE under the symbol "LMND."

Transfer Agent and Registrar

          The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent and registrar's address is 6201 15th Avenue, Brooklyn, New York, 11219, and its telephone number is (800) 937-5449.

Public Benefit Corporation Status

          We are incorporated in Delaware as a public benefit corporation as a demonstration of our long-term commitment to make insurance a public good. Public benefit corporations are a relatively new class of corporations that are intended to produce a public benefit and to operate in a responsible and sustainable manner. Under Delaware law, public benefit corporations are required to identify in their certificate of incorporation the public benefit or benefits they will promote and their directors have a duty to manage the affairs of the corporation in a manner that balances the pecuniary interests of the stockholders, the best interests of those materially affected by the corporation's conduct, and the specific public benefit or public benefits identified in the public benefit corporation's certificate of incorporation. They are also required to publicly disclose at least biennially a report that assesses their public benefit performance, and may elect in their certificate of incorporation to measure that performance against an objective third-party standard, although our Amended Charter will not contain such requirement and we expect that our board of directors will measure our benefit performance against the objectives and standards it sets. When determining the objectives and standards by which our board of directors will measure our public benefit performance, our board of directors will consider, among other factors, whether the objectives and standards (i) are comprehensive in that they assess the effect of our operations upon our employees, the interests of our customers, each local community and society in which our offices are located, and the local and global environment, (ii) are credible in that they are comparable to the objectives and standards created by independent third parties that evaluate the corporate sustainability practices of other public benefit corporations, and (iii) are transparent in that the criteria considered for measuring such objectives and standards be made publicly available, including disclosing the process by which revisions to the objectives and standards are made and whether such objectives and standards present real or potential conflicts of interests.

          We do not believe that an investment in the stock of a public benefit corporation differs materially from an investment in a corporation that is not designated as a public benefit corporation. We believe that our ongoing efforts to achieve our public benefit goals will not materially affect the financial interests of our stockholders. Holders of our common stock will have voting, dividend, and other economic rights that are the same as the rights of stockholders of a corporation that is not designated as a public benefit corporation.

          Our public benefit, as provided in our certificate of incorporation, is: to harness novel business models, technologies, and private-nonprofit partnerships to deliver insurance products where charitable giving is a core feature, for the benefit of communities and their common causes.

          We must have approval of 2/3 of the outstanding stock of the company entitled to vote to:

  •
  amend our certificate of incorporation to delete or amend the requirements of our public benefit purpose; or

  •
  merge or consolidate with an entity that would result in the company losing its status as a public benefit corporation or with an entity that does not contain identical provisions identifying the public benefits of the company.

          Stockholders of the company owning individually or collectively, as of the date of instituting a derivative suit, at least 2% of the company's outstanding shares may maintain a derivative lawsuit to enforce the requirements that the board of directors will manage or direct the business and affairs of the company in a manner that balances the pecuniary interests of the stockholders, the best interests of those materially affected by the company's conduct, and the specific public benefits identified in our certificate of incorporation.

SHARES ELIGIBLE FOR FUTURE SALE

          Immediately prior to this offering, there was no public market for our common stock, and there can be no assurance that a significant public market for our common stock will develop or be sustained after this offering. Future sales of substantial amounts of our common stock in the public market (including securities convertible into or redeemable, exchangeable or exercisable for shares of common stock) or the perception that such sales may occur or the availability of such shares for sale in the public market, after this offering could adversely affect the prevailing market price of our common stock. Furthermore, because substantially all of our common stock outstanding prior to the completion of this offering (including securities convertible into or redeemable, exchangeable, or exercisable for shares of our common stock) will be subject to the contractual and legal restrictions on resale described below, the sale of a substantial amount of common stock in the public market after these restrictions lapse could materially adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.

          Assuming the conversion of all outstanding shares of our convertible redeemable preferred stock into shares of our common stock and the reclassification of such shares in shares of our common stock, which will occur in connection with the completion of this offering, as of March 31, 2020, we expect to have 54,896,246 shares of our common stock outstanding, assuming no exercise of outstanding options and assuming that the underwriters have not exercised their option to purchase additional shares of common stock.

          All of the shares of common stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act by persons other than "affiliates," as that term is defined in Rule 144 under the Securities Act, except that any shares purchased by our directors, employees and the friends and family members of our directors and such employees will be subject to the lock-up agreements described below.

          Generally, the balance of our outstanding shares of common stock will be deemed "restricted securities" within the meaning of Rule 144 under the Securities Act, subject to the limitations and restrictions that are described below. Common stock purchased by our affiliates will be "restricted securities" under Rule 144. Restricted securities may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below.

          As a result of the lock-up and market standoff agreements described below and the provisions of our Investors' Rights Agreement described in the section titled "Description of Capital Stock — Registration Rights," and subject to the provisions of Rule 144 or Rule 701, shares of our common stock will be available for sale in the public market as follows:

  •
  beginning on the date of this prospectus, all 11,000,000 shares of our common stock sold in this offering will be immediately available for sale in the public market;

  •
  beginning 181 days after the date of this prospectus, 43,896,246 additional shares of common stock may become eligible for sale in the public market upon the satisfaction of certain conditions as set forth in the section titled "— Lock-Up Arrangements," of which 38,190,665 shares would be held by affiliates and subject to the volume and other restrictions of Rule 144, as described below.

          Upon the expiration of the lock-up agreements described below 180 days after the date of this prospectus, and subject to the provisions of Rule 144, an additional 43,896,246 shares of common stock will be available for sale in the public market. The sale of these restricted securities is subject, in the case of shares held by affiliates, to the volume restrictions contained in those rules.

Lock-up Agreements

          We and all of our directors and executive officers, and certain holders of our common stock and securities exercisable for or convertible into our common stock outstanding immediately on the closing of this offering, have agreed, or will agree, with the underwriters that, until at least 180 days after the date of this prospectus, subject to certain exceptions as specified in such agreements, we and they will not, without the prior written consent of Goldman Sachs & Co. LLC, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, or otherwise dispose of or hedge any of our shares of common stock, any options, or any securities convertible into, or exchangeable for or that represent the right to receive shares of our common stock; provided that such restricted period will end with respect to 33% of the shares subject to each lock-up agreement if at any time beginning 90 days after the date of this prospectus (1) we have filed at least one quarterly report on Form 10-Q or annual report on Form 10-K and (2) the last reported closing price of the common stock is at least 33% greater than the initial public offering price set forth on the cover of this prospectus for 10 out of any 15 consecutive trading days, including the last day, ending on or after the 90th day after the date of this prospectus; and provided further that, if 90 days after the date of this prospectus occurs within five trading days of a trading black-out period, the above referenced early expiration period will be delayed until one business day following the end of the blackout period. In addition to the restrictions contained in the lock-up agreements described above, we have entered into agreements with certain security holders, including our investor rights agreement, that contain market stand-off provisions imposing restrictions on the ability of such security holders to offer, sell, or transfer our equity securities for a period of 180 days following the date of this prospectus.

Rule 144

          In general, under Rule 144 as in effect on the date of this prospectus, beginning 90 days after the completion of this offering, a person (or persons whose common stock is required to be aggregated) who is an affiliate and who has beneficially owned our common stock for at least six months is entitled to sell in any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after completion of this offering; or

  •
  the average weekly trading volume in our common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such a sale.

          Sales by our affiliates under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. An "affiliate" is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, an issuer.

          Under Rule 144, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least six months (including the holding period of any prior owner other than an affiliate), would be entitled to sell those shares subject only to availability of current public information about us, and after beneficially owning such shares for at least 12 months, would be entitled to sell an unlimited number of shares without restriction. To the extent that our affiliates sell their shares of common stock, other than pursuant to Rule 144 or a registration statement, the purchaser's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

Rule 701

          In general, under Rule 701 as in effect on the date of this prospectus, any of our employees, directors, officers, consultants, or advisors who purchased shares from us in reliance on Rule 701 in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering, or who purchased shares from us after that date upon the exercise of options granted before that date, are eligible to resell such shares 90 days after the effective date of this offering in reliance upon Rule 144. If such person is not an affiliate, such sale may be made subject only to current public information provisions of Rule 144. If such a person is an affiliate, such sale may be made under Rule 144 without compliance with the holding period requirement, but subject to the other Rule 144 restrictions described above.

Stock Plans

          We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock issued or issuable under our equity incentive plans and 2020 ESPP. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market following the expiration of the applicable lock-up period. We expect that the initial registration statement on Form S-8 will cover approximately 11,084,885 shares of our common stock. Shares issued under our equity incentive plans and 2020 ESPP after the effective date of the applicable Form S-8 registration statement will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements described above. See "Executive Compensation — Equity Compensation" for a description of our equity compensation plans.

Registration Rights

          Following this offering, some of our stockholders will, under some circumstances, have the right to require us to register their shares for future sale. See "Certain Relationships and Related Party Transactions — Demand Registration Rights" and "Description of Capital Stock — Registration Rights." If the offer and sale of these shares of our common stock are registered, the shares will be freely tradable without restriction under the Securities Act, subject to the Rule 144 limitations applicable to affiliates, and a large number of shares may be sold into the public market.

 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF OUR COMMON STOCK

          The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated under the Code, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the "IRS"), in each case in effect as of the date of this prospectus. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

          This discussion is limited to Non-U.S. Holders that hold our common stock as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder's particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

  •
  U.S. expatriates and former citizens or long-term residents of the United States;

  •
  persons subject to the alternative minimum tax;

  •
  persons holding our common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

  •
  banks, insurance companies, and other financial institutions;

  •
  brokers, dealers, or traders in securities;

  •
  "controlled foreign corporations," "passive foreign investment companies," and corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes and other pass-through entities (and investors in such entities);

  •
  tax-exempt organizations or governmental organizations;

  •
  persons deemed to sell our common stock under the constructive sale provisions of the Code;

  •
  persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

  •
  tax-qualified retirement plans;

  •
  "qualified foreign pension funds" as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

  •
  persons subject to special tax accounting rules as a result of any item of gross income with respect to the common stock being taken into account in an applicable financial statement.

          If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

          THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

          For purposes of this discussion, a "Non-U.S. Holder" is any beneficial owner of our common stock that is neither a "U.S. person" nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more "United States persons" (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

          As described in the section entitled "Dividend Policy," we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder's adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under "— Sale or Other Taxable Disposition."

          Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

          If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States.

          Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

          Subject to the discussion below on information reporting, backup withholding and foreign accounts, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

  •
  the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

  •
  the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

  •
  our common stock constitutes a U.S. real property interest (a "USRPI") by reason of our status as a U.S. real property holding corporation (a "USRPHC") for U.S. federal income tax purposes at any applicable time within the shorter of the five year period preceding the Non-U.S. Holder's disposition of, or the Non-U.S. Holder's holding period for, our common stock.

          Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

          Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

          With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income tax if our common stock is "regularly traded," as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder's holding period.

          Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

          Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or other applicable documentation, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

          Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

          Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

          Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act, or "FATCA") on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our common stock paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any "substantial United States owners" (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain "specified United States persons" or "United States-owned foreign entities" (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

          Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, recently proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

          Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING

          We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC
Allen & Company LLC
Barclays Capital Inc.
JMP Securities LLC
LionTree Advisors LLC
Oppenheimer & Co. Inc.
William Blair & Company, L.L.C.

Total	11,000,000

          The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

          The underwriters have an option to buy up to an additional 1,650,000 shares from us to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

          The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 1,650,000 additional shares of our common stock.

Paid by us	No Exercise	Full Exercise
Per share	$	$
Total	$	$

          Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $         per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

          We have agreed that, subject to certain limited exceptions, we will not: (1) offer, pledge, sell, contract to sell, any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with, or submit to, the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition, submission, or filing, or (2) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (in either case, regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of Goldman Sachs & Co. LLC for a period of at least 180 days after the date of this prospectus.

          The directors and executive officers of the company and holders of substantially all of its outstanding shares have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, subject to certain limited exceptions, for a period of at least 180 days after the date of this prospectus, may not, without the prior written consent of Goldman Sachs & Co. LLC: (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers, and members in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant); or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise; or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock; provided that such restricted period will end with respect to 33% of the shares subject to each lock-up agreement if at any time beginning 90 days after the date of this prospectus (1) we have filed at least one quarterly report on Form 10-Q or annual report on Form 10-K and (2) the last reported closing price of the common stock is at least 33% greater than the initial public offering price set forth on the cover of this prospectus for 10 out of any 15 consecutive trading days, including the last day, ending on or after the 90th day after the date of this prospectus; and provided further that, if 90 days after the date of this prospectus occurs within five trading days of a trading black-out period, the above referenced early expiration period will be delayed until one business day following the end of the blackout period.

          Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among the representatives and us. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses. Neither we nor the underwriters can assure investors that an active trading market will develop for our common stock or that the shares will trade in the public market at or above the initial public offering price.

          We have been approved to list our common stock on the NYSE under the symbol "LMND."

          In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions, and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A "covered short position" is a short position that is not greater than the amount of additional shares for which the underwriters' option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. "Naked" short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

          The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

          Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain, or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market, or otherwise.

          We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $5.6 million. We have agreed to reimburse the underwriters for expenses related to any applicable state securities filings and to the Financial Industry Regulatory Authority incurred by them in connection with this offering in an amount up to $35,000.

          We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

          The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage, and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

          In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors, and employees may purchase, sell, or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps, and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities, and/or instruments of our company (directly, as collateral securing other obligations or otherwise) or persons and entities with relationships with our company. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color, or trading ideas or publish or express independent research views in respect of such assets, securities, or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities, and instruments.

European Economic Area and the United Kingdom

          In relation to each Member State of the EEA and the United Kingdom (each, a "Relevant State") an offer to the public of shares of our common stock may not be made in that Relevant State, except that an offer to the public of shares of our common stock in that Relevant State may be made at any time under the following exemptions under the Prospectus Regulation:

            (a)     To any legal entity which is a qualified investor as defined in the Prospectus Regulation;

            (b)     To fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

            (c)     In any other circumstances falling within Article 1(4) of the Prospectus Regulation;

provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Regulation or a prospectus supplement pursuant to Article 23 of the Prospectus Regulation.

          For the purposes of this provision, the expression an "offer to the public" in relation to shares of our common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and shares of our common stock to be offered so as to enable an investor to decide to purchase shares of our common stock, and the expression "Prospectus Regulation" means Regulation (EU) 2017/1129.

          In addition, in the United Kingdom, this prospectus is only addressed to and directed at "qualified investors" (within the meaning of Section 86(7) of the Financial Services and Markets Act 2000 who are (i) persons who have professional experience in matter relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order"); or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated, (all such persons together being referred to as "relevant persons"). Any investment or investment activity to which this prospectus relates is available only to relevant persons and will only be engaged with relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

          This EEA and UK selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in Israel

          This document does not constitute a prospectus under the Israel Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority nor have the securities offered under this document been approved or disapproved by the Israel Securities Authority or registered for sale in Israel. Our common stock will not be offered or sold to the public in Israel, except that the underwriters may offer and sell such shares, and distribute this prospectus to investors listed in the first addendum, or the Addendum, to the Israel Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the TASE, underwriters purchasing for their own account, venture capital funds, entities with equity in excess of NIS 50 million, and "qualified individuals," each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors. Qualified investors are required to complete and sign a questionnaire to confirm that they fall within the scope of the Addendum. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israel Securities Law.

Canada

          Our common stock may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

          Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory of these rights or consult with a legal advisor.

          Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts ("NI 33-105"), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

          The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) ("Companies (Winding Up and Miscellaneous Provisions) Ordinance") or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) ("Securities and Futures Ordinance"), (ii) to "professional investors" as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation, or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

          This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA")) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

          Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation's securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore ("Regulation 32").

          Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

  Japan

          Our common stock has not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The shares may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

 LEGAL MATTERS

          The validity of the shares of common stock offered hereby will be passed upon for us by Latham & Watkins LLP, New York, New York. Legal matters in connection with this offering will be passed upon for the underwriters by White & Case LLP, New York, New York. White & Case LLP has from time to time provided legal services to us and they may continue to do so.

EXPERTS

          The consolidated financial statements of Lemonade, Inc. and its subsidiaries as of December 31, 2018 and December 31, 2019, and for each of the two years in the period ended December 31, 2019, appearing in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the common stock to be sold in this offering. As allowed by SEC rules, this prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. For further information about us and our common stock offered hereby, you should refer to the registration statement, including all amendments, supplements, schedules, and exhibits thereto.

          Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

          As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and will file annual, quarterly, and current reports, proxy statements and other information with the SEC.

          You can review the registration statement, as well as our future SEC filings, by accessing the SEC's website at www.sec.gov. You may also request copies of those documents, at no cost to you, by contacting us at the following address:

Lemonade, Inc.
5 Crosby Street
New York, New York 10013
(844) 733-8666

          We intend to furnish our stockholders with annual reports containing financial statements audited by our independent registered public accounting firm.

          Schedules other than those listed above are omitted for the reason that they are not required, are not applicable or that equivalent information has been included in the financial statements or notes thereto or elsewhere herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of Lemonade, Inc.

Opinion on the Financial Statements

          We have audited the accompanying consolidated balance sheets of Lemonade, Inc. (the Company) as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive loss, changes in convertible preferred stock and stockholders' deficit and cash flows for the years then ended, and the related notes and schedules (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

          These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

          We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

          Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP We have served as the Company's auditor since 2015.

New York, New York

March 20, 2020

LEMONADE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

($ in millions, except share and per share amounts)

	December 31,

	2018	2019

Assets
Investments
Fixed maturities available-for-sale, at fair value (amortized cost: $3.2 million and $5.8 million as of December 31, 2018 and 2019)	$3.2	$5.9
Short-term investments	6.0	54.7

Total investments	9.2	60.6
Cash, cash equivalents and restricted cash	102.4	270.3
Premium receivable, net of allowance for doubtful accounts of $0 million and $0.2 million as of December 31, 2018 and 2019	25.9	54.1
Reinsurance recoverable	11.8	20.3
Prepaid reinsurance premium	1.5	1.0
Deferred acquisition costs	0.6	1.8
Property and equipment, net	1.0	3.1
Intangible assets	—	0.6
Other assets	1.4	2.5

Total assets	$153.8	$414.3

Liabilities, Convertible Preferred Stock and Stockholders' Equity (Deficit)
Unpaid losses and loss adjustment expenses	$13.1	$28.2
Unearned premium	27.7	68.0
Trade payables	1.5	0.7
Other liabilities and accrued expenses	9.8	19.7

Total liabilities	52.1	116.6

Commitments and contingencies (Note 20)
Convertible preferred stock (Series Seed, A, B, C, and D), $0.00001 par value; 24,449,177 shares and 31,557,107 shares authorized; 24,445,555 shares and 31,557,107 shares issued and outstanding as of December 31, 2018 and 2019, respectively; aggregate liquidation preference of $480.8 million as of December 31, 2019	180.8	480.2
Stockholders' equity (deficit):
Common stock, $0.00001 par value, 42,000,000 shares and 52,000,000 shares authorized as of December 31, 2018 and 2019, respectively; 11,602,708 shares and 11,784,765 shares issued and 10,983,684 shares and 11,271,228 shares outstanding as of December 31, 2018 and 2019, respectively	—	—
Additional paid-in capital	10.7	15.7
Accumulated deficit	(89.8)	(198.3)
Accumulated other comprehensive income	—	0.1

Total stockholders' equity (deficit)	(79.1)	(182.5)

Total liabilities, convertible preferred stock and stockholders' equity (deficit)	$153.8	$414.3

The accompanying notes are an integral part of the consolidated financial statements.

LEMONADE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

($ in millions, except share and per share amounts)

	Year Ended December 31,

	2018	2019

Revenue
Net earned premium	$21.2	$63.8
Net investment income	1.3	3.4
Commission income	—	0.1

Total revenue	22.5	67.3
Expense
Loss and loss adjustment expense, net	15.2	45.8
Other insurance expense	4.2	9.6
Sales and marketing	41.9	89.1
Technology development	4.7	9.8
General and administrative	9.1	20.9

Total expense	75.1	175.2

Loss before income taxes	(52.6)	(107.9)
Income tax expense	0.3	0.6

Net loss	$(52.9)	$(108.5)

Other comprehensive income, net of tax
Unrealized gain on available-for-sale investments	—	0.1

Comprehensive loss	$(52.9)	$(108.4)

Per share data:
Net loss per share attributable to common stockholders — basic and diluted	$(4.84)	$(9.75)

Weighted average common shares outstanding — basic and diluted	10,931,776	11,124,397

Pro forma net loss per share attributable to common stockholders — basic and diluted (unaudited)		$(2.77)

Pro forma weighted average common shares outstanding — basic and diluted (unaudited)		39,206,116

The accompanying notes are an integral part of the consolidated financial statements.

LEMONADE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
($ in millions, except share amounts)

	Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive	Total Stockholders' Equity

	Shares	Amount	Shares	Amount	Capital	Deficit	Income	(Deficit)

Balance as of December 31, 2017	15,671,730	$60.4	10,887,059	$—	$8.5	$(36.9)	$—	$(28.4)
Issuance of Series C Preferred stock, net of issuance costs of $0.2 million	8,700,224	119.8	—	—	—	—	—	—
Exercise of stock options	—	—	34,125	—	—	—	—	—
Repayment of partial recourse loan	—	—	62,500	—	0.1	—	—	0.1
Exercise of Series A Preferred stock warrants	73,601	0.6	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	2.1	—	—	2.1
Net loss	—	—	—	—	—	(52.9)	—	(52.9)

Balance as of December 31, 2018	24,445,555	180.8	10,983,684	—	10.7	(89.8)	—	(79.1)

Issuance of Series C Preferred stock, net of issuance costs of $0.0 million	3,622	—	—	—	—	—	—	—
Issuance of Series D Preferred stock, net of issuance costs of $0.6 million	7,107,930	299.4	—	—	—	—	—	—
Repayment of partial recourse loan	—	—	105,487	—	0.2	—	—	0.2
Exercise of stock options	—	—	182,057	—	0.5	—	—	0.5
Stock-based compensation	—	—	—	—	4.3	—	—	4.3
Net loss	—	—	—	—	—	(108.5)	—	(108.5)
Other comprehensive income	—	—	—	—	—	—	0.1	0.1

Balance as of December 31, 2019	31,557,107	$480.2	11,271,228	$—	$15.7	$(198.3)	$0.1	$(182.5)

The accompanying notes are an integral part of the consolidated financial statements.

LEMONADE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)

	Year Ended December 31,

	2018	2019

Cash flows from operating activities:
Net loss	$(52.9)	$(108.5)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	0.1	0.6
Stock-based compensation	2.1	4.3
Change in fair value of warrant liability	0.2	—
Amortization of discount on bonds	—	(0.5)
Provision for bad debt	—	0.9
Changes in operating assets and liabilities:
Premium receivable	(20.0)	(29.1)
Reinsurance recoverable	(8.9)	(8.5)
Prepaid reinsurance premium	(0.8)	0.5
Deferred acquisition costs	(0.5)	(1.2)
Other assets	(0.4)	(1.1)
Unpaid losses and loss adjustment expenses	11.0	15.1
Unearned premium	21.4	40.3
Trade payables	0.2	(0.8)
Other liabilities and accrued expenses	7.7	9.9

Net cash used in operating activities	(40.8)	(78.1)

Cash flows from investing activities:
Proceeds from short-term investments sold or matured	20.9	21.0
Proceeds from bonds sold or matured	—	1.0
Cost of short-term investments acquired	(13.8)	(69.2)
Cost of bonds acquired	—	(3.5)
Purchases of property and equipment	(0.7)	(2.7)
Purchases of intangible assets	—	(0.6)

Net cash provided by (used in) investing activities	6.4	(54.0)

Cash flows from financing activities:
Issuance of Preferred stock, net	119.8	299.4
Proceeds from stock purchases	0.1	0.7

Net cash provided by financing activities	119.9	300.1

Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	(0.1)
Net increase in cash, cash equivalents and restricted cash	85.5	167.9
Cash, cash equivalents and restricted cash at beginning of year	16.9	102.4

Cash, cash equivalents and restricted cash at end of year	$102.4	$270.3

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$0.2	$0.5

The accompanying notes are an integral part of the consolidated financial statements.

LEMONADE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of the Business

          Lemonade, Inc. is a public benefit corporation organized under Delaware law on June 17, 2015. It provides certain personnel, facilities and services to each of its subsidiaries (together with Lemonade, Inc., the "Company"), all of which are 100% owned, directly or indirectly, by Lemonade, Inc. The Company consists of the following entities, which support Lemonade, Inc.'s U.S. and E.U. operations: (1) Lemonade Insurance Company, an insurance corporation organized under New York law; this company issues insurance policies and pays claims; it is licensed and regulated as a stock property and casualty insurance company in New York and in all other states where the Company's insurance products are available; (2) Lemonade Insurance Agency, LLC, a limited liability company organized under New York law; this company is licensed as an insurance agent in New York and in all other states where the Company's insurance products are available and it acts as the distribution and marketing agent for Lemonade Insurance Company and provides certain underwriting and claims services, and receives a fixed percentage of premium for doing so; it also acts as agent for other insurance companies in distributing their insurance, for which it receives various percentages of premium; (3) Lemonade Ltd., a company organized under the laws of Israel; this company provides technology, research and development, management, marketing and other services to the companies in the group, charged on a "cost plus" basis; (4) Lemonade Insurance N.V., a public limited company organized under the laws of the Netherlands; (5) Lemonade Agency B.V., a Netherlands private limited liability company, (6) Lemonade B.V., a Netherlands private limited liability company; and (7) Lemonade Life Insurance Agency, LLC, a limited liability company organized under the laws of Delaware; this company acts as the distribution and marketing agent for the sale and servicing of life insurance products.

2. Basis of Presentation

          The Company presents its financial statements on a consolidated basis including all of its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated. All foreign currency amounts in the statements of operations and comprehensive loss have been translated using an average rate for the reporting period. All foreign currency balances in the balance sheet have been translated using the spot rate at the end of the year. All figures expressed, except share amounts, are represented in U.S. dollars in millions.

3. Use of Estimates

          The preparation of the consolidated financial statements in conformity with U.S. Generally Accepted Accounting Principles ("GAAP") requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. All revisions to accounting estimates are recognized in the period in which the estimates are revised. Significant estimates reflected in the Company's consolidated financial statements include, but are not limited to, reserves for loss and loss adjustment expense, reinsurance recoverable on unpaid losses, the fair values of investments, and the valuation of stock-based compensation.

LEMONADE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Summary of Significant Accounting Policies

Unaudited pro forma information

          In the accompanying consolidated statements of operations and comprehensive loss, the unaudited pro forma basic and diluted net loss per share attributable to common stockholders for the year ended December 31, 2019 has been prepared assuming (i) the automatic conversion of all outstanding shares of redeemable convertible preferred stock into shares of common stock upon an IPO, as if the proposed IPO had occurred on the later of January 1, 2019 or the issuance date of the redeemable convertible preferred stock, and (ii) the settlement of promissory notes for $1.3 million in cash related to the stock purchase agreements entered into with two executives for the purchase of common stock that were contractually required to be settled in connection with the filing of a registration statement under the Securities Act, resulting in 513,537 shares being deemed issued and outstanding (but subject to vesting in accordance with the terms of the stock purchase agreements) (the "Settlement of Executive Promissory Notes") as if the Settlement of the Executive Promissory Notes occurred on January 1, 2019.

Segment information

          The Company's chief operating decision maker is the Chief Executive Officer. The chief operating decision maker manages operations, allocates resources, and evaluates financial performance on a company-wide basis. The Company operates in one reporting segment within the United States and Europe, providing insurance products to customers through various sales channels.

Cash, cash equivalents and restricted cash

          The following represents the Company's cash, cash equivalents and restricted cash as of December 31, 2018 and 2019 ($ in millions).

	December 31,

	2018	2019

Cash and cash equivalents	$102.2	$270.0
Restricted cash	0.2	0.3

Total cash, cash equivalents and restricted cash	$102.4	$270.3

          Cash consists primarily of cash on hand and bank deposits. Cash equivalents consist primarily of money market accounts with maturities of three months or less at the date of acquisition and are stated at cost, which approximates fair value. The Company's restricted cash relates to security deposits for office leases in Israel. The carrying value of restricted cash approximates fair value.

Investments

          Investments consist of bonds and short-term investments. The Company considers all of its marketable bonds as available-for-sale. Bonds consist of securities with an initial fixed maturity of more than one year. Bonds are principally carried at fair value. Unrealized gains and losses related to bonds are included in accumulated other comprehensive income as a separate component of stockholders' deficit. The discount or premium on bonds is amortized using the effective yield

LEMONADE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Summary of Significant Accounting Policies (Continued)

method. Short-term investments, which may include commercial paper, certificates of deposit, and fixed maturity investments with an initial maturity of one year or less, are carried at amortized cost, which approximates fair value.

          The fair value of bonds is principally derived from market price data for identical assets from exchange or dealer markets and from market observable inputs such as interest rates and yield curves that are observable at commonly quoted intervals. For certain bonds for which market prices are not readily available, market values are principally estimated using values obtained from independent pricing services, broker quotes and internal estimates.

          Realized gains or losses on the sale of investments are determined on the basis of specific identification. In addition, where declines in the fair value of securities below cost or amortized cost were considered to be an other-than-temporary impairment ("OTTI"), a realized loss would be recorded for the difference between cost or amortized cost and estimated fair value of such securities. Estimates of fair value are subjective and actual realizations will be dependent upon future events.

          The Company continually monitors the difference between cost and the estimated fair value of its investments, which involves uncertainty as to whether declines in value are temporary in nature. The analysis of any individual security's decline in value is performed in its functional currency.

          Each reporting period, all securities are reviewed to determine whether an other-than-temporary decline in value exists and whether losses should be recognized. The Company considers relevant facts and circumstances in evaluating whether a credit or interest rate related impairment of a security is other than temporary. Relevant facts and circumstances considered include:

  •
  the extent and length of time the fair value has been below cost;

  •
  the reasons for the decline in value; the financial position and access to capital of the issuer, including the current and future impact of any specific events; for structured securities, the adequacy of the expected cash flows; and

  •
  for fixed maturities, the Company's intent to sell a security or whether it is more likely than not the Company will be required to sell the security before the recovery of its amortized cost which, in some cases, may extend to maturity.

          If management can assert that it does not intend to sell an impaired fixed maturity security and it is not more likely than not that it will have to sell the security before recovery of its amortized cost basis, then any other-than-temporary impairment identified is separated into two components: (i) the amount related to credit losses (recorded in earnings) and (ii) the amount related to all other factors (recorded in other comprehensive income). The credit-related portion of an OTTI is measured by comparing a security's amortized cost to the present value of its current expected cash flows discounted at its effective yield prior to the impairment charge. If management intends to sell an impaired security, or it is more likely than not that it will be required to sell the security before recovery, an impairment charge to earnings is recorded to reduce the amortized cost of that security to fair value.

          For debt securities in an unrealized loss position as of the end of each period which meet the criteria for evaluation, the Company develops a best estimate of the present value of expected cash

LEMONADE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Summary of Significant Accounting Policies (Continued)

flows to determine if it will recover all amounts due according to the contractual terms of the security in effect at the date of acquisition. If the Company determines that it will not recover all amounts due according to the contractual terms of the debt security as of the date of acquisition, the Company records an OTTI loss in earnings equal to the difference between the present value of expected cash flows and the current amortized cost basis of the security.

          In developing the expected recovery analysis for debt securities, the Company reviews business prospects, credit ratings and available information from asset managers and rating agencies for individual securities.

          If a loss is recognized from a sale subsequent to a balance sheet date pursuant to changes in circumstances, the loss is recognized in the period in which the intent to hold the securities to recovery no longer exists.

          Interest income, as well as prepayment fees and the amortization of the related premium or discount, is reported in net investment income. In periods subsequent to the recognition of OTTI loss for bonds, the Company generally accretes into income the discount or amortizes the reduced premium resulting from the reduction in cost basis over the remaining life of the security based on the amount and timing of estimated future cash flows.

Fair value of financial instruments

          Fair value is defined as the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between willing, able and knowledgeable market participants at the measurement date. Fair value measurements are not adjusted for transaction costs. In addition, a three-tiered hierarchy for inputs is used in management's determination of fair value of financial instruments that emphasizes the use of observable inputs over the use of unobservable inputs by requiring that the observable inputs be used when available. Observable inputs are market participant assumptions based on market data obtained from sources independent of the Company. Unobservable inputs are the reporting entity's own assumptions about market participant assumptions based on the best information available under the circumstances. In assessing the appropriateness of using observable inputs in making its fair value determinations, the Company considers whether the market for a particular security is "active" or not based on all the relevant facts and circumstances.

          To determine the fair value of its investments, the Company utilizes third-party valuation service providers to gather, analyze and interpret market information and derive fair values based upon relevant methodologies and assumptions for individual instruments.

          Valuation service providers typically obtain data about market transactions and other key valuation model inputs from multiple sources and, through the use of widely accepted valuation models, provide a single fair value measurement for individual securities for which a fair value has been requested under the terms of service agreements. The inputs used by the valuation service providers include, but are not limited to, market prices from recently completed transactions and transactions of comparable securities, interest rate yield curves, credit spreads, currency rates and other market observable information, as applicable. The valuation models consider, among other things, market observable information as of the measurement date as well as the specific attributes of the security being valued including its term, interest rate, credit rating, industry sector and, when

LEMONADE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Summary of Significant Accounting Policies (Continued)

applicable, collateral quality and other issue or issuer specific information. When market transactions or other market observable data is limited, the extent to which judgment is applied in determining fair value is greatly increased.

          As a basis for considering such assumptions, a three-tier value hierarchy is used in management's determination of fair value based on the reliability and observability of inputs as follows:

  Level 1 — Valuations are based on unadjusted quoted prices in active markets that the Company has the ability to access for identical, unrestricted assets and do not involve any meaningful degree of judgment. An active market is defined as a market where transactions for the financial instrument occur with sufficient frequency and volume to provide pricing information on an ongoing basis;

  Level 2 — Valuations are based on direct and indirect observable inputs other than quoted market prices included in Level 1. Level 2 inputs include quoted prices for similar assets in active markets and inputs other than quoted prices that are observable for the asset, such as the terms of the security and market-based inputs;

  Level 3 — Valuations are based on techniques that use significant inputs that are unobservable. The valuation of Level 3 assets and liabilities requires the greatest degree of judgment. These measurements may be made under circumstances in which there is little, if any, market activity for the asset or liability. The Company's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment. In making the assessment, the Company considers factors specific to the asset. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement is classified is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

          The Company's fair value measurements includes investments, preferred stock warrants and stock options.

Concentrations of credit risk

          Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. Cash and cash equivalents are held with financial institutions of high quality. Balances may exceed the amount of insurance provided on such balances.

          The ceding of insurance does not legally discharge the Company from its primary liability for the full amount of the policy coverage, and therefore the Company will be required to pay the loss and bear collection risk if the reinsurer fails to meet its obligations under the reinsurance agreement. To minimize exposure to significant losses from reinsurance insolvencies, the Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk.

LEMONADE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Summary of Significant Accounting Policies (Continued)

Premium receivable

          Premium receivable is reported net of an allowance for estimated uncollectible premium amounts. Such allowance is based upon an ongoing review of amounts outstanding, length of collection periods, the creditworthiness of the insured and other relevant factors. Amounts deemed to be uncollectible are written off against the allowance. The Company recorded allowances of $0.0 million and $0.2 million as of December 31, 2018 and 2019, respectively.

Reinsurance

          Reinsurance is used to mitigate the exposure to losses, manage capacity and protect capital resources. Reinsuring loss exposures does not relieve the Company from its obligations to policyholders. Reinsurance recoverable, including amounts related to incurred but not reported claims (IBNR) and prepaid reinsurance premium, is reported as assets. To minimize exposure to losses related to a reinsurer's inability to pay, the financial condition of such reinsurer is evaluated initially upon placement of the reinsurance and periodically thereafter. In addition to considering the financial condition of a reinsurer, the collectability of the reinsurance recoverable is evaluated based upon a number of other factors. Such factors include the amounts outstanding, length of collection periods, disputes, any collateral or letters of credit held and other relevant factors. To the extent that an allowance for uncollectible reinsurance recoverable is established, amounts deemed to be uncollectible would be written off against the allowance for estimated uncollectible reinsurance recoverable. The Company currently has no allowance for uncollectible reinsurance recoverable.

          Ceded premium written is recorded in accordance with the applicable terms of the reinsurance contracts and ceded premium earned is charged against revenue over the period of the reinsurance contracts. Ceded losses incurred reduce net loss and loss adjustment expense (LAE) incurred over the applicable periods of the reinsurance contracts with third-party reinsurers.

          Amounts recoverable from reinsurers are estimated in a manner consistent with the liability associated with the reinsured business and consistent with the terms of the underlying contract.

Deferred acquisition costs

          Direct acquisition expenses, which primarily consist of premium taxes, related to each policy the Company writes are deferred and amortized to expense in proportion to the premium earned, generally over a period of one year. Deferred acquisition costs are reviewed at least annually to determine their recoverability from future income. If any such costs are determined not to be recoverable they are charged to expense. Anticipated net loss and LAE and estimated remaining costs of servicing contracts are considered when evaluating recoverability of deferred acquisition costs. The amount of deferred acquisition costs amortized to income during 2018 and 2019 was $0.7 million and $2.1 million, respectively, and are included in other insurance expense on the consolidated statements of operations and comprehensive loss.

LEMONADE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Summary of Significant Accounting Policies (Continued)

Property and equipment, net

          Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful life of the assets at the following rates:

Years

Computers and electronic equipment	3
Furniture and equipment	6
Leasehold improvements	Shorter of lease term / useful life

Capitalized internal use software

          The Company defers certain costs related to the development of internal use software, which are incurred during the application development stage, and amortizes them over the software's estimated useful life. The amounts capitalized include employee's payroll and payroll-related costs directly associated with the development activities. The Company's policy is to amortize capitalized costs using the straight-line method over the estimated useful life, which is currently two years, beginning when the software is substantially complete and ready for its intended use. Costs incurred in the preliminary and post-implementation stages of the Company's products are expensed as incurred.

Intangible assets

          Indefinite-lived intangible assets are tested for impairment at least annually, or more frequently if events or changes in circumstances indicate that the assets may be impaired. The annual impairment test for indefinite-lived intangible assets may be completed through a qualitative assessment to determine if the fair value of the indefinite-lived intangible assets is more likely than not greater than the carrying amount. The Company may elect to bypass the qualitative assessment, or if a qualitative assessment indicates it is more likely than not that the estimated carrying value exceeds the fair value, the Company will test for impairment using a quantitative process. If the Company determines that impairment of its intangible assets may exist, the amount of impairment loss is measured as the excess of carrying value over fair value. The estimates in the determination of the fair value of indefinite-lived intangible assets include the anticipated future revenues of the Company and the resulting cash flows. As of December 31, 2019, there were no circumstances that indicate that the carrying amount of intangible assets deemed to have an indefinite useful life may not be recoverable.

Unpaid loss and loss adjustment expense

          The reserves for loss and LAE represent management's best estimate of the ultimate cost of all reported and unreported loss incurred through the balance sheet date. Unpaid loss and LAE are based upon the assumption that past developments are an appropriate indicator of future events. The IBNR portion of unpaid loss and LAE is based on past experience and other factors. The methods of making such estimates and for establishing the resulting reserves are periodically reviewed and updated. Any resulting adjustments are reflected in income. Unpaid loss and LAE consists of the estimated ultimate cost of settling claims incurred within the reporting period (net of

LEMONADE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Summary of Significant Accounting Policies (Continued)

related reinsurance recoverable), including IBNR claims, plus changes in estimates of prior period losses. The Company reports its unpaid loss and LAE on an undiscounted basis.

          The estimation of the liability for unpaid loss and LAE is inherently complex and subjective, especially in view of changes in the legal and economic environment, which impact the development of unpaid loss and LAE, and therefore quantitative techniques frequently have to be supplemented by subjective considerations and managerial judgment. In addition, trends that have affected development of liabilities in the past may not necessarily occur or affect liability development to the same degree in the future. Therefore, there can be no assurance that the ultimate liability will not materially differ from amounts reserved with a resulting material effect on the operating results of the Company.

          The unpaid loss and loss adjustment expense estimate is generally calculated by first projecting the ultimate cost of all claims that have been incurred and then subtracting reported losses and loss expenses. Reported losses include cumulative paid losses and loss expenses plus case reserves. Therefore, the IBNR also includes provision for expected development on reported claims.

          The Company's actuarial analysis of the historical data provides the factors the Company uses in its actuarial analysis in estimating its loss and LAE reserves. These factors are measures over time of claims reported, average case incurred amounts, case development, severity and payment patterns. However, these factors cannot be directly used as they do not take into consideration changes in business mix, claims management, regulatory issues, and other subjective factors. The Company uses multiple actuarial methods in determining its estimates of the ultimate unpaid claim liabilities. Each of these methods require judgment and assumptions. The methods can include, but are not limited to:

  •
  Paid Development Method — uses historical, cumulative paid losses by accident year and develops those actual losses to estimated ultimate losses based upon the assumption that each accident year will develop to estimated ultimate cost in a manner that is analogous to prior years.

  •
  Paid Bornhuetter-Ferguson Method — a combination of the Paid Development Method and the Expected Loss Method, the Paid Bornhuetter-Ferguson Method estimates ultimate losses by adding actual paid losses and projected future unpaid losses. The amounts produced are then added to cumulative paid losses to produce the final estimates of ultimate incurred losses.

  •
  Incurred Development Method — uses historical, cumulative incurred losses by accident year and develops those actual losses to estimated ultimate losses based upon the assumption that each accident year will develop to estimated ultimate cost in a manner that is analogous to prior years.

  •
  Incurred Bornhuetter — Ferguson Method — a combination of the Incurred Development Method and the Expected Loss Method, the Incurred Bornhuetter-Ferguson Method estimates ultimate losses by adding actual incurred losses and projected future unreported losses. The amounts produced are then added to cumulative incurred losses to produce an estimate of ultimate incurred losses.

LEMONADE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Summary of Significant Accounting Policies (Continued)

  •
  Expected Loss Method — utilizes an expected ultimate loss ratio based on historical experience adjusted for trends multiplied by earned premium to project ultimate losses.

          For each method, losses are projected to the ultimate amount to be paid. The Company then analyzes the results and may emphasize or deemphasize some or all of the outcomes to reflect actuarial judgment regarding their reasonableness in relation to supplementary information and operational and industry changes. These outcomes are then aggregated to produce a single selected point estimate that is the basis for the actuary's point estimate for loss reserves.

Contingent liabilities

          The Company accounts for its contingent liabilities in accordance with Accounting Standards Codification (ASC) Topic 450, "Contingencies". A provision is recorded when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. With respect to legal matters, provisions are reviewed and adjusted to reflect the impact of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter.

Preferred stock warrant liability

          The Company classified warrants for the purchase of shares of its convertible preferred stock (see Notes 6 and 14) as a liability on its consolidated balance sheets as these warrants were freestanding financial instruments which underlying shares are contingently redeemable (upon a certain liquidation events) and, therefore, may obligate the Company to transfer assets at some point in the future. The warrant liability, which consists of warrants for the purchase of Series A convertible preferred stock, was initially recorded at fair value upon the date of issuance and was subsequently remeasured to fair value at each reporting date. Changes in the fair value of the warrant liability are recognized as a component of general and administrative expenses in the consolidated statements of operations and comprehensive loss. Changes in the fair value of the warrants comprising the preferred stock warrant liability were recognized until each respective warrant was exercised (see Notes 6 and 14).

Comprehensive loss

          Comprehensive loss includes net loss as well as other changes in stockholders' equity (deficit) that result from transactions and economic events other than those with stockholders.

Employee related obligations

          During 2018, the Company established a defined contribution savings plan under Section 401(k) of the Internal Revenue Code for employees based in the United States. This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre tax basis. Company contributions to the plan may be made at the discretion of the Company's board of directors. No contributions were made to the plan by the Company for the year ended December 31, 2018. The Company approved a contribution of $0.3 million to match a portion of employee contributions made in the year ended December 31, 2019.

LEMONADE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Summary of Significant Accounting Policies (Continued)

Revenue

          Premium is earned on a pro-rata basis over the term of the related insurance coverage. Unearned premium and prepaid reinsurance premium represent the portion of gross premium written and ceded premium written, respectively, related to the unexpired terms of related policies. Premium ceded to third party reinsurers is reported as a reduction of earned premium.

          Investment income is recorded as earned. Investment income consists primarily of interest. Interest income is recognized on an accrual basis. Net investment income represents investment income, net of expenses.

          Commission income consists of commissions earned on policies written on behalf of third-party insurance companies where the Company has no exposure to the insured risk. Such commission is recognized on the effective date of the associated policy.

          A premium deficiency is recognized if the sum of expected loss and loss adjustment expense, unamortized acquisition costs, and policy maintenance costs exceeds the remaining unearned premium. A premium deficiency would first be recognized by charging any unamortized acquisition costs to expense to the extent required to eliminate the deficiency. If the premium deficiency were greater than unamortized acquisition costs, a liability would be accrued for the excess deficiency. The Company does not consider anticipated investment income when determining if a premium deficiency exists. There was no premium deficiency as of December 31, 2018 or 2019.

Other insurance expense

          Other insurance expense consists of the amortization of deferred acquisition costs and merchant processing fees. Other insurance expense also includes employee compensation, including stock-based compensation and benefits, of the Company's underwriting teams, as well as allocated occupancy costs and related overhead based on headcount.

Sales and marketing

          Sales and marketing includes third-party marketing, advertising, branding, public relations and sales expenses. Sales and marketing also includes associated employee compensation, including stock-based compensation and benefits, as well as allocated occupancy costs and related overhead based on headcount. Sales and marketing costs are expensed as incurred. Advertising expenses totaled $36.2 million and $76.0 million for the years ended December 31, 2018 and 2019, respectively.

Technology development

          Technology development consists of employee compensation, including stock-based compensation and benefits, and expenses related to vendors engaged in product management, design, development and testing of the Company's websites and products. Technology development also includes allocated occupancy costs and related overhead based on headcount. Technology development costs are expensed as incurred, except for costs that are capitalized related to internal-use software development projects which are subsequently depreciated over the expected useful life of the developed software.

LEMONADE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Summary of Significant Accounting Policies (Continued)

General and administrative

          General and administrative includes employee compensation, including stock-based compensation and benefits for executive, finance, accounting, legal, business operations and other administrative personnel. In addition, general and administrative includes outside legal, tax and accounting services, insurance, and allocated occupancy costs and related overhead based on headcount.

Accounting for stock-based compensation

          The Company accounts for stock-based compensation in accordance with ASC Topic 718, "Compensation — Stock Compensation." Stock options are mainly awarded to employees and members of the Company's board of directors and measured at fair value at each grant date. The Company calculates the fair value of share options on the date of grant using the Black-Scholes option-pricing model and the expense is recognized over the requisite service period for awards expected to vest using the straight-line method. The requisite service period for share options is generally four years. The Company recognizes forfeitures as they occur.

          The Black-Scholes option-pricing model requires the Company to make a number of assumptions, including the value of the Company's common stock, expected volatility, expected term, risk-free interest rate and expected dividends. The Company evaluates the assumptions used to value option awards upon each grant of stock options. Expected volatility was calculated based on the implied volatilities from market comparisons of certain publicly traded companies and other factors. The expected option term was calculated based on the simplified method, which uses the midpoint between the vesting date and the contractual term, as the Company does not have sufficient historical data to develop an estimate based on participant behavior. The risk-free interest rate was based on the U.S. treasury bond yield with an equivalent term. The Company has not paid dividends and has no foreseeable plans to pay dividends.

          The fair value of common stock underlying the options has historically been determined by the Company's board of directors, with input from management, and considering third-party valuations of the Company's common stock. Because there has been no public market for the Company's common stock, the board of directors has determined its fair value at the time of grant of the option by considering a number of objective and subjective factors, including financing investment rounds, operating and financial performance, the lack of liquidity of share capital and general and industry specific economic outlook, among other factors. The fair value of the underlying common stock will be determined by the board of directors until such time as the Company's common stock is listed on an established stock exchange. The Company's board of directors determined the fair value of common stock based on valuations performed using the Option Pricing Method ("OPM") and the Probability Weighted Expected Return Method ("PWERM") subject to relevant facts and circumstances for the years ended December 31, 2018 and 2019.

Income taxes

          The Company accounts for income taxes in accordance with the liability method whereby deferred tax assets and liability account balances are determined based on the differences between financial reporting and the tax basis for assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Summary of Significant Accounting Policies (Continued)

provides a valuation allowance, if necessary, to reduce deferred tax assets to the amounts that are more-likely-than-not to be realized. As of December 31, 2018 and 2019, sufficient doubt existed over the Company's ability to generate sufficient taxable income to realize its deferred income tax assets, and accordingly, the Company has provided a full valuation allowance against its deferred tax assets.

          ASC 740, "Income Taxes" ("ASC 740") clarifies the accounting for uncertainties in income taxes by establishing minimum standards for the recognition and measurement of tax positions taken or expected to be taken in a tax return. Under the requirements of ASC 740, the Company reviews all of its tax positions and makes a determination as to whether its position is more-likely-than-not to be sustained upon examination by regulatory authorities. If a tax position meets the more-likely-than-not standard, then the related tax benefit is measured based on a cumulative probability analysis of the amount that is more-likely-than-not to be realized upon ultimate settlement or disposition of the underlying issue. The Company did not have any uncertain tax positions during the years ended December 31, 2018 and 2019.

          The Company classifies all interest and penalties related to uncertain tax positions as income tax expense. The Company did not incur any interest and penalties related to uncertain tax positions during the years ended December 31, 2018 and 2019. As of December 31, 2018 and 2019, the Company did not record any liabilities for tax-related interest and penalties on its consolidated balance sheets.

Net loss per share

          The Company follows the two-class method when computing net loss per share as the Company has issued shares that meet the definition of participating securities. The two-class method determines net loss per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed.

          Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted net loss attributable to common stockholders is computed by adjusting net loss attributable to common stockholders to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted net loss per share attributable to common stockholders is computed by dividing the diluted net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period, including potential dilutive common shares. For purpose of this calculation, outstanding stock options, convertible preferred stock and warrants to purchase shares of convertible preferred stock are considered potential dilutive common shares.

          The Company's convertible preferred stock contractually entitles the holders of such shares to participate in dividends but does not contractually require the holders of such shares to participate in losses of the Company. Accordingly, in periods in which the Company reports a net loss attributable to common stockholders, such losses are not allocated to such participating securities.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Summary of Significant Accounting Policies (Continued)

          In periods in which the Company reports a net loss attributable to common stockholders, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. The Company reported a net loss attributable to common stockholders for the years ended December 31, 2018 and 2019.

Recent accounting pronouncements

          The Company currently qualifies as an "emerging growth company" under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. Accordingly, the Company is provided the option to adopt new or revised accounting guidance either (i) within the same periods as those otherwise applicable to non-emerging growth companies or (ii) within the same time periods as private companies.

          The Company has elected to adopt new or revised accounting guidance within the same time period as private companies, unless, as indicated below, management determines it is preferable to take advantage of early adoption provisions offered within the applicable guidance.

Recently adopted accounting pronouncements

          In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2014-09 ("ASU 2014-09") "Revenue from Contracts with Customers." ASU 2014-09 supersedes the revenue recognition requirements in "Revenue Recognition (Topic 605)" and requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. This standard established the core principle of recognizing revenue to depict the transfer of promised goods and services and defines a five-step process, culminating with the recognition of revenue upon satisfaction of an entity's performance obligations. Although the standard and all related amendments supersede nearly all existing revenue recognition guidance under GAAP, the guidance does not amend the accounting for insurance contracts recognized in accordance with ASC Topic 944, Financial Services — Insurance ("ASC 944"). The Company adopted the standard and all related amendments using the modified retrospective method, effective January 1, 2019. The Company's primary sources of revenue are recognized in accordance with ASC 944 as such, revenue within the scope of the new standard primarily includes commission revenue. There was no material changes in the timing or measurement of revenues based upon the guidance. As a result, there was no cumulative effect on retained earnings.

          In January 2016, the FASB issued Financial Instruments — Overall, Recognition and Measurement of Financial Assets and Financial Liabilities ("ASU 2016-01"). ASU 2016-01 affected the recognition, measurement, presentation, and disclosure of financial instruments. The guidance required equity investments to be measured at fair value with changes in fair value recognized through net income (other than those accounted for under the equity method of accounting or those that result in consolidation of the investee) and an assessment of a valuation allowance on deferred tax assets related to unrealized losses of available-for-sale debt securities in combination with other deferred tax assets. The Company adopted the standard and all related amendments

LEMONADE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Summary of Significant Accounting Policies (Continued)

prospectively, effective January 1, 2019. The adoption of ASU 2016-01 did not have a material impact on the financial condition and results of operations of the Company.

          In November 2016, the FASB issued ASU No. 2016-18, "Statement of Cash Flows (Topic 230): Restricted Cash" ("ASU 2016-18"), which requires restricted cash to be presented with cash and cash equivalents on the consolidated statements of cash flows and disclosure of how the consolidated statements of cash flows reconciles to the balance sheet if restricted cash is shown separately from cash and cash equivalents on the balance sheet. The Company adopted ASU 2016-18 as of January 1, 2019. Restricted cash is now included as a component of cash, cash equivalents and restricted cash on the Company's consolidated statements of cash flows. Upon the adoption of ASU 2016-18, the amount of cash and cash equivalents previously presented on the consolidated statements of cash flows reflects the inclusion of restricted cash in the amount reported for changes in cash, cash equivalents and restricted cash. Additionally, as a result of the adoption, transfers between restricted and unrestricted cash are no longer presented as a component of the Company's investing activities.

          In June 2018, the FASB issued ASU 2018-07 "Compensation — Stock Compensation (Topic 718); Improvements to Nonemployee Share-Based Payment Accounting". ASU 2018-07 simplifies the accounting for share-based payments made to nonemployees so the accounting for such payments is substantially the same as those made to employees. Under this ASU, share-based awards to nonemployees will be measured at fair value on the grant date of the awards, entities will need to assess the probability of satisfying performance conditions if any are present, and awards will continue to be classified according to ASC 718 upon vesting, which eliminates the need to reassess classification upon vesting, consistent with awards granted to employees. The Company adopted ASU 2018-07 on January 1, 2019, which had no impact on the consolidated financial statements as all share-based awards granted to nonemployees prior to adoption were fully vested.

Recently issued accounting pronouncements

          In February 2016, the FASB issued Leases (Topic 842) ("ASU 2016-02"), whereby lessee's will be required to recognize for all leases at the commencement date a lease liability, which is a lessee's obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use asset, which is an asset that represents the lessee's right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged. A modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements must be applied. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. In November 2019, the FASB issued Accounting Standards Update 2019-10-Financial Instruments-Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates. The ASU provides a framework to stagger effective dates for future major accounting standards and amends the effective dates for certain major new accounting standards to give implementation relief to certain types of entities. Specifically, ASU 2019-10 changes some effective dates for ASU 2016-02 on leasing. After applying this Update, ASU 2016-02 is effective for annual periods beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. The adoption of the new

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Summary of Significant Accounting Policies (Continued)

standard is expected to result in the recognition of additional lease liabilities and right-of-use assets as of January 1, 2022. The Company is evaluating the potential impact of this pronouncement.

          In June 2016, the FASB issued Financial Instruments — Credit Losses, Measurement of Credit Losses on Financial Instruments ("ASU 2016-13"). ASU 2016-13 will change the way entities recognize impairment of financial assets by requiring immediate recognition of estimated credit losses expected to occur over the remaining life of many financial assets, including, among others, held-to-maturity debt securities, premium receivables, and reinsurance recoverable. The valuation allowance is a measurement of expected losses that is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. This methodology is referred to as the current expected credit loss model. ASU 2016-13 requires a valuation allowance to be calculated on these financial assets, as well as available for sale securities, and that they be presented on the financial statements net of the valuation allowance. In November 2019, the FASB issued Accounting Standards Update 2019-10-Financial Instruments-Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates. The ASU provides a framework to stagger effective dates for future major accounting standards and amends the effective dates for certain major new accounting standards to give implementation relief to certain types of entities. Specifically, ASU 2019-10 changes some effective dates for ASU 2016-13 on current expected credit losses. After applying this Update, ASU 2016-13 is effective for annual periods beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the impact of ASU 2016-13 on its financial condition and results of operations, with a primary focus on its reinsurance recoverable.

5. Investments

          The following tables present cost or amortized cost and fair values of investments at December 31, 2018 and 2019, respectively ($ in millions):

	Cost or Amortized	Gross Unrealized		Fair

	Cost	Gains	Losses	Value

December 31, 2018
U.S. Government obligations	$3.2	$—	$—	$3.2

Total	$3.2	$—	$—	$3.2

December 31, 2019
U.S. Government obligations	$5.8	$0.1	$—	$5.9

Total	$5.8	$0.1	$—	$5.9

          Gross unrealized losses were less than $0.1 million for U.S. Government obligations as of December 31, 2018 and 2019. Gross unrealized gains and losses are recorded as a component of accumulated other comprehensive income.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Investments (Continued)

Contractual maturities of bonds

          The following table presents the cost or amortized cost and estimated fair value of bonds as of December 31, 2019 by contractual maturity ($ in millions). Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2019

	Cost or Amortized Cost	Fair Value

Due in one year or less	$2.3	$2.3
Due after one year through five years	3.5	3.6
Due after five years through ten years	—	—
Due after ten years	—	—

Total	$5.8	$5.9

Aging of gross unrealized losses

          The following tables present the gross unrealized losses and related fair values for the Company's available-for-sale bond securities, grouped by duration of time in a continuous unrealized loss position, as of December 31, 2018 and 2019 ($ in millions):

	Less than 12 Months		12 Months or More		Total

	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses

December 31, 2018
U.S. Government obligations	$—	$—	$3.2	$—	$3.2	$—

Total	$—	$—	$3.2	$—	$3.2	$—

December 31, 2019
U.S. Government obligations	$0.2	$—	$2.2	$—	$2.4	$—

Total	$0.2	$—	$2.2	$—	$2.4	$—

          Gross unrealized losses for U.S. Government obligations was less than $0.1 million for twelve months or more as of December 31, 2018 and 2019, respectively.

          The gross unrealized investment losses as of December 31, 2018 and 2019, respectively, were deemed to be temporary, based on, among other things:

  •
  the duration of time and the relative magnitude to which fair values of these investments have been below their amortized cost was not indicative of an OTTI loss;

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Investments (Continued)

  •
  the absence of compelling evidence that would cause the Company to call into question the financial condition or near-term prospects of the issuer of the investment; and

  •
  the Company's ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery.

          The Company may ultimately record a realized loss after having originally concluded that the decline in value was temporary. Risks and uncertainties are inherent in the methodology the Company uses to assess other-than-temporary declines in value. Risks and uncertainties could include, but are not limited to, incorrect assumptions about financial condition, liquidity or future prospects, inadequacy of any underlying collateral, and unfavorable changes in economic conditions or social trends, interest rates or credit ratings.

          As of December 31, 2018, the Company held a total of seven debt securities, six of which were in an unrealized loss position, continuously for 12 months or more. As of December 31, 2019, the Company held a total of nine debt securities, four of which were in an unrealized loss position continuously for 12 months or more.

Special deposits

          Bonds with a total carrying value of $2.8 million and $5.6 million at December 31, 2018 and 2019, respectively, which are included in fixed maturities available-for-sale on the balance sheets were deposited with various state insurance departments, as required, to comply with state insurance laws. The carrying value of bonds deposited with each respective state is as follows ($ in millions):

	December 31,

U.S. State	2018	2019

New York	$1.6	$2.1
Washington	—	1.1
Colorado	—	1.1
North Carolina	0.3	0.3
New Mexico	0.3	0.3
Virginia	0.3	0.3
Nevada	0.2	0.2
Arkansas	0.1	0.1
Massachusetts	—	0.1

Total	$2.8	$5.6

LEMONADE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Investments (Continued)

Net investment income

          An analysis of net investment income follows ($ in millions):

	December 31,

	2018	2019

Interest on cash and cash equivalents	$1.0	$2.8
Bonds	0.1	0.1
Short-term investments	0.2	0.5

Net investment income	$1.3	$3.4

Investment gains and losses

          The Company had no pre-tax net realized capital gains or losses for 2018 or 2019.

6. Fair Value Measurements

          The following tables present the Company's fair value hierarchy for financial assets and liabilities measured as of December 31, 2018 and 2019 ($ in millions):

	Fair Value Measurements as of December 31, 2018

	Level 1	Level 2	Level 3	Total

Assets:
U.S. Government obligations	$—	$3.2	$—	$3.2

Total	$—	$3.2	$—	$3.2

	Fair Value Measurements as of December 31, 2019

	Level 1	Level 2	Level 3	Total

Assets:
U.S. Government obligations	$—	$5.9	$—	$5.9

Total	$—	$5.9	$—	$5.9

          There were no transfers between Level 1, Level 2, or Level 3 during the years ended December 31, 2018 and 2019.

Valuation of preferred stock warrant liability

          The preferred stock warrant liability in the table below consists of the fair value of warrants to purchase shares of Series A convertible preferred stock that were issued in connection with a consulting services agreement in 2016 (see Note 14). The liability associated with the warrants was recorded at fair value on the dates the warrants were issued and exercisable and was subsequently remeasured to fair value at each reporting date until the warrants were exercised. The aggregate

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Fair Value Measurements (Continued)

fair value of the warrant liability was determined based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy.

          The Company used the Black-Scholes option pricing model, which incorporate assumptions and estimates, to value the preferred stock warrants. Estimates and assumptions impacting the fair value measurement include the fair value per share of the underlying shares of the Company's Series A convertible preferred stock, risk free interest rate, expected dividend yield, expected volatility of the price of the underlying preferred stock, and a probability weighted expected term of the warrants. The most significant assumption impacting the fair value of the preferred stock warrants is the fair value of the Company's Series A convertible preferred stock as of each remeasurement date. The Company determined the fair value per share of the underlying preferred stock by taking into consideration the most recent sales of its convertible preferred stock, results obtained from third-party valuations and additional factors that were deemed relevant. As of December 31, 2017 and June 4, 2018 (the date on which the warrants were fully exercised), the fair value of the Series A convertible preferred stock was, $5.17 per share and $8.44 per share, respectively. The Company historically has been a private company and lacks company-specific historical and implied volatility information of its stock. Therefore, it estimates its expected stock volatility based on the historical volatility of publicly traded peer companies for a term equal to the estimated remaining term of the warrants. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the estimated remaining term of the warrants. The Company estimated a 0% expected dividend yield based on the fact that the Company has never paid or declared dividends and does not intend to do so in the foreseeable future.

Preferred Stock Warrant Liability

Balance as of December 31, 2017	$0.4
Change in fair value	0.2
Exercise of preferred stock warrants	(0.6)

Balance as of December 31, 2018	$—

7. Reinsurance

Overview

          In the ordinary course of business, the Company cedes losses and LAE to other reinsurance companies. These arrangements reduce the net loss potential arising from large or catastrophic risks. Certain of these arrangements consist of excess of loss and catastrophe contracts, which protect against losses exceeding stipulated amounts. The ceding of risk through reinsurance does not relieve the Company from its obligations to policyholders. The Company remains liable with respect to losses and LAE ceded in the event that any reinsurer does not meet obligations assumed under the reinsurance agreements.

          The Company does not have any significant unsecured aggregate recoverable for losses, paid and unpaid including IBNR, loss adjustment expenses, and unearned premium with any individual reinsurer.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Reinsurance (Continued)

Reinsurance recoverable

          Amounts recoverable from reinsurers are recognized in a manner consistent with the claims liabilities associated with the reinsurance placement and presented on the balance sheet as reinsurance recoverable. Such balance as of December 31, 2018 and 2019 are presented in the table below ($ in millions).

	December 31,

	2018	2019

Reinsurance recoverable on paid losses	$0.5	$1.8
Ceded unpaid loss and LAE	11.3	18.5

Total reinsurance recoverable	$11.8	$20.3

          To reduce credit exposure to reinsurance recoverable balances, the Company obtains letters of credit from certain reinsurers that are not authorized as reinsurers under U.S. state insurance regulations. In addition, under the terms of its reinsurance contracts, the Company may retain funds due to reinsurers as security for those recoverable balances. The Company has the following unsecured reinsurance recoverable balances from reinsurers at December 31, 2018 and 2019 with all but one having an A.M. Best rating of A (Excellent) or better ($ in millions):

AM Best		Year Ended December 31,

Rating	Reinsurer	2018	2019

A+	Hannover Rueck SE	$1.5	$2.3
A+	Munich Reinsurance America Inc	1.1	1.7
A	Lloyd's Underwriter Syndicate no. 0033 HIS	1.1	1.7
A	Lloyd's Underwriter Syndicate no. 2357 NCL	1.1	1.7
A	Hiscox Insurance Company (Bermuda) Ltd	1.0	1.3
NR	Lloyd's Underwriter Syndicate no. 2001 AML	0.9	1.3

		6.7	10.0
	Other reinsurers	2.7	4.5

		$9.4	$14.5

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Reinsurance (Continued)

Premium written, earned and losses and LAE incurred

          The impact of reinsurance treaties on the Company's consolidated financial statements is as follows ($ in millions):

	December 31,

	2018	2019

Premium written:
Direct	$46.8	$115.8
Ceded	(5.6)	(11.2)

Net premium written	$41.2	$104.6

Premium earned:
Direct	$25.3	$75.5
Ceded	(4.1)	(11.7)

Net premium earned	$21.2	$63.8

Losses and LAE incurred:
Direct	$28.6	$59.7
Ceded	(13.4)	(13.9)

Net losses and LAE incurred	$15.2	$45.8

8. Deferred Acquisition Costs

          Deferred acquisition costs consist primarily of commission costs and premium taxes incurred on the successful acquisition of business written on a direct basis. The amortization of deferred acquisition costs is included in other insurance expense on the consolidated statements of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Deferred Acquisition Costs (Continued)

operations and comprehensive loss. The following tables present the policy acquisition costs deferred and amortized ($ in millions):

	December 31,

	2018	2019

Deferred Acquisition Costs
Balance, beginning of year	$0.1	$0.6
Add:
Premium taxes	1.2	3.2
Direct commissions	—	0.1
Less:
Amortization of net deferred acquisition costs	(0.7)	(2.1)

Balance, end of year	$0.6	$1.8

Other Insurance Expense
Amortization of net deferred acquisition costs	$0.7	$2.1
Period costs	3.5	7.5

Total other insurance expense	$4.2	$9.6

9. Property and Equipment, net

          Property and equipment, net consists of the following ($ in millions):

	December 31,

	2018	2019

Computer equipment and software	$0.6	$1.9
Leasehold improvements	0.3	1.2
Furniture and equipment	0.2	0.7

	1.1	3.8
Accumulated depreciation	(0.1)	(0.7)

Property and equipment, net	$1.0	$3.1

          Depreciation expense for the years ended December 31, 2018 and 2019 was $0.1 million and $0.6 million, respectively and included in general and administrative expenses on the consolidated statements of operations and comprehensive loss.

          The Company capitalized costs related to the development of internal-use software of $0.3 million and $1.1 million for the years ended December 31, 2018 and 2019, respectively. Capitalized amounts are included as a component of property and equipment under computer equipment and software.

10. Intangible Assets

          In September, 2019 the Company acquired a trademark associated with the Company's name. The indefinite-lived intangible asset has a carrying value of $0.6 million as of December 31, 2019. The Company intends to maintain the trademark and renewal will take place as needed.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Other Assets

          Other assets consists of the following ($ in millions):

	December 31,

	2018	2019

Prepaid expenses	$0.7	$0.9
Security deposits	0.3	0.5
Investment income due and accrued	0.2	0.4
Funds on deposit with claims administrator	0.2	0.2
Indirect taxes receivable	—	0.2
Prepaid income taxes	—	0.1
Other	—	0.2

Total other assets	$1.4	$2.5

12. Unpaid Loss and Loss Adjustment Expense ("LAE")

          The following table presents the activity in the liability for unpaid loss and LAE in 2018 and 2019 ($ in millions):

	December 31,

	2018	2019

Unpaid loss and LAE as of January 1	$2.1	$13.1
Less: Reinsurance recoverable(1)	2.0	11.3

Net unpaid loss and LAE as of January 1	0.1	1.8
Add: Incurred losses and LAE, net of reinsurance, related to:
Current year	15.2	47.3
Prior years	—	(1.5)

Total incurred	15.2	45.8
Deduct: Paid losses and LAE, net of reinsurance, related to:
Current year	13.4	37.7
Prior years	0.1	0.2

Total paid	13.5	37.9
Unpaid loss and LAE, net of reinsurance recoverable, as of December 31	1.8	9.7
Reinsurance recoverable as of December 31(1)	11.3	18.5

Unpaid loss and LAE, gross of reinsurance recoverable, as of December 31	$13.1	$28.2

(1)
Reinsurance recoverable in this table includes only ceded unpaid loss and LAE

          Unpaid loss and LAE includes anticipated salvage and subrogation recoverable.

          The foregoing reconciliation shows insignificant development of unpaid loss and LAE reserves for the prior year losses incurred in the year ended December 31, 2018 and $1.5 million of favorable development for the prior year losses incurred in the year ended December 31, 2019. No additional premium or returned premium have been accrued as a result of prior year effects.

LEMONADE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Unpaid Loss and Loss Adjustment Expense ("LAE") (Continued)

          The Company compiles and aggregates its claims data by grouping the claims according to the year in which the claim occurred (Accident Year) when analyzing claim payment and emergence patterns and trends over time. For the purpose of defining claims frequency, the number of reported claims is by loss occurrence and includes claims that do not result in a liability or payment associated with them.

          The following is information about incurred and paid loss development as of December 31, 2019, net of reinsurance, as well as cumulative claim frequency and the total of IBNR liabilities included within the net incurred loss amounts. The information about incurred and paid claims development for the years ended prior to December 31, 2019, is presented as unaudited supplementary information.

Incurred loss and allocated loss adjustment expense ("ALAE"), net of reinsurance

          The following table presents incurred loss and ALAE, net of reinsurance, as well as IBNR loss reserves and the number of reported claims ($ in millions, except for number of claims):

					December 31, 2019

						Cumulative
	December 31,					Number of

	2016	2017	2018	2019	IBNR	Reported Claims

	(unaudited)	(unaudited)	(unaudited)
Accident Year
2016	$—	$—	$—	$—	$—	8
2017	—	1.7	1.7	1.7	—	1,758
2018	—	—	15.0	13.5	0.1	10,522
2019	—	—	—	46.0	3.8	18,364

Total incurred losses and allocated loss adjustment expenses, net				$61.2	$3.9	30,652

          Amounts in accident year 2016 for the year ended December 31, 2016, 2017, 2018, and 2019 were less than $0.1 million, respectively. IBNR as of December 31, 2019 for accident year 2016 and 2017 was less than $0.1 million.

LEMONADE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Unpaid Loss and Loss Adjustment Expense ("LAE") (Continued)

Cumulative paid loss and ALAE, net of reinsurance

          The following table presents cumulative paid loss and ALAE, net of reinsurance ($ in millions):

	December 31,

	2016	2017	2018	2019

	(unaudited)	(unaudited)	(unaudited)
Accident Year
2016	$—	$—	$—	$—
2017		1.6	1.7	1.7
2018		—	13.2	13.4
2019				36.4

Total paid losses and ALAE, net				$51.5

Total unpaid loss and ALAE reserves, net				$9.7

Ceded unpaid loss and LAE				18.5

Gross unpaid loss and LAE				$28.2

          Cumulative paid loss and ALAE net of reinsurance related to accident year 2016 were less than $0.1 million during the years ended December 31, 2016, 2017, 2018, and 2019, respectively.

          The reconciliation of the net incurred and paid loss information in the loss reserve rollforward table and development tables with respect to the current accident year is as follows ($ in millions):

	2019 - Current Accident Year		2019 - Prior Accident Year

	Incurred	Paid	Incurred	Paid

Rollforward table	$47.3	$37.7	$(1.5)	$0.2
Development table	46.0	36.4	(1.5)	0.2

Variance	$1.3	$1.3	$—	$—

Unallocated loss adjustment expense	$1.3	$1.3

          Average annual percentage payout of accident year incurred claims by age, net of reinsurance (unaudited supplementary information)

Years	1	2	3

Property & Casualty	91%	9%	0%

LEMONADE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Other Liabilities and Accrued Expenses

          Other liabilities consists of the following ($ in millions):

	December 31,

	2018	2019

Accrued advertising costs	$4.6	$7.9
Ceded premium payable	2.3	3.9
Accrued professional fees	1.4	2.8
Premium taxes payable	1.2	2.6
Employee compensation payable	0.2	1.0
Income tax payable	—	0.5
Indirect taxes payable	—	0.4
Other payables	0.1	0.6

Total other liabilities and accrued expenses	$9.8	$19.7

14. Convertible Preferred Stock and Preferred Stock Warrants

          As of December 31, 2018, the Company's certificate of incorporation, as amended and restated, authorized the Company to issue 24,449,177 shares of par value $0.00001 per share convertible preferred stock. As of December 31, 2019, the Company's certificate of incorporation, as then in effect, authorized the Company to issue 31,557,107 shares of par value $0.00001 per share convertible preferred stock.

          The holders of convertible preferred stock have liquidation rights in the event of a deemed liquidation that, in certain situations, are not solely within the control of the Company. Therefore the convertible preferred stock is classified outside of stockholders' equity (deficit) on the consolidated balance sheet.

Issuance of preferred stock

          On November 17, 2016, the Company entered into a securities purchase agreement (the "Series B SPA") with new and existing investors. According to the Series B SPA, the Company issued 4,379,117 Series B preferred stock of $0.00001 par value each, at a price per share of $7.5586, for a total consideration of $33.1 million as part of the initial closing (the "Initial Closing"). By no later than ninety days following the Initial Closing, the Company had the right to raise additional capital of up to $1.0 million by means of issuance of an additional 132,300 shares of Series B preferred stock at a price per share of $7.5586 (the "Deferred Closing"). As of December 31, 2016, the Company issued 59,534 shares of Series B preferred stock of $0.00001 par value each for a total consideration of $0.5 million in relation to the Deferred Closing. On January 13, 2017, as part of the Deferred Closing, the Company issued 66,150 shares of Series B preferred stock of $0.00001 par value each to a new investor for total consideration of $0.5 million. On February 7, 2017, as part of the Deferred Closing, the Company issued 6,616 shares of Series B preferred stock of $0.00001 par value each to two new investors for total consideration of $0.1 million.

          On December 14, 2017, the Company entered into a securities purchase agreement (the "Series C SPA") with new and existing investors. Upon closing the Series C SPA on March 12,

LEMONADE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Convertible Preferred Stock and Preferred Stock Warrants (Continued)

2018, the Company issued 8,700,224 Series C preferred stock of $0.00001 par value each, at a price per share of $13.80307, for a total consideration of $120.1 million. On February 20, 2019, the Company issued an additional 3,622 Series C preferred stock of $0.00001 par value each, at a price per share of $13.80307, for total consideration of $0.1 million.

          On April 8, 2019, the Company entered into a securities purchase agreement (the "Series D SPA") with new and existing investors. The Series D SPA allowed for the sale of up to 7,107,930 shares of Series D preferred stock, $0.00001 par value, at a price per share of $42.20639, for gross proceeds of $300.0 million. At the initial closing on June 26, 2019, the Company issued and sold 4,146,294 shares of Series D preferred stock for gross proceeds of $175.0 million. Upon final closing on September 9, 2019, the Company issued and sold 2,961,636 shares of Series D preferred stock for gross proceeds of $125.0 million.

          The total issuance expenses of the preferred stock issuances amounted to $0.2 million and $0.6 million during the years ended December 31, 2018 and 2019, respectively, have been recorded as a reduction of proceeds from the preferred stock issuance.

          As of each balance sheet date, preferred stock consisted of the following ($ in millions, except for share amounts):

	December 31, 2018

	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion

Series Seed Preferred stock	7,905,140	7,905,140	$12.9	$13.0	7,905,140
Series A Preferred stock	3,328,774	3,328,774	14.0	13.6	3,328,774
Series B Preferred stock	4,511,417	4,511,417	34.1	34.1	4,511,417
Series C Preferred Stock	8,703,846	8,700,224	119.8	120.1	8,700,224

	24,449,177	24,445,555	$180.8	$180.8	24,445,555

	December 31, 2019

	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion

Series Seed Preferred stock	7,905,140	7,905,140	$12.9	$13.0	7,905,140
Series A Preferred stock	3,328,774	3,328,774	14.0	13.6	3,328,774
Series B Preferred stock	4,511,417	4,511,417	34.1	34.1	4,511,417
Series C Preferred Stock	8,703,846	8,703,846	119.8	120.1	8,703,846
Series D Preferred Stock	7,107,930	7,107,930	299.4	300.0	7,107,930

	31,557,107	31,557,107	$480.2	$480.8	31,557,107

LEMONADE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Convertible Preferred Stock and Preferred Stock Warrants (Continued)

          The holders of the preferred stock have the following rights and preferences:

Liquidation preference

          In the event of a liquidation event, as defined in the Company's Amended and Restated Certificate of Incorporation (the "COI"), the holders of Series D preferred Stock shall be entitled to receive, before any payment shall be made or declared to the holders of the Series Seed, A, B, and C preferred stock (collectively, the "Prior Preferred Stock") or to the holders of common stock, an amount equal to the Series D preferred stock original issue price, plus declared but unpaid dividends on such stock (the "Series D Preference"). After the full Series D Preference has been paid, and the liquidation preference of the Prior Preferred Stock has been paid, any remaining funds and assets of the Company legally available for distribution to stockholders shall be distributed pro rata among the holders of the common stock (the "Remaining Distribution"). For the purpose of determining the amount each holder of the preferred stock is entitled to receive, with respect to the Remaining Distribution, each such holder of the Series Seed, A, B, C, and D preferred stock shall be deemed to have converted such holder's stock of Series Seed, A, B, C, and D preferred stock into common stock.

Voting rights

          Holders of Series Seed, A, B, C and D preferred stock (collectively, "Preferred Stockholders") are entitled to vote on all matters and are entitled to the number of votes equal to the number of shares of common stock into which each share of preferred stock is then convertible, except as otherwise required by law or as set forth in the Company's COI.

Dividends

          Preferred Stockholders are entitled to receive, out of funds legally available, dividends prior and in preference to payment of any dividends (other than payable in common stock) on common stock, dividends at a rate of 8%, per share per annum, payable as and if declared by the board of directors. Such dividends shall not be cumulative.

Conversion

          Preferred stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such amount of fully paid and non-assessable common stock as is determined by dividing the Series Seed, A, B, C and D original issuance prices by the applicable conversion price in effect at the time of conversion. Preferred stock shall automatically be converted into common stock at the applicable conversion price in effect at the time for such conversion immediately upon the earlier of: (1) the closing of a qualified public offering with aggregate gross proceeds to the Company of at least $50.0 million, or (2) the date or the occurrence of an event, specified by vote or written consent or agreement of the Preferred Majority (as defined in the COI), provided that (i) if such election is made in connection with a Liquidation Event in which the holders of Series B Preferred would receive less than one times (1x) the Original Issue Price in respect of each share Series B preferred stock as a result of such election, then the vote of the Series B Majority (as defined in the COI) shall also be required, and (ii) if such election is made in connection with a Liquidation Event in

LEMONADE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Convertible Preferred Stock and Preferred Stock Warrants (Continued)

which the holders of Series C Preferred would receive less than one times (1x) the Original Issue Price in respect of each share Series C preferred stock as a result of such election, then the vote of the Series C Majority (as defined in the COI) shall also be required.

Preferred stock warrants

          On April 19, 2016, the Company entered into a twelve-month consulting services agreement (the "Consulting Agreement") with Tusk Ventures LLC ("Tusk"). Under the Consulting Agreement, the Company agreed to pay Tusk a monthly amount of $50,000 (the "Monthly Retainer"). The Monthly Retainer was paid by way of the issuance of a warrant to purchase a total of 147,201 shares of Series A preferred stock for an exercise price of $0.01 per share. The warrants were immediately exercisable and expired on the later of ten years from the date of issuance or three years after the closing of a firm commitment underwritten initial public offering, as defined in the agreement. On the issuance date of the warrants, the Company recorded the issuance-date fair value of the warrants of $0.6 million as a preferred stock warrant liability, with a corresponding amount recorded as other assets, which was subsequently amortized to general and administrative expense over the one-year service term of the agreement. The Company remeasured the liability associated with the warrants as of exercise dates and reporting periods. In June 2018, Tusk exercised the remaining portion of its warrant resulting in the issuance of 73,601 shares of Series A preferred stock. The Company recognized losses of $0.2 million within general and administrative expenses in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2018, related to the change in fair value of the warrants up to the point of being fully exercised.

15. Stockholders' Equity

Common stock

          As of December 31, 2018 and 2019, the Company was authorized to issue 42,000,000 shares and 52,000,000 shares, respectively, of par value $0.00001 per share common stock. The voting, dividend and liquidation rights of the holders of the Company's common stock is subject to and qualified by the rights, powers and preferences of the holders of the preferred stock as set forth above.

          Common stock confers upon its holders the following rights:

  (i.)
  The right to participate and vote in the Company's general meetings, whether regular or extraordinary. Each share will entitle its holder, when attending and participating in the voting in person or via agent or letter, to one vote;

  (ii.)
  The right to a share in the distribution of dividends, whether in cash or in the form of bonus stock, the distribution of assets or any other distribution pro rata to the par value of the stock held by them;

  (iii.)
  The right to a share in the distribution of the Company's excess assets upon liquidation pro rata to the par value of the stock held by them.

LEMONADE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Stockholders' Equity (Continued)

Statutory dividend restrictions

          The payment of dividends by LIC is restricted by state insurance regulations. Under New York insurance law, LIC may pay cash dividends only out of its statutory earned surplus. Generally, the maximum amount of dividends that LIC may pay without regulatory approval in any twelve-month period is the lesser of adjusted net investment income or 10% of statutory policyholders' surplus as of the end of the most recently reported quarter unless the NYS Department of Financial Services, upon prior application, approves a greater dividend distribution. Adjusted net investment income is defined for this purpose to include net investment income for the thirty-six months immediately preceding the declaration or distribution of the current dividend less any dividends declared or distributed during the period commencing thirty-six months prior to the declaration or distribution of the current dividend and ending twelve months prior thereto. As of December 31, 2018 and 2019, LIC was not eligible to make dividend payments.

16. Stock-based Compensation

Share option plan

          In July 2015, the Company adopted the 2015 incentive share option plan and amended and restated the plan on September 4, 2019 (the "2015 Plan"). The 2015 Plan has been amended and restated from time to time to increase the number of shares reserved for grant and to enable the grant of options to employees of the Company's subsidiaries. Under the 2015 plan, options to purchase common stock of the Company may be granted to employees, officers, directors and consultants of the Company. Each option granted can be exercised for one share of common stock of the Company. Options granted to employees generally vest over a period of no more than four years. The options expire 10 years from the date of grant.

          Pursuant to the 2015 Plan, the Company had reserved 7,312,590 shares of common stock for issuance. As of December 31, 2019, there were 2,364,832 shares of common stock available for future grant.

Options granted to employees and non-employees

          The fair value of each option granted during the year ended December 31, 2018 and 2019 is estimated on the date of grant using the Black-Scholes model with the following assumptions (annualized percentage):

	December 31,

	2018	2019

Weighted average expected term (years)	6.07	6.06
Risk-free interest rate	2.6% - 3.1%	1.3% - 2.5%
Volatility	50%	45%
Expected dividend yield	0%	0%

LEMONADE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Stock-based Compensation (Continued)

          Expected volatility is based on companies at a comparable stage, as well as companies in the same or a similar industry. The expected term of options granted is based on the simplified method, which uses the midpoint between the vesting date and the contractual term in accordance with ASC 718, "Compensation — Stock Compensation". The risk-free interest rate is based on observed interest rates appropriate for the term of the Company's stock options. The dividend yield assumption is based on the Company's historical and expected future dividend payouts and may be subject to substantial change in the future.

          The following table summarizes activity under the 2015 Plan of stock options granted ($ in millions, except for option and average amounts):

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value

Outstanding as of December 31, 2018	2,169,000	$3.62	8.75	$17.3
Granted	2,255,800	21.17	9.40
Exercised	(182,057)	1.73
Cancelled	(193,941)	7.99

Outstanding as of December 31, 2019	4,048,802	$13.27	8.83	$42.2

Options exercisable as of December 31, 2019	987,985	$4.00	7.52	$19.5
Options unvested as of December 31, 2019	3,110,817	$16.39	9.25	$22.7

          Total stock-based compensation expenses resulting from stock options granted included in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2018 and 2019 were $2.1 million and $4.3 million, respectively.

          The unrecognized expense on options granted at December 31, 2019 was $27.3 million, with a remaining weighted average vesting period of 1.6 years.

Stock-based compensation expense

          Stock-based compensation expense was classified in the consolidated statements of operations and comprehensive loss as follows ($ in millions):

	Year Ended December 31,

	2018	2019

Other insurance expense	$0.2	$0.6
Sales and marketing	0.3	1.1
Technology development	0.1	1.4
General and administrative	1.5	1.2

Total stock-based compensation expense	$2.1	$4.3

LEMONADE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Stock-based Compensation (Continued)

          In 2016, the Company entered into share repurchase agreements (the "Repurchase Agreements") with each of its two founders (the "Founders"). According to the Repurchase Agreements, a portion of common stock previously issued to the Founders (the "Repurchase Stock") became subject to a right of repurchase by the Company. This stock was released back to the Founders over the requisite term of the Repurchase Agreements, which expired on November 30, 2018. The Company recognized related compensation expenses in the amount of $1.2 million for the year ended December 31, 2018.

          In 2016 and 2017, the Company entered into stock purchase agreements with two executive employees where in lieu of cash payment for the stock, promissory notes were issued totaling $1.5 million and bearing a weighted average interest of 1.9% per annum, payable to the Company. These notes are secured by the underlying stock purchased and such unvested stock can be repurchased by the Company upon termination of each executive's employment at the original issuance price. Because the Company only has partial recourse under the promissory notes, the Company considered the purchase of the stock to be non-substantive. As such, the note receivable is not reflected in the consolidated financial statements and the related stock transaction will be recorded at the time the note receivable is settled in cash. In accordance with ASC 718, the purchases were treated as exercises of stock options with the fair value recognized over the requisite service period through a charge to compensation cost. The maturity date of the promissory notes reflects the legal term of the stock option for purposes of valuing the award. Total stock-based compensation expenses resulting from stock options granted to the executives in the consolidated statements of operations and comprehensive loss for the years ended December 31, 2018 and 2019 were $0.2 million and $0.2 million, respectively.

          The unrecognized expense on options granted to these executives at December 31, 2019 was $0.2 million, with a remaining weighted average vesting period of 1.3 years.

          One executive settled a portion of the existing promissory note in an amount equal to $0.1 million inclusive of accumulated interest, for which 62,500 shares were released in 2018 and $0.2 million inclusive of accumulated interest, for which 105,487 shares were released in 2019. As of December 31, 2018 and 2019, 619,024 shares and 513,537 shares were restricted under the stock purchase agreements.

17. Income Taxes

Corporate tax rates

          Lemonade, Inc., together with its U.S. subsidiaries, is taxed under the tax laws of the United States and the statutory enacted corporate income tax rate for the years ended December 31, 2018 and 2019 is approximately 21%.

          In December 2016, the Israeli Parliament approved the Economic Efficiency Law (Legislative Amendments for Applying the Economic Policy for the 2017 and 2018 Budget Years), which reduced the corporate income tax rate to 23% effective from January 1, 2018.

Deferred taxes

          Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income

LEMONADE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Income Taxes (Continued)

tax purposes. The Company's deferred tax assets are comprised of operating loss carryforwards and other temporary differences.

          The components of the net deferred tax assets are as follows ($ in millions):

	December 31,

	2018	2019

Deferred tax assets (liabilities):
Net operating loss carryforwards	$27.3	$62.1
Stock-based compensation	0.4	0.4
Net unearned premium	1.1	2.9
Startup costs	0.6	1.0
Other	—	0.4

Total gross deferred tax assets	29.4	66.8
Deferred tax liabilities:
Deferred acquisition costs	—	(0.4)
Depreciation and amortization	—	(0.4)

Total gross deferred tax liabilities	—	(0.8)
Valuation allowance	(29.4)	(66.0)

Total deferred tax assets, net	$—	$—

Income tax expense

          (Loss) income before tax consists of the following ($ in millions):

	December 31,

	2018	2019

United States	$(53.0)	$(109.5)
Foreign	0.4	1.6

Total	$(52.6)	$(107.9)

LEMONADE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Income Taxes (Continued)

          Income tax expense consists of the following ($ in millions):

	December 31,

	2018	2019

Current:
Federal	$—	$—
State	—	—
Foreign	0.3	0.6

Total current	0.3	0.6
Deferred:
Federal	$—	$—
State	—	—
Foreign	—	—

Total deferred	—	—

Total income tax expense	$0.3	$0.6

          The Company classifies all interest and penalties related to tax contingencies as income tax expense.

          As of December 31, 2019, there were no material positions for which management believes it is reasonably possible that the total amounts will significantly increase or decrease within 12 months of the reporting date.

          The provision for federal and foreign income taxes incurred is different from that which would be obtained by applying the statutory federal income tax rate to income before income taxes.

          A reconciliation of the Company's statutory income tax rate to the Company's effective income tax rate is as follows:

	December 31,

	2018	2019

Income at US statutory rate	21.0%	21.0%
State taxes, net of federal benefit	12.0%	13.9%
Permanent differences	(1.4)%	(1.7)%
Tax law change	0.5%	—
Foreign rate differential	—	0.1%
Valuation allowance	(33.6)%	(33.9)%
Other	0.9%	—

Total income taxes	(0.6)%	(0.6)%

Tax reform in the U.S.

          For taxable years beginning after December 31, 2017, the U.S. Tax Cuts and Jobs Act of 2017 introduced new provisions intended to prevent the erosion of the United States federal income tax

LEMONADE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Income Taxes (Continued)

base through the taxation of certain global intangible low-taxed income ("GILTI"). The GILTI provisions created a new requirement that certain income earned by controlled foreign corporations ("CFCs") must be included currently in the gross income of the CFC's United States tax resident shareholder. Generally, GILTI is the excess of the United States shareholder's pro rata portion of the income of its foreign subsidiaries over the net deemed tangible income return of such subsidiaries. Under GAAP, the company is allowed to make an accounting policy choice to either: (i) treat taxes due on future U.S. inclusions in taxable income related to GILTI as a current-period expense when incurred (the "period cost method"); or (ii) factor in such amounts into a company's measurement of its deferred taxes (the "deferred method"). The Company selected to apply the "period cost method" to account for the new GILTI tax, and treated it as a current-period expense for 2018 and 2019 and had a gross inclusion of $2.3 million and $5.5 million, respectively, in its taxable income.

Tax benefits under Israel's law for the Encouragement of Capital Investments, 1959 ("the Investment Law")

          As of January 1, 2011, new legislation amending the Investment Law came into effect (the "2011 Amendment"). The 2011 Amendment introduced new statuses of "Preferred Company" and "Preferred Enterprise", replacing the then existing status of "Beneficiary Company" and "Beneficiary Enterprise". Similar to the previous status of Beneficiary Company, a Preferred Company is an industrial company owning a Preferred Enterprise which meets certain conditions, including a minimum threshold of 25% export, though the requirement for a minimum investment in productive assets was cancelled as part of the 2011 Amendment.

          Under the 2011 Amendment, a uniform corporate tax rate will apply to all qualifying income of the Preferred Company, as opposed to the former law which was limited to income from the Approved Enterprises and Beneficiary Enterprise during the benefits period. During 2015 and 2016, the uniform corporate tax rate was 9% in areas in Israel designated as Development Zone A and 16% elsewhere in Israel. In December 2016, the Economic Efficiency Law 2016 (Legislative Amendments for Applying the Economic Policy for the 2017 and 2018 Budget Years), which includes Amendment 73 to the Investment Law ("the Amendment"), was published. According to the Amendment, a Preferred Enterprise located in Development Zone A will be subject to a tax rate of 7.5%, effective from January 1, 2017 and thereafter. The tax rate applicable to Preferred Enterprises located in other areas remains at 16%.

          During 2019, Lemonade Ltd., which is located outside Development Zone A, adopted the Amendment and filed a request to receive Preferred Enterprises status.

Net operating loss carryforward

          As of December 31, 2019, the Company has gross accumulated federal losses for tax purposes of $186.1 million, which can be offset against future taxable income. Of this federal loss carryforward, $36.8 million in losses will begin to expire in 2035 and $149.3 million in losses can be carried forward indefinitely. As of December 31, 2019, the Company has gross accumulated state losses for tax purposes of $335.2 million which will begin to expire in 2029.

          The Company's income tax returns for 2016 through 2019 remain subject to examination by the tax authorities.

LEMONADE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. Net Loss per Share and Unaudited Pro Forma Net Loss per Share

Net loss per share

          Basic and diluted net loss per share attributable to common stockholders was calculated as follows:

	Year Ended December 31,

	2018	2019

Numerator:
Net loss attributable to common stockholders (in millions)	$(52.9)	$(108.5)

Denominator:
Weighted average common shares outstanding — basic and diluted	10,931,776	11,124,397

Net loss per share attributable to common stockholders — basic and diluted	$(4.84)	$(9.75)

          The Company's potentially dilutive securities, which include stock options, preferred stock and warrants to purchase shares of preferred stock, have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share attributable to common stockholders for the periods indicated because including them would have had an anti-dilutive effect:

	December 31,

	2018	2019

Options to purchase common stock	2,169,000	4,048,802
Convertible preferred stock (as converted to common stock)	24,445,555	31,557,107

	26,614,555	35,605,909

          In addition to the potentially dilutive securities noted above, in 2017 the Company entered into stock purchase agreements with executive employees where in lieu of cash payment for the stock, promissory notes were issued (see Note 16). The Company determined the purchase of the stock to be non-substantive, and as such, the shares subject to the promissory notes will not be deemed issued until such time as the promissory notes have been repaid. Accordingly, the Company has excluded these shares from the table above and the calculation of basic and diluted net loss per share for the years ended December 31, 2018 and 2019.

Unaudited pro forma net loss per share attributable to common stockholders

          The unaudited pro forma basic and diluted net loss per share attributable to common stockholders for the year ended December 31, 2019 has been prepared to give effect to adjustments arising upon the completion of the proposed IPO. The unaudited pro forma net loss attributable to common stockholders used in the calculation of unaudited pro forma basic and diluted net loss per share attributable to common stockholders gives effect, upon the proposed

LEMONADE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. Net Loss per Share and Unaudited Pro Forma Net Loss per Share (Continued)

IPO, to (i) the conversion of shares of preferred stock into shares of common stock as if the proposed IPO had occurred on the later of January 1, 2019 or the issuance date of the preferred stock, and (ii) the Settlement of the Executive Promissory Notes as if it had occurred on January 1, 2019.

          Unaudited pro forma basic and diluted net loss per share attributable to common stockholders was calculated as follows:

Year Ended December 31, 2019

(unaudited)
Numerator (in millions):
Pro forma net loss attributable to common stockholders	$(108.5)

Denominator:
Weighted average common shares outstanding — basic and diluted	11,085,906
Pro forma adjustment to reflect automatic conversion of convertible preferred stock into common stock upon the closing of the proposed IPO	27,501,186
Pro forma adjustment to reflect common shares outstanding upon Settlement of Executive Promissory Notes	619,024

Pro forma weighted average common shares outstanding — basic and diluted	39,206,116

Pro forma net loss per share attributable to common stockholders — basic and diluted	$(2.77)

19. Related Party Transactions

          The Company uses the services of a travel agency owned by a relative of one of the Company's key stockholders. During the years ended December 31, 2018 and 2019, the Company incurred travel related expenses in the amount of approximately $0.2 million and $0.3 million, respectively, in connection with these services.

          The Company has leased office space in the Netherlands from an affiliate. Rental expense recorded for the years ended December 31, 2018 and 2019 in connection with this leased space was less than $0.1 million and $0.1 million, respectively.

          There were no outstanding amounts due to or from related parties as of December 31, 2018 and 2019.

20. Commitments and Contingencies

Litigation

          The Company is occasionally a party to routine claims or litigation incidental to its business. The Company does not believe that it is a party to any pending legal proceeding that is likely to have a material adverse effect on its business, financial condition or results of operations.

LEMONADE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. Commitments and Contingencies (Continued)

Lease commitments

          The Company and its subsidiaries lease their facilities under various operating lease agreements. The Company's headquarters in New York is under a lease that expires in November 2022. The Company's Israel based operations occupy offices with lease expiration dates that extend through January 2023. On March 18, 2019, the Company entered into a lease agreement to lease office space in Scottsdale, Arizona that expires in November 2024.

          Aggregate minimum rental commitments under non-cancelable operating leases at December 31, 2019 are as follows ($ in millions):

2020	$3.5
2021	3.3
2022	2.9
2023	0.3
2024 and thereafter	0.3

$10.3

          Expenses for lease of facilities for the years ended December 31, 2018 and 2019 were approximately $1.5 million and $3.0 million, respectively and are included in general and administrative expenses in the consolidated statements of operations and comprehensive loss.

Charges and guarantees

          As of December 31, 2018 and 2019, the Company provided guarantees in an aggregate amount of $0.5 million and $0.6 million, respectively, with respect to office leases.

21. Statutory Financial Information

          U.S. state insurance laws and regulations prescribe accounting practices for determining statutory net income and capital and surplus for insurance companies. In addition, state regulators may permit statutory accounting practices that differ from prescribed practices. Statutory accounting practices ("SAP") prescribed or permitted by regulatory authorities for statements of the Company's insurance subsidiary are (a) policy acquisition costs are expensed as incurred under SAP, whereas they are deferred and amortized under GAAP, (b) certain assets are not admitted for purposes of determining surplus under SAP, (c) investments in fixed income securities are carried at amortized cost under SAP, whereas such securities are carried at fair value under GAAP, and (d) the criteria for recognizing net deferred tax assets ("DTAs") and the methodologies used to determine such amounts are different under SAP and GAAP.

          Risk-based capital (RBC) requirements promulgated by the NAIC require property/casualty insurers to maintain minimum capitalization levels determined based on formulas incorporating various business risks of the insurance subsidiaries. LIC's statutory net income and statutory capital

LEMONADE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. Statutory Financial Information (Continued)

surplus as of December 31, 2018 and 2019 and for the years then ended are summarized as follows ($ in millions):

	December 31,

	2018	2019

Statutory net loss	$(6.6)	$(12.0)
Statutory capital and surplus	$23.6	$48.4

          As of December 31, 2019, the Company's capital and surplus exceeds its authorized control level RBC. The authorized control level RBC was $5.6 million and $13.7 million at December 31, 2018 and 2019, respectively.

22. Geographical Breakdown of Gross Written Premium

          The Company has a single reportable segment and offers insurance coverage under a single line of business, homeowners multi-peril. Gross written premium by state is as follows ($ in millions):

	Years ended December 31,
	2018		2019
State	Amount	% of GWP	Amount	% of GWP
California	$12.5	26.7%	$29.0	25.0%
Texas	13.4	28.6%	28.6	24.7%
New York	7.3	15.6%	15.8	13.6%
Georgia	2.2	4.7%	6.2	5.4%
Illinois	2.5	5.3%	5.2	4.5%
New Jersey	1.7	3.6%	4.7	4.1%
Michigan	0.9	1.9%	3.2	2.8%
Ohio	1.3	2.8%	2.9	2.5%
Pennsylvania	1.1	2.4%	2.7	2.3%
Arizona	0.8	1.7%	2.5	2.2%
All other	3.1	6.7%	15.0	12.9%

	$46.8	100.0%	$115.8	100.0%

23. Subsequent Events

          On February 18, 2020, the Company transferred 500,000 shares of common stock as the initial endowment of the Lemonade Foundation, a 501(c)(4) social welfare organization established under Arizona law.

Schedule II

LEMONADE, INC.

CONDENSED BALANCE SHEETS (Parent Company)

($ in millions, except share and per share amounts)

	December 31,

	2018	2019

Assets
Cash, cash equivalents and restricted cash	$76.4	$239.7
Intercompany receivable	10.4	22.2
Property and equipment, net	0.5	1.9
Intangible asset	—	0.6
Other assets	1.2	1.7
Investment in subsidiaries	35.4	61.9

Total assets	$123.9	$328.0

Liabilities, Convertible Preferred Stock and Stockholders' Equity (Deficit)
Trade payables	1.3	0.2
Intercompany payable	8.5	15.1
Other liabilities	6.2	10.7

Total liabilities	16.0	26.0

Commitments and contingencies
Convertible preferred stock (Series Seed, A, B, C and D), $0.00001 par value; 24,449,177 shares and 31,557,107 shares authorized; 24,445,555 shares and 31,557,107 shares issued and outstanding as of December 31, 2018 and 2019, respectively; aggregate liquidation preference of $480.8 million as of December 31, 2019	180.8	480.2
Stockholders' equity (deficit):
Common stock, $0.00001 par value, 42,000,000 shares and 52,000,000 shares authorized as of December 31, 2018 and 2019, respectively; 11,602,708 shares and 11,784,765 shares issued and 10,983,684 shares and 11,271,228 shares outstanding as of December 31, 2018 and 2019, respectively	—	—
Additional paid-in capital	0.7	3.9
Accumulated deficit	(73.6)	(182.1)

Total stockholders' equity (deficit)	(72.9)	(178.2)

Total liabilities, convertible preferred stock and stockholders' equity (deficit)	$123.9	$328.0

The accompanying notes are an integral part of the condensed financial statements.

LEMONADE, INC.

CONDENSED STATEMENTS OF OPERATIONS (Parent Company)

($ in millions, except share and per share amounts)

	Year Ended December 31,

	2018	2019

Revenue
Net investment income	$1.0	$2.4

Total revenue	1.0	2.4
Expense
General and administrative	7.6	20.2

Total expense	7.6	20.2

Loss before equity in net loss of subsidiaries	(6.6)	(17.8)
Equity in net loss of subsidiaries	(46.4)	(90.7)

Net loss	$(53.0)	$(108.5)

The accompanying notes are an integral part of the condensed financial statements.

LEMONADE, INC.

CONDENSED STATEMENTS OF CASH FLOWS (Parent Company)

($ in millions, except share and per share amounts)

	Year Ended December 31,

	2018	2019

Cash flows from operating activities:
Net loss	$(53.0)	$(108.5)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	0.1	0.3
Stock-based compensation	0.7	2.3
Change in fair value of warrant liability	0.2	—
Equity in undistributed earnings of subsidiaries	46.4	90.7
Change in assets and liabilities
Intercompany receivable	(0.7)	(11.8)
Other assets	(0.7)	(0.5)
Trade payable	(0.7)	(1.1)
Intercompany payable	(0.3)	6.6
Other liabilities	5.8	4.9

Net cash used in operating activities	(2.2)	(17.1)

Cash flows from investing activities:
Investments in subsidiaries	(55.4)	(117.2)
Purchases of property and equipment	(0.5)	(1.7)
Purchases of intangible assets	—	(0.6)

Net cash used in investing activities	(55.9)	(119.5)

Cash flows from financing activities:
Issuance of Preferred stock, net	119.8	299.4
Proceeds from stock purchases	0.1	0.5

Net cash provided by financing activities	119.9	299.9

Increase in cash, cash equivalents and restricted cash	61.8	163.3
Cash, cash equivalents and restricted cash at beginning of period	14.6	76.4

Cash, cash equivalents and restricted cash at end of period	$76.4	$239.7

The accompanying notes are an integral part of the condensed financial statements.

LEMONADE, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS (Parent Company)

1. Business

          Lemonade, Inc. (the "Company") is an insurance holding company that was incorporated in Delaware on June 17, 2015.

2. Accounting Policies

          The accompanying condensed financial statements have been prepared using the equity method. Under the equity method, the investment in consolidated subsidiaries is stated at cost plus equity in undistributed earnings of consolidated subsidiaries since the date of acquisition. These condensed financial statements should be read in conjunction with the Company's consolidated financial statements.

  Use of estimates

          Preparation of the condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Those estimates are inherently subject to change, and actual results may ultimately differ from those estimates.

Schedule V

LEMONADE, INC. AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS

		Additions

($ in millions)	Balance at beginning of period	Charged to costs and expenses	Charge to other accounts	(Deductions)	Balance at end of period

Year Ended December 31, 2018
Valuation allowance for deferred tax assets	$10.8	$18.6	$—	$—	$29.4
Year Ended December 31, 2019
Valuation allowance for deferred tax assets	$29.4	$36.6	$—	$—	$66.0
Allowance for premium receivables	$—	$0.9	$—	$(0.7)	$0.2

LEMONADE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

($ in millions, except share and per share amounts)

	As of		Pro Forma
	December 31, 2019	March 31, 2020	March 31, 2020
Assets
Investments
Fixed maturities available-for-sale, at fair value (amortized cost: $5.8 million and $6.8 million as of December 31, 2019 and March 31, 2020)	$5.9	$7.0	$7.0
Short-term investments	54.7	29.8	29.8

Total investments	60.6	36.8	36.8
Cash, cash equivalents and restricted cash	270.3	274.2	275.5
Premium receivable, net of allowance for doubtful accounts of $0.2 million and $0.3 million as of December 31, 2019 and March 31, 2020	54.1	57.2	57.2
Reinsurance recoverable	20.3	22.4	22.4
Prepaid reinsurance premium	1.0	0.1	0.1
Deferred acquisition costs	1.8	2.1	2.1
Property and equipment, net	3.1	3.4	3.4
Intangible assets	0.6	0.6	0.6
Other assets	2.5	3.1	3.1

Total assets	$414.3	$399.9	$401.2

Liabilities, Convertible Preferred Stock and Stockholders' Equity (Deficit)
Unpaid losses and loss adjustment expenses	$28.2	$31.8	$31.8
Unearned premium	68.0	75.6	75.6
Trade payables	0.7	0.9	0.9
Other liabilities and accrued expenses	19.7	16.0	16.0

Total liabilities	116.6	124.3	124.3

Commitments and contingencies (Note 15)
Convertible preferred stock (Series Seed, A, B, C and D), $0.00001 par value; 31,557,107 shares authorized, issued and outstanding as of December 31, 2019 and March 31, 2020, respectively; aggregate liquidation preference of $480.8 million as of March 31, 2020; no shares issued and outstanding, pro forma as of March 31, 2020	480.2	480.2	—
Stockholders' equity (deficit):
Common stock, $0.00001 par value, 52,000,000 shares authorized as of December 31, 2019 and March 31, 2020, respectively; 11,784,765 shares and 12,339,139 shares issued and 11,271,228 shares and 11,825,602 shares outstanding as of December 31, 2019 and March 31, 2020, respectively; 43,896,246 shares issued and outstanding, pro forma as of March 31, 2020	—	—	—
Additional paid-in capital	15.7	30.1	511.6
Accumulated deficit	(198.3)	(234.8)	(234.8)
Accumulated other comprehensive loss	0.1	0.1	0.1

Total stockholders' equity (deficit)	(182.5)	(204.6)	276.9

Total liabilities, convertible preferred stock and stockholders' equity (deficit)	$414.3	$399.9	$401.2

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

LEMONADE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (unaudited)

($ in millions, except share and per share amounts)

	Three Months Ended March 31,
	2019	2020
Revenue
Net earned premium	$10.5	$25.3
Net investment income	0.5	0.9

Total revenue	11.0	26.2
Expense
Loss and loss adjustment expense, net	7.9	18.2
Other insurance expense	1.9	3.3
Sales and marketing	18.4	19.2
Technology development	1.5	3.5
General and administrative	2.8	18.2

Total expense	32.5	62.4

Loss before income taxes	(21.5)	(36.2)
Income tax expense	0.1	0.3

Net loss and comprehensive loss	$(21.6)	$(36.5)

Per Share Data:
Net loss per share attributable to common stockholders — basic and diluted	$(1.97)	$(3.16)

Weighted average common shares outstanding — basic and diluted	10,983,858	11,542,042

Pro forma net loss per share attributable to common stockholders — basic and diluted		$(0.84)

Pro forma weighted average common shares outstanding — basic and diluted		43,612,686

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

LEMONADE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN CONVERTIBLE PREFERRED STOCK AND
STOCKHOLDERS' DEFICIT (unaudited)
($ in millions, except share amounts)

	Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive	Total Stockholders'

	Shares	Amount	Shares	Amount	Capital	Deficit	Income	Deficit

Balance as of December 31, 2018	24,445,555	$180.8	10,983,684	$—	$10.7	$(89.8)	$—	$(79.1)
Exercise of stock options	—	—	3,125	—	—	—	—	—
Issuance of Series C Preferred stock, net of issuance costs of $0	3,622	—	—	—	—	—	—	—
Release of shares upon repayment
Stock-based compensation	—	—	—	—	0.4	—	—	0.4
Net loss	—	—	—	—	—	(21.6)	—	(21.6)

Balance as of March 31, 2019	24,449,177	$180.8	10,986,809	$—	$11.1	$(111.4)	$—	$(100.3)

Balance as of December 31, 2019	31,557,107	$480.2	11,271,228	$—	$15.7	$(198.3)	$0.1	$(182.5)
Exercise of stock options	—	—	54,374	—	—	—	—	—
Stock-based compensation	—	—	—	—	2.2	—	—	2.2
Contribution to the Lemonade Foundation	—	—	500,000	—	12.2	—	—	12.2
Net loss	—	—	—	—	—	(36.5)	—	(36.5)
Other comprehensive income	—	—	—	—	—	—	—	—

Balance as of March 31, 2020	31,557,107	$480.2	11,825,602	$—	$30.1	$(234.8)	$0.1	$(204.6)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

LEMONADE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

($ in millions)

	Three Months Ended March 31,

	2019	2020

Cash flows from operating activities:
Net loss	$(21.6)	$(36.5)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	—	0.3
Stock-based compensation	0.4	2.2
Amortization of discount on bonds	—	(0.2)
Bad debt expense	—	0.4
Noncash interest	(0.1)	—
Common share contribution to the Lemonade Foundation	—	12.2
Changes in operating assets and liabilities:
Premium receivable	(5.5)	(3.4)
Reinsurance recoverable	(2.5)	(2.1)
Prepaid reinsurance premium	1.5	0.9
Deferred acquisition costs	—	(0.2)
Other assets	(0.4)	(1.6)
Unpaid loss and loss adjustment expenses	3.2	3.6
Unearned premium	6.8	7.6
Trade payables	(0.3)	0.2
Other liabilities and accrued expenses	(1.9)	(2.8)

Net cash used in operating activities	(20.4)	(19.4)

Cash flows from investing activities:
Proceeds from short-term investments sold or matured	6.0	40.0
Proceeds from bonds sold or matured	—	1.4
Cost of bonds acquired	(1.1)	(2.3)
Cost of short-term investments acquired	(14.8)	(14.9)
Purchases of property plant and equipment	(0.6)	(0.7)

Net cash provided by (used in) investing activities	(10.5)	23.5

Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	(0.2)
Net (decrease) increase in cash, cash equivalents and restricted cash	(30.9)	3.9
Cash, cash equivalents and restricted cash at beginning of period	102.4	270.3

Cash, cash equivalents and restricted cash at end of period	$71.5	$274.2

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$—	$0.5

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

LEMONADE, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of the Business

          Lemonade, Inc. is a public benefit corporation organized under Delaware law on June 17, 2015. It provides certain personnel, facilities and services to each of its subsidiaries (together with Lemonade, Inc., the "Company"), all of which are 100% owned, directly or indirectly, by Lemonade, Inc. The Company consists of the following entities, which support Lemonade, Inc.'s U.S. and E.U. operations: (1) Lemonade Insurance Company, an insurance corporation organized under New York law; this company issues insurance policies and pays claims; it is licensed and regulated as a stock property and casualty insurance company in New York and in all other states where the Company's insurance products are available; (2) Lemonade Insurance Agency, LLC, a limited liability company organized under New York law; this company is licensed as an insurance agent in New York and in all other states where the Company's insurance products are available and it acts as the distribution and marketing agent for Lemonade Insurance Company and provides certain underwriting and claims services, and receives a fixed percentage of premium for doing so; it also acts as agent for other insurance companies in distributing their insurance, for which it receives various percentages of premium; (3) Lemonade Ltd., a company organized under the laws of Israel; this company provides technology, research and development, management, marketing and other services to the companies in the group, charged on a "cost plus" basis; (4) Lemonade Insurance N.V., a public limited company organized under the laws of the Netherlands; (5) Lemonade Agency B.V., a Netherlands private limited liability company, (6) Lemonade B.V., a Netherlands private limited liability company; and (7) Lemonade Life Insurance Agency, LLC, a limited liability company formed in Delaware to act as the distribution and marketing agent for the sale and servicing of life insurance products.

2. Basis of Presentation

          The accompanying interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") and include the accounts of the Company and its wholly owned subsidiaries. All material inter-company transactions and balances have been eliminated upon consolidation. All foreign currency amounts in the statement of operations and comprehensive loss have been translated using an average rate for the reporting period. The Company translates all monetary assets and liabilities denominated in foreign currencies into U.S. dollars using the exchange rates in effect at the balance sheet dates and other assets and liabilities using historical exchange rates. All figures expressed, except share amounts, are represented in U.S. dollars in millions. These interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of and for the year ended December 31, 2019 included elsewhere in this prospectus.

Risk and Uncertainties

          The global pandemic resulting from the disease known as COVID-19, caused by a novel strain of coronavirus, SARS-CoV-2, has caused national and global economic and financial market disruptions and may adversely impact our business. Although the Company did not see a material impact on its net earned premium in the first quarter of 2020 due to the COVID-19 pandemic, the Company cannot predict the duration or magnitude of the pandemic or the full impact that it may have on the Company's financial condition, operations, and workforce.

LEMONADE, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Basis of Presentation (Continued)

Unaudited interim financial information

          In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of its financial position and its results of operations, changes in convertible preferred stock and stockholders' deficit and cash flows. The condensed consolidated balance sheet at December 31, 2019, was derived from audited annual financial statements but does not contain all of the footnote disclosures from the annual financial statements.

3. Use of Estimates

          The preparation of the condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. On an ongoing basis, the Company's management evaluates estimates, including those related to contingent assets and liabilities as of the date of the financial statements as well as the reported amounts of revenue and expense during the reporting period. Such estimates are based on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities at the dates of the condensed consolidated financial statements, and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. Significant estimates reflected in the Company's condensed consolidated financial statements include, but are not limited to, reserves for loss and loss adjustment expense, reinsurance recoverables on unpaid losses, and the fair values of investments.

Unaudited pro forma information

          The accompanying unaudited pro forma consolidated balance sheet as of March 31, 2020 has been prepared assuming (i) the automatic conversion of all outstanding shares of convertible preferred stock into 31,557,107 shares of common stock upon an initial public offering (IPO), and (ii) the settlement of promissory notes for $1.3 million in cash related to the stock purchase agreements entered into with two executives for the purchase of common stock that were contractually required to be settled in connection with the filing of a registration statement under the Securities Act, resulting in 513,537 shares being deemed issued and outstanding (but subject to vesting in accordance with the terms of the stock purchase agreements) (the "Settlement of Executive Promissory Notes"), as if the proposed IPO and the Settlement of Executive Promissory Notes had occurred on March 31, 2020.

          In the accompanying consolidated statements of operations, the unaudited pro forma basic and diluted net loss per share attributable to common stockholders for the three months ended March 31, 2020 has been prepared assuming (i) the automatic conversion of all outstanding shares of convertible preferred stock into shares of common stock upon an IPO, as if the proposed IPO had occurred on the later of January 1, 2020 or the issuance date of the redeemable convertible preferred stock, and (ii) the Settlement of Executive Promissory Notes as if it had occurred on January 1, 2019.

LEMONADE, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Summary of Significant Accounting Policies

Cash, cash equivalents and restricted cash

          The following represents the Company's cash, cash equivalents and restricted cash as of December 31, 2019 and March 31, 2020 ($ in millions).

	As of

	December 31, 2019	March 31, 2020

Cash and cash equivalents	$270.0	$273.9
Restricted cash	0.3	0.3

Total cash, cash equivalents and restricted cash	$270.3	$274.2

          Cash consists primarily of cash on hand and bank deposits. Cash equivalents consist primarily of money market accounts with maturities of three months or less at the date of acquisition and are stated at cost, which approximates fair value. The Company's restricted cash relates to security deposits for office leases in Israel. The carrying value of restricted cash approximates fair value.

Deferred offering costs

          The Company capitalizes certain legal, professional accounting and other third-party fees that are directly associated with in-process equity financings as deferred offering costs until such financings are consummated. After consummation of the equity financing, these costs are recorded as a reduction to the carrying value of stockholders' equity (deficit) as a reduction of additional paid-in capital generated as a result of such offering. Should an in-process equity financing be abandoned, the deferred offering costs will be expensed immediately as a charge to operating expenses in the condensed consolidated statements of operations and comprehensive loss. As of March 31, 2020, the Company recorded deferred offering costs of $0.4 million within other assets in the accompanying condensed consolidated balance sheets.

Recent accounting pronouncements

          The Company currently qualifies as an "emerging growth company" under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. Accordingly, the Company is provided the option to adopt new or revised accounting guidance either (i) within the same periods as those otherwise applicable to non-emerging growth companies or (ii) within the same time periods as private companies.

          The Company has elected to adopt new or revised accounting guidance within the same time period as private companies, unless, as indicated below, management determines it is preferable to take advantage of early adoption provisions offered within the applicable guidance.

Recently issued accounting pronouncements

          In February 2016, the FASB issued Leases (Topic 842) ("ASU 2016-02"), whereby lessee's will be required to recognize for all leases at the commencement date a lease liability, which is a lessee's obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use asset, which is an asset that represents the lessee's right to use, or control the

LEMONADE, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Summary of Significant Accounting Policies (Continued)

use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged. A modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements must be applied. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. ASU 2016-02 is effective for the Company's annual periods beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. The adoption of the new standard is expected to result in the recognition of additional lease liabilities and right-of-use assets as of January 1, 2022. The Company is evaluating the potential impact of this pronouncement.

          In June 2016, the FASB issued Financial Instruments — Credit Losses, Measurement of Credit Losses on Financial Instruments ("ASU 2016-13"). ASU 2016-13 will change the way entities recognize impairment of financial assets by requiring immediate recognition of estimated credit losses expected to occur over the remaining life of many financial assets, including, among others, held-to-maturity debt securities, premium receivables, and reinsurance recoverable. The valuation allowance is a measurement of expected losses that is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. This methodology is referred to as the current expected credit loss model. ASU 2016-13 requires a valuation allowance to be calculated on these financial assets, as well as available for sale securities, and that they be presented on the financial statements net of the valuation allowance. ASU 2016-13 is effective for the Company's annual periods beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the impact of ASU 2016-13 on its financial condition and results of operations, with a primary focus on its reinsurance recoverable.

5. Investments

Unrealized gains and losses

          The following tables present cost or amortized cost and fair values of investments as of December 31, 2019 and March 31, 2020, respectively ($ in millions):

	Cost or	Gross Unrealized

	Amortized Cost	Gains	Losses	Fair Value

December 31, 2019
U.S. Government obligations	$5.8	$0.1	$—	$5.9

Total	$5.8	$0.1	$—	$5.9

March 31, 2020
U.S. Government obligations	$6.8	$0.2	$—	$7.0

Total	$6.8	$0.2	$—	$7.0

          Gross unrealized losses for U.S. Government obligations were less than $0.1 million and $0 as of December 31, 2019 and March 31, 2020, respectively. Gross unrealized gains for U.S.

LEMONADE, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Investments (Continued)

Government obligations were $0.1 and $0.2 million as of December 31, 2019 and March 31, 2020, respectively. Gross unrealized gains and losses were recorded as a component of accumulated other comprehensive loss.

Contractual maturities of bonds

          The following table presents the cost or amortized cost and estimated fair value of bonds as of March 31, 2020 by contractual maturity ($ in millions). Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	As of March 31, 2020

	Cost or Amortized Cost	Fair Value

Due in one year or less	$1.0	$0.9
Due after one year through five years	5.8	6.1
Due after five years through ten years	—	—
Due after ten years	—	—

Total	$6.8	$7.0

Net investment income

          An analysis of net investment income follows ($ in millions):

	Three Months Ended March 31,

	2019	2020

Interest on cash and cash equivalents	$0.4	$0.7
Short-term investments	0.1	0.2

Net investment income	$0.5	$0.9

Investment gains and losses

          The Company had no pre-tax net realized capital gains for the three months ended March 31, 2020 nor 2019.

LEMONADE, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Investments (Continued)

Aging of gross unrealized losses

          The following tables present the gross unrealized losses and related fair values for the Company's available-for-sale bond securities, grouped by duration of time in a continuous unrealized loss position, as of December 31, 2019 and March 31, 2020 ($ in millions):

	Less than 12 Months		12 Months or More		Total

	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses

December 31, 2019
U.S. Government obligations	$0.2	$—	$2.2	$—	$2.4	$—

Total	$0.2	$—	$2.2	$—	$2.4	$—

March 31, 2020
U.S. Government obligations	$—	$—	$—	$—	$—	$—

Total	$—	$—	$—	$—	$—	$—

          Gross unrealized losses for U.S. Government Bonds were less than $0.1 million and $0 for twelve months or more as of December 31, 2019 and March 31, 2020, respectively.

          The gross unrealized investment losses as of December 31, 2019 and March 31, 2020, respectively, were deemed to be temporary, based on, among other things:

  •
  the duration of time and the relative magnitude to which fair values of these investments have been below their amortized cost was not indicative of an other than temporary impairment loss;

  •
  the absence of compelling evidence that would cause the Company to call into question the financial condition or near-term prospects of the issuer of the investment; and

  •
  the Company's ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery.

          The Company may ultimately record a realized loss after having originally concluded that the decline in value was temporary. Risks and uncertainties are inherent in the methodology the Company uses to assess other-than-temporary declines in value. Risks and uncertainties could include, but are not limited to, incorrect assumptions about financial condition, liquidity or future prospects, inadequacy of any underlying collateral, and unfavorable changes in economic conditions or social trends, interest rates or credit ratings.

          As of December 31, 2019, the Company held a total of 9 debt securities, 4 of which were in an unrealized loss position, continuously for 12 months or more. As of March 31, 2020, the Company held a total of 8 debt securities, none of which were in an unrealized loss position continuously for 12 months or more.

LEMONADE, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Fair Value Measurements

          The following tables present the Company's fair value hierarchy for financial assets and liabilities measured as of December 31, 2019 and March 31, 2020 ($ in millions):

	Fair Value Measurements as of December 31, 2019
	Level 1	Level 2	Level 3	Total
Assets:
U.S. Government obligations	$—	$5.9	$—	$5.9

Total	$—	$5.9	$—	$5.9

	Fair Value Measurements as of March 31, 2020
	Level 1	Level 2	Level 3	Total
Assets:
U.S. Government obligations	$—	$7.0	$—	$7.0

Total	$—	$7.0	$—	$7.0

          There were no transfers between Level 1, Level 2, or Level 3 during the three months ended March 31, 2019 and 2020.

LEMONADE, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Unpaid Loss and Loss Adjustment Expense ("LAE")

          The following table presents the activity in the liability for unpaid loss and LAE in the three months ended March 31, 2019 and 2020 ($ in millions):

	Three Months Ended March 31,
	2019	2020
Unpaid loss and LAE at beginning of period	$13.1	$28.2
Less: Reinsurance recoverable at beginning of period(1)	11.3	18.5

Net unpaid loss and LAE at beginning of period	1.8	9.7
Add: Incurred loss and LAE, net of reinsurance, related to:
Current year	6.7	14.7
Prior years	1.2	3.5

Total incurred	7.9	18.2
Deduct: Paid loss and LAE, net of reinsurance, related to:
Current year	4.2	8.7
Prior years	3.0	10.3

Total paid	7.2	19.0
Unpaid loss and LAE, net of reinsurance recoverable, at end of period	2.5	8.9
Reinsurance recoverable at end of period(1)	13.8	22.9

Unpaid loss and LAE, gross of reinsurance recoverable, at end of period	$16.3	$31.8

(1)
Reinsurance recoverable in this table includes only ceded unpaid loss and LAE

          Unpaid loss and LAE includes anticipated salvage and subrogation recoverable.

          Considerable variability is inherent in the estimate of the reserve for losses and LAE. Although management believes the liability recorded for losses and LAE is adequate, the variability inherent in this estimate could result in changes to the ultimate liability, which may be material to stockholders' equity. Additional variability exists due to accident year allocations of ceded amounts in accordance with reinsurance agreements, which is not expected to result in any changes to the ultimate liability. The Company had gross loss and loss adjustment expense reserve deficiencies of $1.2 million and gross loss and loss adjustment expense reserve redundancies of $1.9 million developed in the three months ended March 31, 2019 and 2020, respectively. No additional premiums or returned premiums have been accrued as a result of prior year effects.

LEMONADE, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Other Liabilities and Accrued Expenses

          Other liabilities and accrued expenses consists of the following ($ in millions):

	As of
	December 31, 2019	March 31, 2020
Accrued advertising costs	$7.9	$4.6
Ceded premium payable	3.9	4.1
Accrued professional fees	2.8	3.5
Employee compensation payable	1.0	1.6
Premium taxes payable	2.6	0.9
Indirect taxes payable	0.4	0.6
Other payables	0.6	0.6
Income tax payable	0.5	0.1

Total other liabilities and accrued expenses	$19.7	$16.0

9. Convertible Preferred Stock

          As of December 31, 2019 and March 31, 2020, the Company's certificate of incorporation, as amended and restated, authorized the Company to issue 31,557,107 shares of par value $0.00001 per share convertible preferred stock, respectively.

          The holders of convertible preferred stock have liquidation rights in the event of a deemed liquidation that, in certain situations, are not solely within the control of the Company. Therefore, the convertible preferred stock is classified outside of stockholders' deficit on the consolidated balance sheet.

          As of each balance sheet date, preferred stock consisted of the following ($ in millions, except for share amounts):

	As of March 31, 2020
	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series Seed Preferred stock	7,905,140	7,905,140	$12.9	$13.0	7,905,140
Series A Preferred stock	3,328,774	3,328,774	14.0	13.6	3,328,774
Series B Preferred stock	4,511,417	4,511,417	34.1	34.1	4,511,417
Series C Preferred Stock	8,703,846	8,703,846	119.8	120.1	8,703,846
Series D Preferred Stock	7,107,930	7,107,930	299.4	300.0	7,107,930

	31,557,107	31,557,107	$480.2	$480.8	31,557,107

LEMONADE, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Convertible Preferred Stock (Continued)

	As of December 31, 2019
	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series Seed Preferred stock	7,905,140	7,905,140	$12.9	$13.0	7,905,140
Series A Preferred stock	3,328,774	3,328,774	14.0	13.6	3,328,774
Series B Preferred stock	4,511,417	4,511,417	34.1	34.1	4,511,417
Series C Preferred Stock	8,703,846	8,703,846	119.8	120.1	8,703,846
Series D Preferred Stock	7,107,930	7,107,930	299.4	300.0	7,107,930

	31,557,107	31,557,107	$480.2	$480.8	31,557,107

10. Stockholders' Equity

          As of December 31, 2019 and March 31, 2020, the Company was authorized to issue shares 52,000,000 shares, respectively, of par value $0.00001 per share common stock. The voting, dividend and liquidation rights of the holders of the Company's common stock is subject to and qualified by the rights, powers and preferences of the holders of the preferred stock.

          On February 18, 2020, the Company made a contribution of 500,000 newly issued shares of common stock to a related party, the Lemonade Foundation (see Note 14).

11. Stock-based Compensation

Share option plan

          In July 2015, the Company adopted the 2015 incentive share option plan and amended and restated the plan on September 4, 2019 (the "2015 Plan"). The 2015 Plan has been amended and restated from time to time to increase the number of shares reserved for grant and to enable the grant of options to employees of the Company's subsidiaries. Under the 2015 plan, options to purchase Common stock of the Company may be granted to employees, officers, directors and consultants of the Company. Each option granted can be exercised for one share of Common stock of the Company. Options granted to employees generally vest over a period of no more than four years. The options expire 10 years from the date of grant.

          Pursuant to the 2015 Plan, the Company had reserved 7,312,590 shares of Common stock for issuance. As of March 31, 2020, there were 2,009,990 shares of Common stock available for future grant.

LEMONADE, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Stock-based Compensation (Continued)

Options granted to employees and non-employees

          The fair value of each option granted during the three months ended March 31, 2019 and 2020 is estimated on the date of grant using the Black-Scholes model with the following assumptions (annualized percentages):

	Three Months Ended March 31,
	2019	2020
Weighted average expected term (years)	6.1	6.1
Risk-free interest rate	2.5%	1.3%
Volatility	50%	40%
Expected dividend yield	0%	0%

          Expected volatility is based on companies at a comparable stage, as well as companies in the same or a similar industry. The expected term of options granted is based on the "Simplified" method, in accordance with ASC 718, "Compensation — Stock Compensation". The risk-free interest rate is based on observed interest rates appropriate for the term of the Company's employee stock options. The dividend yield assumption is based on the Company's historical and expected future dividend payouts and may be subject to substantial change in the future.

          The following table summarizes activity under the 2015 Plan of stock options granted to employees ($ in millions, except for option and average amounts):

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2019	4,048,802	$13.27	8.8	$42.2
Granted	413,530	24.36	9.8
Exercised	(54,374)	0.79
Cancelled	(58,688)	19.08

Outstanding as of March 31, 2020	4,349,270	$14.40	8.7	$43.4

Options exercisable as of March 31, 2020	1,059,390	$3.79	7.4	$21.8
Options unvested as of March 31, 2020	3,289,880	$17.81	9.1	$21.6

          Total stock-based compensation expenses resulting from stock options granted to employees included in the consolidated statements of operations and comprehensive loss for the three months ended March 31, 2019 and 2020 were $0.4 million and $2.2 million, respectively.

          The unrecognized expense on options granted to employees outstanding at March 31, 2020 was $28.7 million, with a remaining weighted average vesting period of 1.5 years.

LEMONADE, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Stock-based Compensation (Continued)

Stock-based compensation expense

          Stock-based compensation expense was classified in the consolidated statements of operations and comprehensive loss as follows ($ in millions):

	Three Months Ended March 31,
	2019	2020
Other insurance expense	$0.1	$0.2
Sales and marketing	0.1	0.7
Technology development	—	0.6
General and administrative	0.2	0.7

Total stock-based compensation expense	$0.4	$2.2

          In 2016 and 2017, the Company entered into stock purchase agreements with two executive employees where in lieu of cash payment for the stock, promissory notes were issued totaling $1.5 million and bearing a weighted average interest of 1.9% per annum, payable to the Company. These notes are secured by the underlying stock purchased and such unvested stock can be repurchased by the Company upon termination of each executive's employment at the original issuance price.

          Because the Company only has partial recourse under the promissory notes, the Company deemed the purchase of the stock to be non-substantive. As such, the note receivable is not reflected in the consolidated financial statements and the related stock transaction will be recorded at the time the note receivable is settled in cash. In accordance with ASC 718, the purchases were treated as exercises of stock options with the fair value recognized over the requisite service period through a charge to compensation cost. The maturity date of the promissory notes reflects the legal term of the stock option for purposes of valuing the award. Total stock-based compensation expenses resulting from stock options granted to the executives in the consolidated statements of operations and comprehensive loss for the three months ended March 31, 2019 and 2020 was less than $0.1 million in each period.

          The unrecognized expense on options granted to these executives outstanding at March 31, 2020 was $0.2 million, with a remaining weighted average vesting period of 1.1 years. As of December 31, 2019 and March 31, 2020, 513,537 shares were restricted under the stock purchase agreements.

          In June 2020, the Company received $1.3 million in cash from the two executives in full settlement of the outstanding promissory notes, including principal and accrued and unpaid interest (Note 17).

12. Income Taxes

Effective tax rates

          The consolidated effective tax rate for the three months ended March 31, 2019 and 2020, was (0.5%) and (0.8%), respectively. The change in effective tax rate over the two periods was

LEMONADE, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Income Taxes (Continued)

predominantly reflective of the change in profit before tax of the Israel entity. The Company believes that as of March 31, 2020, it had no material uncertain tax positions. Interest and penalties related to unrecognized tax expenses (benefits) are recognized in income tax expense, when applicable.

          There were no material liabilities for interest and penalties accrued as of March 31, 2020.

          On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act ("CARES Act") was signed into law in the U.S. to provide certain relief as a result of the COVID-19 pandemic. In addition, governments around the world have enacted or implemented various forms of tax relief measures in response to the economic conditions in the wake of COVID-19. As of March 31, 2020, the Company has determined that neither the CARES Act nor changes to income tax laws or regulations in other jurisdictions had a significant impact on our effective tax rate.

13. Net Loss per Share and Unaudited Pro Forma Net Loss per Share

Net loss per share

          Basic and diluted net loss per share attributable to common stockholders was calculated as follows:

	Three Months Ended March 31,
	2019	2020
Numerator:
Net loss attributable to common stockholders ($ in millions)	$(21.6)	$(36.5)

Denominator:
Weighted average common shares outstanding — basic and diluted	10,983,858	11,542,042

Net loss per share attributable to common stockholders — basic and diluted	$(1.97)	$(3.16)

          The Company's potentially dilutive securities, which include stock options, preferred stock and warrants to purchase shares of preferred stock, have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded the following potential common shares, presented based on amounts outstanding at each period end,

LEMONADE, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Net Loss per Share and Unaudited Pro Forma Net Loss per Share (Continued)

from the computation of diluted net loss per share attributable to common stockholders for the periods indicated because including them would have had an anti-dilutive effect:

	As of March 31,
	2019	2020
Options to purchase common stock	2,258,625	4,349,270
Convertible preferred stock (as converted to common stock)	24,449,177	31,557,107

	26,707,802	35,906,377

          In addition to the potentially dilutive securities noted above, in 2016 and 2017 the Company entered into stock purchase agreements with executive employees where in lieu of cash payment for the stock, promissory notes were issued (see Note 11). The Company determined the purchase of the stock to be non-substantive, and as such, the shares subject to the promissory notes will not be deemed outstanding until such time as the promissory notes have been repaid. Accordingly, the Company has excluded these restricted shares from the table above and the calculation of basic and diluted net loss per share for the three months ended March 31, 2019 and 2020.

Unaudited pro forma net loss per share attributable to common stockholders

          The unaudited pro forma basic and diluted net loss per share attributable to common stockholders for the three months ended March 31, 2020 has been prepared to give effect to adjustments arising upon the completion of the proposed IPO. The unaudited pro forma net loss attributable to common stockholders used in the calculation of unaudited pro forma basic and diluted net loss per share attributable to common stockholders gives effect, upon the proposed IPO, to (i) the conversion of shares of preferred stock into shares of common stock as if the proposed IPO had occurred on the later of January 1, 2020 or the issuance date of the preferred stock, and (ii) the Settlement of Executive Promissory Notes as if it had occurred on January 1, 2019.

LEMONADE, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Net Loss per Share and Unaudited Pro Forma Net Loss per Share (Continued)

          Unaudited pro forma basic and diluted net loss per share attributable to common stockholders was calculated as follows:

Three Months Ended March 31, 2020
(unaudited)
Numerator:
Pro forma net loss attributable to common stockholders ($ in millions)	$(36.5)
Denominator:
Weighted average common shares outstanding — basic and diluted	11,542,042
Pro forma adjustment to reflect automatic conversion of convertible preferred stock into common stock upon the closing of the proposed IPO	31,557,107
Pro forma adjustment to reflect common shares outstanding upon Settlement of Executive Promissory Notes	513,537
Pro forma weighted average common shares outstanding — basic and diluted	43,612,686
Pro forma net loss per share attributable to common stockholders — basic and diluted	$(0.84)

14. Related Party Transactions

          The Company uses the services of a travel agency owned by a relative of one of the Company's key stockholders. The Company incurred travel related expenses of less than $0.1 million in each of the three months ended March 31, 2019 and 2020, in connection with these services.

          The Company has leased office space in the United States and The Netherlands from an affiliate. Rental expense recorded for each of the three months ended March 31, 2019 and 2020 was less than $0.1 million.

          The Company's Chief Executive Officer and the Company's President and Chief Operating Officer, both of whom are also members of the Company's board of directors, are the two sole members of the board of directors of the Lemonade Foundation. During the three months ended March 31, 2020, the Company made a contribution to the Lemonade Foundation of 500,000 shares of common stock with a fair market value of $24.36 per share (see Note 10). The Company recorded $12.2 million of non-cash expense within general and administrative expense in connection with this contribution. As of March 31, 2020, the Company had a receivable of $0.1 million from the Lemonade Foundation in connection with certain expenses paid for by the Company.

LEMONADE, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Commitments and Contingent Liabilities

Litigation

          The Company is occasionally a party to routine claims or litigation incidental to its business. The Company does not believe that it is a party to any pending legal proceeding that is likely to have a material adverse effect on its business, financial condition or results of operations.

Lease commitments

          The Company and its subsidiaries lease their facilities under various operating lease agreements. The Company's headquarters in New York is under a lease that expires in November 2022. The Company's Israel based operations occupy offices with lease expiration dates that extend through January 2023. On March 18, 2019, the Company entered into a lease agreement to lease office space in Scottsdale, Arizona that expires in November 2024.

          Aggregate minimum rental commitments under non-cancelable leases at March 31, 2020 are as follows ($ in millions):

2020 (remaining nine months)	$2.6
2021	3.3
2022	2.9
2023	0.3
2024 and thereafter	0.3

$9.4

          Expenses for lease of facilities for the three months ended March 31, 2019 and 2020 were approximately $0.5 million and $0.9 million, respectively.

Charges and guarantees

          As of December 31, 2019 and March 31, 2020, the Company provided guarantees in an aggregate amount of $0.6 million with respect to office leases.

LEMONADE, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Geographical Breakdown of Gross Written Premium

          The Company has a single reportable segment and other insurance coverage under a single line of business, homeowners multi-peril. Gross written premium by jurisdiction are as follows ($ in millions):

	Three Months Ended March 31,
	2019		2020
Jurisdiction	Amount	% of GWP	Amount	% of GWP
California	$4.9	25.4%	$9.4	24.7%
Texas	5.3	27.5%	8.8	23.1%
New York	2.9	15.0%	4.9	12.9%
Georgia	1.0	5.2%	2.1	5.5%
Illinois	0.8	4.1%	1.6	4.2%
New Jersey	0.9	4.7%	1.5	3.9%
Michigan	0.5	2.6%	1.0	2.6%
Ohio	0.6	3.1%	1.0	2.6%
Arizona	0.4	2.1%	0.8	2.1%
Oregon	0.2	1.0%	0.8	2.1%
All other	1.8	9.3%	6.2	16.3%

	$19.3	100.0%	$38.1	100.0%

17. Subsequent Events

          In June 2020, the Company received $1.3 million in cash from two executives in full settlement of outstanding promissory notes in connection with stock purchase agreements (Note 11).

We’re changing insurance.
Starting with everything.

PART II.
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

          The following table sets forth all the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale of the shares of common stock being registered hereby. Except as otherwise noted, the registrant will pay all of the costs and expenses set forth in the following table. All amounts shown below are estimates, except the SEC registration fee, the FINRA filing fee and the stock exchange listing fee:

Amount

SEC registration fee	$42,692
FINRA filing fee	49,835
NYSE listing fee	150,000
Printing and engraving expenses	613,000
Legal fees and expenses	2,000,000
Accounting fees and expenses	2,200,000
Transfer agent and registrar fees	4,500
Miscellaneous expenses	500,000

Total	$5,560,027

*
To be filed by amendment

Item 14.    Indemnification of Directors and Officers

          Lemonade, Inc. is incorporated under the laws of the state of Delaware. Section 102 of the Delaware General Corporation Law, as amended (the "DGCL"), allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. The registrant's amended and restated certificate of incorporation contains a provision which eliminates directors' personal liability as set forth above.

          The registrant's amended and restated certificate of incorporation and amended and restated bylaws provide in effect that the registrant shall indemnify its directors and officers to the extent permitted by the Delaware law. Section 145 of the DGCL provides that a Delaware corporation has the power to indemnify its directors, officers, employees, and agents in certain circumstances.

          Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director, officer, employee or agent had no reasonable cause to believe that his or her conduct was unlawful.

          Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

          Section 145 further provides that to the extent that a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the party seeking indemnification may be entitled; that the corporation is empowered to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145; and that, unless indemnification is ordered by a court, the determination that indemnification under subsections (a) and (b) of Section 145 is proper because the director, officer, employee or agent has met the applicable standard of conduct under such subsections shall be made by (1) a majority vote of the directors who are not parties to such action, suit or proceeding (or a committee of such directors designated by majority vote of such directors), even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

          The right to indemnification conferred by the registrant's amended and restated certificate of incorporation and amended and restated bylaws also includes the right to be paid the expenses (including attorneys' fees) incurred by a present or former director or officer in defending any civil, criminal, administrative, or investigative action, suit, or proceeding in advance of its final disposition, provided, however, that if Delaware law requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer shall be made only upon delivery to the registrant of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under the registrant's amended and restated certificate of incorporation, amended and restated bylaws, or otherwise.

          In addition, the registrant intends to enter into indemnification agreements with each of its directors and certain of its officers, a form of which will be filed as an exhibit to a pre-effective amendment to this Registration Statement. These agreements require the registrant to indemnify such persons to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the registrant, and to advance expenses incurred as a result of any action, suit, or proceeding against them as to which they could be indemnified.

          The registrant has in effect insurance policies for general officers' and directors' liability insurance covering all of its officers and directors.

Item 15.    Recent Sales of Unregistered Securities

          In the preceding three years, the registrant has sold and issued the following securities that were not registered under the Securities Act:

Preferred Stock Issuances

          In 2018, we sold an aggregate of 8,703,846 shares of our Series C Preferred Stock to 12 accredited investors at a purchase price of $13.80 per share, for an aggregate purchase price of $120.1 million.

          In 2019, we entered into the Series D SPA for the sale of up to 7,107,930 shares of our Series D Preferred Stock with seven accredited investors at a purchase price of $42.21 per share, for an aggregate purchase price of $300.0 million. The initial closing of the Series D funding round was completed on June 26, 2019. The second closing of the Series D funding round was completed on September 9, 2019.

Options Issuances

          In the three years preceding the date of this registration statement, we granted to our directors, officers, and employees options to purchase an aggregate of 4,449,830 shares of our common stock under the 2015 Plan at exercise prices ranging from approximately $2.65 to $24.47 per share.

          The issuances of the securities in the transactions described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act and/or Rules 506 and 701 promulgated thereunder. The securities were issued directly by the registrant and did not involve a public offering or general solicitation. The recipients of such securities represented their intentions to acquire the securities for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof.

Item 16.    Exhibits and Financial Statement Schedules

          The exhibits filed herewith are set forth on the Index to Exhibits filed as a part of this Registration Statement beginning on page II-5 hereof.

Item 17.    Undertakings

          The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          The undersigned registrant hereby undertakes that:

            (1)     For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

            (2)     For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)     For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                  (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act;

                 (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

                (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

                (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

 INDEX TO EXHIBITS

Exhibit No.		Exhibit Description

1.1	**	Form of Underwriting Agreement.
3.1	**	Amended and Restated Certificate of Incorporation of Lemonade, Inc., as amended to date and as currently in effect.
3.2	**	Form of Restated Certificate of Incorporation of Lemonade, Inc., to be effective immediately prior to the completion of this offering.
3.3	**	Amended and Restated Bylaws of Lemonade, Inc., as amended to date and as currently in effect.
3.4	**	Form of Restated Bylaws of Lemonade, Inc., to be effective immediately prior to the completion of this offering.
4.1	**	Specimen Common Stock Certificate of Lemonade, Inc.
4.2	**	Amended and Restated Investors' Rights Agreement by and between Lemonade, Inc. and certain security holders of Lemonade, Inc., dated June 26, 2019.
4.3	**	Amended and Restated Voting Agreement by and between Lemonade, Inc. and certain security holders of Lemonade, Inc., dated June 26, 2019.
5.1	**	Opinion of Latham & Watkins LLP.
10.1	#**
Whole Account Quota Share Reinsurance Contract issued to Lemonade Insurance Company and Lemonade Insurance N.V. by the Subscribing Reinsurers Tokio Marine & Nichido Fire Insurance Co. Ltd. and Mapfre Re (Spain), dated May 12, 2020.
10.2	**	Form of Indemnification Agreement between Lemonade, Inc. and each of its directors and executive officers.
10.3	+**	Employment Agreement, by and between Daniel Schreiber and Lemonade Ltd., dated July 1, 2015; as amended on July 29, 2015.
10.4	+**	Employment Agreement, by and between Shai Wininger and Lemonade Ltd., dated July 1, 2015; as amended on July 29, 2015.
10.5	+**	Employment Agreement, by and between John Peters and Lemonade, Inc., dated October 3, 2016.
10.6	+**	Offer Letter, by and between Tim Bixby and Lemonade, Inc., dated May 25, 2017.
10.7	+**	Offer Letter, by and between Jorge Espinel and Lemonade, Inc., dated August 26, 2018.
10.8	+**	Amended and Restated 2015 Incentive Share Option Plan.
10.9	+**	Lemonade, Inc. 2020 Incentive Award Plan.
10.10	**	Stock Purchase Agreement, by and between Tim Bixby and Lemonade, Inc., dated June 1, 2017.
10.11	**	Stock Purchase Agreement, by and between John Peters and Lemonade, Inc., dated March 8, 2017.
10.12	**	Stock Purchase Agreement, by and between John Peters and Lemonade, Inc., dated October 3, 2016.
10.13	**	AWS Customer Agreement, by and between Amazon Web Services, Inc. and Lemonade, Inc.

10.14	#**	Whole Account Quota Share Reinsurance Contract issued to Lemonade Insurance Company and Lemonade Insurance N.V. by the Subscribing Reinsurer Hannover Ruck SE, dated April 4, 2020.
10.15	#**
Property Per Risk Excess of Loss Reinsurance Contract issued to Lemonade Insurance Company and Lemonade Insurance N.V. by the Subscribing Reinsurers Aspen Insurance UK Limited, AXIS Reinsurance Company, Hannover Ruck SE, Lloyd's Underwriter Syndicate No. 1084 CSL, Lloyd's Underwriter Syndicate No. 2001 AML, Lloyd's Underwriter Syndicate No. 2791 MAP, Lloyd's Underwriter Syndicate No. 4000 HAM and Swiss Re, dated June 12, 2020.
10.16	#**	Automatic Facultative Property Per Risk Excess of Loss Reinsurance Contract issued to Lemonade Insurance Company by the Subscribing Reinsurer Arch Reinsurance Company, dated June 12, 2020.
10.17	#**
Whole Account Quota Share Reinsurance Contract issued to Lemonade Insurance Company and Lemonade Insurance N.V. by the Subscribing Reinsurers Arch Re (Bermuda), Lloyd's Underwriter Syndicate No. 1084 CSL and Swiss Re America (US), dated May 13, 2020.
10.18	#**	Whole Account Quota Share Reinsurance Contract issued to Lemonade Insurance Company and Lemonade Insurance N.V. by the Subscribing Reinsurer AXA XL (Catlin Re Switzerland), dated February 28, 2020.
10.19	+**	Non-Employee Director Compensation Policy.
10.20	+**	Lemonade, Inc. 2020 Employee Stock Purchase Plan
10.21	+**	Form of Severance Agreement (U.S.).
10.22	+**	Form of Severance Agreement (Israel).
10.23	+**	Amended and Restated Employment Agreement, by and between Daniel Schreiber and Lemonade Ltd.
10.24	+**	Amended and Restated Employment Agreement, by and between Shai Wininger and Lemonade Ltd.
10.25	+**	Amended and Restated Employment Agreement, by and between John Peters and Lemonade, Inc.
21.1	**	List of Subsidiaries of Lemonade, Inc.
23.1		Consent of Ernst & Young LLP.
23.2	**	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24.1	**	Power of Attorney (included in signature page).

+
Denotes management contract or compensatory plan or arrangement.

*
To be filed by amendment.

**
Previously filed.

#
Certain portions of this exhibit (indicated by "[***]") have been omitted pursuant to Regulation S-K, Item (601)(b)(10).

 SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on this 25th day of June, 2020.

Lemonade, Inc.
By:	/s/ Daniel Schreiber Name: Daniel Schreiber Title: Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel Schreiber Daniel Schreiber	Chief Executive Officer (Principal Executive Officer) and Director	June 25, 2020
/s/ Tim Bixby Tim Bixby	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 25, 2020
* Shai Wininger	President, Chief Operating Officer, Secretary and Director	June 25, 2020
* Joel Cutler	Director	June 25, 2020
* Michael Eisenberg	Director	June 25, 2020
* G. Thompson Hutton	Director	June 25, 2020
* Mwashuma Nyatta	Director	June 25, 2020

Signature		Title	Date

* Haim Sadger		Director	June 25, 2020
* Caryn Seidman-Becker		Director	June 25, 2020
*By:	/s/ Tim Bixby Tim Bixby Attorney-in-Fact